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EXHIBIT (a)-(1)

Trina Solar Limited

                , 2016

Shareholders of Trina Solar Limited

Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

        You are cordially invited to attend an extraordinary general meeting of shareholders of Trina Solar Limited (the "Company") to be held on                , 2016 at                a.m. (Hong Kong Time). The meeting will be held at            . The attached notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be considered and voted upon at the extraordinary general meeting, including at any adjournment thereof.

        At the extraordinary general meeting you will be asked to consider and vote upon a proposal to authorize and approve the agreement and plan of merger dated August 1, 2016, (the "merger agreement"), among the Company, Fortune Solar Holdings Limited ("Parent") and Red Viburnum Company Limited ("Merger Sub"), the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands, substantially in the form attached as Exhibit A to the merger agreement (the "plan of merger") and the transactions contemplated by the merger agreement, including the merger (the "merger"). Copies of the merger agreement and the plan of merger are attached as Annex A to the accompanying proxy statement.

        Under the terms of the merger agreement, Merger Sub, a Cayman Islands company wholly-owned by Parent, will be merged with and into the Company, with the Company continuing as the surviving company resulting from the merger. Merger Sub is a Cayman Islands company formed solely for purposes of the merger. Parent is a Cayman Islands company, which, at the effective time of the merger, will be wholly beneficially owned by (a) Mr. Jifan Gao, chairman and chief executive officer of the Company (the "Chairman"); (b) Jiangsu Panji Investment Co., Ltd., a limited liability company organized under the laws of People's Republic of China; (c) Shanghai Xingsheng Equity Investment & Management Co., Ltd., a limited liability company organized under the laws of People's Republic of China; (d) Shanghai Xingjing Investment Management Co., Ltd., a limited liability company organized under the laws of People's Republic of China; (e) Great Zhongou Asset Management (Shanghai) Co., Ltd., a limited liability company organized under the laws of People's Republic of China; (f) Tibet Great Zhongou New Energy Investment Co., Ltd., a limited liability company organized under the laws of People's Republic of China; and (g) Liuan Xinshi Asset Management Co., Ltd., a limited liability company organized under the laws of People's Republic of China. Filing persons (a) through (g), together with Parent, Merger Sub, Ms. Chunyan Wu, a citizen of the People's Republic of China, the spouse of the Chairman and Wonder World Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands, are collectively referred to herein as the "Buyer Group." If the merger is completed, the Company will continue its operations as a privately held company and will be wholly-owned by Parent and, as the result of the merger, the American depositary shares ("ADSs"), each representing 50 ordinary shares of the Company, par value $0.00001 per share (the "Shares"), will no longer be listed on the New York Stock Exchange ("NYSE") and the American depositary shares program for Shares will terminate.

        If the merger is completed, at the effective time of the merger, each outstanding Share (including Shares represented by ADSs), other than (a) Shares (including Shares represented by ADSs) beneficially owned by the Chairman, Ms. Chunyan Wu and Wonder World Limited (the "Rollover Securityholders", and such Shares being the "Rollover Securities"), (b) Shares (including Shares represented by ADSs) owned by Parent, Merger Sub or the Company (as treasury shares, if any), or by any direct or indirect wholly-owned subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the effective time of the merger, (c) Shares (including Shares represented by ADSs) reserved (but not yet allocated) by the Company for settlement upon exercise of Company share awards (each a "Company Share Award") issued by the Company under any Company Share Plan (as defined below), and (d) Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenters' rights under the Cayman Islands Companies Law (the "Dissenting Shares") (Shares described under (a) through (d) above are collectively referred to herein as the "Excluded Shares"), will be cancelled in exchange for the right to receive $0.232 in cash without interest, and for the avoidance of doubt, because each ADS represents 50 Shares, each issued and outstanding ADS (other than any ADS representing Excluded Shares) will represent the right to surrender the ADS in exchange for $11.60 in cash per ADS without interest (less $0.05 per ADS cancellation fees and (if applicable) up to $0.02 per ADS depositary services fee pursuant to the terms of the deposit agreement (the "deposit agreement"), dated December 2, 2008, by and among the Company, The Bank of New York Mellon, (the "ADS depositary") and the holders and beneficial owners of ADSs issued thereunder), in each case, net of any applicable withholding taxes. The Excluded Shares other than Dissenting Shares will be cancelled for no consideration. The Dissenting Shares will be cancelled for their fair value as determined in accordance with the Cayman Islands Companies Law.

        At the effective time of the merger, (i) each option to purchase Shares granted under the Company's Amended and Restated Share Incentive Plan, effective as of August 28, 2014 (the "Company Share Plan") that is issued and outstanding immediately prior to the effective time and shall have become vested on or prior to the effective time will be cancelled in exchange for the right to receive, as soon as practicable (and in any event no more than five business days) after the effective time, an amount equal to the product of (a) the excess of $0.232 over the exercise price payable per Share under such option, if any, in cash, without interest and net of any applicable withholding taxes multiplied by (b) the total number of Shares issuable under such option immediately prior to the effective time, (ii) each option to purchase Shares granted under the Company Share Plan that is issued and outstanding immediately prior to the effective time and shall not have become vested on or prior to the effective time will be cancelled in exchange for the right to receive a restricted cash award subject to the same vesting conditions and schedules applicable to such option, in an amount equal to the product of (a) the excess of $0.232 over the exercise price payable per Share under such option, if any, in cash, without interest and net of any applicable withholding taxes multiplied by (b) the total number of Shares issuable under such option immediately prior to the effective time, and (iii) each restricted share awarded under the Company Share Plan immediately prior to the effective time will be cancelled in exchange for the right to receive a restricted cash award subject to the same vesting conditions and schedules applicable to such restricted share, in an amount equal to the product of (a) $0.232 and (b) the total number of Shares underlying such restricted share, without interest and net of any applicable withholding taxes.

        Under the terms of the rollover and support agreement entered into by and among Parent and the Rollover Securityholders (the "Rollover and Support Agreement") concurrently with the consummation of the merger, (i) the Rollover Securities shall be cancelled for no consideration; (ii) the Rollover Securityholders shall subscribe for the number of newly issued ordinary shares of Parent as set forth in the Rollover and Support Agreement; and (iii) the Rollover Securityholders shall vote the Rollover Securities in favor of the merger, in each case, upon the terms and conditions set forth therein.

        A special committee of the board of directors of the Company, consisting of directors who are independent of and unaffiliated with any of the management members of the Company, the Rollover Securityholders, Parent, Merger Sub or their affiliates and are not employees of the Company or any of its subsidiaries and consolidated affiliates, reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including the merger. The special committee unanimously (a) determined that the merger agreement is fair to, and in the best interests of, the Company and its unaffiliated security holders, (b) declared it advisable to enter into the merger agreement, (c) recommended that the board of directors of the Company approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and (d) recommended that the board of directors of the Company direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the board of directors that the shareholders of the Company authorize and approve by way of a special resolution the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger.

        On August 1, 2016, the board of directors of the Company (with the Chairman abstaining), after carefully considering all relevant factors, including the unanimous determination and recommendation of the special committee, (a) determined that it is fair to and in the best interests of the Company and its unaffiliated security holders, and declared it advisable, to enter into the merger agreement, (b) authorized and approved the execution, delivery and performance of the merger agreement, the plan of merger and the consummation of the transactions contemplated by the merger agreement, including the merger, and (c) resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company.

        After careful consideration and upon the unanimous recommendation of the special committee of the board of directors of the Company, composed solely of directors unrelated to any of the management members of the Company, the Rollover Securityholders, Parent or Merger Sub, the Company's board of directors (with the Chairman abstaining) authorized and approved the merger agreement and recommends that you vote FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger and the amendment and restatement of the memorandum and articles of association of the Company in the form attached as Annex B to the plan of merger pursuant to the merger and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution to be proposed at the extraordinary general meeting.

        The accompanying proxy statement provides detailed information about the merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the Securities and Exchange Commission, referred to herein as the "SEC," which are available for free at the SEC's website www.sec.gov.

        Regardless of the number of Shares you own, your vote is very important. In order for the merger to be completed, the merger agreement, the plan of merger and the merger must be authorized and approved by a special resolution of the Company passed by an affirmative vote of such shareholders representing two-thirds or more of the Shares (including Shares represented by ADSs) present and voting in person or by proxy as a single class at the extraordinary general meeting of the shareholders of the Company. As of the date of this proxy statement, the Rollover Securityholders beneficially own [256,867,986] Shares, representing approximately [5.5]% of the issued and outstanding Shares entitled to vote (excluding Shares that the applicable Rollover Securityholders will have the right to purchase upon the exercise of Company Share Awards and restricted shares). Pursuant to the terms of Rollover and Support Agreement, these Shares will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. Assuming compliance with the voting obligations under the Rollover and Support Agreement and based on the number of Shares expected to be outstanding on the record date, approximately [2,837,525,387] Shares, representing approximately [61.2]% of the total outstanding Shares entitled to vote, owned by the remaining shareholders must be voted in favor of the proposal in order for the merger to be approved, assuming all remaining shareholders will be present and voting in person or by proxy at the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, please complete the enclosed proxy card, in accordance with the instructions set forth on your proxy card, as promptly as possible. The deadline to lodge your proxy card is,                , 2016 at             a.m. (Hong Kong Time). Each

shareholder has one vote for each Share held as of the close of business in the Cayman Islands on                , 2016.

        Voting at the extraordinary general meeting will take place by poll voting, as the Chairman has undertaken to demand poll voting at the meeting.

        As the registered holder of the Shares represented by ADSs, the ADS depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs at the close of business in New York City on                , 2016, the ADS record date. The ADS depositary must receive such instructions no later than 5:00 p.m. (New York City Time) on                , 2016. Pursuant to the deposit agreement, if the ADS depositary does not receive your instruction by that cut-off time, it may deem you have instructed it to vote and it may vote the Shares underlying your ADSs in favor of the plan of merger.

        Holders of ADSs will not be able to attend the extraordinary general meeting unless they cancel their ADSs and become registered holders of Shares prior to the close of business in the Cayman Islands on                , 2016, the Share record date. ADS holders who wish to cancel their ADSs need to make arrangements to deliver the ADSs to the ADS depositary for cancellation before the close of business in New York City on                , 2016 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of the Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes, and (c) a certification that the ADS holder either (i) held the ADSs as of the applicable ADS record date for the extraordinary general meeting and has not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled, or has given voting instructions to the ADS depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not hold the ADSs as of the applicable ADS record date for the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder).

        If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention. If the merger is not completed, the Company would continue to be a public company in the U.S. and the Company's ADSs would continue to be listed on the NYSE. The Company's Shares are not listed and cannot be traded on any stock exchange other than the NYSE, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company's American depositary shares program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the deposit agreement, including, among other things, payment of relevant fees of the ADS depositary for the issuance of ADSs (up to $0.05 per ADS issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the deposit agreement.

        Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the registered holder a proxy issued in your name.

        Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote to approve the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands

Companies Law for the exercise of dissenters' rights, which is attached as Annex C to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenters' rights with respect to your Shares.

        ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS' RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS' RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON                , 2016, AND BECOME REGISTERED HOLDERS OF SHARES PRIOR TO                , 2016. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS' RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE U.S. AND THE ADSs WOULD CONTINUE TO BE LISTED ON THE NYSE. THE COMPANY'S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NYSE, AND IN SUCH CASE ONLY IN THE FORM OF ADSs.

        AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS OR HER ADSs TO EXERCISE DISSENTERS' RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS OR HER SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS OR HER SHARES INTO THE AMERICAN DEPOSITARY SHARES PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (UP TO $0.05 PER ADS ISSUED) AND ANY APPLICABLE STOCK TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

        Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

        If you have any questions or need assistance in voting your Shares or ADSs, you can contact Trina Solar Limited at (+86) 519 8548 2008 or at ir@trinasolar.com.

v

        Thank you for your cooperation and continued support.

Sincerely,	Sincerely,
On behalf of the Special Committee	Chairman of the Board

        The proxy statement is dated                , 2016, and is first being mailed to the shareholders on or about                , 2016.

Trina Solar Limited
NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON
                    , 2016

Dear Shareholder:

        Notice is hereby given that an extraordinary general meeting of the shareholders of Trina Solar Limited (the "Company") will be held on                    , 2016 at          a.m. (Hong Kong Time) at                .

        Only registered holders of ordinary shares, par value $0.00001 per share, of the Company (the "Shares") at the close of business in the Cayman Islands on                    , 2016 or their proxy holders are entitled to vote at this extraordinary general meeting or any adjournment thereof. At the meeting, you will be asked to consider and vote upon the following resolutions:

        as a special resolution:

        THAT the agreement and plan of merger dated August 1, 2016, (the "merger agreement"), among the Company, Fortune Solar Holdings Limited ("Parent") and Red Viburnum Company Limited ("Merger Sub") (such merger agreement being in the form attached to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the "plan of merger") among Merger Sub and the Company required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the merger (such plan of merger being substantially in the form attached to the merger agreement and which will be produced and made available for inspection at the extraordinary general meeting) and any and all transactions contemplated thereby, including the merger (the "merger") and the amendment and restatement of the memorandum and articles of association of the Company in the form attached as Annex B to the plan of merger pursuant to the merger, be and are hereby authorized and approved; and

        if necessary, as an ordinary resolution:

        THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolution to be proposed at the extraordinary general meeting.

        A list of the ordinary shareholders of the Company will be available at its principal executive offices at No. 2 Tian He Road, Electronics Park, New District, Changzhou, Jiangsu 213031, the People's Republic of China, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

        If you own American depositary shares, each representing 50 Shares ("ADSs"), you cannot vote at the extraordinary general meeting directly, but you may instruct The Bank of New York Mellon, (the "ADS depositary") (as the registered holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs. The ADS depositary must receive such instructions no later than 5:00 p.m. (New York City Time) on                    , 2016 in order to vote the underlying Shares at the extraordinary general meeting. Pursuant to terms of the deposit agreement (the "deposit agreement"), dated December 2, 2008, by and among the Company, the ADS depositary and the holders and beneficial owners of ADSs issued thereunder, the ADS depositary will not vote or attempt to exercise the right to vote any Shares other than in accordance with those instructions or deemed instructions. Alternatively, you may vote directly at the extraordinary general meeting if you surrender your ADSs to the ADS depositary, pay the ADS depositary's fees required for the cancellation of the ADSs, provide instructions for the registration of the corresponding Shares, and certify that you have not given, and will not give, voting instructions as to the ADSs (or alternatively, you will not vote the Shares) before the close of business in New York City on                     , 2016, and become a registered holder of Shares by the close of business in the Cayman

Islands on                     , 2016. In addition, if you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote at the extraordinary general meeting.

        After careful consideration and upon the unanimous recommendation of the special committee of the board of directors of the Company, composed solely of directors unrelated to any of the management members of the Company, the Rollover Securityholders, Parent or Merger Sub, the Company's board of directors (with the Chairman abstaining) authorized and approved the merger agreement and recommends that you vote FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger and the amendment and restatement of the memorandum and articles of association of the Company in the form attached as Annex B to the plan of merger pursuant to the merger and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution to be proposed at the extraordinary general meeting.

        In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger must be authorized and approved by a special resolution of the Company passed by an affirmative vote of such shareholders representing two-thirds or more of the Shares (including Shares represented by ADSs) present and voting in person or by proxy as a single class at the extraordinary general meeting of the shareholders of the Company.

        As of the date of this proxy statement, Mr. Jifan Gao (the "Chairman"), Ms. Chunyan Wu and Wonder World Limited (the "Rollover Securityholders") beneficially own [256,867,986] Shares in aggregate, representing approximately [5.5]% of the issued and outstanding Shares entitled to vote (excluding Shares that the applicable Rollover Securityholders will have the right to purchase upon the exercise of Company Share Awards and restricted shares). Pursuant to the terms of a rollover and support agreement dated August 1, 2016, by and among Parent and the Rollover Securityholders (the "Rollover and Support Agreement"), these Shares will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. Assuming compliance with the voting obligations under the Rollover and Support Agreement and based on the number of Shares expected to be outstanding on the record date, approximately [2,837,525,387] Shares, representing approximately [61.2]% of the total outstanding Shares entitled to vote, owned by the remaining shareholders must be voted in favor of the proposal in order for the merger to be approved, assuming all remaining shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

        Regardless of the number of Shares that you own, your vote is very important. Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy card in accordance with the instructions set forth on the proxy card as promptly as possible. You should simply indicate on your proxy card how you want to vote, sign and date the proxy card, and mail the proxy card in the enclosed return envelope as soon as possible to ensure that it will be received by the Company no later than                    , 2016 at         a.m. (Hong Kong Time), which is the deadline to lodge your proxy card. The proxy card is the "instrument appointing a proxy" as referred to in the Company's articles of association. Voting at the extraordinary general meeting will take place by poll voting, as the Chairman of the Company's board of directors has undertaken to demand poll voting at the meeting. Each shareholder has one vote for each Share held as of the close of business in the Cayman Islands on                    , 2016.

        Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the registered holder a proxy issued in your name.

        If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted.

        If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on each such proxy card.

        Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote to approve the merger is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters' rights, which is attached as Annex C to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenters' rights with respect to your Shares.

        ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS' RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS' RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON                     , 2016, AND BECOME REGISTERED HOLDERS OF SHARES PRIOR TO                    , 2016. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS' RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW.

        PLEASE DO NOT SEND YOUR SHARE CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES.

        If you have any questions or need assistance voting your Shares, you can contact Trina Solar Limited at (+86) 519 8548 2008 or at ir@trinasolar.com.

        The merger agreement, the plan of merger and the merger are described in the accompanying proxy statement. A copy of the merger agreement and a form of the plan of merger are included as Annex A to the accompanying proxy statement. We urge you to read the entire proxy statement carefully.

        Notes:

  1.
  In the case of joint holders, the vote of the senior holder who tenders a vote whether in person or by proxy will be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority will be determined by the order in which the names stand in the register of members of the Company.

  2.
  The instrument appointing a proxy must be in writing under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or, attorney or other person duly authorized in writing.

  3.
  A proxy need not be a member (registered shareholder) of the Company.

  4.
  A proxy card that is not deposited in the manner permitted shall be invalid.

  5.
  Votes given in accordance with the terms of a proxy card shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed provided that no intimation in writing of such death, insanity or revocation was received by the Company at No. 2 Tian He Road, Electronics Park, New District, Changzhou, Jiangsu 213031, the People's Republic of China at least two hours before the commencement of the extraordinary general meeting, or adjourned meeting at which such proxy is sought to be used.

BY ORDER OF THE BOARD OF DIRECTORS,

Director
, 2016

Registered Office:
Codan Trust Company (Cayman) Limited
Cricket Square, Hutchins Drive
P.O. Box 2681
Grand Cayman, KY1-1111
Cayman Islands

Principal Executive Office Address:
Trina Solar Limited
No. 2 Tian He Road
Electronics Park, New District
Changzhou, Jiangsu 213031
People's Republic of China

x

PROXY STATEMENT
Dated                    , 2016
SUMMARY VOTING INSTRUCTIONS

        Ensure that your shares of Trina Solar Limited can be voted at the extraordinary general meeting by submitting your proxy or contacting your broker, bank or other nominee.

        If your shares are registered in the name of a broker, bank or other nominee:    check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares are voted at the extraordinary general meeting.

        If your shares are registered in your name:    submit your proxy as soon as possible (but in any event prior to                    , 2016) by signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope, which is also attached as Annex H to the accompanying proxy statement, so that your shares can be voted at the extraordinary general meeting in accordance with your instruction.

        If you submit your proxy card without indicating how you wish to vote, the shares represented by your proxy will be voted in favor of the resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case the shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.

If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy material, please contact the Company at (+86) 519 8548 2008 or email to ir@trinasolar.com.

SUMMARY TERM SHEET

        This "Summary Term Sheet," together with the "Questions and Answers about the Extraordinary General Meeting and the Merger," highlights selected information contained in this proxy statement regarding the merger and may not contain all of the information that may be important to your consideration of the merger. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in "Where You Can Find More Information" beginning on page 116. In this proxy statement, the terms "we," "us," "our," and the "Company" refer to Trina Solar Limited, its subsidiaries and its consolidated affiliates. All references to "dollars" and "$" in this proxy statement are to U.S. dollars.

The Parties Involved in the Merger

The Company

        We are a large-scale integrated solar power products manufacturer and solar system developer based in China with a global distribution network covering Europe, Asia, North America, Australia and Africa. Our principal executive offices are located at No. 2 Tian He Road, Electronics Park, New District, Changzhou, Jiangsu 213031, People's Republic of China. Our telephone number at this address is (+86) 519 8548-2008 and our fax number is (+86) 519 8517-6025. Our registered office in the Cayman Islands is located at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

        For a description of our history, development, business and organizational structure, see our Annual Report on Form 20-F for the year ended December 31, 2015, filed on April 19, 2016, which is incorporated herein by reference. Please see "Where You Can Find More Information" beginning on page 116 for a description of how to obtain a copy of our Annual Report.

Parent

        Fortune Solar Holdings Limited is an exempted company with limited liability incorporated under the laws of the Cayman Islands wholly owned by Mr. Jifan Gao. Parent was formed for the purpose of holding the equity interest in Merger Sub and arranging, entering into and completing the transactions contemplated by the merger agreement and the plan of merger, including the merger. The business address of Parent is No. 2 Tian He Road, Electronics Park, New District, Changzhou, Jiangsu 213031, People's Republic of China. The telephone number at this address is (+86) 519 8517-6806.

Merger Sub

        Red Viburnum Company Limited is an exempted company with limited liability incorporated under the laws of the Cayman Islands wholly owned by Parent. Merger Sub was formed for the purpose of arranging, entering into and completing the transactions contemplated by the merger agreement and the plan of merger, including the merger. The business address of Merger Sub is No. 2 Tian He Road, Electronics Park, New District, Changzhou, Jiangsu 213031, People's Republic of China. The telephone number at this address is (+86) 519 8517-6806.

Mr. Jifan Gao

        Mr. Jifan Gao (the "Chairman") founded the Company in January 1998 and has served as its chairman and the chief executive officer since then. The Chairman is a citizen of the People's Republic of

China. The business address of the Chairman is No. 2 Tian He Road, Electronics Park, New District, Changzhou, Jiangsu 213031, People's Republic of China. The telephone number at this address is (+86) 519 8517-6806.

Ms. Chunyan Wu

        Ms. Chunyan Wu is the spouse of the Chairman and a citizen of the People's Republic of China. The business address of Ms. Chunyan Wu is No. 2 Tian He Road, Electronics Park, New District, Changzhou, Jiangsu 213031, People's Republic of China. The telephone number at this address is (+86) 519 8517-6806.

Wonder World Limited

        Wonder World Limited an exempted company with limited liability incorporated under the laws of the Cayman Islands. Wonder World Limited is an investment holding company wholly owned by the Chairman. The Chairman is the sole director of Wonder World Limited. The business address of Wonder World Limited is No. 2 Tian He Road, Electronics Park, New District, Changzhou, Jiangsu 213031, People's Republic of China. The telephone number at this address is (+86) 519 8517-6806.

Jiangsu Panji Investment Co., Ltd.

        Jiangsu Panji Investment Co., Ltd. ("Panji") is a limited liability company incorporated under the laws of the People's Republic of China. Panji is a company wholly owned by the Chairman. The Chairman is the sole director of Panji. The business address of Panji is Suite 2001, Building 5, Times Business Square, New North District, Changzhou, Jiangsu 213022, People's Republic of China. The telephone number at this address is (+86) 519 8517-6806.

Shanghai Xingsheng Equity Investment & Management Co., Ltd.

        Shanghai Xingsheng Equity Investment & Management Co., Ltd. ("Xingsheng") is a limited liability company incorporated under the laws of the People's Republic of China. Xingsheng is primarily engaged in the business of making equity investments. The business address of Xingsheng is Building 7, Fortune Plaza, 198 Puming Road, Pudong, Shanghai, 200120, People's Republic of China. The telephone number at this address is (+86) 21 2221-1888.

Shanghai Xingjing Investment Management Co., Ltd.

        Shanghai Xingjing Investment Management Co., Ltd. ("Xingjing") is a limited liability company incorporated under the laws of the People's Republic of China. Xingjing is primarily engaged in the business of making equity investments. The business address of Xingjing is Floor 29, China Merchant Bank Shanghai Plaza, 1088 Lujiazui Ring Road, Pudong, Shanghai 200122, People's Republic of China. The telephone number at this address is (+86) 21 2065-5537.

Great Zhongou Asset Management (Shanghai) Co., Ltd.

        Great Zhongou Asset Management (Shanghai) Co., Ltd. ("Great Zhongou") is a limited liability company incorporated under the laws of the People's Republic of China. Great Zhongou is primarily engaged in the business of making equity investments. The business address of Great Zhongou is 8th Floor, Bank of East Asia Finance Tower, 66 Hua Yuan Shi Qiao Road, Shanghai 200120, People's Republic of China. The telephone number at this address is (+86) 21 6860-9600.

Tibet Great Zhongou New Energy Investment Co., Ltd.

        Tibet Great Zhongou New Energy Investment Co., Ltd. ("Tibet Zhongou") is a limited liability company incorporated under the laws of the People's Republic of China that is owned and controlled by

Great Zhongou. Tibet Zhongou is primarily engaged in the business of making equity investments. The business address of Tibet Zhongou is 8th Floor, Bank of East Asia Finance Tower, 66 Hua Yuan Shi Qiao Road, Shanghai 200120, People's Republic of China. The telephone number at this address is (+86) 21 6860-9600.

Liuan Xinshi Asset Management Co., Ltd.

        Liuan Xinshi Asset Management Co., Ltd. ("Liuan") is a limited liability company incorporated under the laws of the People's Republic of China. Liuan is primarily engaged in the business of making equity investments. The business address of Liuan is Floor 6, Agriculture Science Building, South Meishan Road, Liuan, Anhui 237001, People's Republic of China. The telephone number at this address is (+86) 564 3319-533.

        Throughout this proxy statement, the Chairman, Ms. Chunyan Wu and Wonder World Limited are collectively referred to herein as the "Rollover Securityholders." Parent, Merger Sub, the Rollover Securityholders, Panji, Xingsheng, Xingjing, Great Zhongou, Tibet Zhongou and Liuan are collectively referred to herein as the "Buyer Group."

The Merger Agreement and Plan of Merger (Page 84)

        You are being asked to vote to authorize and approve the agreement and plan of merger dated August 1, 2016 (the "merger agreement") among the Company, Parent and Merger Sub, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands, substantially in the form attached as Exhibit A to the merger agreement (the "plan of merger") and the transactions contemplated by the merger agreement, including the merger (the "merger"). Once the merger agreement and plan of merger are authorized and approved by the requisite vote of the shareholders of the Company and the other conditions to the consummation of the transactions contemplated by the merger agreement are satisfied or waived in accordance with the terms of the merger agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company. The Company, as the surviving company, will continue to do business under the name "Trina Solar Limited" following the merger. If the merger is completed, the Company will cease to be a publicly traded company. Copies of the merger agreement and the plan of merger are attached as Annex A to this proxy statement. You should read the merger agreement and the plan of merger in their entirety because they, and not this proxy statement, are the legal documents that govern the merger.

Merger Consideration (Page 85)

        Under the terms of the merger agreement, at the effective time of the merger, each ordinary share issued by the Company, par value $0.00001 per share (each, a "Share" and collectively, the "Shares") outstanding (including Shares represented by the American depositary shares, each representing 50 Shares ("ADSs")), other than (a) Shares (including Shares represented by ADSs) beneficially owned by the Rollover Securityholders (the "Rollover Securities"), (b) Shares (including Shares represented by ADSs) owned by Parent, Merger Sub or the Company (as treasury shares, if any), or by any direct or indirect wholly-owned subsidiary of Parent, Merger Sub or the Company, (c) Shares (including Shares represented by ADSs) reserved but not yet allocated by the Company for settlement upon exercise of Company Share Awards (as defined below) under any Company Share Plan (as defined below), and (d) Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenters' rights under the Companies Law, Cap. 22 (Law 3 of 1961 as consolidated and revised) of the Cayman Islands ("Cayman Islands Companies Law") (the "Dissenting Shares") (Shares described under (a) through (d) above are collectively referred to herein as the "Excluded Shares"), will be cancelled in exchange for the right to receive $0.232 in cash without interest (the "Per Share Merger Consideration"), and for the avoidance of doubt, because each ADS represents 50 Shares, each issued and outstanding ADS (other than any ADS representing Excluded Shares) will represent the right to surrender the ADS in exchange for

$11.60 in cash per ADS without interest (the "Per ADS Merger Consideration") (less $0.05 per ADS cancellation fees and (if applicable) up to $0.02 per ADS depositary services fee pursuant to the terms of the deposit agreement (the "deposit agreement"), dated December 2, 2008, by and among the Company, The Bank of New York Mellon, (the "ADS depositary"), and the holders and beneficial owners of ADSs issued thereunder), in each case, net of any applicable withholding taxes as described in the merger agreement. The Excluded Shares other than Dissenting Shares will be cancelled for no consideration. The Dissenting Shares will be cancelled for their fair value determined in accordance with the Cayman Islands Companies Law.

Treatment of Company Share Awards (Page 85)

        At the effective time of the merger, (i) each option to purchase Shares granted under the Company's Amended and Restated Share Incentive Plan, effective as of August 28, 2014 (the "Company Share Plan") that is issued and outstanding immediately prior to the effective time and shall have become vested on or prior to the effective time will be cancelled in exchange for the right to receive, as soon as practicable (and in any event no more than five business days) after the effective time, an amount equal to the product of (a) the excess of $0.232 over the exercise price payable per Share under such option, if any, in cash, without interest and net of any applicable withholding taxes multiplied by (b) the total number of Shares issuable under such option immediately prior to the effective time, (ii) each option to purchase Shares granted under the Company Share Plan that is issued and outstanding immediately prior to the effective time and shall not have become vested on or prior to the effective time will be cancelled in exchange for the right to receive a restricted cash award subject to the same vesting conditions and schedules applicable to such option, in an amount equal to the product of (a) the excess of $0.232 over the exercise price payable per Share under such option, if any, in cash, without interest and net of any applicable withholding taxes multiplied by (b) the total number of Shares issuable under such option immediately prior to the effective time, and (iii) each restricted share awarded under the Company Share Plan immediately prior to the effective time will be cancelled in exchange for the right to receive a restricted cash award subject to the same vesting conditions and schedules applicable to such restricted share, in an amount equal to the product of (a) $0.232 and (b) the total number of Shares underlying such restricted share, without interest and net of any applicable withholding taxes.

Treatment of Company Convertible Notes (Page 85)

        Each holder of Company Convertible Notes (as defined below) has the option to require the surviving company to repurchase such holder's Company Convertible Notes for a purchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, through but excluding, the applicable fundamental change repurchase date as defined under the applicable Indenture Agreements (as defined below). Furthermore, after the effective time of the merger but prior to and including the second business day prior to the applicable fundamental change repurchase date, each holder of Company Convertible Notes will be entitled, subject to the terms and conditions of the applicable Indenture Agreements, to convert such holder's Company Convertible Notes into the right to receive an amount in cash for each $1,000 principal amount of the Company Convertible Notes held by such holder equal to the product of (a) the Per ADS Merger Consideration and (b) the conversion rate as defined in the applicable Indenture Agreements plus any entitled increase in the conversion rate as determined pursuant to the applicable Indenture Agreements. After the second business day prior to the applicable fundamental change repurchase date, each holder of the Company Convertible Notes, to the extent such holder has not exercised its right to require the surviving company to repurchase such holder's Company Convertible Notes, will be entitled to convert such Company Convertible Notes into the right to receive an amount in cash for each $1,000 principal amount of the Company Convertible Notes held by such holder equal to the product of (a) the Per ADS Merger Consideration and (b) the conversion rate as defined in the applicable Indenture Agreements. As used herein, the term "Company Convertible Notes" means, collectively, the Company's 3.5% convertible senior notes due June 15, 2019 that were issued pursuant to the indenture, dated June 11, 2014, as amended or supplemented, by and between the Company and Wilmington Trust, National Association, as trustee (the "3.5% Notes Indenture"), the Company's 4.0% convertible senior notes due October 15, 2019 that were issued pursuant to the indenture, dated October 6, 2014, as amended or supplemented, by and between the Company and Wilmington Trust, National Association, as trustee (the "4.0% Notes Indenture" and together with the 3.5% Notes Indenture the "Indenture Agreements").

Record Date and Voting (Page 79)

        You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name in the Company's register of members at the close of business in the Cayman Islands on                    , 2016, the Share record date for voting at the extraordinary general meeting. If you own ADSs on                    , 2016, the ADS record date (and do not convert such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the registered holder of the Shares underlying the ADSs) on how to vote the Shares underlying your ADSs. The ADS depositary must receive your instructions no later than 5:00 p.m. (New York City Time) on                    , 2016 in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, if you own ADSs on the ADS record date, you may vote at the extraordinary general meeting by converting your ADSs into Shares (and certifying you have not instructed, and will not instruct, the ADS depositary to vote the Shares represented by your ADSs) before the close of business in New York City on                    , 2016 and becoming a registered holder of Shares prior to the close of business in the Cayman Islands not later than                    , 2016, the Share record date. Each outstanding Share on the Share record date entitles the holder to one vote on each matter submitted to the shareholders for authorization and approval at the extraordinary general meeting and any adjournment thereof. We expect that, as of the Share record date, there will be [4,639,270,424] Shares issued and outstanding and entitled to vote at the extraordinary general meeting. If you have Shares registered in your name on the Share record date, the deadline for you to lodge your proxy card and vote is                    , 2016 at         a.m. (Hong Kong Time). See "—Voting Information" below.

Shareholder Vote Required to Authorize and Approve the Merger Agreement and Plan of Merger (Page 79)

        In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, must be authorized and approved by a special resolution of the Company passed by an affirmative vote of shareholders representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

        Based on the number of Shares we expect to be issued and outstanding and entitled to vote on the Share record date, and assuming that all shareholders will be present and vote in person or by proxy at the extraordinary general meeting, approximately [3,094,393,373] Shares would need to be voted in favor of the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, in order for the proposal to be authorized and approved by a special resolution.

        As of the date of this proxy statement, the Buyer Group beneficially owns in the aggregate [256,867,986] Shares, which represents approximately [5.5]% of the total issued and outstanding Shares (excluding Shares that the applicable Rollover Securityholders will have the right to purchase upon the exercise of Company Share Awards and restricted shares) entitled to vote. See "Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 110 for additional information. Pursuant to the terms of the Rollover and Support Agreement (as defined below), these Shares will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of the Company. Accordingly, based on the number of Shares expected to be outstanding on the Share record date, [2,837,525,387] Shares owned by the shareholders not affiliated to the Buyer Group, which representing [61.2]% of the total issued and outstanding Shares (excluding Shares held in brokerage accounts in the Company's name or issued to the ADS depositary in anticipation of the vesting of options and restricted shares of the Company granted under the Company Share Plan) entitled to vote, would need to be voted in favor of the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, in order for the proposal to be authorized and approved by a special resolution, assuming all shareholders will be present and vote in person or by proxy at the extraordinary general meeting.

        If your Shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not vote your Shares in the absence of specific instructions from you.

Voting Information (Page 80)

        Before voting your Shares, we encourage you to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the merger will affect you. To ensure that your Shares can be voted at the extraordinary general meeting even in the event that you are unable to attend, please complete the enclosed proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy card is                    , 2016 at         a.m. (Hong Kong Time).

        If you own ADSs as of the close of business in New York City on                    , 2016, the ADSs record date (and do not convert such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the registered holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs. The ADS depositary must receive such instructions no later than 5:00 p.m. (New York City Time) on                    , 2016 in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you convert your ADSs and become a registered holder of Shares prior to the close of business in the Cayman Islands not later than                    , 2016. If you wish to convert your ADSs for the purpose of voting Shares, you need to make arrangements to deliver your ADSs to the ADS depositary for conversion before the close of business in New York City on                    , 2016 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes, and (c) a certification that you held the ADS as of the ADS record date and you have not given, and will not give, voting instructions to the ADS depositary as to the ADSs being converted or have given voting instructions to the ADS depositary as to the ADSs being converted but undertake not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to convert the ADSs on your behalf. Upon conversion of the ADSs, the ADS depositary will arrange for The Hongkong and Shanghai Banking Corporation Limited, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after registration of Shares in your name, you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

        If the ADS depositary (i) timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by the holder's ADSs, or (ii) if no instructions are received by the ADS depositary from an ADS holder with respect to any of Shares represented by the holder's ADSs evidenced by such holder's American depositary receipts (the "ADRs") on or before the cut-off time specified above, the ADS depositary may deem such holder to have instructed the ADS depositary to give a discretionary proxy to a person designated by the Company (the "Designee")

to vote all Shares underlying such uninstructed ADSs FOR the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger and the amendment and restatement of the memorandum and articles of association of the Company in the form attached as Annex B to the plan of merger pursuant to the merger and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution to be proposed at the extraordinary general meeting.

Dissenters' Rights of Shareholders (Page 105)

        Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote to approve the merger is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenter rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenter rights with respect to your Shares.

        ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST CONVERT THEIR ADSs INTO SHARES, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR SUCH CONVERSION, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY NOT LATER THAN                     , 2016 AND BECOME REGISTERED HOLDERS OF SHARES PRIOR TO                    , 2016. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW.

        We encourage you to read the section of this proxy statement entitled "Dissenters' Rights" as well as Annex C to this proxy statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your dissenter rights.

Rollover and Support Agreement (Page 62)

        Concurrently with the execution of the merger agreement, Parent and the Rollover Securityholders entered into a rollover and support agreement (the "Rollover and Support Agreement"), pursuant to which the parties have agreed that, (i) the Rollover Securities shall be cancelled for no consideration; (ii) the Rollover Securityholders shall subscribe for the number of newly issued ordinary shares of Parent as set forth in the Rollover and Support Agreement; and (iii) the Rollover Securityholders shall vote the Rollover Securities in favor of the merger, in each case, upon the terms and conditions set forth therein.

Consortium Agreement (Page 63)

        On July 31, 2016, certain members of the Buyer Group entered into a consortium agreement (the "Consortium Agreement"), pursuant to which, each of the parties thereto agreed, among other things, to form a consortium to (i) participate in transactions together to acquire the Company that would result in a delisting of the Company from the NYSE and its equity securities to be eligible for deregistration under the Exchange Act, (ii) use their respective reasonable best efforts and cooperate in good faith to support the transactions, and (iii) form transaction vehicles to consummate the transactions to acquire the Company.

Purposes and Effects of the Merger (Page 54)

        The purpose of the merger is to enable Parent to acquire 100% control of the Company in a transaction in which the Company's shareholders, other than the holders of Excluded Shares, will be cashed out in exchange for $0.232 per Share, so that Parent will bear the rewards and risks of the sole ownership of the Company after the merger, including any future earnings and growth of the Company as a result of improvements to the Company's operations or acquisitions of other businesses. Please see "Special Factors—Buyer Group's Purpose of and Reasons for the Merger" beginning on page 54 for additional information.

        ADSs representing the Shares are currently listed on the New York Stock Exchange ("NYSE") under the symbol "TSL." It is expected that, immediately following the completion of the merger, the Company will cease to be a publicly traded company and will instead become a privately-held company directly owned by the Parent and indirectly owned by the other members of the Buyer Group (other than Merger Sub, Wonder World Limited and Ms. Chunyan Wu). Following the completion of the merger, the ADSs will cease to be listed on the NYSE, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the ADSs and the underlying Shares under the Exchange Act will be terminated 90 days after the filing of Form 15 by the Company in connection with the completion of the merger or such shorter period as may be determined by the Securities and Exchange Commission (the "SEC"). Accordingly, the Company will no longer be required to file periodic reports with the SEC. Furthermore, following the completion of the merger, the American depositary shares program for the Shares will terminate. Please see "Special Factors—Effect of the Merger on the Company" beginning on page 55 for additional information.

Plans for the Company after the Merger (Page 58)

        After the effective time of the merger, Parent anticipates that the Company's operations will be conducted substantially as they are currently being conducted, except that the Company will cease to be a publicly traded company and will instead be a wholly-owned subsidiary of Parent.

Recommendations of the Special Committee and the Board of Directors (Page 35)

        The special committee unanimously:

  (a)
  determined that it is fair to and in the best interests of the Company and its unaffiliated security holders, and declared it advisable, to enter into the merger agreement,

  (b)
  recommended that the board of directors of the Company approve the execution, delivery and performance of the merger agreement, the plan of merger and the consummation of the transactions contemplated by the merger agreement, including the merger, and

  (c)
  recommended that the board of directors of the Company direct that the authorization and approval of the merger agreement, the plan of merger and the transaction contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the board of directors that the shareholders of the Company authorize and approve by way of a special resolution the merger agreement, the plan of merger and the transaction contemplated by the merger agreement, including the merger.

        ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AUTHORIZE AND APPROVE THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER AND THE AMENDMENT AND RESTATEMENT OF THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE COMPANY IN THE FORM ATTACHED AS ANNEX B TO THE PLAN OF MERGER PURSUANT TO THE MERGER, AND FOR THE PROPOSAL TO ADJOURN THE EXTRAORDINARY GENERAL MEETING IN ORDER TO ALLOW THE COMPANY TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE INSUFFICIENT PROXIES RECEIVED TO PASS THE SPECIAL RESOLUTION TO BE PROPOSED AT THE EXTRAORDINARY GENERAL MEETING.

Position of Buyer Group as to Fairness (Page 40)

        Each member of the Buyer Group believes that the merger is fair to the unaffiliated security holders. Their belief is based upon the factors discussed under the section entitled "Special Factors—Position of the Buyer Group as to the Fairness of the Merger" beginning on page 40.

        Each member of the Buyer Group is making the statements included in this paragraph solely for the purpose of ensuring compliance with the requirements of Rule 13E-3 and related rules under the Exchange Act. The views of each member of the Buyer Group as to the fairness of the merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger.

Financing of the Merger (Page 60)

        The Company and the Buyer Group estimate that the total amount of funds necessary to complete the merger and the related transactions, including payment of fees and expenses in connection with the merger, is anticipated to be approximately $1.1 billion, assuming no exercise of dissenter rights by shareholders of the Company. In calculating this amount, the Company and the Buyer Group did not consider the value of the Rollover Securities which will be cancelled for no consideration in the merger.

        The Buyer Group expects to provide this amount through cash contributions from Panji, Xingsheng, Xingjing, Great Zhongou, Tibet Zhongou and Liuan (the "Sponsors") pursuant to their respective equity commitment letters, each dated August 1, 2016 (the "Equity Commitment Letters"). See "Special Factors—Financing of the Merger" beginning on page 60 for additional information.

Limited Guarantee (Page 63)

        Concurrently with the execution and delivery of the merger agreement, Panji, Xingsheng, Xingjing, Great Zhongou, Tibet Zhongou, Liuan and Industrial Bank (as defined below) (the "Guarantors") executed and delivered a limited guarantee in favor of Changzhou Trina Solar Energy Co., Ltd., a limited liability company incorporated under the laws of the People's Republic of China and a wholly-owned subsidiary of the Company, ("TCZ") (the "Limited Guarantee"), pursuant to which they agree to severally guarantee the payment obligations of Parent under the merger agreement for the termination fee and certain cost and expense that in each case, may become payable to the Company by Parent under certain circumstances and subject to the terms and conditions as set forth in the merger agreement. See "Special Factors—Limited Guarantee" beginning on page 63 for additional information.

Share Ownership of the Company Directors and Officers and Voting Commitments (Page 110)

        As of the date of this proxy statement, the Rollover Securityholders beneficially own [256,867,986] Shares, representing approximately [5.5]% of our issued and outstanding Shares entitled to vote (excluding Shares that the applicable Rollover Securityholders will have the right to purchase upon the exercise of Company Share Awards and restricted shares). Please see "Special Factors—Interests of Certain Persons in the Merger" beginning on page 64 for additional information. Pursuant to the Rollover and Support Agreement, each of the Rollover Securityholders has agreed to vote the Rollover Securities in favor of the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Opinion of the Special Committee's Financial Advisor (Page 47)

        The special committee retained Citigroup Global Markets Inc. ("Citi") as its financial advisor to deliver a fairness opinion in connection with the merger. At the meeting of the special committee on August 1, 2016, Citi rendered its oral opinion to the special committee, which was subsequently confirmed in writing by delivery of Citi's written opinion to the special committee, dated August 1, 2016, that, as of such date and based upon and subject to the factors, assumptions, and limitations set forth in its opinion, the Per Share Merger Consideration was fair, from a financial point of view, to the holders of Shares (other than Excluded Shares and restricted shares) and the Per ADS Merger Consideration was fair, from a financial point of view, to the holders of ADSs (other than ADSs representing Excluded Shares).

        The full text of the written opinion of Citi, dated August 1, 2016, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of Citi set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Holders of Shares and ADSs are urged to read the opinion in its entirety. Citi's written opinion is addressed to the special committee (in its capacity as such), is directed only to the fairness from a financial point of view of the Per Share Merger Consideration and the Per ADS Merger Consideration to be paid in the merger, does not address any other aspects of the merger and does not constitute a recommendation to any holder of Shares or ADSs as to how such holder should vote or act with respect to the merger or any other matter.

Interests of the Company's Executive Officers and Directors in the Merger (Page 64)

        In considering the recommendations of the board of directors, the Company's shareholders should be aware that certain of the Company's directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company's shareholders generally. These interests include, among others:

  •
  the beneficial ownership of equity interests in Parent by the Chairman;

  •
  the potential enhancement or decline of share value for Parent, which the Chairman beneficially owns, as a result of the merger and future performance of the surviving company;

  •
  continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company;

  •
  the monthly compensation of $20,000 of each member of the special committee in exchange for his services in such capacity; and

  •
  the continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions.

        As of the date of this proxy statement, the directors and executive officers of the Company, as a group held an aggregate of [16,346,609] Shares (excluding the Rollover Securities), outstanding options to purchase [41,311,250] Shares and [33,607,970] restricted shares. Please see "Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 110 and "Special Factors—Interests of Certain Persons in the Merger" beginning on page 64 for additional information.

        The special committee and our board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the merger agreement and related matters. Please see "Special Factors—Interests of Certain Persons in the Merger" beginning on page 64 for additional information.

Conditions to the Merger (Page 99)

        The obligations of each party to the merger agreement to effect the merger and the other transactions contemplated thereby are subject to the satisfaction or waiver of the following conditions:

  •
  the shareholders of the Company shall have approved the merger agreement and the transactions contemplated thereby;

  •
  all approvals of National Development and Reform Commission of the People's Republic of China, Ministry of Commerce of the People's Republic of China and/or State Administration of Foreign Exchange of the People's Republic of China or its designated banks to the extent required with respect to the overseas investment by the Buyer Group in connection with the consummation of the merger; and

  •
  no law shall have been enacted, entered, promulgated or enforced and no order shall have been issued by any governmental entity which is in effect and enjoins, restrains, prohibits or otherwise makes illegal the consummation of the transactions contemplated by the merger agreement.

        The obligations of Parent and Merger Sub to effect the merger and the other transactions contemplated by the merger agreement are also subject to the satisfaction or waiver of the following conditions:

  •
  other than representations and warranties of the Company regarding corporate power, enforceability, board actions and shareholder approval, the representations and warranties of the Company contained in the merger agreement shall be true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger (or, to the extent such representations and warranties speak as of a specified date, as of such specified date) without regard to any materiality or similar qualifications, except where the failure to be so true and correct, in the aggregate, does not constitute a material adverse effect, and (ii) the representations and warranties of the Company regarding capitalization shall be true and correct in all respects (except for de minimus inaccuracies) as of the date of the merger agreement and as of the closing date of the merger;

  •
  the Company shall have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the closing date of the merger;

  •
  since the date of the merger agreement, there shall not have occurred a material adverse effect which is continuing; and

  •
  the Company shall have delivered to Parent a certificate, dated the closing date of the merger, signed by an executive officer of the Company, confirming the satisfaction of the above conditions;

        The obligation of the Company to effect the merger and the other transactions contemplated by the merger agreement are also subject to the satisfaction or waiver of the following conditions:

  •
  the representations and warranties of the Parent and Merger Sub set forth in the merger agreement shall be true and correct (without regard to any materiality or other similar qualification) as of the date of the merger agreement and as of the closing date of the merger as if made at and as of such closing date (except to the extent that any such representation or warranty expressly speaks as of a specified date, as of such specified date), except for such failures to be true and correct which, individually or in the aggregate, have not and would not prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under the merger agreement;

  •
  each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by Parent and Merger Sub on or prior to the closing date of the merger; and

  •
  Parent shall have delivered to the Company a certificate, dated the closing date of the merger, signed by an executive officer of Parent, confirming the satisfaction of the above conditions.

No Solicitation (Page 93)

        The merger agreement restricts the Company's and its board of directors' ability, until the effective time, or if earlier, the termination of the merger agreement, to solicit or engage in discussions or negotiations with third parties regarding an alternative transaction involving more than twenty percent of equity interests or assets of the Company. See and read carefully "The Merger Agreement and Plan of Merger—No Solicitation" and "The Merger Agreement and Plan of Merger—No Company Board Recommendation Change" beginning on page 93 and page 95, respectively.

Termination of the Merger Agreement (Page 99)

        The merger agreement may be terminated at any time prior to the effective time of the merger (if by the Company, acting only upon the recommendation of the special committee):

  •
  by mutual written consent of Parent and the Company; or

  •
  by either Parent or the Company:

    o
    if the merger shall not have been consummated by August 1, 2017; provided that this right to terminate the merger agreement shall not be available to the Parent or Merger Sub if all conditions to the obligations of Parent and Merger Sub (excluding conditions that by their terms are to be satisfied on the closing date of the merger and any condition related to the Currency Settlement (as defined in the section entitled "The Merger Agreement and Plan of Merger—Agreement to Use Reasonable Best Efforts" or any Parent Required Approval (as defined in the section entitled "The Merger Agreement and Plan of Merger—Representations and Warranties") with respect thereto) have been satisfied, and shall not be available to any party hereto (i) whose actions or omissions have been a principal cause of, or primarily resulted in, the failure of the merger to occur on or before such date and such action or failure to act constitutes a breach of the merger agreement or (ii) that is in material breach of the merger agreement;

    o
    if (i) any order of any governmental entity having competent jurisdiction is entered enjoining the Company, Parent or Merger Sub from consummating the merger and such order has become final and non-appealable or (ii) there is any law that makes consummation of the merger illegal or otherwise prohibited; provided that this right to terminate the merger agreement shall not be available to any party if the circumstances described in this termination right were primarily caused by such party's failure to comply with its obligations under the merger agreement; or

    o
    if the Company's shareholders do not approve the merger agreement and the transactions contemplated thereby at the shareholder meeting convened for such purpose or any adjournment thereof;

  •
  by the Company:

    o
    prior to obtaining the approval by the Company's shareholders of the merger agreement and the transactions contemplated thereby, in order to enter into an agreement or other contract with respect to an alternative transaction involving more than fifty percent of equity interests or assets of the Company which is determined by the board of directors of the Company to be superior to the merger in accordance with the no solicitation provisions described above; provided that immediately prior to or concurrently with such termination, the Company pays to Parent the termination fee as described below under "The Merger Agreement and Plan of Merger—Termination Fee";

    o
    prior to obtaining the approval by the Company's shareholders of the merger agreement and the transactions contemplated thereby, in connection with making a Company Board Recommendation Change (as defined in the section entitled "The Merger Agreement and Plan of Merger—No Company Board Recommendation Change"); provided that immediately prior to or concurrently with such termination, the Company pays to Parent the termination fee as described below under "The Merger Agreement and Plan of Merger—Termination Fee";

    o
    if (i) Parent or Merger Sub shall have breached any of the covenants or agreements contained in the merger agreement such that the corresponding closing condition would not be satisfied or (ii) there exists a breach of any representation or warranty of Parent or Merger Sub contained in the merger agreement such that the corresponding closing condition would not be satisfied, and, in either case, such breach is incapable of being cured by August 1, 2017 or is not cured by Parent or Merger Sub within 30 business days after receiving written notice from the Company; provided that the Company shall not have this right to terminate at any time during such 30 business day period or after such 30 business day period if Parent and Merger Sub shall have cured such breach during such 30 business day period;

    o
    all of the mutual closing conditions and the conditions to the obligations of Parent and Merger Sub (other than those conditions that by their nature are only to be satisfied by actions taken at the closing and any condition related to the Currency Settlement or any Parent Required Approval with respect thereto) have been satisfied, (ii) the Company has delivered to Parent an irrevocable confirmation in writing that all of the closing conditions solely for the benefit of the Company (other than those conditions that by their nature are only to be satisfied by actions taken at the closing) have been satisfied (or that the Company is willing to waive any unsatisfied conditions) and that the Company is ready, willing and able to consummate the merger and (iii) Parent and Merger Sub fail to complete the merger within three months; or

    o
    all of the mutual closing conditions and the conditions to the obligations of Parent and Merger Sub (other than those conditions that by their nature are only to be satisfied by actions taken at the closing) have been satisfied, (ii) the Company has delivered to Parent an irrevocable confirmation in writing that all of the closing conditions solely for the benefit of the Company (other than those conditions that by their nature are only to be satisfied by actions taken at the closing) have been satisfied (or that the Company is willing to waive any unsatisfied conditions) and that the Company is ready, willing and able to consummate the merger and (iii) Parent and Merger Sub fail to complete the merger within three business days.

  •
  by Parent:

    o
    if (i) the Company shall have breached any of the covenants or agreements contained in the merger agreement such that the corresponding closing condition would not be satisfied or (ii) there exists a breach of any representation or warranty of the Company contained in the merger agreement such that the corresponding closing condition would not be satisfied, and, in either case, such breach is incapable of being cured by August 1, 2017 or is not cured by the Company within 30 business days after receiving the written notice from Parent; provided that Parent shall not have this right to terminate if, at the time of such termination, there exists a breach by Parent or Merger Sub of the merger agreement that would result in the corresponding conditions to the obligations of the Company not being satisfied; or

    o
    if (i) the board of directors of the Company or the special committee of the Company shall have effected a Company Board Recommendation Change, or (ii) the board of directors of the Company has approved or recommended, or entered into or allowed the Company or any of its subsidiaries to enter into an agreement or other contract with respect to an alternative transaction involving more than twenty percent of equity interests or assets of the Company.

Material U.S. Federal Income Tax Consequences (Page 71)

        In general, the receipt of cash pursuant to the merger through the exercise of dissenters' rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. Please see "Special Factors—Material U.S. Federal Income Tax Consequences" beginning on page 71 for additional information. The tax consequences of the merger to you will depend upon your personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, foreign and other tax (including non-income taxes such as the U.S. federal gift and estate tax) consequences of the merger to you.

Material PRC Tax Consequences (Page 74)

        The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the "EIT Law") or that the gain recognized on the receipt of cash for the Shares or ADSs should otherwise be subject to PRC tax to holders of such Shares or ADSs that are not PRC residents. However, there is uncertainty regarding whether the PRC tax authorities would deem the Company to be a resident enterprise. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise, then gain recognized on the receipt of cash for our Shares or the ADSs pursuant to the merger by our shareholders or ADSs holders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% in the case of enterprises or 20% in the case of individuals (subject to applicable tax treaty relief, if any), and, even in the event that the Company is not considered a resident enterprise, gain recognized on the receipt of cash for Shares or ADSs is subject to PRC tax if the holders of such Shares or ADSs are PRC residents. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

        Please see "Special Factors—Material PRC Tax Consequences" beginning on page 74 for additional information.

Material Cayman Islands Tax Consequences (Page 75)

        The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the

Cayman Islands in respect of the merger or the receipt of cash for the Shares under the terms of the merger. This is subject to the qualification that (a) Cayman Islands stamp duty may be payable if any original transaction documents are brought to or executed in the Cayman Islands; (b) registration fees will be payable to the Registrar of Companies of the Cayman Islands to register the plan of merger; and (c) fees will be payable to the Cayman Islands Gazette Office to publish the notice of merger in the Cayman Islands Government Gazette. Please see "Special Factors—Material Cayman Islands Tax Consequences" beginning on page 75 for additional information.

Regulatory Matters (Page 71)

        The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than all approvals of National Development and Reform Commission of the People's Republic of China, Ministry of Commerce of the People's Republic of China and/or State Administration of Foreign Exchange of the People's Republic of China or its designated banks to the extent required with respect to the overseas investment by the Buyer Group in connection with the consummation of the transactions contemplated by the merger agreement, the approvals, filings or notices required under the federal securities laws and the filing of the plan of merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Registrar of Companies of the Cayman Islands and in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the plan of merger and the notice of the merger published in the Cayman Islands Government Gazette.

Litigation Related to the Merger (Page 71)

        The Company is not aware of any lawsuit that challenges the merger, the merger agreement or any of the transactions contemplated thereby.

Accounting Treatment of the Merger (Page 71)

        Upon completion of the merger, the Company would cease to be a publicly traded company, and the Company expects to account for the merger at historical cost.

Market Price of the Shares (Page 76)

        On December 11, 2015, the last trading day immediately prior to December 14, 2015, the date that the Company announced that it had received a "going-private" proposal, the reported closing price of our ADSs on the NYSE was $9.55. The merger consideration of $0.232 per Share, or $11.60 per ADS, represents a premium of 21.5% over the Company's closing price of $9.55 per ADS on December 11, 2015, a premium of 20.2% to the average closing price of the ADSs during the 90 trading days prior to its receipt of a "going-private" proposal and a 40.6% premium over the closing price of $8.25 per ADS on July 29, 2016, the last trading day immediately before the merger agreement was signed. This premium reflects the benefits associated with closing the merger. Without the merger, this premium will not be available.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND THE
MERGER

        The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:
What is the merger?

A.
The merger is a going-private transaction pursuant to which Merger Sub will merge with and into the Company. Once the merger agreement and the plan of merger are authorized and approved by the shareholders of the Company and the other closing conditions under the merger agreement have been satisfied or waived, and the plan of merger is registered with the Registrar of Companies of the Cayman Islands, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company resulting from the merger. If the merger is completed, the Company will be a privately held company beneficially owned by Parent and the Buyer Group, and as a result of the merger, the ADSs will no longer be listed on the NYSE and the American depositary shares program will terminate, and the Company will cease to be an independent publicly traded company.

Q:
How will the Company's options be treated in the merger?

A.
At the effective time of the merger, (i) each option to purchase Shares granted under the Company Share Plan that is issued and outstanding immediately prior to the effective time and shall have become vested on or prior to the effective time will be cancelled in exchange for the right to receive, as soon as practicable (and in any event no more than five business days) after the effective time, an amount equal to the product of (a) the excess of $0.232 over the exercise price payable per Share under such option, if any, in cash, without interest and net of any applicable withholding taxes multiplied by (b) the total number of Shares issuable under such option immediately prior to the effective time, and (ii) each option to purchase Shares granted under the Company Share Plan that is issued and outstanding immediately prior to the effective time and shall not have become vested on or prior to the effective time will be cancelled in exchange for the right to receive a restricted cash award subject to the same vesting conditions and schedules applicable to such option, in an amount equal to the product of (a) the excess of $0.232 over the exercise price payable per Share under such option, if any, in cash, without interest and net of any applicable withholding taxes multiplied by (b) the total number of Shares issuable under such option immediately prior to the effective time, in cash, without interest and net of any applicable withholding taxes.

Q:
How will the Company's restricted shares be treated in the merger?

A.
At the effective time of the merger, each restricted share awarded under the Company Share Plan immediately prior to the effective time will be cancelled in exchange for the right to receive a restricted cash award subject to the same vesting conditions and schedules applicable to such restricted share, in an amount equal to the product of (a) $0.232 and (b) the total number of Shares underlying such restricted share, in cash, without interest and net of any applicable withholding taxes.

Q:
How will the Company's Convertible Notes be treated in the merger?

A.
Each holder of Company Convertible Notes has the option to require the surviving company to repurchase such holder's Company Convertible Notes for a purchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, through but excluding, the applicable fundamental change repurchase date as defined under the applicable

  Indenture Agreements. Furthermore, after the effective time but prior to and including the second business day prior to the applicable fundamental change repurchase date, each holder of Company Convertible Notes will be entitled, subject to the terms and conditions of the applicable Indenture Agreements, to convert such holder's Company Convertible Notes into the right to receive an amount in cash for each $1,000 principal amount of the Company Convertible Notes held by such holder equal to the product of (a) the Per ADS Merger Consideration and (b) the conversion rate as defined in the applicable Indenture Agreements plus any entitled increase in the conversion rate as determined pursuant to the applicable Indenture Agreements. After the second business day prior to the applicable fundamental change repurchase date, each holder of the Company Convertible Notes, to the extent such holder has not exercised its right to require the surviving company to repurchase such holder's Company Convertible Notes, will be entitled to convert such Company Convertible Notes into the right to receive an amount in cash for each $1,000 principal amount of the Company Convertible Notes held by such holder equal to the product of (a) the Per ADS Merger Consideration and (b) the conversion rate as defined in the applicable Indenture Agreements.

Q:
After the merger is completed, how will I receive the merger consideration for my ADSs?

A:
If you are a registered holder of ADSs evidenced by certificates, also referred to as American depositary receipts ("ADRs"), unless you have surrendered your ADRs to the ADS depositary for cancellation prior to the effective time of the merger, upon your surrender of the ADRs (or an affidavit and indemnity of loss in lieu of the ADRs) together with a duly completed letter of transmittal (which will be supplied to you by the ADS depositary after the effective time of the merger), the ADS depositary will send you a check for the Per ADS Merger Consideration of $11.60 (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement), without interest and net of any applicable withholding taxes, for each ADS represented by the ADRs, in exchange for the cancellation of your ADRs after the completion of the merger. If you are a registered holder of ADSs in uncertificated form, that is, without an ADR, unless you have surrendered your ADSs to the ADS depositary for cancellation prior to the effective time of the merger, the ADS depositary will automatically send you a check for the Per ADS Merger Consideration of $11.60 (less $0.05 per ADS cancellation fees and (if applicable) up to $0.02 per ADS depositary services fee pursuant to the terms of the deposit agreement), without interest and net of any applicable withholding taxes, in exchange for the cancellation of each of your ADSs after the completion of the merger. The Per ADS Merger Consideration may be subject to backup withholding taxes if the ADS depositary has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9.

In the event of a transfer of ownership of ADSs that is not registered in the register of ADS holders maintained by the ADS depositary, the check for any cash to be exchanged upon cancellation of the ADSs will be issued to such transferee only if the ADRs, if applicable, are presented to the ADS depositary, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable ADS transfer taxes have been paid or are not applicable. The Per ADS Merger Consideration may be subject to backup withholding taxes if the ADS depositary has not received from the transferee a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9.

If you hold ADSs in a securities account with a broker or other securities intermediary, you will not be required to take any action to receive the net merger consideration for your ADSs as the ADS depositary will arrange for the surrender of the ADSs and the remittance of the Per ADS Merger Consideration with The Depository Trust Company (the clearance and settlement system for the ADSs) for distribution to your broker or other securities intermediary on your behalf. If you have any questions concerning the receipt of the Per ADS Merger Consideration, please contact your broker or other securities intermediary.

Q:
When and where will the extraordinary general meeting be held?

A:
The extraordinary general meeting will take place on                , 2016, at         a.m. (Hong Kong Time) at                .

Q:
What matters will be voted on at the extraordinary general meeting?

A:
You will be asked to consider and vote on the following proposals:

•
as a special resolution, to authorize and approve the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger and the amendment and restatement of the memorandum and articles of association of the Company in the form attached as Annex B to the plan of merger pursuant to the merger; and

•
if necessary, as an ordinary resolution, to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution to be proposed at the extraordinary general meeting.

Q:
How does the Company board of directors recommend that I vote on the proposals?

A:
After careful consideration and upon the unanimous recommendation of the special committee, our board of directors (with the Chairman abstaining) by a unanimous vote recommends that you vote:

•
FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger and the amendment and restatement of the memorandum and articles of association of the Company in the form attached as Annex B to the plan of merger pursuant to the merger; and

•
FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution to be proposed at the extraordinary general meeting.

Q:
What effects will the merger have on the Company?

A:
As a result of the merger, the Company will cease to be a publicly-traded company and will be beneficially wholly-owned by the Buyer Group. You will no longer have any interest in our future earnings or growth. Following consummation of the merger, the registration of our Shares and ADSs and our reporting obligations with respect to our Shares and ADSs under the Exchange Act, will be terminated upon application to the SEC. In addition, upon completion of the merger, our ADSs will no longer be listed or traded on any stock exchange, including the NYSE, and the American depositary shares program for the ADSs will terminate.

Q:
When do you expect the merger to be completed?

A:
We are working toward completing the merger as quickly as possible and currently expect the merger to close during the first quarter of 2017. In order to complete the merger, we must obtain shareholder approval of the merger at the extraordinary general meeting and the other closing conditions under the merger agreement must be satisfied or waived in accordance with the merger agreement.

Q:
What happens if the merger is not completed?

A:
If our shareholders do not authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, or if the merger is not completed for any other reason, our shareholders will not receive any payment for their Shares or ADSs pursuant to the merger agreement. In addition, the Company will remain a publicly traded company. The ADSs will continue to be listed and traded on the NYSE, provided that the Company continues to meet the NYSE's listing requirements. In addition, the Company will remain subject to the SEC reporting obligations. Therefore, our shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares or ADSs.

  Under specified circumstances in which the merger agreement is terminated, the Company may be required to pay Parent a termination fee, or Parent may be required to pay the Company a termination fee, in each case, as described under the caption "The Merger Agreement and Plan of Merger—Termination Fee" beginning on page 101.

Q:
What do I need to do now?

A:
We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:
How do I vote if my Shares are registered in my name?

A:
If Shares are registered in your name (that is, you do not hold ADSs) as of the Share record date, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible but in any event prior to                , 2016 so that your Shares will be represented and may be voted at the extraordinary general meeting.

Alternatively, you can attend the extraordinary general meeting and vote in person. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, the Shares represented by your proxy will be voted FOR the proposal to authorize and approve the merger agreement, the plan of merger and transactions contemplated thereby, including the merger and the amendment and restatement of the memorandum and articles of association of the Company in the form attached as Annex B to the plan of merger pursuant to the merger and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution to be proposed at the extraordinary general meeting unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines. If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Before voting your Shares, we encourage you to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the merger will affect you. To ensure that your Shares can be voted at the extraordinary general meeting, please complete the enclosed proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy card is                , 2016 at         a.m. (Hong Kong Time).

Q:
How do I vote if I own ADSs?

A:
If you own ADSs as of the close of business in New York City on                , 2016, the ADS record date, you cannot vote at the meeting directly, but you may instruct the ADS depositary (as the registered holder of the Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible but, in any event, so as to be received by the ADS depositary no later than 5:00 p.m. (New York City Time) on                 , 2016. The ADS depositary will endeavor, in so far as practicable, to vote or cause to be voted the number of Shares represented by your ADSs in accordance with your voting instructions. If the ADS depositary timely receives valid voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by ADSs held by such ADS holder, or the ADS depositary does not receive timely voting instructions from an ADS holder, the ADS depositary may deem such holder to have instructed the ADS depositary to give a discretionary proxy to a person designated by the Company to vote the Shares represented by such ADSs for the plan of merger and the merger.

  Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs prior to the close of business in New York City on                , 2016 and become a registered holder of Shares by the close of business in the Cayman Islands on                , 2016, the Share record date. If you hold your ADSs through a securities intermediary such as a broker, you must rely on the procedures of the securities intermediary through which you hold your ADSs if you wish to vote. If your ADSs are held by your broker or other securities intermediary, see below.

  If you wish to cancel your ADSs, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation prior to the close of business in New York City on                , 2016 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes, and (c) a certification that the ADS holder held the ADSs as of the ADS record date for the extraordinary general meeting and has not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled, or has given voting instructions to the ADS depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a securities account, please contact your broker or other securities intermediary to find out what actions you need to take to instruct the broker or other securities intermediary to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will to transfer registration of the Shares to the former ADS holder. If after registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

Q:
If my Shares or ADSs are held in a brokerage account, will my broker vote my Shares on my behalf?

A:
Your broker or other securities intermediary will only vote your Shares on your behalf or give voting instructions with respect to the Shares underlying your ADSs if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker or other securities intermediary regarding how to instruct it to vote your Shares. If you do not instruct your broker or other securities intermediary how to vote your Shares that it holds, those Shares will not be voted.

Q:
What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the merger agreement and the plan of merger?

A:
If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted. Except that, under the ADS deposit agreement, the ADS depositary may deem an ADS holder that does not give voting instructions to have instructed it to vote in favor of the merger.

Q:
May I change my vote?

A:
Yes, you may change your vote in one of three ways:

•
first, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting at least two hours before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to Trina Solar Limited, No. 2 Tian He Road Electronics Park, New District Changzhou, Jiangsu 213031, the People's Republic of China;

  •
  second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company not less than 48 hours prior to the extraordinary general meeting; or

  •
  third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

  If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

  Holders of ADSs may revoke their voting instructions by notification to the ADS depositary in writing received at any time prior to 5:00 p.m. (New York City Time) on                , 2016. A holder of ADSs can do this in one of two ways:

  •
  first, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS depositary; and

  •
  second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS depositary bearing a later date than the ADS voting instruction card sought to be revoked.

  If you hold your ADSs through a broker or other securities intermediary and you have instructed your broker or other securities intermediary to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker or other securities intermediary to change those instructions.

Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares or ADSs in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Shares or ADSs. If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy card. Please submit each proxy card that you receive.

Q:
If I am a holder of certificated Shares or ADRs, should I send in my share certificates or my ADRs now?

A:
No. After the merger is completed, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your share certificates for the merger consideration. Please do not send in your certificates now. Similarly, you should not send in the ADRs that evidence your ADSs at this time. Promptly after the merger is completed, the ADS depositary will call for the surrender of all ADRs for delivery of the merger consideration. ADR holders will be receiving a similar form of letter of transmittal and written instructions from the ADS depositary relating to the foregoing.

All holders of uncertificated Shares and uncertificated ADSs will automatically receive their cash consideration shortly after the merger is completed without any further action required on the part of such holders. If your ADSs are held in a securities account with a broker or other securities intermediary, your broker or other securities intermediary will credit the merger consideration to your account.

Q:
Am I entitled to dissenters' rights?

A:
Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote to approve the merger is taken, a written objection to the merger and they subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters' rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenters' rights with respect to your Shares.

  ADS holders will not have the right to dissent from the merger and receive payment of the fair value of the Shares underlying their ADSs. The ADS depositary will not attempt to exercise any dissenters' rights with respect to any of the Shares that it holds, even if an ADS holder requests the ADS depositary to do so. ADS holders wishing to exercise dissenters' rights must surrender their ADSs to the ADS depositary, pay the ADS depositary's fees required for such surrender, provide instructions for the registration of the corresponding Shares, and certify that they have not given, and will not give, voting instructions as to the ADSs (or alternatively, they will not vote the Shares) before the close of business in New York City on                , 2016, and become registered holders of Shares prior to                , 2016. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenters' rights with respect to the Shares under Section 238 of the Cayman Islands Companies Law.

  We encourage you to read the section of this proxy statement entitled "Dissenters' Rights" as well as Annex C to this proxy statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your dissenters' rights.

Q:
If I own ADSs and seek to exercise dissenters' rights, how do I convert my ADSs to Shares, and when is the deadline for completing the conversion of ADSs to Shares?

A:
If you own ADSs and wish to exercise dissenters' rights, you must surrender your ADSs to the ADS depositary (in the case of a certificated ADS by delivering the ADR to The Bank of New York Mellon at 101 Barclay Street, 29th Floor, New York, New York 10286). Upon your payment of its fees, including the applicable ADS cancellation fee ($0.05 per ADS) and any applicable taxes, and a certification that you have not given, and will not give, voting instructions to the ADS depositary in respect of the ADSs being cancelled (or, alternatively, that you will not vote the Shares), the ADS depositary will transfer the Shares and any other deposited securities underlying the ADSs to such ADS holder or a person designated by such ADS holder. The deadline for surrendering ADSs to the ADS depositary for these purposes is the close of business in New York City on                , 2016.

You must become a registered holder of your Shares and lodge a written notice of objection to the merger prior to the extraordinary general meeting.

We encourage you to read the information set forth in this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenters' rights. Please see "Dissenters' Rights" beginning on page 105 as well as "Annex C—Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands—Section 238" to this proxy statement for additional information.

Q:
Who can help answer my questions?

A:
If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact Trina Solar Limited at (+86) 519 8548 2008 or at ir@trinasolar.com.

SPECIAL FACTORS

Background of the Merger

        Events leading to the execution of the merger agreement described in this background of the merger occurred in China and Hong Kong. As a result, China Standard Time is used for all dates and times given. The term "Buyer Group" used at various times refers to the Buyer Group consisting of the Chairman, Parent, Merger Sub, Ms. Chunyan Wu, Wonder World Limited, Panji, Xingsheng, Xingjing, Great Zhongou, Tibet Zhongou and Liuan, as applicable, as the relevant parties formed, joined or withdrew from the Buyer Group at different times described below.

        The board of directors and senior management of the Company have been reviewing periodically the Company's long-term strategic plan with the goal of maximizing shareholder value. As part of this ongoing process, the board of directors and senior management also have periodically reviewed strategic alternatives that may be available to the Company.

        From time to time, a number of parties have approached the Chairman regarding possible transactions involving the Company. In mid-November 2015, the Chairman began to engage in serious discussions with representatives of Xingsheng regarding the feasibility of acquiring the Company in a going-private transaction. At the introduction of Xingsheng, the Chairman approached and discussed with Industrial Bank Co., Ltd., a Chinese joint stock commercial bank ("Industrial Bank") about possible provision of debt financing in connection with the proposed transaction. Following these discussions, the Chairman engaged Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden") to serve as his U.S. legal counsel in connection with the proposed transaction.

        On December 12, 2015, the Chairman and Xingsheng submitted to the board of directors of the Company a preliminary non-binding proposal letter (the "Proposal Letter") to acquire the Company in a going private transaction for $0.232 in cash per Share (or $11.60 in cash per ADS) other than any Shares or ADSs beneficially held by the Buyer Group (the "Proposal"). In the Proposal Letter, the Buyer Group noted that it was interested only in pursuing the proposed acquisition and that the members of the Buyer Group did not intend to sell their equity stake in the Company to any third party. The Proposal Letter also stated that the Buyer Group intended to finance the acquisition with a combination of debt and equity capital.

        On December 13, 2015, following receipt of the Proposal, the board of directors held a telephonic meeting to discuss, among other things, the Proposal Letter. The Chairman started the meeting by outlining the main terms of the Proposal, and thereafter, the Chairman recused himself from the remainder of the meeting due to conflicts of interest arising from his role as a member of the board of directors and his interest in the proposed transaction as a member of the Buyer Group. Thereafter, representatives of Kirkland & Ellis ("Kirkland & Ellis"), the Company's outside U.S. legal counsel, provided the board of directors with an overview of the procedures, process and duties of directors under applicable law in connection with the evaluation of the Proposal, including various "best practices" for boards of directors when considering similar transactions, including the desirability of establishing a committee of independent directors to evaluate the Proposal given the inherent conflicts of interest that may arise from the involvement of the Chairman in the Proposal. At the meeting, the Company's board of directors determined it was in the best interests of the Company and its shareholders to form a special committee consisting of directors who were independent of and unaffiliated with the Buyer Group, and after discussing the various qualifications and independence of the members of the board of directors to serve on the special committee, it resolved to form a special committee, comprised of two independent directors, Messrs. Sean Shao and Qian Zhao. In connection therewith, the Company's board of directors approved written resolutions authorizing the special committee to, among other things: (i) establish, monitor and direct the process and procedures related to the review and evaluation of the potential transaction and any alternative transaction, including the authority to determine not to proceed with any such process, procedures, review or evaluation; (ii) respond to any communications, inquiries or proposals regarding the potential transaction or any alternative transaction; (iii) review, evaluate and negotiate the terms and conditions of the potential transaction or any alternative transaction; (iv) solicit expressions of interest or other proposals for alternative transactions; (v) recommend to the Company's board of directors and the Company whether the potential transaction or any alternative transaction was advisable and was fair to, and in the best interests of, the Company and its shareholders; (vi) recommend rejection or approval of the potential transaction or any alternative transaction to the Company's board of directors; (vii) take such actions as the special committee may deem to be necessary or appropriate in connection with anti-takeover provisions, including actions with respect to the the Company's shareholder rights plan; (viii) authorize the issuance of press releases and other public statements, including filings with the SEC and other governmental and non-governmental persons and entities as the special committee considers appropriate regarding the potential transaction or any alternative transaction or consideration thereof; (ix) review and comment upon any and all documents and other instruments used in connection with the potential transaction or any alternative transaction, including any and all materials to be filed with the SEC and other governmental and non-governmental persons and entities; and (x) take such other actions as the special committee may deem to be necessary or appropriate for the special committee to discharge its duties.

        On December 14, 2015, the Company issued a press release regarding its receipt of the Proposal Letter, the transaction proposed therein and the formation of the special committee, and furnished the press release as an exhibit to its current report on Form 6-K.

        Also on December 14, 2015, based on previous discussions with the special committee, Kirkland & Ellis prepared communications and confidentiality guidelines for directors, officers and employees of the Company to follow in light of and in connection with the Proposal and any possible alternative transaction, including guidelines on what information could and should be provided to the Buyer Group and to third parties involved in or potentially interested in pursuing an alternative transaction, and the circumstances and conditions under which such information should be provided.

        In late December 2015, the Buyer Group retained Duff & Phelps, LLC ("Duff and Phelps") as its financial advisor in connection with the proposed transaction.

        During the course of the next few weeks, the special committee considered proposals from and conducted interviews with multiple prospective law firms and investment banks that had expressed interest in being considered for the role of U.S. legal advisor and financial advisor to the special committee, respectively.

        On December 24, 2015, after considering proposals from multiple prospective U.S. legal advisors, the special committee retained Kirkland & Ellis as its U.S. legal advisor. From time to time thereafter, Kirkland & Ellis had discussions with Conyers Dill & Pearman, the Cayman Islands legal counsel to the special committee, regarding the Proposal, the directors' duties in connection with considering and evaluating the Proposal and other matters of Cayman Islands law that were relevant to the proposed transaction.

        From late December 2015 to early January 2016, the special committee convened several meetings by telephone with Kirkland & Ellis to discuss the selection of a financial advisor. After deliberation on the experience, qualifications and reputation of each of the potential financial advisors evaluated by the special committee, the special committee decided to engage Citi as its financial advisor. Among the reasons for Citi's selection were its extensive experience in M&A transactions, including representing special committees in going private transactions, its strong reputation, its significant experience dealing with China-based companies, its lack of existing material relationships with the Company or the Buyer Group and its ability to interact in both English and Chinese. The special committee, on behalf of the Company, subsequently entered into an engagement letter with Citi on January 5, 2016.

        On January 6, 2016, the Company issued a press release regarding the special committee's appointment of Citi as its financial advisor and Kirkland & Ellis as its U.S. legal counsel and furnished the press release as an exhibit to its current report on Form 6-K.

        On January 11, 2016, the special committee convened a telephonic meeting with Kirkland & Ellis and Citi. During the meeting, Kirkland & Ellis led a discussion of the special committee's key duties, responsibilities and guidelines and highlighted to the special committee members that they should substantively engage with the Buyer Group only if the special committee determined to do so following its review of the Proposal, as assisted by its financial and legal advisors. Thereafter, the special committee engaged in a discussion with its advisors regarding establishing a process and adopting a strategy and practices designed to maximize shareholder value, including the key steps in, and an indicative timetable for, the proposed transaction in connection with the special committee's evaluation of the Proposal. At the same meeting, the special committee also determined, based on past discussions with Kirkland & Ellis, that it would be prudent at that stage to enter into confidentiality agreements with the Chairman, Xingsheng and other members of the Buyer Group, and authorized Kirkland & Ellis to negotiate confidentiality agreements with each member of the Buyer Group on behalf of the Company.

        Later that day, Kirkland & Ellis sent a form of confidentiality agreement to Skadden.

        On January 12, 2016, Skadden sent a revised draft of the confidentiality agreement to Kirkland & Ellis, which, among other things, requested permission for the Buyer Group to engage in discussion with any potential source of equity financing (which may be a shareholder of the Company) in connection with the proposed transaction, provided that no definitive written contract with such source of equity financing may be entered into without the prior written consent from the special committee.

        Between late November 2015 and early January 2016, the Chairman discussed the proposed transaction with various potential investors that might be interested in joining the Buyer Group. During this time period, in addition to Xingsheng, the Chairman held several meetings with Xingjing, Great Zhongou and Milestone Capital Management Limited Beijing ("Milestone"), each of which expressed its interest in joining the Buyer Group. On January 14, 2016, the Chairman, Xingjing, Xingsheng, Great Zhongou and Milestone, as the initial members of the Buyer Group, and the Buyer Group's financial and legal advisors met and discussed the general process and particular tasks of each member of the Buyer Group in connection with the proposed transaction. The financial and legal advisors also reminded the members of the Buyer Group to follow the process run by the special committee and the communication protocol between the Buyer Group and the special committee.

        On January 15, 2016, the special committee convened a telephonic meeting with Citi and Kirkland & Ellis. During the meeting, Citi and Kirkland & Ellis provided the special committee with an update on various work streams in connection with the special committee's evaluation of the Proposal and potential alternatives. Citi reported to the special committee that it had scheduled a meeting with the Company's management in Changzhou, China on January 18, 2016, and they would be working with the Company and Kirkland & Ellis to establish a virtual data room to facilitate the provision to the Buyer Group of any due diligence documents that the Buyer Group may request and the special committee may decide to provide to the Buyer Group, subject to the execution by each member of the Buyer Group of a confidentiality agreement in form and substance satisfactory to the special committee. Kirkland & Ellis then noted that the Buyer Group was discussing with its advisors and indicated that it would revert through Skadden on the key outstanding issues in the confidentiality agreement, including whether the Buyer Group would agree to seek the special committee's consent before discussing the proposed transaction with the Company's other shareholders.

        Over the course of the next several days, Skadden reverted to Kirkland & Ellis and conveyed the message that the Buyer Group agreed not to engage in any discussion with any existing shareholder of the Company in connection with the proposed transaction without the special committee's prior consent.

Between January 21 and January 22, 2016, each of the Chairman, Xingsheng, Great Zhongou and Milestone entered into a confidentiality agreement with standstill provisions with the Company.

        On January 22, 2016, the special committee convened a telephonic meeting with Citi and Kirkland & Ellis. During the meeting, Citi provided the special committee with an update on various work streams, including that the Buyer Group had agreed to a due diligence communication protocol, whereby all due diligence requests and questions would be communicated to Citi, which would be responsible for coordinating and communicating responses on behalf of the Company and the special committee. After discussions, the special committee instructed Citi and Kirkland & Ellis to continue to work with the Company to (i) upload requested documents to the data room, and (ii) provide representatives of the Buyer Group with access to the data room after Citi and Kirkland & Ellis have signed off on the contents of the data room. At the meeting, Citi also reported to the special committee that the Company's management was in the process of preparing a set of financial projections as instructed by the special committee.

        Beginning in late January, 2016, the members of the Buyer Group who entered into confidentiality agreements with the Company and their respective financial, legal and accounting advisors started to conduct legal, business, financial and accounting due diligence on the Company.

        In mid-January 2016, the special committee discussed with Citi regarding whether to perform a market check, and if so, who would be the most likely financial sponsors and strategic buyers to be interested in a transaction involving the Company. Given the Buyer Group's limited ownership percentage in the Company, the special committee decided to perform a market check to more proactively explore potential alternative transactions that might be more favorable to the Company's shareholders. During the week of February 1, 2016, Citi further updated the list of potential buyers per (i) inputs from the special committee and (ii) continued research and evaluation by Citi.

        On January 29, 2016, the special committee convened a telephonic meeting with Citi and Kirkland & Ellis. During the meeting, among other things, Citi reported that it had conducted several management sessions with the Company on January 25 and January 26, 2016 in relation to the management projections of the Company and due diligence of the Buyer Group. At the meeting, the special committee also discussed with its advisors and approve a meeting among the special committee's advisors, the Company's management and the Buyer Group requested by the Buyer Group on February 1, 2016 in Changzhou, China. Kirkland & Ellis then led a discussion on the timing of a potential market check process. Since the Chinese New Year was approaching, the special committee, after discussion with its advisors, decided to officially kick off the process in the week of February 15, 2016 or shortly thereafter, subject to the finalization and approval by the special committee of the management projections and the list of potential buyers to reach out to.

        On February 1, 2016, as approved by the special committee at the January 29 meeting, representatives of the Buyer Group and its advisors, the Company's management and Citi and Kirkland & Ellis met in Changzhou, China. At the meeting, the Buyer Group introduced its members and asked certain questions regarding the Company's business and operations, and the Company's management provided responses with the guidance of Citi and Kirkland & Ellis.

        On February 2, 2016, Skadden circulated an initial draft of the merger agreement to Kirkland & Ellis. However, the special committee, after discussion with its advisors, determined not to review and comment on this draft of the merger agreement as the special committee determined that in light of the contemplated market check process, it would be more appropriate and efficient for Kirkland & Ellis to prepare the initial draft merger agreement for review by the Buyer Group and any other potential buyer.

        On February 4, 2016, the special committee convened a telephonic meeting with Citi and Kirkland & Ellis. During the meeting, Citi updated the special committee that the Company was making some final adjustments to the management projections. The special committee asked questions of Citi on issues relating to gross margin, downstream average selling price, cash flows and licenses, and then directed Citi to arrange a separate telephonic meeting among the special committee and its advisors after receipt of the revised management projections, to further discuss these questions. Citi also reported to the special committee that they were in the process of gathering further information and finalizing the list of potential buyers for the market check process for the special committee's approval.

        On February 6, 2016, the special committee convened a telephonic meeting with Citi and Kirkland & Ellis. During the meeting, Citi walked the special committee through the revised management projections for the Company's financial performance through the fiscal year ending December 31, 2020 as well as feedback from the Company's management on several follow-up questions raised by the special committee at the last meeting of the special committee held on February 4, 2016, including issues relating to gross margin, downstream average selling price, cash flows and licenses. After discussions, the special committee authorized Citi to upload the management projections to the data room and grant access to such projections to the Buyer Group.

        On February 15, 2016, the special committee convened a telephonic meeting with Citi and Kirkland & Ellis. At the meeting, Citi walked the special committee through a list of 22 potential buyers (which consisted of 10 financial buyers and 12 strategic buyers) in connection with the market check process. After discussions, the special committee instructed Citi to reach out to these potential buyers once the introductory script of the Company was finalized. Over the course of the next several days, Citi, working with Kirkland & Ellis and the Company, finalized the introductory script of the Company to be circulated to the potential buyers.

        From mid-February 2016 to late March 2016, Citi contacted the potential buyers on the list approved by the special committee at the February 15 special committee meeting. During this period, (i) one potential strategic buyer signed a confidentiality agreement with the Company; and (ii) two potential financial buyers indicated that they would be interested in participating in the transaction led by the Chairman but would not otherwise be interested in acquiring control of the Company. Based on this indication, the special committee granted permission for these two financial buyers to contact the Chairman regarding the Proposal.

        From mid-December 2015 to early March 2016, the Chairman had further negotiations with Industrial Bank regarding the terms of the debt financing to be made available to Panji (an acquisition vehicle set up by the Chairman) in connection with the proposed transaction.

        On March 4, 2016, the special committee convened a telephonic meeting with Citi and Kirkland & Ellis. At the meeting, Citi provided updates to the group regarding the market check process. The special committee determined that, due to, among other factors, the fact that the Buyer Group's "take private" offer was well publicized in the market, the broad group of potential buyers Citi reached out to in the market check process, the time that has lapsed since Citi first initially reached out to these potential buyers and the lack of concrete indications of interest from these potential buyers to date, it would be advisable at this time to engage the Buyer Group more substantively on the terms of a potential transaction while at the same time continuing to conduct the market check process in parallel. The special committee also approved and directed K&E to distribute the initial draft of the merger agreement to Skadden for their review and comments.

        Later on March 4, 2016, Kirkland & Ellis delivered an initial draft of the merger agreement to Skadden.

        From March 4, 2016 to March 18, 2016, representatives of Skadden discussed with the Buyer Group the key issues raised in the initial draft of the merger agreement, and following the discussions, the Buyer Group instructed Skadden to revise and amend the merger agreement. On March 18, 2016, Skadden delivered its initial comments on the merger agreement to Kirkland & Ellis.

        Between late January 2016 and mid-March 2016, representatives of the Buyer Group further met with some potential investors that might be interested in joining the Buyer Group. During this time period, the Chairman held several meetings with Liuan, which expressed its interest in joining the Buyer Group.

        On March 25, 2016, the special committee convened a telephonic meeting with Citi and Kirkland & Ellis. During the meeting, after Citi provided the group with a brief update on the market check process, and the special committee also discussed with Citi and Kirkland & Ellis the initial offer from the Buyer Group and various considerations related to the valuation of the Company's shares and the strategy and steps of a potential price negotiation with the Buyer Group. After the discussion, the special committee determined to request a meaningful increase over the Buyer Group's offer of $11.60 per Share, and instructed Citi to communicate this request to the Buyer Group in accordance with the strategies and considerations discussed at the meeting. Kirkland & Ellis then led a discussion between the special committee and its advisors regarding the key issues raised by the Buyer Group's comments on the draft merger agreement. After discussions, the special committee provided instructions to Kirkland & Ellis on the special committee's position on the key issues raised by the Buyer Group's comments, including, among other things, to (i) insist on the ability of the Company's board of directors to change its recommendation based on an intervening event and (ii) propose a reverse termination fee twice the amount of a Company termination fee. The special committee instructed Kirkland & Ellis to revise the merger agreement in accordance with the discussion at the meeting and instructed Citi and Kirkland & Ellis to present the revised merger agreement and the request for a meaningful price increase as a packaged proposal to the Buyer Group.

        On April 1, 2016, Kirkland & Ellis sent a revised draft of the merger agreement to Skadden.

        On April 5, 2016, with respect to the special committee's request for the Buyer Group to increase the offer price, Duff & Phelps discussed with Citi various factors considered by the Buyer Group and indicated that, in the Buyer Group's view, its existing offer was fair in light of, among other things, (i) the existing and pro forma leverage level of the Company; (ii) the Buyer Group's view on the Company's future financial performance; and (iii) the premium and valuation multiples represented by the existing offer price on the Shares compared to other comparable listed companies.

        On April 8, 2016, the special committee convened a telephonic meeting with Citi and Kirkland & Ellis. During the meeting, Citi summarized its discussion with Duff & Phelps on April 5, 2016 and the special committee asked questions regarding the basis of and assumptions underlying the Buyer Group's position. Then, Citi reported that no meaningful feedback had been received from any party during the market check process during the previous several weeks. After discussing various related considerations, including the scope of the market check process, the process followed, the period of time that had elapsed, the fact that the Buyer Group's offer and the special committee's mandate were well publicized before and during the market check process, and the feedback received to date, the special committee decided that while it would continue to welcome and pursue incoming inquiries and indications of interest, it would be advisable for the special committee and its advisors to focus more time and effort on negotiating the best deal with the Buyer Group. The special committee then instructed Citi to continue to request a meaningful price increase from the Buyer Group and discuss related factors and considerations with the Buyer Group.

        On April 22, 2016, Duff & Phelps sent a letter to the special committee further setting forth the key reasons for the Buyer Group to reject the special committee's request for a meaningful price increase. Later that day, Citi and Kirkland & Ellis had a further conference call with Duff & Phelps regarding Duff & Phelps's letter. During the discussion, Duff & Phelps also indicated that the Buyer Group was still in the process of arranging financing for the proposed transaction.

        On April 30, 2016, Skadden circulated a revised draft of the merger agreement and initial drafts of the form equity commitment letter and a limited guarantee to Kirkland & Ellis.

        On May 9, 2016, Industrial Bank informed the Chairman that its credit committee approved the proposed debt financing for Panji in connection with the proposed transaction, subject to its internal legal and compliance approval procedures. The Buyer Group then convened to discuss, among other matters, the timing of the proposed transaction and the key terms of the merger agreement and related transaction documents.

        On May 20, 2016, Kirkland & Ellis held a telephonic meeting with Skadden and the Buyer Group to clarify the composition and identities of the members of the Buyer Group.

        On May 26, 2016, Duff and Phelps sent Citi a list of entities through which members of the Buyer Group would provide the equity commitment letters and the limited guarantee and provided materials evidencing the credit-worthiness of such entities.

        On May 27, 2016, the special committee convened a telephonic meeting with Citi and Kirkland & Ellis. During the meeting, Citi provided an update to the special committee with respect to the Buyer Group's equity financing structure and discussed the materials provided to date evidencing the credit-worthiness of the potential equity sponsors. Citi reported that the Buyer Group had indicated that (i) certain members of the Buyer Group and Industrial Bank, as the proposed lender to Panji, were still in the process of reviewing the draft transaction documents and completing their respective internal approval procedures, and the Buyer Group had not identified any substantive obstacles to securing such approvals; and (ii) the Buyer Group was considering the special committee's continued request for a price increase and planned to provide a further response after the Buyer Group's financing arrangements were substantially finalized.

        From late May 2016 to late July 2016, Citi continued to review and evaluate, together with Kirkland & Ellis and Fangda Partners ("Fangda"), the Company's and the special committee's PRC legal counsel, additional credit-worthiness materials of the equity sponsors provided by the Buyer Group.

        On June 17, 2016, Kirkland & Ellis delivered its initial comments on the form of equity commitment letter and the limited guarantee to Skadden.

        On June 23, 2016, at the request of Skadden, representatives of Kirkland & Ellis, Skadden and the Buyer Group held a telephonic meeting and discussed several additional comments raised by Xingsheng and Xingjing and certain issues in the transaction documents. Specifically, on the merger agreement, Xingsheng and Xingjing requested that (i) considering that at least a majority of the Buyer Group's cash financing are expected to come from PRC entities in RMB and the foreign exchange process in recent similar transactions, three months should be specifically allocated to complete the currency conversion process and close the transaction after all the other closing conditions were satisfied or waived; and (ii) if the transaction failed to close by the long stop date due to failure to convert the required amount of RMB into USD despite the Buyer Group's reasonable best efforts, the Company may elect to extend the long stop date or otherwise terminate the merger agreement; and if the Company elected to terminate the merger agreement, no reverse termination fee would be payable and the Buyer Group would only need to pay a pre-agreed amount to cover the Company's costs and expenses incurred in connection with the proposed transaction. On the limited guarantee, since at least a majority of the cash financing of the Buyer Group would come in RMB from PRC entities and a cross-border commitment or guarantee to the Company may have enforceability issues under PRC laws, Skadden proposed that TCZ be a beneficiary to the equity commitment letters and sign the limited guarantee as the guaranteed party. Later that day, Skadden circulated a revised draft of the limited guarantee to Kirkland & Ellis reflecting this proposal.

        On June 24, 2016, the special committee convened a telephonic meeting with Citi and Kirkland & Ellis. At the meeting, Kirkland & Ellis summarized the discussion with Skadden and the Buyer Group on June 23, 2016, the special committee asked questions and discussed related considerations with its advisors. Following the discussion, the special committee (i) determined that in light of, among other things, the foreign exchange process in recent similar transactions and the feedback it had received in the market check process, assuming that the special committee and the Buyer Group reach agreement on the price and other key terms of the transaction, the special committee might be willing to consider the requests of Xingsheng and Xingjing. The special committee then instructed Kirkland & Ellis to (i) convey this position back to the Buyer Group; and (ii) to work with Citi and Fangda and further evaluate the various proposals from the Buyer Group.

        On June 28, 2016, Kirkland & Elis and Skadden held a further telephonic meeting and further negotiated the proposed arrangements regarding the equity commitment letters and the limited guarantee.

        On June 29, 2016, Skadden circulated revised drafts of the equity commitment letters to Kirkland & Ellis, reflecting its proposals per the discussions with Kirkland & Ellis on June 23 and June 28, 2016.

        In late June 2016, Milestone informed the Chairman of its decision to withdraw from the proposed transaction and the Buyer Group.

        During the course of the next few days, Fangda conducted an analysis on the enforceability of the equity commitment letters and the limited guarantee with TCZ being a guaranteed party or a third party beneficiary, as applicable and concluded that, although the Buyer Group would need to go through the same approval and currency conversion procedures if it were to close the proposed transaction and pay consideration to the Company's offshore shareholders, the proposed arrangements would be enforceable by TCZ under PRC law and did incrementally enhance the enforceability of the equity commitment letters and the limited guarantee as compared to the situation where the Company was the sole signatory and beneficiary thereunder.

        On July 2, 2016, following discussion with the members of the Buyer Group regarding the issues raised in the revised draft of the merger agreement, Skadden circulated a revised merger agreement to Kirkland & Ellis based on the discussions with Kirkland & Ellis in the past week and communicated to Kirkland & Ellis the Buyer Group's positions on the outstanding issues.

        Between mid-June 2016 and July 7, 2016, Skadden had further negotiations with Industrial Bank and its counsel, King & Wood Mallesons, regarding the terms of the debt financing to be made available to Panji in connection with the proposed transaction.

        On July 5, 2016, representatives of Citi, Kirkland & Ellis and Fangda had an in-person meeting with representatives of the Buyer Group and its advisors in Changzhou, China to discuss the remaining outstanding issues in connection with the proposed transaction. At the meeting, among other things, (i) the Buyer Group formally turned down the special committee's request for an increase in the offer price, citing various reasons including (A) its view on the general industry outlook being less optimistic than before in light of recent developments, (B) recent trading prices of the Company's ADSs, (C) increasing difficulty in financing a transaction in the industry where the Company operates in the current environment and (D) various macroeconomic trends and factors; (ii) the parties further discussed the Buyer Group's proposal to have TCZ act as a third party beneficiary under the equity commitment letters and the guaranteed party to the limited guarantee; and (iii) Citi and Kirkland & Ellis inquired as to whether the Buyer Group's equity commitment letters would cover the amount potentially required to redeem the Company's outstanding convertible notes, and the Buyer Group relayed its position that the equity commitment letters would not cover such amount because, among other things, it believed that the Company would have sufficient cash on hand to satisfy such redemption obligation.

        On July 6, 2016, the Company circulated a further revised set of management projections to Citi. These management projections had been updated to reflect a projected decrease in external sales due to weaker demand in the global solar industry as well as a projected decrease in internal shipments due to weaker demand from downstream solar projects. In addition, these management projections were consistent with the Company's public earnings guidance for the first quarter of 2016.

        On July 7, 2016, the special committee convened a telephonic meeting with Citi and Kirkland & Ellis. At the meeting, Kirkland & Ellis and Citi briefed the special committee on the meeting with the Buyer Group and its advisors on July 5, 2016, including the Buyer Group's formal rejection of the special committee's request for a price increase and the various rationales therefor offered by the Buyer Group. The special committee asked questions and engaged in a long discussion with its advisors regarding various related considerations. After the discussion, the special committee determined that, in light of, among other things, the fact that the Company has not received any actionable alternative offer to date despite the market check process, recent macro- and industry-specific developments and the recent trading prices of the Company's ADSs, the Buyer Group's proposal as a whole still represented an opportunity that was worth pursuing. The special committee also determined that, in light of, among other things, the foreign exchange process in recent similar transactions, the identity of the Buyer Group members, and the other factors discussed earlier at the meeting, the approach proposed by the Buyer Group with respect to the enforceability of the equity commitment letters and the limited guarantee against PRC parties could be acceptable depending on the other terms of the transaction and instructed Kirkland & Ellis to continue finalizing such approach with the Buyer Group and negotiate the related agreements accordingly. The special committee then discussed with Citi and Kirkland & Ellis the Company's potential obligation to repurchase its convertible notes which would likely be triggered if the Company entered into the proposed transaction with the Buyer Group, and after discussions, the special committee instructed Citi and Kirkland & Ellis to continue to require the Buyer Group's equity commitments to cover such amounts and further instructed Citi to work with the Company and conduct an analysis of the Company's cash balance to determine whether such cash balance was expected to be sufficient to redeem the outstanding convertible notes, if required, with a reasonable amount of cash remaining to satisfy the Company's working capital and other cash requirements in the ordinary course. With respect to the credit-worthiness materials of the equity sponsors, Kirkland & Ellis and Citi reported to the special committee that they have been requesting and would continue to request additional documents that could provide additional comfort to the special committee. Lastly, Kirkland & Ellis walked the special committee through the outstanding material issues in the the merger agreement. Following the discussion, the special committee instructed Kirkland & Ellis to revert to the Buyer Group with the positions discussed at the meeting, including to continue pushing back on a Company termination fee in the event of a termination due to prohibiting law or order if (i) an alternative acquisition proposal is outstanding prior to such termination and (ii) the Company consummates the transaction contemplated by such acquisition proposal within 12 months. The special committee also instructed Citi to contact Duff & Phelps and agree on the calculation of the underlying metrics that would be the basis for calculating the termination fees in the merger agreement.

        Later that day, Skadden circulated an initial draft of the rollover and support agreement and debt commitment letter to Kirkland & Ellis.

        On July 8, 2016, according to the special committee's instructions at the July 7 meeting, Kirkland & Ellis sent a revised merger agreement to Skadden which, among other things, (i) clarified that the Buyer Group shall have no right to terminate the merger agreement if the transaction is not consummated by the long stop date solely due to a failure to convert the required amount of RMB into USD and (ii) rejected a Company termination fee in the event of a termination of the merger agreement (A) due to failure to consummate the closing by the long stop date if (x) an alternative acquisition proposal is outstanding prior to such termination and (y) the Company consummates the transaction contemplated by such acquisition proposal within 12 months and (B) due to prohibiting law or order if (x) an alternative acquisition proposal is outstanding prior to such termination and (y) the Company consummates the transaction contemplated by such acquisition proposal within 12 months.

        Later on July 8, 2016, Skadden reverted to Kirkland & Ellis with a revised draft of the merger agreement which, among other things, (i) proposed a Company termination fee of $20,000,000 and a reverse termination fee of $40,000,000, (ii) proposed that if the transaction is not consummated by the long stop date solely due to a failure to convert the required amount of RMB into USD, the Buyer Group would still have a termination right after three months following the long stop date, in which event the Buyer Group will pay the Company a reverse termination fee of $5,000,000, (iii) agreed to drop the request for a Company termination fee in the event of a termination due to prohibiting law or order if (A) an alternative acquisition proposal is outstanding prior to such termination and (B) the Company consummates the transaction contemplated by such acquisition proposal within 12 months and (iv) insisted on a Company termination fee in the event of a termination due to failure to consummate the closing by the long stop date if (A) an alternative acquisition proposal is outstanding prior to such termination and (B) the Company consummates the transaction contemplated by such acquisition proposal within 12 months.

        Also on July 8, 2016, after conducting an analysis on the Company's cash balance, with the Company's confirmation, Citi reported back to the special committee that based on the Company's current cash balance, restricted cash balance, the Company's past financial performance and the management projections previously provided, following the closing of a potential transaction with the Buyer Group, the Company was reasonably likely to be able to repurchase all of its outstanding convertible notes with its cash on hand with a reasonable amount of cash remaining to satisfy the Company's working capital and other cash requirements in the ordinary course.

        On July 9, 2016, Kirkland & Ellis provided comments on the draft equity commitment letter for Xingjing and the draft limited guarantee to Skadden. Among other comments, TCZ was specifically added as a signing party to the form equity commitment letter to further enhance the enforceability of the equity commitment letters.

        On July 10, 2016, Kirkland & Ellis delivered comments on the draft debt commitment letter to Skadden.

        On July 11, Skadden circulated further comments on the equity commitment letters, the limited guarantee and the rollover and support agreement to Kirkland & Ellis.

        On July 12, 2016, Kirkland & Ellis circulated further comments on other ancillary transaction documents, including the equity commitment letters, the limited guarantee and the rollover and support agreement, to Skadden.

        In the early morning of July 13, 2016, Kirkland & Ellis circulated a revised draft of the merger agreement to Skadden which, among other things, (i) proposed a Company termination fee of $25,000,000 and a reverse termination fee of $50,000,000, (ii) requested a full reverse termination fee of $50,000,000 in the event of a termination by the Buyer Group due to failure to consummate the closing by the long stop date solely due to a failure to convert the required amount of RMB into USD, and (iii) continued to reject a Company termination fee in the event of a termination due to failure to consummate the closing by the long stop date if (A) an alternative acquisition proposal is outstanding prior to such termination and (B) the Company consummates the transaction contemplated by such acquisition proposal within 12 months.

        On July 13, 2016, Kirkland & Ellis had a telephonic meeting with Skadden and further discussed the outstanding issues under the merger agreement, after which Skadden circulated a revised merger agreement to Kirkland & Ellis which, among other things, (i) proposed a Company termination fee of $21,600,000 and a reverse termination fee of $43,200,000, (ii) dropped the request for a Company termination fee in the event of a termination due to failure to consummate the closing by the long stop date if (A) an alternative acquisition proposal is outstanding prior to such termination and (B) the Company consummates the transaction contemplated by such acquisition proposal within 12 months and (iii) rejected to pay a full reverse termination fee and only agreed to pay a lower reverse termination fee of $5,000,000 in the event of a termination due to failure to consummate the closing by the long stop date solely due to a failure to convert the required amount of RMB into USD.

        Later on July 13, 2016, at the request of Kirkland & Ellis, Skadden sent to Kirkland & Ellis a revised draft of the equity commitment letter for Panji reflecting that the equity commitment of Panji was contemplated to be funded by the proceeds of a committed term loan facility to be made available by Industrial Bank pursuant to the debt commitment letter and related covenants requiring Panji to pursue such debt financing or alternative debt financing.

        Later that day, representatives of Kirkland & Ellis, Skadden and King & Wood Mallesons convened a telephonic meeting to discuss the outstanding issues under the debt commitment letter.

        Also later on July 13, 2016, Kirkland & Ellis circulated a revised merger agreement to Skadden which, among other things, (i) proposed a Company termination fee of $21,900,000 and a reverse termination fee of $43,800,000 and (ii) continued to request a reverse termination fee higher than $5,000,000 if the merger agreement is terminated by the Buyer Group due to failure to consummate the closing by the long stop date solely due to a failure to convert the required amount of RMB into USD.

        On July 14, 2016, at the direction of the special committee, representatives of Kirkland & Ellis and Fangda visited Industrial Bank's office in Shanghai to review documents related to Industrial Bank's internal approvals for the proposed transaction.

        Also on July 14, 2016, Skadden provided a revised draft of the merger agreement to Kirkland & Ellis which, among other things, rejected a reverse termination fee higher than $5,000,000 if the merger agreement is terminated by the Buyer Group due to failure to consummate the closing by the long stop date solely due to a failure to convert the required amount of RMB into USD.

        Later on July 14, 2016, Kirkland & Ellis reverted to Skadden with a revised draft of the merger agreement.

        Around noon time on July 15, 2016, Skadden provided a revised draft of the merger agreement which, among other things, dropped the closing condition that no more than a certain percentage of Shares shall have dissented from the proposed transaction.

        Later that day, the special committee convened a telephonic meeting with Citi and Kirkland & Ellis. Kirkland & Ellis updated the special committee on various work streams, including the credit worthiness materials of the equity sponsors provided to date and the outstanding issues under the merger agreement and other transaction documents. After discussions, the special committee instructed Kirkland & Ellis, among other things, to (i) further explore the possibility for the Buyer Group to make a deposit covering the equity commitment of Liuan in case that Liuan cannot sufficiently provide proof of funding source covering its entire expected investment before signing; (ii) request a higher reverse termination fee of $20,000,000 if the merger agreement is terminated by the Buyer Group solely due to the failure to close the transaction timely due to failure to complete the currency conversion process.

        Promptly after the special committee meeting, Kirkland & Ellis had a telephonic meeting with Skadden and reiterated the special committee's positions on the outstanding issues. After an internal discussion within the Buyer Group, Skadden advised that (i) in light of, among other things, the relatively small percentage of the equity financing to be provided by Liuan and that Liuan remained confident in its ability to fund its entire contribution, the Buyer Group remained unwilling to provide a deposit or have other Buyer Group members provide equity commitments covering any portion of Liuan's contribution for which Liuan was unable to provide further backup before signing; and (ii) the Buyer Group agreed to Kirkland & Ellis' proposal made on July 8, 2016 that the Buyer Group shall have no right to terminate the merger agreement if the transaction is not consummated prior to the outside date solely due to a failure to convert the required amount of RMB into USD. Subsequently, Kirkland & Ellis circulated a revised merger agreement reflecting the agreement summarized in (ii) in the preceding sentence.

        Later on July 15, 2016, Skadden circulated a revised debt commitment letter to Kirkland & Ellis consolidating comments from Kirkland & Ellis and King and Wood Mallesons.

        Later in the evening of July 15, 2016, the members of the Buyer Group commenced their internal approval process for execution of the transaction documents, following confirmation from representatives of Skadden and Kirkland & Ellis that such transaction documents were substantially in agreed forms among counsels.

        On July 19, 2016, Liuan entered into a confidentiality agreement with the Company substantially in the same form as the confidentiality agreements entered into by other members of the Buyer Group earlier. Liuan had not requested to obtain access to the data room and no access was granted to Liuan until after it entered into a confidentiality agreement with the Company on July 19, 2016.

        On July 25, 2016, Skadden relayed to Kirkland & Ellis that the Buyer Group had agreed to increase the amounts of their respective equity commitments to cover the aggregate amount required to redeem all of the Company's outstanding convertible notes.

        Between July 26, 2016 and August 1, 2016, Skadden and Kirkland & Ellis continued to negotiate and finalize the merger agreement and related documentation, including, among other things, finalizing the scope of certain covenants applicable to the Company prior to closing and the terms of the limited guarantee.

        On July 31, 2016, the Chairman, Xingsheng, Xingjing, Great Zhongou and Liuan, as the members of the Buyer Group, entered into a consortium agreement in connection with the merger and Industrial Bank issued a debt commitment letter to Panji.

        In the morning of August 1, 2016, the board of directors of the Company held a telephonic meeting with Kirkland & Ellis and Citi. The Chairman did not attend, participate in or vote upon any matters discussed during the meeting. Kirkland & Ellis first provided the board with a summary of (i) the board's fiduciary duties and (ii) the key terms of the draft merger agreement and other transaction documents. Citi then made a presentation regarding its financial analyses of the consideration proposed to be paid to the holders of Shares and ADSs in the potential merger. Thereafter, at the request of the special committee, Citi rendered its oral opinion, subsequently confirmed in writing by delivery of Citi's written opinion (attached hereto as Annex B), to the special committee to the effect that, as of August 1, 2016, and based upon and subject to the factors, assumptions and limitations set forth in Citi's written opinion, the Per Share Merger Consideration of $0.232 in cash for each Share was fair, from a financial point of view, to the holders of Shares (other than Excluded Shares and restricted shares) and the Per ADS Merger Consideration of $11.60 in cash for each ADS was fair, from a financial point of view, to the holders of ADSs (other than ADSs representing Excluded Shares).

        Messrs. Zhiguo Zhu, Liping Qiu and Yeung Kwok On then left the telephonic board meeting and the special committee convened an executive session. After considering the proposed terms of the merger agreement and the other transaction agreements and the presentations of Kirkland & Ellis and Citi, including the opinion from Citi as described above, and taking into account the other factors described under the headings titled "Recommendations of the Special Committee and the Board of Directors" beginning on page 8, "Reasons for the Merger and Recommendation of the Special Committee and the Company's Board of Directors" beginning on page 35 and "Opinion of the Special Committee's Financial Advisor" beginning on page 47, the special committee then unanimously determined that the merger agreement, plan of merger and the merger and the other transactions contemplated by the merger agreement were fair (both substantively and procedurally) to and in the best interests of the Company and its security holders who are unaffiliated with the Buyer Group and declared it advisable for the Company to enter into the merger agreement and the other transaction agreements and recommended that the board of directors adopt a resolution approving and declaring the advisability of the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommending that the shareholders of the Company authorize and approve the merger agreement, the plan of merger and the merger.

        Thereafter, Messrs. Zhiguo Zhu, Liping Qiu and Yeung Kwok On rejoined the telephonic meeting and the meeting of the board of directors resumed. The special committee presented its recommendation to the board of directors. After considering the proposed terms of the merger agreement and the other transaction agreements and the presentations of Kirkland & Ellis and Citi, including the opinion provided by Citi to the special committee described above, and taking into account the other factors described under the headings titled "Recommendations of the Special Committee and the Board of Directors" beginning on page 8, "Reasons for the Merger and Recommendation of the Special Committee and the Company's Board of Directors" beginning on page 35 and "Opinion of the Special Committee's Financial Advisor" beginning on page 47, the board of directors, other than the Chairman who was not present or participating, unanimously determined that it was fair (both substantively and procedurally) to and in the best interests of the Company and its security holders who are unaffiliated with the Buyer Group, and declared it advisable, to enter into the merger agreement and the transaction agreements contemplated by the merger agreement and approved the execution, delivery and performance of the merger agreement and the transaction agreements contemplated by the merger agreement and the consummation of the transactions contemplated thereby, including the merger and directed that the authorization and approval of the merger agreement, the plan of merger and the merger be submitted to a vote at an extraordinary general meeting of the shareholders with the recommendation of the board of directors that the shareholders of the Company authorize and approve by way of special resolution the merger agreement, the plan of merger and the merger. See "Recommendations of the Special Committee and the Board of Directors" beginning on page 8, "Reasons for the Merger and Recommendation of the Special Committee and the Company's Board of Directors" beginning on page 35 and "Opinion of the Special Committee's Financial Advisor" beginning on page 47 for a full description of the resolutions of the board of directors at this meeting.

        On the same day on August 1, 2016, the Company and The Bank of New York Mellon, as rights agent, entered into an amendment to the Rights Agreement dated as of November 21, 2008, which renders the Rights Agreement inapplicable to the merger agreement to be entered into and the transactions contemplated thereby.

        Late in the evening of August 1, 2016, the Company, TCZ, Parent, Merger Sub and certain members of the Buyer Group, as applicable, executed the merger agreement, the rollover and support agreement, the equity commitment letters and the limited guarantee and the Company issued a press release announcing the execution of the merger agreement and the ancillary documents.

Reasons for the Merger and Recommendation of the Special Committee and the Company's Board of Directors

        Our board of directors, acting upon the unanimous recommendation of the special committee, which special committee acted with the advice and assistance of our management (other than the Chairman) and its financial and legal advisors, evaluated the merger, including the terms and conditions of the merger agreement.

        At a meeting on August 1, 2016, the special committee unanimously recommended that our board of directors adopt resolutions that:

  •
  determine that the merger, on the terms and subject to the conditions set forth in the merger agreement, is fair to and in the best interests of, the Company and its unaffiliated security holders, and declare it advisable to enter into the merger agreement;

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  authorize and approve the execution, delivery and performance by the Company of the merger agreement and the completion of the transactions contemplated thereby, including the merger; and

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  direct that the authorization and approval of the merger agreement, plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation that the shareholders of the Company authorize and approve by way of a special resolution the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger.

        On August 1, 2016, our board of directors (with the Chairman abstaining) approved and adopted the resolutions recommended by the special committee. The Chairman abstained from voting because of his potential conflicts of interest arising from his role with the Company and his interest in the transactions contemplated under the merger agreement, including the merger. Please see "Special Factors—Interests of Certain Persons in the Merger" beginning on page 64 for additional information.

        In the course of reaching their respective determinations, the special committee and our board of directors considered the following substantive factors and potential benefits of the merger, each of which the special committee and our board of directors believed supported their respective decisions, but which are not listed in any relative order of importance:

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  the current and historical market prices of the Company's ADSs, including the fact that the Per Share Merger Consideration of $0.232 and the Per ADS Merger Consideration of $11.60 offered to the Company's unaffiliated security holders represents a premium of 21.5% over the Company's closing price of $9.55 per ADS on December 11, 2015, the last trading day immediately prior to December 14, 2015, the date that the Company announced that it had received a "going-private" proposal, a premium of 20.2% to the average closing price of the Company's ADSs during the 90 trading days prior to its receipt of a "going-private" proposal and a 40.6% premium over the closing price of $8.25 per ADS on July 29, 2016, the trading day immediately before the merger agreement was signed. This premium reflects the benefits associated with closing the merger. Without the merger, this premium will not be available.

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  the possibility that it could take a considerable period of time before the trading price of the ADSs would reach and sustain at the Per ADS Merger Consideration of $11.60, as adjusted for present value;

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  the negotiations with respect to the merger consideration and the special committee's determination that, following negotiations with the Buyer Group, $0.232 per Share or $11.60 per ADS was the highest price that the Buyer Group would agree to pay, with the special committee basing its belief on a number of factors, including the duration and tenor of negotiations and the experience of the special committee and its advisors;

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  the all-cash merger consideration, which will allow our unaffiliated security holders to immediately realize liquidity for their investment and provide them with a specific amount of cash consideration for their Shares or ADSs;

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  the financial analyses reviewed and discussed with the special committee by representatives of Citi, as well as the opinion delivered by Citi to the special committee on August 1, 2016, which opinion was subsequently confirmed in writing and attached hereto as Annex B, to the effect that, as of August 1, 2016, and based upon and subject to the factors, assumptions and limitations set forth in Citi's written opinion, the Per Share Merger Consideration was fair, from a financial point of view, to the holders of Shares (other than Excluded Shares and restricted shares) and the Per ADS Merger Consideration was fair, from a financial point of view, to the holders of ADSs (other than ADSs representing Excluded Shares);

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  the likelihood that the merger would be completed based on, among other things (not in any relative order of importance):

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  the fact that the Parent had obtained the equity financings necessary to complete the merger, the conditions to the financing and the due diligence on the creditworthiness of the financing sources;

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  the absence of a financing condition in the merger agreement;

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    the likelihood and anticipated timing of completing the merger in light of the scope of the conditions to completion, including the absence of significant required regulatory approvals; and

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    the fact the merger agreement provides that, in the event of a failure of the merger to be completed under certain circumstances, Parent will pay the Company a $43.8 million termination fee, and the guarantee of such payment obligation by the Guarantors pursuant to the Limited Guarantee;

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  the recognition by the special committee and our board of directors that, under the terms of the merger agreement, it has the ability to consider any proposal regarding an alternative transaction involving more than twenty percent of equity interests or assets of the Company which is reasonably expected to lead to a Superior Proposal (as defined in the section entitled "The Merger Agreement and Plan of Merger—No Solicitation" beginning on page 93) until the date our shareholders vote upon and authorize and approve the merger agreement (as further explained under the caption "The Merger Agreement and Plan of Merger—No Solicitation" beginning on page 93);

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  our ability, subject to compliance with the terms and conditions of the merger agreement, to terminate the merger agreement prior to shareholder approval has been obtained in order to enter into an alternative transaction proposed by a third party that is a Superior Proposal (as further explained under the caption "The Merger Agreement and Plan of Merger—No Solicitation" beginning on page 93);

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  our ability, under certain circumstances, to change, withhold, withdraw, qualify or modify our recommendation that our shareholders vote to authorize and approve the merger agreement;

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  our ability, under certain circumstances, to specifically enforce the terms of the merger agreement; and

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  the consideration and negotiation of the merger agreement was conducted entirely under the control and supervision of the special committee, which consists of two independent directors, each of whom is an outside, non-employee director, and that no limitations were placed on the special committee's authority.

        In addition, the special committee and our board of directors believed that sufficient procedural safeguards were and are present to ensure that the merger is procedurally fair to our unaffiliated security holders and to permit the special committee and our board of directors to represent effectively the interests of such unaffiliated security holders. These procedural safeguards, which are not listed in any relative order of importance, are discussed below:

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  in considering the merger with the Buyer Group, the special committee acted solely to represent the interests of the unaffiliated security holders, and the special committee had independent control of the negotiations with the Buyer Group and its legal and financial advisors on behalf of such unaffiliated security holders;

  •
  all of the directors serving on the special committee during the entire process were and are independent directors and free from any affiliation with the Buyer Group. In addition, none of such directors has any financial interest in the merger that is different from that of the unaffiliated security holders other than (i) the directors' receipt of board compensation in the ordinary course, (ii) special committee members' compensation in connection with its evaluation of the merger (which is not contingent upon the completion of the merger or the special committee's or board's recommendation of the merger), and (iii) the directors' indemnification and liability insurance rights under the merger agreement;

  •
  following its formation, the special committee's independent control of the sale process with the advice and assistance of Citi, as its financial advisor, and Kirkland & Ellis, Conyers Dill & Pearman and Fangda Partners, as its legal advisors, each reporting to the special committee;

  •
  the special committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from the Buyer Group and the transactions contemplated thereby from the date the committee was established, and no evaluation, negotiation, or response regarding the transaction or any documentation in connection therewith from that date forward was considered by our board of directors for authorization and approval unless the special committee had recommended such action to our board of directors;

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  the special committee had the authority to reject the terms of any strategic transaction, including the merger;

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  the special committee met regularly to consider and review the terms of the merger;

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  the recognition by the special committee and our board of directors that it had no obligation to recommend the authorization and approval of the proposal or any other transaction;

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  the recognition by the special committee and our board of directors that, under the terms of the merger agreement, it has the ability to consider any proposal regarding an alternative transaction involving more than twenty percent of equity interests or assets of the Company which is reasonably expected to lead to a Superior Proposal until the date our shareholders vote upon and authorize and approve the merger agreement (as further explained under the caption "The Merger Agreement and Plan of Merger—No Solicitation" beginning on page 93);

  •
  the ability of the Company to terminate the merger agreement in connection with a Superior Proposal (as further explained under the caption "The Merger Agreement and Plan of Merger—No Solicitation" beginning on page 93) subject to compliance with the terms and conditions of the merger agreement; and

  •
  the availability of dissenters' rights to the shareholders, other than the Rollover Securityholders, who comply with all of the required procedures under the Cayman Islands Companies Law for exercising dissenters' rights, which allow such holders to receive the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

        The special committee and board of directors also considered a variety of potentially negative factors discussed below concerning the merger agreement and the merger, which are not listed in any relative order of importance:

  •
  the fact that the Company's shareholders, other than the Chairman, will have no ongoing equity participation in the Company following the merger, and that they will cease to participate in our future earnings or growth, if any, or to benefit from increases, if any, in the value of the Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company which could include a dividend to shareholders;

  •
  the restrictions on the conduct of the Company's business prior to the completion of the merger, including, among other things, restrictions on: (i) the amendment of the organizational documents of the Company or any of its subsidiaries, (ii) the issuance, sale or delivery of any securities of the Company or any of its subsidiaries, with certain exceptions, (iii) directly or indirectly acquiring, repurchasing or redeeming any securities of the Company or any of its subsidiaries, with certain exceptions, (iv) splitting, combining, subdividing or reclassifying any shares, or declaring dividends, with certain exceptions, (v) proposing or adopting a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries, (vi) incurring indebtedness in excess of $10.0 million individually or guarantee indebtedness in excess of $10.0 million individually or $10.0 million in the aggregate,

    (vii) entering into any new employment or compensatory agreements or terminate such agreements (with certain exceptions), granting of severance or termination payments to or materially increasing in compensation of any director or executive officer of the Company or acceleration of vesting or payment of benefits under the Company's employee benefits plan, (viii) making any material change in any of the accounting principles or practices used by the Company or its subsidiaries (with certain exceptions), (vi) acquiring any corporation or other business organization in excess of $30.0 million individually or $30.0 million in the aggregate or disposing of any properties or assets material to the Company and its subsidiaries, taken as a whole. See "The Merger Agreement and Plan of Merger—Conduct of Business Prior to Closing" beginning on page 91 for additional information;

  •
  the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;

  •
  the Company will be required to, under certain circumstances, pay Parent a termination fee of $21.9 million in connection with the termination of the merger agreement;

  •
  the fact that Parent and Merger Sub are newly formed corporations with essentially no assets and that the Company's legal remedy in the event of breach of the merger agreement by Parent or Merger Sub is limited to receipt of a termination fee of $43.8 million, and that the Company may not be entitled to a termination fee at all if, among other things, (i) the merger is not completed by August 1, 2017 or (ii) the Company's shareholders do not approve the merger agreement at the extraordinary general meeting. See "The Merger Agreement and Plan of Merger—Termination of the Merger Agreement" beginning on page 99 and "The Merger Agreement and Plan of Merger—Termination Fee" beginning on page 101 for additional information;

  •
  the terms of the Rollover Securityholders' participation in the merger and the fact that the Rollover Securityholders may have interests in the transaction that are different from, or in addition to, those of our unaffiliated security holders, as well as the other interests of the Company's directors and officers in the merger. Please see "Special Factors—Interests of Certain Persons in the Merger" beginning on page 64 for additional information;

  •
  the possibility that the merger might not be completed and the negative impact of a public announcement of the merger on our sales and operating results and our ability to attract and retain key management, marketing and technical personnel; and

  •
  the taxability of an all-cash transaction to our unaffiliated security holders that are U.S. holders as defined below in "Special Factors—Material U.S. Federal Income Tax Consequences."

        The foregoing discussion of information and factors considered by the special committee and our board of directors is not intended to be exhaustive, but includes the material factors considered by the special committee and our board of directors. In view of the wide variety of factors considered by the special committee and our board of directors, neither the special committee nor our board of directors found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the special committee and our board of directors may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The special committee recommended that our board of directors authorize and approve, and our board of directors authorized and approved, the merger agreement based upon the totality of the information presented to and considered by it.

        In the course of reaching its conclusion regarding the fairness of the merger to the unaffiliated security holders and its decision to recommend the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, the special committee considered the opinion and related financial analyses presented by Citi, among other factors. These analyses included, among others, comparable companies analysis, discounted cash flow analysis and sum of the parts analysis. All of the material analyses as presented to the special committee on August 1, 2016 are summarized below under the caption "Special Factors—Opinion of the Special Committee's Financial Advisor" beginning on page 47.

        Neither the special committee nor our board of directors considered the liquidation value of the Company's assets because each considers the Company to be a viable going concern business where value is derived from cash flows generated from its continuing operations. The special committee and the Company's board of directors (without the participation of the Chairman) believe that the trading price of the ADSs at any given time represents the best available indicator of the Company's going concern value at that time, so long as the trading price at that time is not impacted by speculation regarding the likelihood of a potential transaction and did not determine a going concern value for the Company. Each of the special committee and board of directors also considered the historical market prices of our ADSs as described under the caption "Market Price of the ADSs, Dividends and Other Matters—Market Price of the ADSs" beginning on page 76. Neither the special committee nor our board of directors considered the Company's net book value, which is defined as total assets minus total liabilities, attributable to the shareholders of the Company, as a factor. The special committee and board of directors believe that net book value is not a material indicator of the value of the Company as a going concern. The Company's net book value per Share as of June 30, 2016 was $0.26 based on the number of issued and outstanding Shares as of June 30, 2016. Net book value does not take into account the future prospects of the Company, market conditions, trends in the industry or the business risks inherent in competing with larger companies in the Company's industry.

        In reaching its determination that the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, are fair to and in the best interests of the Company and our unaffiliated security holders and its decision to authorize and approve the merger agreement and recommend the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, by our shareholders, our board of directors, on behalf of the Company, considered the analysis and recommendation of the special committee and the factors examined by the special committee as described above under this section and adopted such recommendations and analysis. For the foregoing reasons, each of the Company and our board of directors believes that the merger agreement, the plan of merger and the transactions contemplated thereby are substantively and procedurally fair to and in the best interests of the Company and our unaffiliated security holders. The special committee and the board of directors on behalf of the Company believe that it is appropriate for the Company to undertake the merger and the going private transaction at this time, so that it can achieve its goal of exiting the U.S. public equity market and become a privately held company.

        Except as discussed in "Special Factors—Background of the Merger," "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Company's Board of Directors," and "Special Factors—Opinion of the Special Committee's Financial Advisor," no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the transaction and/or preparing a report concerning the fairness of the transaction.

Position of the Buyer Group as to the Fairness of the Merger

        Under SEC rules governing "going-private" transactions, each member of the Buyer Group may be deemed to be an affiliate of the Company, and therefore, required to express its belief as to the fairness of the merger to the unaffiliated security holders. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each member of the Buyer Group as to the fairness of the merger are not intended and should not be construed as a recommendation to any holder of Shares or ADSs as to how to vote on the proposal to authorize and approve the merger agreement, the plan of merger and the transactions, including the merger. Each member of the Buyer Group has interests in the merger that are different from, and in addition to, those of the unaffiliated security holders by virtue of its continuing interests in the surviving company after the consummation of the merger. See "Special Factors—Interests of Certain Persons in the Merger" beginning on page 64 for additional information.

        Each member of the Buyer Group believes the interests of the unaffiliated security holders were represented by the special committee of the Company, which negotiated the terms and conditions of the merger agreement with the assistance of its legal and financial advisors. The Buyer Group attempted to negotiate a transaction that would be most favorable to the Buyer Group, rather than to the unaffiliated security holders and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were substantively and procedurally fair to such holders. No member of the Buyer Group participated in the deliberations of the special committee of the Company regarding, and did not receive any advice from the special committee's legal or financial advisors as to, the fairness of the merger to the unaffiliated security holders. Furthermore, the members of the Buyer Group did not engage a financial advisor for the purpose of performing any independent valuation or other analysis to assist them in assessing the fairness of the Per Share Merger Consideration or Per ADS Merger Consideration, as applicable, to the Company's unaffiliated security holders.

        Based on their knowledge and analysis of available information regarding the Company, as well as the factors considered by, and the analysis and resulting conclusions of, the special committee and the board of directors of the Company discussed in "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Company's Board of Directors" beginning on page 35, each member of the Buyer Group believes the merger is substantively and procedurally fair to the unaffiliated security holders. In particular, each member of the Buyer Group believes that the merger is both procedurally and substantively fair to the unaffiliated security holders based on their consideration of the following factors, which are not listed in any relative order of importance, among others:

  •
  the current and historical market prices of the Company's ADSs, including the fact that the Per Share Merger Consideration of $0.232 and the Per ADS Merger Consideration of $11.60 offered to the Company's unaffiliated security holders represents a premium of 21.5% over the Company's closing price of $9.55 per ADS on December 11, 2015, the last trading day immediately prior to December 14, 2015, the date that the Company announced that it had received a "going-private" proposal, a premium of 20.2% to the average closing price of the Company's ADSs during the 90 trading days prior to its receipt of a "going-private" proposal and a 40.6% premium over the closing price of $8.25 per ADS on July 29, 2016, the trading day immediately before the merger agreement was signed. This premium reflects the benefits associated with closing the merger. Without the merger, this premium will not be available.

  •
  the fact that the special committee of the Company and, acting upon the unanimous recommendation of the special committee of the Company, the board of directors of the Company unanimously determined that the merger agreement, the plan of merger and the transactions, including the merger, are in the best interests of the unaffiliated security holders;

  •
  the fact that the special committee of the Company, consisting entirely of directors who are unaffiliated with any member of the Buyer Group or the management of the Company, was established and given authority to, among other things, review, evaluate and negotiate the terms of the merger and to recommend to the board of directors of the Company what action should be taken by the Company, including not to engage in the transactions, including the merger;

  •
  the fact that the members of the special committee of the Company do not have any interests in the merger different from, or in addition to, those of the unaffiliated security holders, other than (i) the directors' receipt of the board compensation in the ordinary course, (ii) the Company's special committee members' compensation in connection with its evaluation of the merger (which is not contingent upon the consummation of the merger or the special committee's or the board of directors' recommendation of the merger) and (iii) the directors' indemnification and liability insurance rights under the merger agreement;

  •
  the fact that the special committee of the Company retained and was advised by independent legal counsels and an independent financial advisor, each of whom is experienced in advising committees such as the special committee of the Company in similar transactions;

  •
  the fact that the special committee of the Company and the board of directors of the Company had no obligation to recommend the authorization and the approval of the merger agreement, the plan of merger and the transactions, including the merger, or any other transaction;

  •
  the fact that the consideration to be paid to the unaffiliated security holders in the merger is all cash, allowing the unaffiliated security holders to immediately realize certainty of value and liquidity for all of their Shares or ADSs, without incurring brokerage and other costs typically associated with market sales, and not to be exposed to risks and uncertainties relating to the prospects of the Company;

  •
  the fact that the Per Share Merger Consideration and the Per ADS Merger Consideration, and other terms and conditions of the merger agreement, the plan of merger and the transactions were the result of extensive negotiations between the Buyer Group and the special committee of the Company and their respective legal and financial advisors;

  •
  the fact that Parent and Merger Sub obtained equity financing commitments for the transactions pursuant to the Equity Commitment Letters, as well as the limited number and nature of the conditions to the equity financing set forth in the Equity Commitment Letters;

  •
  the fact that the Buyer Group obtained a debt financing commitment for the merger, as well as the limited number and nature of the conditions to the debt financing commitment, set forth in the Debt Commitment Letter (as defined below);

  •
  notwithstanding that the members of the Buyer Group may not rely upon the opinion provided by the financial advisor to the special committee of the Company, the fact that the special committee of the Company received from its financial advisor an opinion, dated August 1, 2016, stating that, as of such date, and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Citi in connection with its opinion, the Per Share Merger Consideration was fair, from a financial point of view, to the holders of Shares (other than Excluded Shares and restricted shares) and the Per ADS Merger Consideration was fair, from a financial point of view, to the holders of ADSs (other than ADSs representing Excluded Shares);

  •
  the fact that in certain circumstances under the terms of the merger agreement, the special committee of the Company and the board of directors of the Company are able to change, withhold, withdraw, qualify or modify their recommendation of the merger;

  •
  the fact that the termination fee payable by the Company to Parent if the merger agreement is terminated under certain circumstances is $21.9 million, or approximately 2% of the Company's total equity value implied by the Per Share Merger Consideration or the Per ADS Merger Consideration, while the termination fee payable by Parent to the Company if the merger agreement is terminated under certain circumstances is $43.8 million, or approximately 4% of the Company's total equity value implied by the Per Share Merger Consideration or the Per ADS Merger Consideration, which is twice the amount of the termination fee payable by the Company to Parent if the merger agreement is terminated under certain circumstances;

  •
  the fact that the Guarantors have agreed to guarantee the obligations of Parent under the merger agreement to pay the termination fee to the Company and reimburse or pay certain costs and expenses, or liabilities, of the Company if the merger agreement is terminated under certain circumstances;

  •
  the fact that the Company is able, subject to compliance with the terms and conditions of the merger agreement, to terminate the merger agreement prior to the receipt of the approval of the Company's shareholders of the merger agreement and the transactions contemplated thereby at the shareholder meeting convened for such purpose (a) in order to enter into an alternative agreement with respect to a Superior Proposal or (b) in the event that the board of directors of the Company changes its recommendation of the merger as required by directors' fiduciary duties in connection with an Intervening Event (as defined in the section entitled "The Merger Agreement and Plan of Merger—No Solicitation" beginning on page 93);

  •
  the fact that the Company, under certain circumstances, is able to specifically enforce the terms of the merger agreement;

  •
  the absence of a requirement that the closing of the merger be conditioned on a vote by a majority of the Company's outstanding Shares and ADSs held by unaffiliated security holders under the Cayman Islands Companies Law, and the availability of dissenters' rights to the unaffiliated security holders (and any ADS holder who elects to first convert his or her ADSs for the Shares) who comply with the required procedures under Section 238 of the Cayman Islands Companies Law for exercising dissenters' rights, which allow such holders to seek appraisal of the fair value of their Shares as determined by the Grand Court of the Cayman Islands;

  •
  the fact that adoption of the merger agreement is subject to approval by the affirmative vote of at least two-thirds of the shareholders present and voting in person or by proxy as a single class in accordance with the Cayman Islands Companies Law and the Company's memorandum and articles of association;

  •
  that fact that the board of directors of the Company was fully informed about the extent to which the interests of certain shareholders of the Company who are also members of the Buyer Group in the merger differed from those of the unaffiliated security holders;

  •
  the recognition of the potential disadvantages that the Company would continue to face as an SEC-reporting public company, including continuing to be subject to the (i) regulatory compliance costs, which amounted to approximately $1.7 million in 2015; and (ii) requirement to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company and which potentially may help the Company's actual or potential competitors, customers, lenders and vendors compete against the Company or make it more difficult for the Company to negotiate favorable terms with them, as the case may be; and

  •
  the fact that none of the members of the Buyer Group participated in or sought to influence the deliberative process of, or the conclusions reached by, the special committee of the Company or the negotiating positions of the special committee of the Company.

  •
  In addition, no member of the Buyer Group considered the Company's net book value, which is an accounting concept based on historical costs, as a factor because it believed that net book value is not a material indicator of the Company's value as a going concern but rather is indicative of historical costs. Each member of the Buyer Group notes, that the Per Share Merger Consideration of $0.232 is lower than Company's net book value per Share as of June 30, 2016 was $0.26 based on number of issued and outstanding Shares as of that date.

  •
  In addition, in its consideration of the fairness of the merger, no member of the Buyer Group undertook an appraisal of the assets of the Company to determine the Company's liquidation value for the unaffiliated security holders due to the impracticability of determining a liquidation value given the significant execution risk involved in any breakup. In addition, no member of the Buyer Group considered the Company's liquidation value to be a relevant valuation method because they consider the Company to be a viable going concern where value is derived from cash flows generated from its continuing operations, and because the Company will continue to operate its business following the merger.

  •
  In addition, no member of the Buyer Group sought to establish a pre-merger going concern value for the Company's Shares and ADSs to determine the fairness of the merger consideration to the unaffiliated security holders because following the merger the Company will have a significantly different capital structure. However, to the extent the pre-merger going concern value was reflected in the pre-announcement price of the ADSs, the merger consideration represented a premium to the going concern value of the Company.

  •
  In addition, no member of the Buyer Group specifically considered the purchase prices paid in the transactions described under "Transactions in the Shares and ADSs" beginning on page 109 but notes that the consideration to be received by the unaffiliated security holders generally represents a premium over such prices.

  •
  In addition, no member of the Buyer Group was aware of, and thus considered in their fairness determination, any offers or proposals made by any unaffiliated third parties with respect to (a) a merger or consolidation of the Company with or into another company, (b) a sale of all or a substantial part of the Company's assets or (c) the purchase of the Company's voting securities that would enable the holder to exercise control over the Company. Except as otherwise disclosed in this proxy statement, no member of the Buyer Group made any purchases of securities of the Company during the past two years, and so did not consider any such purchases in their fairness determination.

  •
  In addition, no member of the Buyer Group performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the merger to the unaffiliated security holders.

        The foregoing discussion of the information and factors considered and given weight by each member of the Buyer Group in connection with its evaluation of the substantive and procedural fairness of the merger to the unaffiliated security holders is not intended to be exhaustive, but is believed to include all material factors considered. The members of the Buyer Group found it impracticable to assign, and did not assign, relative weights to the foregoing factors considered in reaching its conclusions as to the substantive and procedural fairness of the merger to the unaffiliated security holders. Rather, each member of the Buyer Group made the fairness determinations after considering all of the foregoing factors as a whole.

        Each member of the Buyer Group believes these factors provide a reasonable basis for its belief that the merger is both substantively and procedurally fair to the unaffiliated security holders. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Group to any unaffiliated security holder of the Company to authorize and approve the merger agreement, the plan of merger and the transactions, including the merger. No member of the Buyer Group made any recommendation as to how such unaffiliated security holder of the Company should vote relating to the proposal to authorize and approve the merger agreement, the plan of merger and the transactions, including the merger, at the extraordinary general meeting.

Certain Financial Projections

        The Company does not generally make public detailed financial forecasts or internal projections as to future performance, revenues, earnings or financial condition. However, the Company's management prepared certain financial projections for the fiscal year ending December 31, 2016 through the fiscal year ending December 31, 2023 for the special committee and Citi in connection with the financial analysis of the merger. These financial projections, which were based on Company management's estimates of the Company's future financial performance as of the date provided, were prepared by the Company's management for internal use and for use by Citi in its financial analyses, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. None of the Buyer Group was provided with, and none of such persons were entitled to or relied on any of these financial projections.

        The financial projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the projections, our management took into account historical performance, combined with estimates regarding revenue, gross profit, EBIT, EBITDA, net income and capital expenditure. Although the projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by our management that our management believed were prepared on a reasonable basis, reflected the best estimates and judgments available at that time and presented, to the best of the management's knowledge and belief, the expected course of action and the expected future financial performance of the Company. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results and shareholders are cautioned not to place undue reliance on the prospective financial information. In addition, factors such as industry performance, the market for our existing and new business, the competitive environment, expectations regarding future acquisitions or any other transactions and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause actual future results to differ materially from the results forecasted in these financial projections.

        In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the projections do not give effect to completion of the merger or any changes to our operations or strategy that may be implemented after the time the projections were prepared. As a result, there can be no assurance that the projections will be realized, and actual results may be significantly different from those contained in the projections. Neither the Company's independent registered public accounting firm, KPMG Huazhen LLP, nor any other independent accountants have examined or performed any procedures with respect to the financial projections or any amounts derived therefrom or built thereupon, nor have they given any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective information. The financial projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to the special committee and Citi, and are not included in this proxy statement in order to induce any holder of Shares or ADSs to vote in favor of approval of the merger agreement or to elect not to seek appraisal for his or her Shares.

        The following table summarizes the financial projections prepared by our management and considered by the special committee in connection with their analysis of the merger and Citi in connection with the delivery of its fairness opinion:

	Management Projections
	Fiscal Year Ending December 31,
	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E
	($ in millions except percentage)
Total Revenue	3,469	3,454	4,168	4,760	5,214	5,558	5,909	6,192
Growth	14.3%	(0.4)%	20.7%	14.2%	9.5%	6.6%	6.3%	4.8%
Gross Profit	583	567	657	722	788	836	891	930
% revenue	16.8%	16.4%	15.8%	15.2%	15.1%	15.0%	15.1%	15.0%
EBIT (1)	276	291	322	334	358	385	423	446
% revenue	8.0%	8.4%	7.7%	7.0%	6.9%	6.9%	7.2%	7.2%
EBITDA (2)	416	456	502	529	569	609	660	697
% revenue	12.0%	13.2%	12.0%	11.1%	10.9%	10.9%	11.2%	11.3%
Net Income Attributed to Company	119	127	155	168	188	209	241	261
% revenue	3.4%	3.7%	3.7%	3.5%	3.6%	3.8%	4.1%	4.2%
Manufacturing Capex	250	300	360	370	380	390	400	410
% revenue	7.2%	8.7%	8.6%	7.8%	7.3%	7.0%	6.8%	6.6%

(1)
"EBIT" refers to earnings before interest and taxes.
(2)
"EBITDA" refers to earnings before interest, taxes, depreciation and amortization.

        EBIT and EBITDA are non-GAAP measures that are used by management as supplemental financial measures to evaluate the Company's operational trends. Neither metric should be relied upon as an alternative to net income. Neither EBIT nor EBITDA is defined under U.S. GAAP and, accordingly, they may not be comparable measurements to those used by other companies.

        In preparing these projections, the Company's management necessarily made certain assumptions about future financial factors affecting the Company's business, including, primarily:

  •
  the demand for products and services relating to the industry will continue in line with management's expectations;

  •
  China's overall economy will remain relatively stable, with no material change in competition adversely affecting the Company;

  •
  the Company's effective tax rate is assumed to be in line with management's expectations; and

  •
  the RMB and the overall economy in China will generally remain stable, and that there will be no material adverse change in the competition, the industry, and relevant regulations affecting the Company.

        NONE OF THE COMPANY OR OUR AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

        BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY

DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

        The financial projections are forward-looking statements. For information on factors which may cause our future financial results to materially vary, please see "Cautionary Note Regarding Forward-Looking Statements" beginning on page 114, and "Item 3. Key Information—D. Risk Factors" included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2015, incorporated by reference into this proxy statement.

Opinion of the Special Committee's Financial Advisor

        Pursuant to an engagement letter dated January 5, 2016, the special committee retained Citi as its financial advisor to deliver a fairness opinion in connection with the merger.

        At the meeting of the special committee on August 1, 2016, Citi rendered its oral opinion to the special committee, which was subsequently confirmed in writing by delivery of Citi's written opinion to the special committee, dated August 1, 2016, that, as of such date and based upon and subject to the factors, assumptions, and limitations set forth in its opinion, the Per Share Merger Consideration was fair, from a financial point of view, to the holders of Shares (other than Excluded Shares and restricted shares) and the Per ADS Merger Consideration was fair, from a financial point of view, to the holders of ADSs (other than ADSs representing Excluded Shares). No limitations were imposed by the special committee upon Citi with respect to the investigations made or procedures followed by it in rendering its opinion.

        The full text of the written opinion of Citi, dated August 1, 2016, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of Citi set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Holders of Shares and ADSs are urged to read the opinion in its entirety. Citi's written opinion is addressed to the special committee (in its capacity as such), is directed only to the fairness from a financial point of view of the Per Share Merger Consideration and the Per ADS Merger Consideration to be paid in the merger, does not address any other aspects of the merger and does not constitute a recommendation to any holder of Shares or ADSs as to how such holder should vote or act with respect to the merger or any other matter.

        In arriving at its opinion, Citi, among other things:

  •
  reviewed (i) a final draft of the merger agreement, (ii) a final draft of the Equity Commitment Letters, (iii) a final draft of the Debt Commitment Letter and (iv) a final draft of the Rollover and Support Agreement;

  •
  held discussions with certain senior officers, directors and other representatives and advisors of the Company concerning the business, operations and prospects of the Company;

  •
  reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things: current and historical market prices and trading volumes of the ADSs; the historical and projected earnings and other operating data of the Company; and the capitalization and financial condition of the Company;

  •
  analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of the Company;

  •
  considered, to the extent publicly available, the financial terms of certain other transactions which Citi considered relevant in evaluating the merger; and

  •
  conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

        In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the management of the Company that they were not aware of any relevant information that had been omitted or that remained undisclosed to Citi. With respect to financial forecasts and other information and data relating to the Company provided to or otherwise reviewed by or discussed with Citi, Citi was advised by the management of the Company, and Citi assumed, with the Company's consent, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and the other matters covered thereby. Citi expressed no view as to any projected financial data relating to the Company or the assumptions on which they were based.

        Citi did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company nor did Citi make any physical inspection of the properties or assets of the Company. Citi did not evaluate the solvency of the Company or any other person under any applicable laws relating to bankruptcy, insolvency or similar matters. Citi assumed, with the Company's consent, that (i) the merger will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the merger, (iii) Parent will obtain financing in accordance with the terms set forth in the Equity Commitment Letters and Panji will obtain financing for the transactions contemplated by the merger agreement in accordance with the terms set forth in the Debt Commitment Letter and (iv) the Rollover Securityholders will contribute 256,867,986 Shares (including Shares represented by ADSs) to Parent in accordance with the terms set forth in the Rollover and Support Agreement. Representatives of the Company advised Citi, and Citi also assumed, that the final terms of the merger agreement, the Equity Commitment Letters, the Debt Commitment Letter and the Rollover and Support Agreement would not vary materially from those set forth in the drafts reviewed by Citi. Citi also assumed that the representations and warranties made by the Company, Parent and Merger Sub in the merger agreement were and would be true and correct in all respects material to its analysis. Citi did not express any opinion with respect to accounting, tax, regulatory, legal or similar matters and Citi relied, with the Company's consent, upon the assessments of representatives of the Company as to such matters.

        Citi's opinion did not address any terms (other than with respect to the Per Share Merger Consideration and the Per ADS Merger Consideration to the extent expressly specified therein) or other aspects or implications of the merger. Citi expressed no view as to, and Citi's opinion did not address, the underlying business decision of the Company to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Citi also expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other payments to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the Per Share Merger Consideration and the Per ADS Merger Consideration or otherwise. Citi's opinion was limited to the fairness, from a financial point of view, of the Per Share Merger Consideration and the Per ADS Merger Consideration in the merger, and Citi expressed no opinion as to the fairness of the merger to, or any consideration paid in connection with the merger to, the holders of any other class of securities, creditors or other constituencies of the Company. Citi's opinion was necessarily based upon information available to Citi, and financial, stock market and other conditions and circumstances existing and disclosed to Citi, as of the date of its opinion. It should be understood that subsequent developments may affect Citi's opinion and that Citi does not have any obligation to update, revise, or reaffirm its opinion. The credit, financial and stock markets have experienced, and the industries in which the Company operates continue to experience, volatility and Citi expressed no opinion or view as to any potential effects of such volatility on the Company or the merger after the date of its opinion.

        In connection with Citi's engagement and at the direction of the special committee, Citi was requested to approach, and held discussions with, selected third parties to solicit indications of interest in the possible acquisition of all or a part of the Company. The issuance of Citi's opinion was authorized by Citi's fairness opinion committee.

        Citi's advisory services and its opinion were provided for the information of the special committee (in its capacity as such) in its evaluation of the proposed merger, and Citi's opinion was not intended to be and does not constitute a recommendation to any holder of Shares or ADSs as to how such holder should vote or act on any matters relating to the proposed merger.

        In accordance with customary investment banking practice, Citi employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by Citi in connection with providing its opinion. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone. In order to fully understand the financial analyses used by Citi, the tables must be read together with the full text of each summary. Considering the data in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Citi's financial analyses.

        All values in the sections "Comparable Companies Analysis," "Discounted Cash Flow Analysis" and "Sum of the Parts Analysis" below are presented on equity value per ADS basis. In arriving at equity value per ADS for the Company, the analysis started with the determination of firm value, or "FV," for the Company. Firm value was then adjusted by subtracting total debt outstanding as of March 31, 2016, adding total cash and cash equivalents outstanding, subtracting minority interests, and adding investments in affiliates to arrive at the equity value for the Company. The equity value was then divided by the diluted ADS count to arrive at equity value per ADS. In arriving at the diluted ADS count, the total ADSs outstanding were further adjusted for additional ADSs converted from unexercised in-the-money options using the treasury stock method and restricted ADSs under ESOP. All market data used by Citi in its analyses was as of July 28, 2016.

Comparable Companies Analysis

        Using publicly available information, Citi compared selected financial data of the Company with similar data for selected publicly traded companies engaged in businesses which Citi judged to be most similar to the Company. The companies selected by Citi were:

  •
  Canadian Solar Inc.

  •
  JinkoSolar Holding Co., Ltd.

  •
  Motech Industries, Inc.

        These companies were selected, among other reasons, because they represent the main publicly traded peers in the global solar industry with operations and businesses that, for purposes of Citi's analysis, may be considered similar to that of the Company. However, none of the selected companies reviewed is identical to the Company. Accordingly, a complete analysis of the results of the following calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the selected companies compared to the Company and other factors that could affect the public trading value of the selected companies and the Company.

        In all instances, multiples were based on closing share or ADS prices on July 28, 2016. For each of the following analyses performed by Citi, estimated financial data for the selected companies were based on the selected companies' filings with the SEC and any other relevant stock exchanges as well as the publicly available consensus estimates of Wall Street analysts.

        In conducting its analyses, Citi reviewed the selected companies' trading multiples based on (1) the ratio of FV to estimated EBITDA for calendar years 2016 and 2017, and (2) the ratio of market capitalization to estimated net income, referred to as the P/E multiple, for calendar years 2016 and 2017. Results of the analyses were presented for the selected companies, as indicated in the following table:

Company	FV/EBITDA 2016E	FV/EBITDA 2017E	P/E 2016E	P/E 2017E
Canadian Solar Inc.	5.7x	4.6x	7.4x	5.4x
JinkoSolar Holding Co., Ltd.	5.1x	4.5x	3.7x	3.4x
Motech Industries, Inc.	4.6x	5.8x	9.5x	14.6x
Median	5.1x	4.6x	7.4x	5.4x

        Based on the above analyses, Citi applied a multiple reference range based on the median of the selected companies' multiples with a +/– 10% range, i.e., (1) 4.6x to 5.6x for FV to the Company's estimated EBITDA for calendar year 2016 and 4.2x to 5.1x for FV to the Company's estimated EBITDA for calendar year 2017 based on management estimates, and (2) 6.7x to 8.1x for equity value to the Company's estimated net income for calendar year 2016 and 4.9x to 5.9x for equity value to the Company's estimated net income for calendar year 2017 based on management estimates. The analyses indicated the following implied equity value reference range per ADS, as compared to the proposed Per ADS Merger Consideration of $11.60:

FV/EBITDA 2016E	FV/EBITDA 2017E	P/E 2016E	P/E 2017E
$6.34 to $10.74	$6.37 to $10.78	$8.23 to $10.06	$6.44 to $7.87

Discounted Cash Flow Analysis

        Citi conducted a discounted cash flow analysis for the purpose of estimating the diluted equity value per ADS. Citi calculated the projected unlevered free cash flows that the Company is expected to generate during the fourth quarter of 2016 and fiscal years 2017 to 2022 based upon financial projections prepared by the management of the Company. Citi also calculated a range of terminal asset values of the Company at the conclusion of the projection period ending 2022 by applying a perpetual growth rate ranging from 2.5% to 3.5%, which was selected by Citi based on its experience and judgment, to the projected unlevered free cash flow of the Company in the terminal year. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 11.1% to 12.1%, which range was chosen by Citi based upon an analysis of the weighted average cost of capital of the Company. The present value of the projected unlevered free cash flows and the range of terminal asset values were then adjusted by subtracting total debt outstanding as of March 31, 2016, adding total cash and cash equivalents outstanding as of March 31, 2016, subtracting minority interests and adding investments in affiliates. Based on these assumptions, the discounted cash flow analysis indicated an implied equity value reference range of $8.59 to $14.14 per ADS, as compared to the proposed Per ADS Merger Consideration of $11.60.

Sum of the Parts Analysis

General

        Citi conducted a sum of the parts valuation analysis for the purpose of estimating the diluted equity value per ADS, based on the stand-alone valuation of the two components of the Company's business, namely the "Manufacturing Segment" and the "Solar Projects Segment" with consideration for the intersegment adjustments, using a comparable companies multiples methodology and management estimates.

        Using publicly available information, Citi compared selected financial data of the Company with similar data for selected publicly traded companies engaged in businesses which Citi judged to be most similar to the Manufacturing Segment and the Solar Projects Segment respectively. The companies selected by Citi were:

  Manufacturing Segment

  •
  Canadian Solar Inc.

  •
  JinkoSolar Holding Co., Ltd.

  •
  Motech Industries, Inc.

  Solar Projects Segment

  •
  First Solar, Inc.

  •
  SunPower Corporation

        These selected companies represent the main publicly traded peers in the two segments described above. However, none of the selected companies reviewed is identical to the Company's Manufacturing Segment and Solar Projects Segment. Accordingly, a complete analysis of the results of the following calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the selected companies compared to the Company's Manufacturing Segment and Solar Projects Segment and other factors that could affect the public trading value of the selected companies and the Company's Manufacturing Segment and Solar Projects Segment.

        The intersegment adjustment has also been accounted for by using the weighted average of multiples of the Manufacturing Segment and the Solar Projects Segment.

        In all instances, multiples were based on closing share or ADS prices on July 28, 2016. For each of the following analyses performed by Citi, estimated financial data for the selected companies were based on the selected companies' filings with the SEC and any other relevant stock exchanges as well as the publicly available consensus estimates of Wall Street analysts.

        In conducting its analyses, Citi reviewed the selected companies' trading multiples based on (1) the ratio of FV to estimated EBITDA for calendar year 2016, and (2) the ratio of market capitalization to estimated net income, referred to as the P/E multiple, for calendar year 2016. Citi determined the valuation range based on the median of the selected companies' multiples with a +/- 10% range. Results of the analyses were presented for the selected companies, as indicated in the following table:

  Manufacturing Segment

	FV/EBITDA 2016E	P/E 2016E
Company
Canadian Solar Inc.	5.7x	7.4x
JinkoSolar Holding Co., Ltd.	5.1x	3.7x
Motech Industries, Inc.	4.6x	9.5x
Median	5.1x	7.4x

  Solar Projects Segment

	FV/EBITDA 2016E	P/E 2016E
Company
First Solar, Inc.	5.2x	11.6x
SunPower Corporation	7.1x	10.7x
Median	6.2x	11.1x

Sum of the Parts Analysis—2016E FV/EBITDA

        Citi applied a multiple reference range of (1) 4.6x to 5.6x for FV to the Manufacturing Segment's estimated EBITDA for calendar year 2016 based on management estimates, (2) 5.6x to 6.8x for FV to the Solar Projects Segment's estimated EBITDA for calendar year 2016 based on management estimates, and (3) 4.8x to 5.8x for FV to estimated EBITDA intersegment adjustment for calendar year 2016 based on management estimates. The analyses indicated an implied equity value reference range of $7.28 to $11.88 per ADS, as compared to the proposed Per ADS Merger Consideration of $11.60.

Sum of the Parts Analysis—2016E P/E

        Citi also applied a multiple reference range of (1) 6.7x to 8.1x for equity value to the Manufacturing Segment's estimated net income for calendar year 2016 based on management estimates, (2) 10.0x to 12.2x for equity value to the Solar Projects Segment's estimated net income for calendar year 2016 based on management estimates, and (3) 6.8x to 8.4x for equity value to estimated net income intersegment adjustment for calendar year 2016 based on management estimates. The analyses indicated an implied equity value reference range of $8.49 to $10.38 per ADS, as compared to the proposed Per ADS Merger Consideration of $11.60.

Other Considerations

        In addition to the financial analyses described above, Citi also reviewed the historical trading prices of the ADSs, the premia paid in certain precedent going-private transactions and certain publicly available equity research analyst price targets, for reference purposes only.

        Citi reviewed the trading range of the ADSs for the 52-week period ended July 28, 2016. During that period, the range of closing prices of the ADSs was $6.96 to $11.24. Based on publicly available information, Citi observed that the median of precedent change-of-control premia paid in certain precedent going-private transactions for Cayman-incorporated PRC companies listed in the U.S., in which the buyer group held less than 50% of the voting rights, over the last trading day and over the 30-day volume weighted average price prior to announcement of the going-private proposal were 19.9% to 26.4% respectively, which indicated an implied equity value reference range of $11.45 to $12.07 per ADS when applied to the closing price of $9.55 for the ADSs on December 11, 2015, the last trading day prior to the announcement of receipt of a going-private proposal regarding the Company. Analyst price targets for equity value per ADS ranged from $8.00 to $15.20.

Other Matters

        The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Citi. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Citi believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, Citi did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, Citi considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by Citi are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, Citi's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to the Company, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of Citi's analysis, may be considered similar to those of the Company. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of Citi's analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company and the transactions compared to the merger.

        As a part of its investment banking business, Citi and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Citi was selected to deliver an opinion to the special committee with respect to the merger on the basis of such experience and its familiarity with the Company.

        Under the terms of Citi's engagement and for its service, the Company has agreed to pay Citi (1) a fee of $1,500,000 upon delivery of its opinion, (2) an additional fee of $500,000, payable upon closing of the merger, and (3) an incentive fee of no more than $1,000,000 if the final price per ADS at which a merger is consummated is 5% or more higher than $11.60, payable upon closing of the merger. In addition, the Company has agreed to reimburse Citi for its expenses incurred in connection with its services, including the fees and disbursements of outside legal counsel engaged by Citi in connection with its performance of services hereunder. The Company has also agreed to indemnify Citi for certain liabilities arising out of Citi's engagement.

        Citi and certain of its affiliates may have provided, are currently providing or in the future may provide commercial banking, investment banking and other advisory services to the Company, certain members of the Buyer Group and/or certain of their respective affiliates and subsidiaries unrelated to the proposed merger from time to time for which Citi and such affiliates have received or will receive customary compensation, including, without limitation, during the two-year period prior to the date of Citi's opinion, having provided a $10 million uncommitted short-term standby letter of credit line to the Company. In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities of the Company, certain members of the Buyer Group and/or their respective affiliates and subsidiaries for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, certain members of the Buyer Group and/or their respective affiliates and subsidiaries.

Buyer Group's Purpose of and Reasons for the Merger

        Under a possible interpretation of the SEC rules governing going-private transactions, each member of the Buyer Group may be deemed to be engaged in a going-private transaction and, therefore, required to express its reasons for the merger to the Company's unaffiliated security holders. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the Buyer Group, the purpose of the merger is to enable Parent to acquire 100% control of the Company in a transaction in which the Company's shareholders and ADS holders (other than the Excluded Shares) will be cashed out in exchange for the Per Share Merger Consideration or the Per ADS Merger Consideration, as applicable, so that Parent will bear the rewards and risks of the sole ownership of the Company after the merger, including any future earnings and growth of the Company as a result of improvements to the Company's operations or acquisitions of other businesses. In addition, the merger will allow members of the Buyer Group which are currently shareholders of the Company to make additional investment in the Company through their respective ownership in Parent as described under "Special Factors—Interests of Certain Persons in the Merger—Interests of the Buyer Group" below and at the same time enable certain members of the Buyer Group to maintain their leadership role with the Company.

        The Buyer Group believes the operating environment has become more challenging due to recent operating conditions and industry trends. There is greater competition against both domestic and multinational companies in many of the product and service areas in which the Company operates. These changes have increased the uncertainty and volatility inherent in the business models of companies similar to the Company. As a result, the Buyer Group is of the view that there is potential for considerably greater short- and medium-term volatility in the Company's earnings. Responding to current market challenges will require tolerance for volatility in the performance of the Company's business and a willingness to make business decisions focused on improving the Company's long-term profitability. The Buyer Group believes that these strategies would be most effectively implemented in the context of a private company structure. As a privately held entity, the Company's management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the public market's valuation of the Company and its emphasis on short-term period-to-period performance.

        Further, as a privately held company, the Company will be relieved of many of the expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002. In particular, the Buyer Group believes that as a privately held company, the Company would no longer be subject to (i) the increased costs of regulatory compliance as an SEC reporting company and (ii) the requirement to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and may potentially help the Company's actual or potential competitors, customers, lenders and vendors compete against the Company or make it more difficult for the Company to negotiate favorable terms with them, as the case may be.

        The Buyer Group decided to undertake the going-private transaction at this time because it wants to take advantage of the benefits of the Company being a privately held company as described above and because the Buyer Group was able to secure sufficient equity and debt financing in connection with the merger.

Effect of the Merger on the Company

Directors and Management of the Surviving Company

        If the merger is completed, the current memorandum and articles of association of the Company will be replaced in its entirety by the memorandum and articles of association in the form attached as Annex B to the plan of merger (which is substantially the form of the memorandum and articles of association of Merger Sub, as in effect prior to the completion of the merger except that at the effective time of the merger, the memorandum and articles of association shall refer to the name of the surviving company as "Trina Solar Limited"). In addition, the directors of Merger Sub immediately prior to the effective time (identified below in "Annex D—Directors and Executive Officers of Each Filing Person") will become the directors of the surviving company and the officers of the Company immediately prior to the effective time will become the officers of the surviving company.

Private Ownership

        ADSs representing Shares of the Company are currently listed on the NYSE under the symbol "TSL." It is expected that, immediately following the completion of the merger, the Company will cease to be a publicly traded company and will instead become a privately-held company directly owned by Parent and indirectly owned by the other members of the Buyer Group. Following the completion of the merger, the ADSs will cease to be listed on the NYSE, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the ADSs and the underlying Shares under the Exchange Act may be terminated upon the Company's application to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. 90 days after the filing of Form 25 in connection with the completion of the merger or such longer period as may be determined by the SEC, registration of the ADSs and the underlying Shares under the Exchange Act will be terminated. At such time, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including Sarbanes-Oxley, applicable to public companies, and our shareholders will no longer enjoy the rights or protections that the United States federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company.

        At the effective time of the merger, each outstanding Share (including Shares represented by ADSs), other than the Excluded Shares, will be cancelled in exchange for the right to receive $0.232 in cash without interest, and for the avoidance of doubt, because one ADS represents 50 Shares, each issued and outstanding ADS (other than any ADS representing Excluded Shares) will represent the right to surrender the ADS in exchange for $11.60 in cash per ADS without interest (less $0.05 per ADS cancellation fees pursuant to the terms of the ADS deposit agreement), in each case, net of any applicable withholding taxes as described in the merger agreement. The Excluded Shares other than Dissenting Shares will be cancelled for no consideration.

        At the effective time of the merger, (i) each option to purchase Shares granted under the Company Share Plan that is issued and outstanding immediately prior to the effective time and shall have become vested on or prior to the effective time will be cancelled in exchange for the right to receive, as soon as practicable (and in any event no more than five business days) after the effective time of the merger, an amount equal to the product of (a) the excess of $0.232 over the exercise price payable per Share under such option, if any, in cash, without interest and net of any applicable withholding taxes multiplied by (b) the total number of Shares issuable under such option immediately prior to the effective time, (ii) each option to purchase Shares granted under the Company Share Plan that is issued and outstanding immediately prior to the effective time and shall not have become vested on or prior to the effective time will be cancelled in exchange for the right to receive a restricted cash award subject to the same vesting conditions and schedules applicable to such option, in an amount equal to the product of (a) the excess of $0.232 over the exercise price payable per Share under such option, if any, in cash, without interest and net of any applicable withholding taxes multiplied by (b) the total number of Shares issuable under such option immediately prior to the effective time, and (iii) each restricted share awarded under the Company Share Plan immediately prior to the effective time will be cancelled in exchange for the right to receive a restricted cash award subject to the same vesting conditions and schedules applicable to such restricted share, in an amount equal to the product of (a) $0.232 and (b) the total number of Shares underlying such restricted share, without interest and net of any applicable withholding taxes.

        Under the terms of the Rollover and Support Agreement entered into by and among Parent and the Rollover Securityholders concurrently with the execution and delivery of the merger agreement, the parties have agreed that each Share (including Shares represented by ADS) owned by the Rollover Securityholders shall be cancelled for no consideration and the Rollover Securityholders shall subscribe for the number of ordinary shares in Parent as set forth in the Rollover and Support Agreement. After completion of the merger, pursuant to the Rollover and Support Agreement, the Chairman will beneficially own 45% of the outstanding shares of Parent.

Primary Benefits and Detriments of the Merger

        The primary benefits of the merger to the Company's unaffiliated security holders include, without limitation, the following:

  •
  the receipt by such security holders of $0.232 per Share or $11.60 per ADS in cash, represents a premium of 21.5% over the Company's closing price of $9.55 per ADS on December 11, 2015, the last trading day immediately prior to December 14, 2015, the date that the Company announced that it had received a "going-private" proposal, a premium of 20.2% to the average closing price of the Company's ADSs during the 90 trading days prior to its receipt of a "going-private" proposal, and a 40.6% premium over the closing price of $8.25 per ADS on July 29, 2016, the trading day immediately before the merger agreement was signed. This premium reflects the benefits associated with closing the merger. Without the merger, this premium will not be available; and

  •
  the avoidance of the risk associated with any possible decrease in our future revenues and free cash flow, growth or value, and the risks related to our substantial leverage, following the merger.

        The primary detriments of the merger to the Company's unaffiliated security holders include, without limitation, the following:

  •
  such security holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and

  •
  in general, the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. As a result, a U.S. Holder (as defined under "Special Factors—Material U.S. Federal Income Tax Consequences") of the Shares or ADSs who receives cash in exchange for all of such U.S. Holder's Shares or ADSs in the merger generally will be required to recognize gain as a result of the merger for U.S. federal income tax purposes if the amount of cash received exceeds such U.S. Holder's aggregate adjusted tax basis in such Shares.

        The primary benefits of the merger to the Company's directors and executive officers (other than the Chairman) include, without limitation, the following:

  •
  continued indemnification rights, rights to advancement of fees and directors and executive officers liability insurance to be provided by the surviving company to former directors and officers of the Company;

  •
  the cancellation of each option to purchase Shares granted under the Company Share Plan that is issued and outstanding immediately prior to the effective time and shall have become vested on or prior to the effective time in exchange for the right to receive an amount in cash, to be paid as soon as practicable after the effective time of the merger, equal to the product of (a) the excess of $0.232 over the exercise price payable per Share under such option, if any, in cash, without interest and net of any applicable withholding taxes multiplied by (b) the total number of Shares issuable under such option immediately prior to the effective time;

  •
  the cancellation of each option to purchase Shares granted under the Company Share Plan that is issued and outstanding immediately prior to the effective time and shall not have become vested on or prior to the effective time in exchange for the right to receive a restricted cash award subject to the same vesting conditions and schedules applicable to such option, in an amount equal to the product of (a) the excess of $0.232 over the exercise price payable per Share under such option, if any, in cash, without interest and net of any applicable withholding taxes multiplied by (b) the total number of Shares issuable under such option immediately prior to the effective time;

  •
  the cancellation of each restricted share awarded under the Company Share Plan immediately prior to the effective time in exchange for the right to receive a restricted cash award subject to the same vesting conditions and schedules applicable to such restricted share, in an amount equal to the product of (a) $0.232 and (b) the total number of Shares underlying such restricted share, without interest and net of any applicable withholding taxes;

  •
  the monthly compensation of $20,000 of each member of the special committee in exchange for his services in such capacity (the payment of which is not contingent upon the completion of the merger or the special committee's or the board's recommendation of the merger); and

  •
  the continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions.

        The primary detriments of the merger to the Company's directors and executive officers include, without limitation, the following:

  •
  such directors and executive officers (other than the Chairman) will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and

  •
  in general, the receipt of cash pursuant to the merger or through the exercise of dissenters' rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. The U.S. federal income tax consequences to the Rollover Securityholders are not discussed herein.

        The primary benefits of the merger to the Buyer Group include the following:

  •
  if the Company successfully executes its business strategies, the value of their equity investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to Parent;

  •
  the Company will no longer have continued pressure to meet quarterly forecasts set by analysts. As a publicly traded company, the Company currently faces public shareholders and investment analyst pressure to make decisions that may produce better short term results, but which may not over the long term lead to a maximization of its equity value;

  •
  the Company will have more freedom to focus on long-term strategic planning in a highly competitive business;

  •
  the Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts' quarterly expectations;

  •
  the Company will be able to deploy new services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet quarterly forecasts set by analysts; and

  •
  there will be a reduction of the costs and administrative burden associated with operating the Company as a U.S. publicly traded company, including the costs associated with regulatory filings and compliance requirements.

        The primary detriments of the merger to the Buyer Group include the following:

  •
  all of the risk of any possible decrease in our revenues, free cash flow or value following the merger will be borne by the Buyer Group;

  •
  the business risks facing the Company will be borne by the Buyer Group;

  •
  an equity investment in the surviving company by Parent following the merger will involve substantial risk resulting from the limited liquidity of such an investment; and

  •
  following the merger, there will be no trading market for the surviving company's equity securities.

Effect of the Merger on the Company's Net Book Value and Net Earnings

        Parent does not currently own any interest in the Company. Immediately after the closing of the merger, Parent will own 100% of the outstanding Shares and will have a corresponding share in the Company's net book value and net earnings. After completion of the merger, pursuant to the Rollover and Support Agreement, the Chairman will beneficially own 45% of the outstanding shares of Parent and will have an indirect share in the Company's net book value and net earnings in proportion to such shareholder's ownership interest in Parent. The Company's net earnings attributable to its shareholders for the six months ended June 30, 2016 was approximately $66.9 million and its net book value as of June 30, 2016 was approximately $1113.8 million.

        The table below sets out the direct or indirect share in the Company's net book value and net earnings for the parties listed below before and immediately after the merger, based on the historical net book value and net earnings of the Company as of and for the six months ended June 30, 2016.

	Ownership Prior to the Merger(1)				Ownership After the Merger
	Net Book Value		Net Earnings		Net Book Value		Net Earnings
Name	$ in millions	%	$ in millions	%	$ in millions	%	$ in millions	%
Chairman	61.3	5.5	3.7	5.5	501.2	45.0	30.1	45.0
Panji	—	—	—	—	501.2	45.0	30.1	45.0
Xingsheng	—	—	—	—	167.1	15.0	10.0	15.0
Xingjing	—	—	—	—	222.8	20.0	13.4	20.0
Great Zhongou	—	—	—	—	—	—	—	—
Tibet Zhongou	—	—	—	—	167.1	15.0	10.0	15.0
Liuan	—	—	—	—	55.7	5.0	3.3	5.0

(1)
Ownership percentages are based on [4,639,270,424] Shares outstanding as of the date of this proxy statement (excluding Shares and Shares represented by ADSs reserved by the Company for settlement upon exercise of Company Share Awards under any Company Share Plan and restricted shares).

Plans for the Company after the Merger

        Following the consummation of the merger, the Buyer Group will beneficially own 100% of the equity interests in the surviving company indirectly through Parent. The Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will cease to be a publicly-traded company and will instead be a wholly-owned subsidiary of Parent.

        Following the completion of the merger, the Company will no longer be subject to the Exchange Act and New York Stock Exchange compliance and reporting requirements and the related direct and indirect costs and expenses.

        Other than as described in this proxy statement and transactions already under consideration by the Company, there are no present plans or proposals that relate to or would result in an extraordinary corporate transaction involving the Company's corporate structure, business, or management, such as a merger, reorganization, liquidation, relocation of any material operations, or sale or transfer of a material amount of assets. However, the Buyer Group will continue to evaluate the Company's entire business and operations from time to time, and may propose or develop plans and proposals which they consider to be in the best interests of the Company and its equity holders, including the disposition or acquisition of material assets, alliances, joint ventures, and other forms of cooperation with third parties or other extraordinary transactions, including the possibility of relisting the Company or a substantial part of its business on another internationally recognized stock exchange. Following the effective time of the merger, Parent expects that it or an affiliate of Parent will adopt one or more share-based compensation plans for certain employees and officers of the Company, including the Chairman. At this time, no actual agreement or understanding as to the particulars of such plans has been determined or agreed upon.

        Following the completion of the merger, the surviving company's management and board of directors will continuously evaluate and review the surviving company's business and operations and may propose or develop new plans and proposals, including any of the foregoing actions and any actions to address the challenges referred to in "Special Factors—Buyer Group's Purpose of and Reasons for the Merger" beginning on page 54, in each case, which they consider to be in the best interests of the Company and its shareholders. The Buyer Group expressly reserves the right to make any changes they deem appropriate to the operation of the Company in light of such evaluation and review as well as any future developments..

Alternatives to the Merger

        The board of directors of the Company did not independently determine to initiate a process for the sale of the Company. The special committee was formed on December 13, 2015, in response to the receipt of the Proposal Letter on December 12, 2015. The special committee noted that the Buyer Group, who collectively owned approximately [5.5]% of the total outstanding Shares as of December 13, 2015, had entered into the Consortium Agreement on July 31, 2016 pursuant to which they were committed to supporting the Buyer Group's proposal only. Taking these considerations into account and the significant disruption to the operations of the Company that a broad pre-signing market check may cause, including the potential risk of competitive harm to the Company if strategic buyers conducted due diligence but a transaction did not occur, and the increased risk of leaks, which could create instability among the Company's employees as well as its customers and vendors, the special committee decided to reach out to a limited number of the most likely potential buyers to assess their interest in an alternative transaction and remain open to any additional competing bids otherwise received. In total, Citi contacted 10 potential financial buyers and 12 potential strategic buyers on behalf of the special committee. Since the Company's receipt of the proposal letter on December 12, 2015, the Company has not received any actionable offer from any third party for (a) a merger or consolidation of the Company with another company, (b) the sale or transfer of all or substantially all of the Company's assets or (c) the purchase of all or a substantial portion of the Shares that would enable such person to exercise control of or significant influence over the Company. The special committee also took into account that, prior to the receipt of shareholder approval of the merger agreement, the plan of merger, and the transactions contemplated thereby, including the merger, the Company can terminate the merger agreement in order to enter into an acquisition agreement with respect to a Superior Proposal (as defined in the section entitled "The Merger Agreement and Plan of Merger—No Solicitation" beginning on page 93), subject to the payment of a termination fee to the extent provided in the merger agreement. In this regard, the special committee recognized that it has flexibility under the merger agreement to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a Superior Proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a Superior Proposal, recommend such proposal to the Company's shareholders).

        In addition, the special committee and the board of directors also considered remaining as a public company. However, based on the considerations set forth in the section entitled "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Company's Board of Directors," beginning on page 35, the special committee and the board of directors have concluded that it is more beneficial to the unaffiliated security holders to enter into the merger agreement and pursue the consummation of the transactions contemplated thereto, including the merger, and become a private company rather than to remain a public company.

Effects on the Company if the Merger is not Completed

        If the merger agreement and the plan of merger are not authorized and approved by the Company's shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their Shares or ADSs in connection with the merger. Instead, the Company will remain a publicly traded company, the ADSs will continue to be listed and traded on the NYSE, provided that the Company continues to meet the NYSE's listing requirements, and the Company will remain subject to the SEC reporting obligations. Therefore, the Company's shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares or ADSs. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your Shares or ADSs, including the risk that the market price of the ADSs may decline to the extent that the current market price reflects a market assumption that the merger will be completed.

        Under specified circumstances in which the merger agreement is terminated, the Company may be required to pay Parent a termination fee of $21.9 million, or Parent may be required to pay the Company a termination fee of $43.8 million, in each case, as described under the caption "The Merger Agreement and Plan of Merger—Termination Fee" beginning on page 101.

        If the merger is not completed, from time to time, the Company's board of directors will evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not authorized and approved by the Company's shareholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing of the Merger

        The Company and the Buyer Group estimate that the total amount of funds necessary to complete the merger and the related transactions, including payment of fees and expenses in connection with the merger but excluding funds necessary for the repurchase of Company Convertible Notes, is anticipated to be approximately $1.1 billion, assuming no exercise of dissenters' rights by shareholders of the Company. In calculating this amount, the Company and the Buyer Group did not consider the value of the Rollover Securities, which will, in connection with and at the effective time, be converted into ordinary shares of Parent and the Rollover Securityholders will, at the effective time of the merger, receive no consideration in the merger. The Buyer Group expects to provide this amount through the proceeds from equity commitments in the aggregate amount of $1.1 billion in cash from the Sponsors pursuant to their respective Equity Commitment Letters.

        The Company and the Buyer Group estimate that the total amount of funds necessary for the repurchase of Company Convertible Notes is anticipated to be up to approximately US$320 million, assuming all holders of Company Convertible Notes exercise their repurchase rights. The Buyer Group also expects to provide this amount through the proceeds from equity commitments from the Sponsors pursuant to their respective Equity Commitment Letters.

        The funds necessary to complete the merger and the related transactions, including for the payment of the Per Share Merger Consideration and the Per ADS Merger Consideration to the unaffiliated security holders, as applicable, will be paid by the Buyer Group from their accounts inside China to accounts of Parent outside of China. Payments made in China by the Buyer Group to Parent are subject to the applicable PRC laws, rules and regulations. Payments made by Parent to Merger Sub which will be used as the Per Share Merger Consideration and the Per ADS Merger Consideration will occur outside China and will not be subject to any restriction, registration, approval or procedural requirements under applicable PRC laws, rules and regulations. As of the date of this proxy statement, there are no alternative financing arrangements or plans in place to acquire the funds necessary for the merger and the transactions.

Equity Financing

        Concurrently with the execution of the merger agreement, each of the Sponsors entered into an Equity Commitment Letter with Parent and TCZ, pursuant to which each Sponsor has committed to contribute, or cause to be contributed, capital contributions to Parent, up to the aggregate amount set forth therein, the proceeds of which shall be used by Parent to fund (or cause to be funded through Parent or Merger Sub) the Per Share Merger Consideration or Per ADS Merger Consideration, the repurchase of Company Convertible Notes, as applicable, and any other amounts required to be paid pursuant to the merger agreement, in each case, pursuant to and in accordance with the terms of, and subject to the conditions of, the merger agreement.

        The equity commitment of each of the Sponsors is subject to the satisfaction in full (or waiver, if legally permissible) of each of the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated by the merger agreement other than conditions that by their nature are to be satisfied on the closing date of the merger (but subject to the satisfaction or waiver of those conditions).

        The Equity Commitment Letters delivered by the Sponsors will terminate upon the earliest to occur of (i) the valid termination of the merger agreement in accordance with its terms, and (ii) the closing of the merger (at which time the equity commitments shall have been funded).

        Each of the Company and TCZ is an express third-party beneficiary of each of the Equity Commitment Letters to the extent of its right to seek specific performance of each of the Sponsors' obligations to fund their respective equity commitments at the closing of the merger pursuant to the terms and conditions thereunder or of Parent's right to cause the Sponsors' equity contributions to be funded at the closing of the merger pursuant to the terms and conditions thereunder.

Debt Financing

        On July 31, 2016, Panji received a debt commitment letter (the "Debt Commitment Letter") from Industrial Bank, pursuant to which and subject to the conditions set forth therein, Industrial Bank committed to provide a term loan facility up to the RMB equivalent of US$665.0 million in aggregate principal amount for Panji to complete the merger (the "loan facility").

        The loan facility from Industrial Bank will remain available for utilization until the earlier of (i) August 1, 2018, the date falling two years after the date of the merger agreement, and (ii) the date on which the merger agreement is terminated in accordance with its terms. The Debt Commitment Letter provides a summary of major terms and conditions of the debt financing. The definitive loan agreement relating to the loan facility (the "definitive facility agreement") has not been executed as of the date of this proxy statement and, accordingly, the actual terms of the loan facility may differ from those described in this proxy statement.

        Industrial Bank's commitment to provide the debt financing to Panji are subject to, among other things, (i) execution and delivery by Panji and Industrial Bank of a definitive facility agreement, (ii) execution and delivery of the merger agreement and other transaction documents with respect to the merger and the conditions therein having been satisfied (or waived), (iii) designated bank accounts for the debt financing having been set up with Industrial Bank or any of its affiliates, (iv) execution and delivery of a share pledge over shares in Parent by the Chairman and Panji (the "share pledge") and a personal guarantee by the Chairman (the "personal guarantee"), (v) constitutional documents of Panji having been delivered to Industrial Bank to be specified in the definitive facility agreement which shall be in accordance with the Debt Commitment Letter, (vi) delivery of other closing documents by Panji to Industrial Bank, (vii) evidence that equity financing shall have been injected into the account of Parent in an amount which is sufficient amount to consummate the merger, and (viii) Panji being in compliance with the material terms of the Debt Commitment Letter in all material respects.

        The loan facility will mature on the date that is five years after the date of first utilization (the "maturity date") and all outstanding amounts under the loan facility will be repaid on or prior to the maturity date.

        The loan facility shall bear an interest rate at six percent per annum. Interest on the loan facility shall be payable semi-annually. The principal amount of the loan facility shall be repaid on or before the maturity date.

        Prior to the completion of the merger and until all outstanding amounts and obligations under the loan facility have been repaid and discharged in full, the obligations with respect to the loan facility shall be secured by the share pledge and the personal guarantee.

Rollover and Support Agreement

        Concurrently with the execution of the merger agreement, the Rollover Securityholders entered into the Rollover and Support Agreement with Parent. Pursuant to the Rollover and Support Agreement, the parties have agreed that (i) the Rollover Securities shall be cancelled for no consideration; (ii) the Rollover Securityholders shall subscribe for the number of newly issued ordinary shares of Parent as set forth in the Rollover and Support Agreement; and (iii) the Rollover Securityholders shall vote the Rollover Securities in favor of the merger, in each case, upon the terms and conditions set forth therein. As of the date of the proxy statement, the Rollover Securityholders beneficially own [256,867,986] Shares (excluding Shares that the applicable Rollover Securityholders will have the right to purchase upon the exercise of Company Share Awards and restricted shares), approximately [5.5]% of the total number of issued and outstanding Shares, which represents approximately [5.5]% of the total voting rights in the Company.

        Pursuant to the Rollover and Support Agreement, among other things, the Rollover Securityholders have agreed to (i) when a meeting of the shareholders of the Company is held, appear at such meeting or otherwise cause the Rollover Securities to be counted as present thereat for the purpose of establishing a quorum, (ii) vote (or cause to be voted), or deliver (or cause to be delivered) a written consent covering, all Rollover Securities (a) in favor of the approval, adoption and authorization of the merger agreement and the approval of the transactions, including the merger, (b) in favor of any other matter necessary to the consummation of the merger or otherwise reasonably requested by Parent in order to consummate the merger, (c) against any alternative transaction involving more than twenty percent of equity interests or assets of the Company or any other transaction, proposal, agreement or action made in opposition to the merger or in competition or inconsistent with the merger, (d) against any other action, agreement or transaction that is intended, that could, or the effect of which could, facilitate an alternative transaction involving more than twenty percent of equity interests or assets of the Company or impede, interfere with, delay, postpone, discourage or adversely affect the merger or the performance by such shareholder of its obligations under the Rollover and Support Agreement, (e) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of the merger agreement and (f) in favor of any adjournment or postponement of the meeting of the shareholders of the Company as may be reasonably requested by Parent.

        Under the terms of the Rollover and Support Agreement, TCZ is an express third-party beneficiary of the Rollover and Support Agreement, and will be entitled to specific performance of the terms thereof (in addition to any other available remedy at law or in equity). The Rollover and Support Agreement will terminate immediately upon the earliest to occur of (i) the valid termination of the merger agreement in accordance with its terms, and (ii) the closing of the merger.

Consortium Agreement

        On July 31, 2016, the Chairman, Xingsheng, Xingjing, Great Zhongou and Liuan entered into the Consortium Agreement pursuant to which, each of the parties agreed, among other things, to form a consortium to (i) participate in transactions together to acquire the Company that would result in a delisting of the Company from the NYSE and its equity securities to be eligible for deregistration under the Exchange Act, (ii) use respective reasonable best efforts and cooperate in good faith to support the transactions, and (iii) form transaction vehicles to consummate the transactions to acquire the Company.

        The Consortium Agreement shall terminate with respect to a party under following circumstances: (a) if the parties are unable to agree either as between themselves or with the special committee regarding the material terms of the Transaction before October 15, 2016, any party may cease its participation in the Transactions by delivery of a written notice to the other parties and the Consortium Agreement shall terminate with respect to such party, and (b) the Consortium Agreement shall terminate with respect to all parties upon the earliest to occur of (i) the consummation of the merger, and (ii) the termination of the merger agreement in accordance with its terms.

Limited Guarantee

        Concurrently with the execution and delivery of the merger agreement, the Guarantors executed and delivered a Limited Guarantee in favor of TCZ, pursuant to which they agreed to guarantee severally the payment obligations of Parent under the merger agreement for the Parent Termination Fee (as defined below) and certain cost and expenses that in each case may become payable to the Company by Parent under certain circumstances and subject to the terms and conditions as set forth in the merger agreement. Under the terms of the Limited Guarantee, in no event will the aggregate liability of any Guarantor thereunder exceed its pro rata share of the termination fee.

        The Limited Guarantee will terminate as of the earliest of (i) the effective time of the merger, (ii) the termination of the merger agreement in accordance with its terms by mutual consent of Parent and the Company or under circumstances in which Parent and Merger Sub would not be obligated to pay the Parent Termination Fee or otherwise to make payments pursuant to the merger agreement, (iii) the date that is six months following any termination of the merger agreement in accordance with its terms under circumstances in which Parent and/or Merger Sub would be obligated to pay the Parent Termination Fee or otherwise to make payments pursuant to the merger agreement if the Company has not presented a claim for payment of any obligation to the Guarantor by such time.

Remedies and Limitations on Liability

        The Company, Parent, Merger Sub are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement the Financing Commitments and the Limited Guarantee and to enforce specifically the terms and provisions thereof, which remedies are in addition to any other remedy to which they are entitled at law or in equity; provided that the right of the Company, Parent or Merger Sub to obtain an injunction, specific performance and other equitable relief to cause the equity financing to be funded is subject to the following conditions: (i) Parent and Merger Sub are required to consummate the closing pursuant to the terms of the merger agreement, (ii) the debt financing (and any alternate debt financing, if applicable) has been funded or the lender parties to the Debt Commitment Letter have irrevocably confirmed in writing that all conditions to funding of the debt financing (other than funding of the equity financing) have been or will be satisfied or waived and the debt financing (and any alternative financing, if applicable) will be funded at the effective time of the merger if the equity financing is funded, (iii) the Company has irrevocably confirmed in writing that if the equity and debt financing are funded, then it would be ready to consummate the transactions contemplated by the merger agreement, and (iv) the equity financing has not been funded and Parent and Merger Sub have not completed the closing by the date on which the closing is required to have occurred pursuant to the terms of the merger agreement.

        While the parties may pursue both a grant of specific performance and monetary damages until such time as the other party pays a termination fee (as applicable under the merger agreement), none of them will be permitted or entitled to receive both a grant of specific performance that results in the closing of the merger and monetary damages.

        Until such time as the Company pays the Company Termination Fee (as defined below) to Parent or Parent pays the Parent Termination Fee to TCZ, as the case may be, pursuant to the terms of the merger agreement, the remedies available to each party will be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit Parent from, in the alternative, seeking to terminate the merger agreement and collect the Company Termination Fee from the Company or the Company from, in the alternative, seeking to terminate the merger agreement and require Parent to pay the Parent Termination Fee to TCZ.

        The maximum aggregate liabilities of Parent, on the one hand, and the Company, on the other hand, for monetary damages in connection with the merger agreement are limited to the parent termination fee of $43.8 million (the "Parent Termination Fee") and the company termination fee of $21.9 million (the "Company Termination Fee"), respectively, and reimbursement of certain expenses in the event that the Company or Parent fails to pay the applicable termination fee when due and in accordance with the requirements of the merger agreement, as the case may be. If (a) the Company pays, and Parent receives, the Company Termination Fee pursuant to the merger agreement, then any such payment will be the sole and exclusive remedy of Parent, Merger Sub and their respective affiliates against the Company and its subsidiaries (and other related persons) and if (b) Parent pays, and TCZ receives, the Parent Termination Fee pursuant to the merger agreement, then any such payment will be the sole and exclusive remedy of the Company and its affiliates against Parent, Merger Sub and their respective affiliates (and other related persons) under the merger agreement and the Limited Guarantee.

Interests of Certain Persons in the Merger

        In considering the recommendation of the special committee and our board of directors with respect to the merger, you should be aware that the Rollover Securityholders have interests in the transaction that are different from, and/or in addition to, the interests of the unaffiliated security holders generally. The Company's board of directors and special committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and recommend that our shareholders vote in favor of authorizing and approving the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

Interests of the Buyer Group

        As a result of the merger, Parent will own 100% of the equity interest in the surviving company and the Buyer Group (other than Parent, Merger Sub, Wonder World Limited and Ms. Chunyan Wu) will own, directly or indirectly, 100% of the equity interest in Parent immediately following the completion of the merger and before the issuance of ordinary shares of Parent to certain members of management of the Company.

        Because of Parent's equity interest in the surviving company, each member of the Buyer Group (other than Merger Sub, Wonder World Limited and Ms. Chunyan Wu) will directly or indirectly enjoy the benefits from any future earnings and growth of the Company after the merger which, if the Company is successfully managed, could exceed the value of their original investments in the Company. The Buyer Group (other than Merger Sub, Wonder World Limited and Ms. Chunyan Wu) will also directly bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company. The investment by the Buyer Group (other than Merger Sub, Wonder World Limited and Ms. Chunyan Wu) in the surviving company will be illiquid, with no public trading market for the surviving company's shares and no certainty that an opportunity to sell its shares in the surviving company at an attractive price, or that dividends paid by the surviving company will be sufficient to recover its investment.

        The merger may also provide additional means to enhance shareholder value for the Buyer Group (other than Merger Sub, Wonder World Limited and Ms. Chunyan Wu), including improved profitability due to the elimination of the expenses associated with public company reporting and compliance, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons, and additional means for making liquidity available to the Buyer Group (other than Merger Sub, Wonder World Limited and Ms. Chunyan Wu), such as through dividends or other distributions.

Interests of Rollover Securityholders

        Concurrently with the execution of the merger agreement, Parent and the Rollover Securityholders executed the Rollover and Support Agreement pursuant to which the Rollover Securityholders have agreed to subscribe for certain equity interest in Parent such that immediately upon the completion of the merger, the Chairman will beneficially hold in aggregate approximately 45% of the outstanding interest in Parent.

        Given the Company will become a privately-held company following the completion of the merger, the Rollover Securityholders' interests in the surviving company will be illiquid, with no public trading market for the surviving company's shares and no certainty of an opportunity to sell his beneficial interests in the surviving company at an attractive price, or that any dividends paid by the surviving company will be sufficient to recover his investment. The Rollover Securityholders may also enjoy benefits from future earnings and growth of the surviving company.

Shares, Options and Restricted Shares Held by Officers and Directors

        As of the date of this proxy statement, the directors and executive officers of the Company, as a group held an aggregate of [16,346,609] Shares (excluding the Rollover Securities), outstanding options to purchase [41,311,250] Shares and [33,607,970] restricted shares. The maximum total amount of all cash payments (including restricted cash awards) the Company's directors and executive officers may receive in respect of their Shares, vested and unvested options and restricted shares if the merger is consummated is approximately $[15.3] million.

        At the effective time of the merger, (i) each Company Share Plan that is issued and outstanding immediately prior to the effective time and shall have become vested on or prior to the effective time will be cancelled in exchange for the right to receive, as soon as practicable (and in any event no more than five business days) after the effective time, an amount equal to the product of (a) the excess of $0.232 over the exercise price payable per Share under such option, if any, in cash, without interest and net of any applicable withholding taxes multiplied by (b) the total number of Shares issuable under such option immediately prior to the effective time, (ii) each option to purchase Shares granted under the Company Share Plan that is issued and outstanding immediately prior to the effective time and shall not have become vested on or prior to the effective time will be cancelled in exchange for the right to receive a restricted cash award subject to the same vesting conditions and schedules applicable to such option, in an amount equal to the product of (a) the excess of $0.232 over the exercise price payable per Share under such option, if any, in cash, without interest and net of any applicable withholding taxes multiplied by (b) the total number of Shares issuable under such option immediately prior to the effective time, and (iii) each restricted share awarded under the Company Share Plan immediately prior to the effective time will be cancelled in exchange for the right to receive a restricted cash award subject to the same vesting conditions and schedules applicable to such restricted share, in an amount equal to the product of

(a) $0.232 and (b) the total number of Shares underlying such restricted share, without interest and net of any applicable withholding taxes.

        The table below sets forth, as of the date of this proxy statement, for each of our directors and officers:

  •
  the number of issued and outstanding Shares (other than any Rollover Securities) beneficially owned by such person as of the date of this proxy statement;

  •
  the cash payment that will be made in respect of the Shares (other than any Rollover Securities)

  •
  the number of Shares issuable under the outstanding options held by such person (including vested and unvested options) and the exercise price payable per Share for the options;

  •
  the cash payment that will be made in respect of the outstanding options held by such person following the effective time (including restricted cash awards);

  •
  the number of restricted shares held by such person;

  •
  the restricted cash award that will be made in respect of the outstanding restricted shares held by such person following the effective time (including restricted cash awards); and

  •
  the total cash payment that will be made in respect of the outstanding Shares (other than any Rollover Securities), option to purchase Shares and restricted shares held by such person (including restricted cash awards).

	Shares		Options to Purchase Shares(1)			Restricted Shares
Name of Directors and Executive Officers	Shares Owned (Excluding Rollover Securities)	Cash Payment Therefor (Excluding Rollover Securities) ($)	Shares Underlying	Exercise Price ($ per ADS)	Cash Payment Therefor ($)(2)	Shares Underlying	Cash Payment Therefor ($)(2)	Total Cash Payments ($)(2)
Jifan Gao	—	—	*	3.94	*	*	*	*
				5.17
				11.49
				9.60
Zhiguo Zhu	*	*	*	3.94	*	*	*	*
				5.17
				11.49
				9.60
Liping Qiu	*	*	—	—	—	—	—	*
Qian Zhao	*	*	—	—	—	—	—	*
Yeung Kwok On	*	*	—	—	—	—	—	*
Sean Shao	*	*	—	—	—	—	—	*
Ying Xu (Merry Xu)	*	*	*	3.94	*	*	*	*
				5.17
				11.49
				9.60
Yang Shao	*	*	*	3.94	*	*	*	*
				5.17
				11.49
				9.60
Jiqing Gao	*	*	*	27.29	*	*	*	*
				5.17
				11.49
				9.60
Jeff Dorety	*	*	*	9.60	*	*	*	*
Rongfang Yin	*	*	*	3.94	*	*	*	*
				5.17
				11.49
				9.60
Rafael Esteban	—	—	*	11.49	*	—	—	*
				9.60
				9.38
Chan Shui On	*	*	*	3.94	*	*	*	*
				5.17
				11.49
				9.60
All directors and executive officers as a group	[16,346,609]	[3,792,413]	[41,311,250]	—	[3,678,558]	[33,607,970]	[7,797,049]	[15,268,020]

*
Less than 1% of total issued and outstanding Shares as of the date of this proxy statement.

(1)
Exclude options that have an exercise price lower than the Per Share Merger Consideration.

(2)
Includes restricted cash awards.

Indemnification and Insurance

        Pursuant to the merger agreement, Parent and Merger Sub have agreed that:

  •
  The indemnification, advancement and exculpation provisions of the indemnification agreements by and among the Company and its directors and certain executive officers as in effect at the effective time of the merger shall survive the merger and shall not be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner.

  •
  The memorandum and articles of association of the surviving company shall contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the memorandum and articles of association of the Company in effect as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the effective time of the merger, were directors or officers of the Company, unless such modification shall be required by law.

  •
  The surviving company shall maintain in effect for six years from the effective time of the merger, the current directors' and officers' liability insurance policies maintained by the Company as of the date hereof with respect to matters occurring prior to the effective time of the merger, including acts or omissions occurring in connection with the merger agreement and the consummation of the transactions; provided, however, that the surviving company may substitute therefor policies of substantially equivalent coverage, and provided, further, that in no event shall the surviving company be required to expend more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance. In addition, the Company may purchase a six year "tail" prepaid policy prior to the effective time of the merger on terms and conditions no less advantageous to the Indemnified Parties (as defined below). If such "tail" prepaid policies have been obtained by the Company prior to the effective time of the merger, the surviving company shall, and Parent shall cause the surviving company to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations of Parent or surviving company under this sub-section shall terminate.

  •
  From and after the effective time of the merger, the surviving company shall comply with all of the Company's obligations, and shall cause its subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) the present and former officers and directors thereof against any and all costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with (i) any action or omission or alleged action or omission in such party's capacity as a director, officer, employee or agent of the Company or any of its subsidiaries or other affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the effective time of the merger), or (ii) any of the transactions contemplated by the merger agreement.

  •
  In the event Parent or the surviving company or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the surviving company, shall assume the obligations set forth under the provisions related to the directors' and officers' indemnification and insurance.

  •
  The provisions related to the directors' and officers' indemnification and insurance shall survive the consummation of the merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of such provisions. The obligations set forth thereunder shall not be terminated, amended or otherwise modified in any manner that adversely affects any party covered by directors' and officers' liability insurance policies without the prior written consent of such affected party covered by directors' and officers' liability insurance policies or other person who is a beneficiary under the directors' and officers' insurance or the "tail" policy.

  •
  Nothing in the merger agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in the provisions related to the directors' and officers' indemnification and insurance is not prior to or in substitution for any such claims under any such policies.

  •
  The obligations and liability of Parent, the surviving company and their respective subsidiaries shall be joint and several.

The Special Committee

        On December 13, 2015, our board of directors established a special committee of directors to consider the proposal and to take any actions it deems appropriate to assess the fairness and viability of such proposal. The special committee is composed of two independent directors—Messrs. Sean Shao and Qian Zhao. Both such directors are free from any affiliation with the Buyer Group and none of such directors has any financial interest in the merger that is different from that of the unaffiliated security holders other than (i) the directors' receipt of board compensation in the ordinary course, (ii) special committee members' compensation in connection with its evaluation of the merger (which is not contingent upon the completion of the merger or the special committee's or board's recommendation of the merger), and (iii) the directors' indemnification and liability insurance rights under the merger agreement. Our board of directors did not place any limitations on the authority of the special committee regarding its investigation and evaluation of the merger.

        The Company has compensated each member of the special committee in exchange for his service in such capacity a monthly amount of $20,000 per member, the payment of which is not contingent upon the completion of the merger or the special committee's or the board's recommendation of the merger.

Position with the Surviving Company

        After completion of the merger, the Chairman expects to continue to serve as the chairman of the board of directors of the surviving company and chief executive officer of the surviving company. It is anticipated that the other executive officers of the Company will hold positions with the surviving company that are substantially similar to their current positions.

Related Party Transactions

        In the six months ended June 30, 2016, we purchased wafers, cells and other materials for a total price of approximately $52.7 million from certain related parties including Changzhou Youze S&T Co., Ltd., an entity controlled by Mr. Weizhong Wu, who is the brother-in-law of Mr. Jifan Gao; Changzhou Youze Hezhong Photoelectric Co Ltd., an entity held by Mr. Weizhong Wu, Mr. Weifeng Wu, who is the brother-in-law of Mr. Jifan Gao, and Ms. Chunyan Wu, who is the wife of Mr. Jifan Gao; Changzhou Youze Precision Machinery Co., Ltd., an entity controlled by Mr. Weizhong Wu, Mr. Weifeng Wu and Ms. Chunyan Wu; Changzhou Jiuling New Energy S&T Co., Ltd., or Jiuling, an entity controlled by Mr. Weizhong Wu; Changzhou Hesai Photovoltaic Materials Co., Ltd., an entity controlled by Mr. Jifan Gao and Ms. Chunyan Wu; Changzhou Hewei Photovoltaic Materials Co., Ltd., an entity controlled by Mr. Jifan Gao and Ms. Chunyan Wu; Changzhou Junhe Mechanical Co., Ltd., an entity controlled by Mr. Weifeng Wu; and Changzhou Polymer New Materials Co., Ltd, an entity controlled by Ms. Chunyan Wu and Mr. Weizhong Wu.

        In the six months ended June 30, 2016, we received logistics and shipping services for a total price of approximately $2.7 million from Jiangsu Youze International Logistics Co., Ltd., an entity controlled by Mr. Weizhong Wu.

        In the six months ended June 30, 2016, we incurred cost of approximately $0.6 million with respect to procurement testing service from Changzhou Hechuang Technology Co. Ltd, an entity controlled by Mr. Jifan Gao and Ms. Chunyan Wu.

        In the six months ended June 30, 2016, we sold ingots, modules, wafers and polysilicons for a total price of approximately $24.4 million to Jiuling, AHT Co., Ltd., an entity controlled by Mr. Weizhong Wu, and Jiangsu Tianhe Chuneng Co., Ltd., an entity controlled by Mr. Weizhong Wu.

        We believe the prices paid for products or services provided by related parties approximate the purchase price paid to third party vendors and the sale price of the products sold to the related parties were at prices similar to the sales price sold to third party customers.

        All the transactions above were approved by the audit committee.

        The Company has an audit committee charter in place, which requires the audit committee to review and approve all related-party transactions as defined in Item 404 of Regulation S-K on an ongoing basis.

        For a description of significant related-party transactions for the years ended December 31, 2014 and 2015, see "Item 7.B. Related Party Transactions" included in the Company's annual report on Form 20-F for the fiscal year ended December 31, 2015, incorporated by reference into this proxy statement. See "Where You Can Find More Information" beginning on page 116 for a description of how to obtain a copy of the Company's annual report.

        Except for the above disclosure and the arrangements in connection with the merger discussed elsewhere in this proxy statement, during the past two years (i) there were no negotiations, transactions or material contacts between the Company and its affiliates, on the one hand, and any member of the Buyer Group, on the other hand, concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any class of the Company's securities; election of the Company's directors or sale or other transfer of a material amount of assets of the Company; (ii) the Company and its affiliates did not enter into any other transaction with an aggregate value exceeding 1% of the Company's consolidated revenues with any member of the Buyer Group, and (iii) none of the Company's executive officers, directors or affiliates that is a natural person entered into any transaction during the past two years with an aggregate value (in respect of such transaction or series of similar transactions with that person) exceeding $60,000 with any member of the Buyer Group.

Fees and Expenses

        Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the merger are estimated at the date of this proxy statement and set forth in the table below. Such fees are subject to change pending completion of the merger.

Description	Amount ($)
Legal fees and expenses
Financial advisory fees and expenses
Accounting expenses
Special committee fees
Filing fees
Miscellaneous (including printing, proxy solicitation and mailing costs)
Total

        These expenses will not reduce the merger consideration to be received by the Company shareholders. If the merger is completed, the party incurring any costs and expenses in connection with the merger and the merger agreement will pay those costs and expenses.

Litigation Related to the Merger

        We are not aware of any lawsuit that challenges the merger, the merger agreement or any of the transactions contemplated thereby.

Accounting Treatment of the Merger

        Upon completion of the merger, the Company would cease to be a publicly traded company, and the Company expects to account for the merger at historical cost.

Regulatory Matters

        The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than the Parent Required Approvals, the approvals, filings or notices required under the federal securities laws and the registration of the plan of merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Registrar of Companies of the Cayman Islands and, in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the plan of merger, and notification of the merger being published in the Cayman Islands Government Gazette.

Dissenters' Rights

        Please see "Dissenters' Rights" beginning on page 105.

Material U.S. Federal Income Tax Consequences

        The following is a summary of U.S. federal income tax consequences generally applicable only to U.S. Holders (as defined below) of the exchange of Shares for cash pursuant to the merger agreement. For purposes of this discussion, except as otherwise noted, references to Shares include ownership interests in Shares through ADSs. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), final and temporary U.S. Treasury Regulations promulgated thereunder, administrative pronouncements, and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and to differing interpretation, which may result in tax consequences different from those described below. This discussion is not binding on the U.S. Internal Revenue Service (the "IRS"), and the IRS or a court in the event of an IRS dispute may challenge any of the conclusions set forth below.

        This discussion does not address any U.S. federal estate, gift, or other non-income tax, or any state, local, or non-U.S. tax consequences of the merger. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular shareholders in light of their individual investment circumstances or to certain types of shareholders subject to special tax rules, such as:

  •
  banks and certain other financial institutions;

  •
  insurance companies;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  brokers or dealers in stocks and securities, or currencies;

  •
  persons who use or are required to use a mark-to-market method of accounting;

  •
  certain former citizens or residents of the United States subject to Section 877 of the Code;

  •
  entities subject to the United States anti-inversion rules;

  •
  tax-exempt organizations and entities;

  •
  persons subject to the alternative minimum tax provisions of the Code;

  •
  persons whose functional currency is other than the United States dollar;

  •
  persons holding ADSs or ordinary shares as part of a straddle, hedging, conversion or integrated transaction;

  •
  persons holding ADSs or ordinary shares through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;

  •
  persons that actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;

  •
  persons who acquired ADSs or ordinary shares pursuant to the exercise of an employee stock option or otherwise as compensation;

  •
  partnerships or other pass-through entities, or persons holding ADSs or ordinary shares through such entities;

  •
  persons that held, directly, indirectly or by attribution, ADSs or ordinary shares or other ownership interests in us prior to the merger; or

  •
  persons that are Rollover Securityholders.

        In addition, the discussion below does not describe any tax consequences arising out of the 3.8% medicare tax on "net investment income."

        As used herein, a "U.S. Holder" is any beneficial owner of Shares that is (i) an individual citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

        If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partner of a partnership holding Shares is urged to consult its own tax advisor.

        ALL U.S. HOLDERS OF SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER LAWS (INCLUDING NON-INCOME TAX LAWS SUCH AS THE U.S. FEDERAL ESTATE AND GIFT TAX LAWS).

  Consequences of Participation in the Merger or an Exercise of Dissenters' Rights

        The receipt of cash, either as consideration in the merger or as a result of a U.S. Holder exercising its dissenters' rights (as described under the section entitled "Dissenters' Rights" beginning on page 105), will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who so exchanges Shares for cash will generally recognize gain or loss in an amount equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder's adjusted tax basis in the Shares exchanged therefor. Subject to the discussion under "Passive Foreign Investment Company Considerations" below, such recognized gain or loss will generally be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder's holding period for the Shares exchanged is greater than one year at the effective time.

        Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code. If a U.S. Holder acquired different blocks of Shares at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of Shares.

        Any gain or loss recognized by U.S. Holders will generally be treated as U.S. source gain or loss for U.S. foreign tax credit purposes. However, in the event that we are deemed to be a PRC "resident enterprise" under the PRC tax law and gain from the disposition of Shares is regarded as gain sourced from the PRC and is subject to tax in the PRC (see "Special Factors—Material PRC Tax Consequences" beginning on page 74), you may be eligible to elect to treat such gain as PRC source gain under the income tax treaty between the United States and the PRC (the Agreement Between the Government of the United States of America and the Government of the People's Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion With Respect to Taxes on Income (the "Treaty")). If we are not eligible for the benefits of the Treaty or you fail to make the election to treat any gain as PRC source, then you may not be able to use the foreign tax credit arising from any PRC tax imposed on the exchange of Shares pursuant to the merger agreement unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of the Shares, including their eligibility for the benefits of the Treaty and the availability of the foreign tax credit under their particular circumstances.

  Passive Foreign Investment Company Considerations.

        If we were treated as a passive foreign investment company, or "PFIC," any gain recognized by a U.S. Holder on his receipt of cash in exchange for Shares in the merger or as a result of a U.S. Holder exercising its dissenters' rights would be taxed as ordinary income, and not a capital gain. An interest charge also would apply to reflect the deferral of income recognition from the time the U.S. Holder acquired his Shares until the effective time.

        In general, a PFIC for U.S. federal income tax purposes for any taxable year if (a) 75% or more of its gross income consists of passive income (such as dividends, interest and certain rents and royalties) or (b) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income (including cash). Passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person). If a corporation owns at least 25% (by value) of the stock of another corporation, the corporation will be treated, for purposes of the PFIC tests, as owning its proportionate share of the 25%-owned subsidiary's assets and receiving its proportionate share of the 25%-owned subsidiary's income.

        Accordingly, determination of our PFIC status is based on the composition of our income and assets and the value of our assets, including goodwill, which is based, in part, on the market price of our ADSs. We disclosed in our annual report on Form 20-F for the year ended December 31, 2015 that we did not believe we were a PFIC for our taxable year ended December 31, 2015. However, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you the U.S. Internal Revenue Service will not take a contrary position. We are unable at this time to provide any guidance as to our PFIC status for the current, 2016 taxable year, since the determination of whether we are a PFIC for any taxable year depends on the market price of our ADSs and Shares, which may fluctuate significantly, as well as the composition of our income and assets during the year. We have not sought a ruling from the IRS with respect to our PFIC status for any year. There also can be no assurance that the IRS or a court will agree with our determination as to our PFIC status for 2015 or any prior taxable year.

        If we were a PFIC for any taxable year during which a U.S. Holder owned Shares, we would generally continue to be treated as a PFIC with respect to that U.S. Holder for all succeeding years during which the U.S. Holder owned the Shares, even if we ceased to meet the threshold requirements for PFIC status.

        The PFIC rules provide for certain elections that can, in certain circumstances, alter the tax consequences of PFIC status as generally described above. One such election, the "qualified electing fund" or "QEF" election, requires (among other things) that the PFIC shareholder include with his U.S. federal income tax return a "PFIC Annual Information Statement" provided by the foreign corporation and disclosing to the shareholders his pro rata shares of the corporation's "ordinary earnings" and "net capital gain" which must be determined under U.S. tax principles. We do not intend to calculate our "ordinary earnings" or "net capital gain" as determined under U.S. tax principles, nor do we intend to supply U.S. shareholders with the required "PFIC Annual Information Statement." A different election, the "market to market" election, could be available if out Shares are considered "marketable stock" as defined for purposes of the election rules.

        U.S. Holders are urged to consult their own advisors regarding the details of the PFIC rules and any elections that may be available to them.

  Information Reporting

        A U.S. Holder may be subject, under certain circumstances, to information reporting with respect to the amount of cash received in the merger. Each U.S. Holder is advised to consult with its tax adviser regarding the application of the United States information reporting rules to its particular circumstances.

Material PRC Tax Consequences

        Under the Enterprise Income Tax Law (the "EIT Law"), which took effect on January 1, 2008, enterprises established outside of China whose "de facto management bodies" are located in the PRC are considered "resident enterprises," and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Regulation on the Implementation of Enterprise Income Tax Law, which defines the "de facto management body" as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies ("Circular 82") on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the "de facto management body" of a Chinese-controlled offshore incorporated enterprise is located in China. Under the EIT Law and its implementation regulations, the PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of consideration by a "non-resident enterprise" from transfer of its equity in a PRC resident enterprise if such gain is regarded as incomes derived from sources within the PRC. The "non-resident enterprise" means an enterprise established under the laws of a jurisdiction other than the PRC and whose actual administrative organization is not in the PRC, which has established offices or premises in the PRC, or which has not established any offices or premises in the PRC but has obtained incomes derived from sources within the PRC. Under the Individual Income Tax Law, an individual who disposes a capital asset in China is subject to PRC individual income tax at the rate of 20%. Relief from these taxes may be sought under applicable Income Tax Treaties with China.

        The Company does not believe it is a resident enterprise defined and regulated by the aforesaid regulations or that the gain recognized on the receipt of cash consideration for Shares should otherwise be subject to PRC income tax to holders of such Shares that are not PRC residents as none of our shareholders is a PRC company or PRC corporate group, however, as there has not been a definitive determination of the Company's status by the PRC tax authorities, the Company cannot confirm whether it would be considered a PRC resident enterprise under the EIT Law or whether the gain recognized on the receipt of cash consideration for Shares would otherwise be subject to PRC tax to holders of such Shares that are not PRC tax residents.

        In addition, under the Circular on Strengthening the Administration of Enterprises Income Tax on Non-resident Enterprises' Equity Transfer Income ("Circular 698") issued by the State Administration of

Taxation, which became effective as of January 1, 2008, the Circular Concerning Various Questions on the Administration of Enterprises Income Tax on Non-resident Enterprises ("Bulletin 24") issued by the State Administration of Taxation, which became effective as of April 1, 2011, and the Bulletin on Certain Issues Relating to Indirect Transfer of Assets by Non-resident Enterprises ("Bulletin 7") issued by the State Administration of Taxation, which became effective on February 3, 2015, if any non-resident enterprise transfers equity of a resident enterprise, the non-resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer. In addition, if a non-PRC resident enterprise indirectly transfers so-called "PRC taxable properties", referring to properties of an establishment or a place of business in China, real estate properties in China and equity investments in a PRC tax resident enterprise ("Taxable Properties"), by disposition of the equity interests in an overseas non-public holding company without a reasonable commercial purpose and resulting in the avoidance of PRC enterprise income tax, the transfer will be re-characterized as a direct transfer of the PRC Taxable Properties and gains derived from the transfer may be subject to a PRC withholding tax of up to 10%. Bulletin 7 has listed several factors to be taken into consideration by the tax authorities in determining if an indirect transfer has a reasonable commercial purpose. However, despite these factors, an indirect transfer satisfying all the following criteria will be deemed to lack reasonable commercial purpose and be taxable under the PRC laws: (i) 75% or more of the equity value of the intermediary enterprise being transferred is derived directly or indirectly from PRC Taxable Properties; (ii) at any time during the one year period before the indirect transfer, 90% or more of the asset value of the intermediary enterprise (excluding cash) is comprised directly or indirectly of investments in the PRC, or 90% or more of its income is derived directly or indirectly from the PRC; (iii) the functions performed and risks assumed by the intermediary enterprise and any of its subsidiaries that directly or indirectly hold the PRC Taxable Properties are limited and are insufficient to prove their economic substance; and (iv) the foreign tax payable on the gain derived from the indirect transfer of the PRC Taxable Properties is lower than the potential Chinese tax on the direct transfer of those assets. Nevertheless, the indirect transfers falling into the scope of the safe harbor under Bulletin 7 may not be subject to PRC tax. The safe harbor includes qualified group restructurings, public market trades and exemptions under tax treaties. Circular 698 or Bulletin 7 may be determined by the PRC tax authorities to be applicable to the merger where non-PRC resident corporate shareholders or ADS holders were involved, if the merger is determined by the PRC tax authorities to lack reasonable commercial purpose. As a result, if PRC tax authorities were to invoke Circular 698 or Bulletin 7 and impose tax on the receipt of consideration for Shares or ADSs, then any gain recognized on the receipt of consideration for such Shares or ADSs pursuant to the merger by the Company's non-PRC-resident shareholders could be treated as PRC-source income and thus be subject to PRC income tax at a rate of 10% (subject to applicable treaty relief).

        You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

Material Cayman Islands Tax Consequences

        The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for our Shares and ADSs under the terms of the merger. This is subject to the qualification that (a) Cayman Islands stamp duty may be payable if any original transaction documents, including the merger agreement, are brought to or executed in or produced before a court in the Cayman Islands; (b) registration fees will be payable to the Registrar of Companies of the Cayman Islands to register the plan of merger; and (c) fees will be payable to the Cayman Islands Gazette Office to publish the notice of merger in the Cayman Islands Government Gazette.

MARKET PRICE OF THE ADSs, DIVIDENDS AND OTHER MATTERS

Market Price of the ADSs

        The following table provides the high and low sales prices for the ADSs on the NYSE under the symbol "TSL," for each quarter during the past two years:

	Sales Price Per ADS (in $)
	High		Low
Quarterly:
2014
First quarter	18.77		12.65
Second quarter	14.85		10.16
Third quarter	15.15		10.15
Fourth quarter	11.98		7.52
2015
First quarter	12.79		8.13
Second quarter	13.33		10.90
Third quarter	11.92		7.15
Fourth quarter	11.35		8.61
2016
First quarter	11.09		8.31
Second quarter	10.15		6.91
Third quarter (through [August 25], 2016—the most recent practicable date before the date of this proxy statement)	[10.75	]	[7.54	]

        On December 11, 2015, the last trading day immediately prior to December 14, 2015, the date that the Company announced that it had received a "going-private" proposal, the reported closing price of the ADSs on the NYSE was $9.55. The merger consideration of $0.232 per Share, or $11.60 per ADS, represents a premium of 21.5% over the Company's closing price on December 11, 2015, the last trading day immediately prior to December 14, 2015, the date that the Company announced that it had received a "going-private" proposal, a premium of 20.2% to the average closing price of the ADSs during the 90 trading days prior to its receipt of a "going-private" proposal, and a 40.6% premium over the closing price of $11.60 per ADS on July 29, 2016, the last trading day immediately before the merger agreement was signed. On [August 25], 2016, the most recent practicable date before the date of this proxy statement, the high and low reported sales prices of the ADSs were $[10.55] and $[10.52], respectively. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.

Dividend Policy

        We have never declared or paid any dividends, nor do we have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

        Our board of directors has complete discretion on whether to distribute dividends subject to applicable Cayman Islands law. Under our articles of association, our shareholders in general meeting may declare dividends, but no dividend may exceed the amount recommended by our board of directors. Even if our board of directors decides to pay dividends, the form, frequency and amount of our dividends will depend upon our future operations and earnings, capital requirements and surplus, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. If we pay any dividends, ADS holders will be paid to the same extent as holders of our Shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. Cash dividends on our Shares, if any, will be paid in U.S. dollars.

        We are a holding company incorporated in the Cayman Islands. In order to pay dividends, if any, to our shareholders, we rely on dividends from our PRC subsidiaries. Each of our PRC subsidiaries may pay dividends only out of its accumulated distributable profits, if any, determined in accordance with its articles of association and the accounting standards and regulations in the PRC. Moreover, pursuant to applicable PRC laws and regulations, 10% of the after-tax profits of each of our PRC subsidiaries are required to be set aside in a statutory surplus reserve fund each year until the reserve balance reaches 50% of such PRC subsidiary's registered capital. Allocations to these statutory reserves may only be used for specific purposes and are not distributable to us in the form of cash dividends. Furthermore, if any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us. As a result of these PRC regulatory and contractual restrictions, our PRC subsidiaries are restricted in their ability to transfer a portion of their net assets to our Cayman Islands holding company in the form of dividends.

        The Enterprise Income Tax Law and its implementing rules provide that an income tax rate of 10% will be applicable to dividends payable to non-PRC resident enterprise shareholders to the extent such dividends are derived from sources within the PRC. If we are determined to be a PRC resident enterprise by the PRC tax authorities, dividends declared and distributed by us to our non-PRC resident enterprise shareholders could be deemed to be derived from sources within the PRC under the Enterprise Income Tax Law and its implementing rules and therefore could be subject to the 10% withholding tax (or potentially a 20% income tax withholding could be imposed on dividends received from us by our non-PRC individual shareholders under the applicable PRC tax laws).

THE EXTRAORDINARY GENERAL MEETING

        We are furnishing this proxy statement to you, as a holder of our Shares, as part of the solicitation of proxies by the Company's board of directors for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

        The extraordinary general meeting will be held on                , 2016, at                a.m. (Hong Kong Time) at                .

Proposals to be Considered at the Extraordinary General Meeting

        At the meeting, you will be asked to consider and vote upon:

        as a special resolution:

        THAT the agreement and plan of merger dated August 1, 2016 (the "merger agreement") among Parent, Merger Sub and the Company (such merger agreement being in the form attached as Annex A to this proxy statement, which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger among Merger Sub and the Company required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the merger (such plan of merger being substantially in the form attached to the merger agreement and which will be produced and made available for inspection at the extraordinary general meeting) and any and all transactions contemplated thereby, including the merger and the amendment and restatement of the memorandum and articles of association of the Company in the form attached as Annex B to the plan of merger pursuant to the merger, be and are hereby authorized and approved; and

        if necessary, as an ordinary resolution:

        THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolution to be proposed at the extraordinary general meeting.

        If the merger is completed, at the effective time of the merger, each outstanding Share (including Shares represented by ADSs), other than the Excluded Shares, will be cancelled in exchange for the right to receive $0.232 in cash without interest, and for the avoidance of doubt, because each ADS represents 50 Shares, each issued and outstanding ADS (other than ADS that represents Excluded Shares), will represent the right to surrender the ADS in exchange for $11.60 in cash per ADS without interest (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement), in each case, net of any applicable withholding taxes, in accordance with the terms and conditions set forth in the merger agreement. At the effective time, all of the Shares will be cancelled and cease to exist. Each Dissenting Share will thereafter represent only the right to receive the fair value of such Share as determined under the Cayman Islands Companies Law. Each Excluded Share other than Dissenting Share will be cancelled for no consideration. At the effective time, each outstanding ordinary share, par value $1.00 per share, of Merger Sub will be converted into one fully paid and non-assessable ordinary share of the surviving company.

Our Board's Recommendation

        Our board of directors, acting upon the unanimous recommendation of the special committee of our board of directors:

  •
  determined that it is fair to and in the best interests of the Company and its shareholders (other than holders of Excluded Shares), and declared it advisable, to enter into the merger agreement;

  •
  authorized and approved the execution, delivery and performance of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; and

  •
  resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company.

Quorum

        Two or more registered shareholders entitled to vote and present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorized representative representing not less than one-third in nominal value of the total issued voting Shares in the Company throughout the meeting will constitute a quorum.

Record Date; Shares and ADSs Entitled to Vote

        You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on                , 2016, or if you are a holder of ADSs at the close of business in New York City on                , 2016, the Share record date and the ADS record date for voting at the extraordinary general meeting, respectively. If you own ADSs on the ADS record date, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the registered holder of the Shares underlying the ADSs) on how to vote the Shares underlying your ADSs. The ADS depositary must receive your instructions no later than 5:00 p.m. (New York City Time) on                , 2016 in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, if you own ADSs on the ADS record date, you may vote at the extraordinary general meeting by cancelling your ADSs (and certifying you have not instructed, and will not instruct, the ADS depositary to vote the Shares represented by your ADSs) before the close of business in New York City on                , 2016 and becoming a registered holder of Shares prior to the close of business in the Cayman Islands on                , 2016, the Share record date. Each outstanding Share on the share record date entitles the holder to one vote on each matter submitted to the shareholders for authorization and approval at the extraordinary general meeting and any adjournment thereof. We expect that, as of the share record date, there will be [4,639,270,424] Shares entitled to be voted at the extraordinary general meeting. If you have Shares registered in your name on the share record date, the deadline for you to lodge your proxy card and vote is                , 2016 at                 a.m. (Hong Kong Time). Please see "Proxy Holders for Registered Shareholders" below for additional information. If the merger is not completed, the Company would continue to be a public company in the U.S. and the ADSs would continue to be listed on the NYSE. The Company's Shares are not listed and cannot be traded on any stock exchange. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the American depositary shares program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the ADS deposit agreement, including, among other things, payment of relevant fees of the ADS depositary for the issuance of (up to $0.05 per ADS issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the deposit agreement.

Vote Required

        Under the articles of association of the Company and the merger agreement, we cannot complete the merger unless the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, are authorized and approved by an affirmative vote of shareholders representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. As of the date of this proxy statement, the Rollover Securityholders as a group owned, in the aggregate approximately [256,867,986] outstanding Shares (excluding Shares that the applicable Rollover Securityholders will have the right to purchase upon the exercise of Company Share Awards and restricted shares), represent approximately [5.5]% of the total issued and outstanding Shares entitled to vote. Please see "Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 110 for additional information. Pursuant to the terms of the Rollover and Support Agreement, these Shares will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger at the extraordinary general meeting of the shareholders of the Company. Based on the number of Shares expected to be outstanding on the record date, approximately [61.2]% of the total outstanding Shares entitled to vote owned by the remaining shareholders must be voted in favor of the proposal in order for the merger to be approved, assuming all remaining shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

Shareholders and ADS Holders Entitled to Vote; Voting Materials

        Only holders of Shares entered in the register of members of the Company at the close of business in the Cayman Islands on                 , 2016, the Share record date, will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the Share record date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment thereof. Shareholders wanting to vote by proxy should simply indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible but in any event so that it is received by the Company no later than                 a.m. on                 , 2016 (Hong Kong Time).

        Holders of ADSs as of the close of business in New York City on                , 2016, the ADS record date, will receive the final proxy statement and ADS voting instruction card either directly from the Company's ADS depositary (in the case of registered holders of ADSs) or these materials will be forwarded to them by a third party service provider (in the case of beneficial owners of ADSs that are not registered holders). Holders of ADSs as of the close of business in New York City on                , 2016, cannot attend or vote at the extraordinary general meeting directly, but may instruct the ADS depositary how to vote the Shares underlying the ADSs by completing and signing an ADS voting instruction card provided by the ADS depositary and returning it in accordance with the instructions printed on it. The ADS depositary must receive the ADS voting instruction card no later than 5:00 p.m. (New York City Time) on                , 2016. The ADS depositary shall endeavor, in so far as practicable, to vote or cause to be voted the Shares represented by ADSs in accordance with your voting instructions.

        Persons holding ADSs in a securities account should consult with their broker or other securities intermediary to obtain directions on how to provide such broker or other securities intermediary with instructions on how to vote their ADSs.

        Holders of ADSs may vote at the extraordinary general meeting if they cancel their ADSs and become a registered holder of Shares by the close of business in the Cayman Islands on                 , 2016. ADS holders wanting to cancel their ADSs need to make arrangements to deliver their ADSs to the ADS depositary for cancellation prior to the close of business in New York City on                , 2016 and complete certain other procedures required by the ADS depositary. Persons who hold ADSs in a securities account, must contact their broker or other securities intermediary to find out what actions they need to take to instruct the broker, bank or nominee to cancel the ADSs on their behalf.

        Each ADS represents 50 Shares. As of the date of this proxy statement, there were [4,639,270,424] Shares issued and outstanding (including Shares represented by ADSs but excluding Shares and Shares represented by ADSs reserved by the Company for settlement upon exercise of Company Share Awards under any Company Share Plan), all of which are entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described above. As of the date of this proxy statement, there were [85,654,317] ADSs outstanding; subject to the cancellation procedures described above, none of the holders of these ADSs may vote in person at the extraordinary general meeting.

        Persons who have acquired Shares and whose names are entered in the Company's register of members before the close of business in the Cayman Islands on                , 2016 will receive the proxy form (including the voting material) before the extraordinary general meeting, and persons who are ADS holders as of the close of business in New York City on                , 2016 will receive the ADS voting instruction card from the ADS depositary before the extraordinary general meeting. Shareholders who have acquired Shares after the close of business in the Cayman Islands on                 , 2016 may not attend the extraordinary general meeting unless they receive a proxy from the person or entity who had sold them the Shares.

Proxy Holders for Registered Shareholders

        Shareholders registered in the register of members of the Company as of the Share record date who are unable to participate in the extraordinary general meeting may appoint as a representative another shareholder, a third party or the Chairman of the meeting as proxy holder by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the Chairman of the meeting as proxy holder will vote in favor of the merger according to the recommendation of the board of directors of the Company. If new proposals (other than those on the agenda) are put forth before the extraordinary general meeting, the Chairman of the meeting as proxy holder will vote in accordance with the position of the board of directors of the Company.

Voting of Proxies and Failure to Vote

        All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger and the amendment and restatement of the memorandum and articles of association of the Company in the form attached as Annex B to the plan of merger pursuant to the merger and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution to be proposed at the extraordinary general meeting unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. Shareholders who fail to cast their vote in person or by proxy will not have their votes counted.

        If any holder of ADSs does not timely deliver specific voting instructions to the ADS depositary, or if the ADS depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by the holder's ADS, under the deposit agreement, the ADS depositary may deem such holder to have instructed the ADS depositary to vote the Shares underlying that holder's ADSs in favor of the merger.

Revocability of Proxies

        Registered holders of our Shares may revoke their proxies in one of three ways:

  •
  first, a registered shareholder may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting at least two hours before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to Trina Solar Limited, No. 2 Tian He Road Electronics Park, New District, Changzhou, Jiangsu 213031, the People's Republic of China;

  •
  second, a registered shareholder may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company not less than 48 hours prior to the extraordinary general meeting; or

  •
  third, a registered shareholder may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

        If a shareholder holds Shares through a broker, bank or other nominee and has instructed the broker, bank or other nominee to vote the shareholder's Shares, the shareholder must follow directions received from the broker, bank or other nominee to change those instructions.

        Holders of our ADSs may revoke their voting instructions by notification to the ADS depositary in writing received at any time prior to 5:00 p.m. (New York City Time) on                 , 2016. A holder of ADSs can do this in one of two ways:

  •
  first, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS depositary; or

  •
  second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS depositary bearing a later date than the ADS voting instruction card sought to be revoked.

        If you hold your ADSs through a broker or other securities intermediary and you have instructed your broker or other securities intermediary to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker or other securities intermediary to change those instructions.

Rights of Shareholders Who Object to the Merger

        Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law, which is attached as Annex C to this proxy statement, for the exercise of dissenters' rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenters' rights with respect to your Shares.

        ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS' RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS' RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON                 , 2016, AND BECOME REGISTERED HOLDERS OF SHARES PRIOR TO                 , 2016. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS' RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE U.S. AND THE ADSs WOULD CONTINUE TO BE LISTED ON THE NYSE. THE COMPANY'S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS OR HER ADSs TO EXERCISE DISSENTERS' RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO

SELL HIS OR HER SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS OR HER SHARES INTO THE AMERICAN DEPOSITARY SHARES PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (UP TO $0.05 PER ADS ISSUED) AND ANY APPLICABLE STOCK TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

Whom to Call for Assistance

        If you have any questions or need assistance in voting your Shares or ADSs, you can contact Trina Solar Limited at (+86) 519 8548 2008 or at ir@trinasolar.com.

Solicitation of Proxies

        The Company does not plan to engage a proxy solicitor to assist in the solicitation of proxies. Instead, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. The Company will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of the Company's Shares and in obtaining voting instructions from those owners. The Company will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

        We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

THE MERGER AGREEMENT AND PLAN OF MERGER

        The following summary describes the material provisions of the merger agreement. This summary may not include all of the information about the merger agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached as Annex A, and incorporated by reference into this section of this proxy statement. You are urged to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

        The summary of the merger agreement below is included in this proxy statement only to provide you with information regarding the terms and conditions of the merger agreement, and not to provide any other factual information regarding the Company, Parent, Merger Sub or any member of the Buyer Group or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See "Where You Can Find More Information" beginning on page 116.

Structure and Consummation of the Merger

        The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the merger agreement, with the Company being the surviving company of the merger. If the merger is consummated, the Company will cease to be a publicly traded company. The closing of the merger will occur no later than the third business day after all of the conditions to the merger have been satisfied or waived. At the closing, Parent, Merger Sub and the Company will execute and file the plan of merger and other appropriate documents with the Registrar of Companies of the Cayman Islands as required by the Cayman Islands Companies Law. The merger will become effective upon the filing of the plan of merger with the Registrar of Companies of the Cayman Islands, or such other time as may be agreed in writing by Parent and the Company and specified in the plan of merger.

        We currently expect that the merger will be consummated in the first quarter of 2017, after all conditions to the merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the merger will be satisfied or waived; however, we intend to complete the merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Company

        With effect from the effective time of the merger, the memorandum and articles of association of the surviving company will be the memorandum and articles of association in the form attached as Annex B to the plan of merger, which are substantively identical to the memorandum and articles of association of Merger Sub as in effect immediately prior to the effective time of the merger except that all references to the name of the company will be changed to "Trina Solar Limited" and all references to the authorized share capital of the company will be amended as necessary to correctly describe the authorized share capital of the surviving company as approved in the plan of merger, until thereafter amended in accordance with the applicable provisions of the Cayman Islands Companies Law and such memorandum and articles of association. The directors of Merger Sub immediately prior to the effective time of the merger shall, from and after the effective time of the merger, be the directors of the surviving company and the officers of the Company immediately prior to the effective time of the merger shall, from and after the effective time of the merger, be the officers of the surviving company, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the memorandum and articles of association of the surviving company.

Merger Consideration

        If the merger is consummated, at the effective time, each Share that is issued outstanding immediately prior to the effective time (other than Excluded Shares) will be cancelled and cease to exist in exchange for the right to receive $0.232 in cash without interest and each ADS that is issued and outstanding immediately prior to the effective time (other than ADSs that represent Excluded Shares) shall represent the right to surrender the ADS in exchange for $11.60 in cash without interest (less $0.05 per ADS cancellation fees and (if applicable) up to $0.02 per ADS depositary services fee pursuant to the terms of the deposit agreement, in each case, net of any applicable withholding taxes as described in the merger agreement. Each Excluded Share (other than Dissenting Shares) will be cancelled and cease to exist and no consideration shall be delivered or deliverable in exchange therefor. Each Dissenting Share will be cancelled and cease to exist in exchange for the right to receive the fair value of such Dissenting Share as determined in accordance with Section 238 of the Cayman Islands Companies Law.

        At the effective time of the merger, each ordinary share, par value $1.00 per share, in the share capital of Merger Sub will be converted into one validly issued, fully paid and non-assessable ordinary share of the surviving company.

Treatment of Company Share Awards

        At the effective time of the merger, (i) each option to purchase Shares granted under the Company Share Plan that is issued and outstanding immediately prior to the effective time and shall have become vested on or prior to the effective time will be cancelled in exchange for the right to receive, as soon as practicable (and in any event no more than five business days) after the effective time, an amount equal to the product of (a) the excess of $0.232 over the exercise price payable per Share under such option, if any, in cash, without interest and net of any applicable withholding taxes multiplied by (b) the total number of Shares issuable under such option immediately prior to the effective time, (ii) each option to purchase Shares granted under the Company Share Plan that is issued and outstanding immediately prior to the effective time and shall not have become vested on or prior to the effective time will be cancelled in exchange for the right to receive a restricted cash award subject to the same vesting conditions and schedules applicable to such option, in an amount equal to the product of (a) the excess of $0.232 over the exercise price payable per Share under such option, if any, in cash, without interest and net of any applicable withholding taxes multiplied by (b) the total number of Shares issuable under such option immediately prior to the effective time, and (iii) each restricted share awarded under the Company Share Plan immediately prior to the effective time will be cancelled in exchange for the right to receive a restricted cash award subject to the same vesting conditions and schedules applicable to such restricted share, in an amount equal to the product of (a) $0.232 and (b) the total number of Shares underlying such restricted share, without interest and net of any applicable withholding taxes.

Treatment of Company Convertible Notes

        Each holder of Company Convertible Notes has the option to require the surviving company to repurchase such holder's Company Convertible Notes for a purchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, through but excluding, the applicable fundamental change repurchase date as defined under the applicable Indenture Agreements. Furthermore, after the effective time of the merger but prior to and including the second business day prior to the applicable fundamental change repurchase date, each holder of Company Convertible Notes will be entitled, subject to the terms and conditions of the applicable Indenture Agreements, to convert such holder's Company Convertible Notes into the right to receive an amount in cash for each $1,000 principal amount of the Company Convertible Notes held by such holder equal to the product of (a) the Per ADS Merger Consideration and (b) the conversion rate as defined in the applicable Indenture Agreements plus any entitled increase in the conversion rate as determined pursuant to the applicable Indenture Agreements. After the second business day prior to the applicable fundamental change repurchase date, each holder of the Company Convertible Notes, to the extent such holder has not exercised its right to require the surviving company to repurchase such holder's Company Convertible Notes, will be entitled to convert such Company Convertible Notes into the right to receive an amount in cash for each $1,000 principal amount of the Company Convertible Notes held by such holder equal to the product of (a) the Per ADS Merger Consideration and (b) the conversion rate as defined in the applicable Indenture Agreements.

Exchange Procedures

        Prior to the effective time of the merger, Parent will deposit, or cause to be deposited, with a bank or trust company reasonably acceptable to the Company to act as paying agent an amount in cash equal to the aggregate consideration to which holders of Shares (including Shares represented by ADSs but not including Excluded Shares) become entitled under the merger agreement. Promptly following the effective time of the merger, Parent and the surviving company shall cause the paying agent to mail to each holder of record (as of immediately prior to the effective time of the merger) of Shares (a) a letter of transmittal specifying the manner in which the delivery will be effected and/or (b) instructions for use in effecting the surrender of the share certificates in exchange for the Per Share Merger Consideration payable in respect thereof. Upon surrender of a share certificate for cancellation to the paying agent or upon receipt by the paying agent of confirmation by the Company that the uncertificated Shares have been canceled, each holder of the Shares will be entitled to receive in exchange therefor an amount in cash equal to the product of the number of Shares multiplied by the Per Share Merger Consideration.

        Prior to the effective time of the merger, Parent and the Company shall establish procedures with the paying agent and the ADS depositary to ensure that (i) the paying agent will transmit to the ADS depositary an amount in cash equal to (a) the number of ADSs issued and outstanding immediately prior to the effecttive time of the merger (other than ADSs representing Excluded Shares) multiplied by (b) the Per ADS Merger Consideration and (ii) the ADS depositary will distribute the Per ADS Merger Consideration to the ADS holders upon surrender by them of the ADSs. Pursuant to the Deposit Agreement, the ADS holders will pay any applicable fees, charges and expenses of the ADS depositary and government charges (including withholding taxes, if any) due to or incurred by the ADS depositary in connection with the cancellation of the ADSs surrendered and distribution of the aggregate Per ADS Merger Consideration to ADS holders.

Representations and Warranties

        The merger agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement (including those set forth in the disclosure schedules delivered by the Company in connection therewith). In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risks between the parties to the merger agreement rather than establishing matters as facts. Moreover, the representations and warranties made by the Company were qualified by its public disclosure and filings with the SEC prior to the date of the merger agreement and a disclosure schedule delivered by the Company to Parent and Merger Sub contemporaneously with the execution of the merger agreement. It should also be noted that information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

        The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

  •
  due organization, valid existence, good standing and license or authority to carry on the Company's business;

  •
  the Company's memorandum and articles of association or equivalent organizational documents;

  •
  the Company's corporate power and authority to execute, deliver, and perform its obligations under the merger agreement and to consummate the transactions contemplated thereby, and the enforceability of the merger agreement against the Company;

  •
  the determination by the board of directors of the Company (acting upon the unanimous recommendation of the special committee of the Company) that the merger agreement, plan of merger and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, the Company and its shareholders, and the board of directors of the Company's authorization and approval, and recommending to the shareholders of the Company the authorization and approval, of the merger agreement, the plan of merger and the merger;

  •
  the vote of the Company's shareholders required to approve the merger agreement;

  •
  the absence of (a) any conflict with the governing documents of the Company and any of its subsidiaries, (b) any conflict with, or violation of, any applicable law or certain agreements and permits of the Company or any of its subsidiaries, (c) any violation, conflict with, requirement of consent under, breach of, loss of benefit under or default under, or any right of termination, amendment, acceleration or cancellation given to others of, or (d) creation of any lien on any property or asset of the Company or any of its subsidiaries pursuant to, any contract, in each case as a result of the execution, delivery and performance of the merger agreement by the Company, except, with respect to clauses (b), (c) and (d), for such that would not have a Company Material Adverse Effect (as defined below in this section of the proxy statement);

  •
  the absence of material notices, reports or other filings that are required to be made by the Company with, or any material consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental authority in connection with the execution, delivery and performance of the merger agreement by the Company and the consummation of the merger and the other transactions, except (a) the filing and registration of the plan of merger with the Registrar of Companies of the Cayman Islands, and the publication of notice of the merger in the Cayman Islands Government Gazette (b) such filings and approvals as may be required by any United States federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, the joining of the Company in the filing of a Rule 13e-3 Transaction Statement on Schedule 13E-3 (including any amendments or supplements thereto, the "Schedule 13E-3"), (c) such filings as may be required for compliance with the rules and regulations of the NYSE, (d) consents required under, and compliance with, the Anti-Monopoly Law of the People's Republic of China and (e) all necessary actions or non-actions, waivers or consents by, of, to or in respect of National Development and Reform Council of the People's Republic of China (the "NDRC"), the Ministry of Commerce of the People's Republic of China (the "MOFCOM") and/or State Administration of Foreign Exchange of the People's Republic of China or its designated banks to the extent required with respect to the overseas investment by the Sponsors, Parent, Merger Sub or their respective affiliates in connection with the consummation of the transactions contemplated hereby and the other transactions contemplated by the Equity Commitment Letters, the Limited Guarantee and the Rollover and Support Agreement (the "Parent Required Approvals");

  •
  the Company's capitalization, the absence of options or other rights, agreements, to which the Company or any of its subsidiaries is a party, restricting the transfer of, relating to the voting of, or requiring the registration under any securities law for sale of Shares or any other share capital of, or other equity interests in the Company and the absence of encumbrances on the Company's ownership of the equity interests of its subsidiaries;

  •
  compliance with applicable laws and licenses since December 31, 2015, except for any non-compliance that would not have a Company Material Adverse Effect, compliance with applicable listing corporate governance and the rules and regulations of the NYSE, and the possession and compliance with permits applicable to the Company;

  •
  the Company's SEC filings since January 1, 2013 and the financial statements included or incorporated by reference in such SEC filings;

  •
  compliance with the applicable provisions of the United States Sarbanes-Oxley Act of 2002;

  •
  the Company's disclosure controls and procedures and internal control over financial reporting;

  •
  the absence of material undisclosed liabilities;

  •
  the absence of any Company Material Adverse Effect since December 31, 2015;

  •
  material contracts and the absence of any default under, or breach or violation of, any material contract;

  •
  intellectual property;

  •
  employee benefit and compensation plans;

  •
  labor and employment matters;

  •
  real estate;

  •
  taxes;

  •
  the absence of any legal proceedings and governmental orders against the Company or any of its subsidiaries, which would have a Company Material Adverse Effect;

  •
  environmental matters;

  •
  the receipt of a fairness opinion from Citi, as the financial advisor to the special committee of the Company;

  •
  the absence of any broker's or finder's fees, other than with respect to the Company's financial advisor;

  •
  the inapplicability of certain shareholder rights plan or any anti-takeover laws to the Company, the Shares and the transactions contemplated under the merger agreement and the plan of merger, including the merger; or

  •
  the absence of any other representations and warranties by the Company to Parent and Merger Sub, other than the representations and warranties made by the Company in the merger agreement.

        Many of the representations and warranties in the merger agreement made by the Company are qualified as to "materiality" or "Company Material Adverse Effect." For purposes of the merger agreement, a "Company Material Adverse Effect" means any change, effect, event or development that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or would prevent or materially delay consummation of the transactions contemplated by the merger agreement by the Company; provided that no change (by itself or when aggregated or taken together with any and all other changes) directly or indirectly resulting from, relating to or arising out of any of the following shall be deemed to be or constitute a "Company Material Adverse Effect," or be taken into account when determining whether a "Company Material Adverse Effect" has occurred or may, would or could occur:

  i.
  general economic conditions (or changes in such conditions) in the United States, the People's Republic of China or any other country or region in the world in which the Company or any of its subsidiaries operates or conducts business, or conditions in the global economy generally;

  ii.
  conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States, the People's Republic of China or any other country or region in the world in which the Company or any of its subsidiaries operates or conducts business, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

  iii.
  conditions (or changes in such conditions) in the industries in which the Company and its subsidiaries conduct business;

  iv.
  political conditions (or changes in such conditions) in the United States, the People's Republic of China or any other country or region in the world in which the Company or any of its subsidiaries operates or conducts business or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States, the People's Republic of China or any other country or region in the world in which the Company or any of its subsidiaries operates or conducts business;

  v.
  earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States, the People's Republic of China or any other country or region in the world in which the Company or any of its subsidiaries operates or conducts business;

  vi.
  changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof) used by the Company or any of its subsidiaries;

  vii.
  the announcement of the merger agreement or the pendency or consummation of the transactions contemplated hereby, including (A) the identity of, or any facts or circumstances relating to, Parent or the Guarantors, (B) the impact thereof on the relationships, contractual or otherwise, of the Company or any of its subsidiaries, including with employees, customers, suppliers, distributors or partners;

  viii.
  any actions taken or failure to take action, in each case, by Parent or any of its affiliates, or to which Parent has approved, consented to or requested; or the taking of any action required or contemplated by, the merger agreement; or the failure to take any action prohibited by the merger agreement;

  ix.
  changes in the Company's stock price or the trading volume of the Company's stock, or any failure by the Company to meet any public estimates or expectations of the Company's revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet any internal budgets, plans or forecast of its revenues, earnings or other financial performance or results of operations;

  x.
  any legal proceedings made or brought by any of the current or former shareholders of the Company (on their own behalf or on behalf of the Company) against the Company or any other legal proceedings arising out of the merger or in connection with any other transactions contemplated by the merger agreement; and

  xi.
  any matters set forth in the disclosure schedule delivered by the Company to Parent contemporaneously with the execution of the merger agreement;

except to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in clauses (i) through (vi) above materially and disproportionately affect the Company and its subsidiaries, taken as a whole, as compared to other companies that conduct business in the countries and regions in the world and in the industries in which the Company and its subsidiaries operate or conduct business (in which case, such effects may be taken into account when determining whether a "Company Material Adverse Effect" has occurred, but only to the extent of such disproportionate effects (if any)).

        The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

  •
  their due organization, valid existence, good standing and license or authority to carry on their respective business;

  •
  their memorandum and articles of association or equivalent organizational documents being in full force and effect;

  •
  their corporate power and authority to execute, deliver and perform their obligations under the merger agreement and to consummate the transactions contemplated thereby, and the enforceability of the merger agreement against them;

  •
  the absence of (a) violations of, or conflicts with, the governing documents of Parent and Merger Sub, (b) violations of, or conflicts with, any applicable law and certain agreements of Parent and Merger Sub, and (c) any breach of or default under, or any rights of termination, amendment, acceleration or cancellation given to others of, or the creation of any lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any contract or obligation, in each case as a result of the execution, delivery and performance of the merger agreement by Parent or Merger Sub except, with respect to clauses (b) and (c), for such that would not have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated under the merger agreement;

  •
  the absence of material notices, reports or other filings that are required to be made by the Company with, or any material consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental authority in connection with the execution, delivery and performance of the merger agreement by the Company and the consummation of the merger and the other transactions, except (a) the filing and registration of the plan of merger with the Registrar of Companies of the Cayman Islands and the publication of notice of the merger in the Cayman Islands Government Gazette, and such filings with governmental authorities to satisfy the applicable laws of states in which the Company and its subsidiaries are qualified to do business, (b) such filings and approvals as may be required by any United States federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, and the filing of the proxy statement and the Schedule 13E-3, (c) the Parent Required Approvals and (d) such other consents, the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation by Parent and Merger Sub of the transactions contemplated hereby or the performance by Parent and Merger Sub of their respective covenants and obligations under the merger agreement;

  •
  the absence of legal proceedings and governmental orders against Parent or Merger Sub that would reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated under the merger agreement;

  •
  Parent's and Merger Sub's ownership of the Shares or any other securities or other economic rights of the Company;

  •
  the absence of any broker's or finder's fees, other than with respect to Parent's or Merger Sub's financial advisor;

  •
  the capitalization of Parent and Merger Sub and Parent's ownership of Merger Sub;

  •
  the delivery of the Debt Commitment Letter in support of Panji's equity commitment and Equity Commitment Letters and enforceability of such financing documents;

  •
  sufficiency of funds to pay the merger consideration, the consideration payable in respect of options and restricted shares to consummate the merger and the other amount required to be paid in connection with the consummation of the transactions contemplated by the merger agreement and all related fees and expenses and the absence of any contractual conditions other than those contained in the financing commitments;

  •
  the Limited Guarantee being in full force and effect and the absence of any breach or default thereunder;

  •
  the absence of undisclosed agreements or arrangements involving Parent, Merger Sub, or any of their respective affiliates, shareholders, directors, officers, employees or other affiliates of the Company or any of its subsidiaries, in each case relating to the merger;

  •
  the absence of any other representations and warranties by Parent and Merger Sub to the Company, other than the representations and warranties made by Parent and Merger Sub in the merger agreement;

  •
  non-reliance by Parent or Merger Sub on any estimates, forecasts, projections, plans and budget information provided by the Company and its subsidiaries;

  •
  Solvency of Parent and Merger Sub; and

  •
  the independent investigation of the Company and its subsidiaries by Parent and Merger Sub.

Conduct of Business Prior to Closing

        The Company has agreed that, except as contemplated or permitted by the merger agreement or required by applicable law or with Parent's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company and each of its subsidiaries will use commercially reasonable efforts to carry on the businesses of the Company and each of its subsidiaries in the ordinary course consistent with past practice in all material respects.

        By way of amplification and not limitation, except (i) as disclosed in the disclosure schedule, (ii) as expressly permitted by the merger agreement, (iii) as required by applicable law, or (iv) as consented to in writing by Parent, which consent will not be unreasonably withheld, conditioned or delayed, neither the Company nor any of its subsidiaries will from the date of the merger agreement until the effective time of the merger, directly or indirectly, take any of the following actions:

  •
  amend or otherwise change its memorandum and articles of association or equivalent organizational documents;

  •
  issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any

    Shares or any subsidiary securities, except for (A) the issuance and sale of Shares (including Shares represented by ADSs) pursuant to Company Share Awards, (B) grants to employees or directors of Company Share Awards issued in the ordinary course of business consistent with past practice;

  •
  declare, set aside, make or pay any dividend or other distribution with respect to any of its share capital (other than dividends paid by a direct or indirect subsidiary to the Company or to any of its subsidiaries), or enter into any agreement with respect to the voting of its share capital that is inconsistent with the transactions contemplated by the merger agreement;

  •
  directly or indirectly acquire, repurchase or redeem any Shares, except in connection with tax withholdings and settlements upon the exercise or vesting of Company Share Awards;

  •
  (A) split, combine, subdivide or reclassify any shares, or (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares, or make any other actual, constructive or deemed distribution in respect of shares, except for cash dividends made by any direct or indirect subsidiary of the Company to the Company or one of its subsidiaries;

  •
  propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries, except for (A) the transactions contemplated by the merger agreement or (B) the dissolution or reorganization of a wholly-owned subsidiary of the Company in the ordinary course of business consistent with past practice;

  •
  (A) acquire any interest in any entity or any division thereof or any assets thereof, or make any loan, advance or capital contribution to, or investment in, any entity or any division thereof, or (B) dispose of any material properties or assets of the Company or its subsidiaries, except any such transactions that are for consideration not in excess of $30.0 million (or an equivalent amount in RMB) individually and in the aggregate;

  •
  incur any indebtedness or issue any debt securities or other contracts evidencing indebtedness or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person for indebtedness, except for (A) indebtedness incurred in the ordinary course of business consistent with past practices, (B) indebtedness in a principal amount not in excess of $10.0 million (or an equivalent amount in RMB) in the aggregate, and (C) indebtedness owed by any of the Company's subsidiaries to the Company or any other subsidiary;

  •
  grant any lien or encumbrance on any of its assets, other than liens or encumbrances granted in connection with any indebtedness permitted above;

  •
  except as may be required by applicable law, the terms of any contract or employee benefit plan as in effect on the date hereof or annual grants of cash or equity-based awards consistent with past practice, (A) enter into, adopt, amend or terminate any employee benefit agreement or other arrangement for the compensation, benefit or welfare of any officer or employee in any manner, except in any such case (1) in connection with the hiring of new officers or employees in the ordinary course of business consistent with past practice, and (2) in connection with the promotion of officers or employees in the ordinary course of business consistent with past practice, or (B) increase the compensation payable or to become payable to any officer or employee, pay or agree to pay any special bonus or special remuneration to any officer or employee, or pay or agree to pay any benefit not required by any plan or arrangement as in effect as of the date hereof, except in the ordinary course of business consistent with past practice;

  •
  make any material change in accounting principles, policies, practices, procedures or methods used by the Company, except as may be required by generally accepted accounting policies or as a result of a change in applicable law;

  •
  (A) make or change any material tax election, other than in the ordinary course of business and consistent with past practice, (B) settle or compromise any material income tax liability, or (C) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material taxes, in each case to the extent such election, settlement, compromise, extension, waiver or other action would have the effect of materially increasing the tax liability of the Company or any of its subsidiaries for any period ending after the effective time of the merger or materially decreasing any tax attribute of the Company or any of its subsidiaries existing on the effective time of the merger;

  •
  (A) enter into (other than extensions at the end of a term in the ordinary course of business), terminate or materially amend or modify any material contract, or (B) waive any material default under, or release, settle or compromise any material claim against the Company or liability or obligation owing to the Company under any material contract, in each case that would reasonably be expected to have a Company Material Adverse Effect;

  •
  adopt, propose, effect or implement any "shareholder rights plan," "poison pill" or similar arrangement; and

  •
  agree or commit to do any of the foregoing actions.

No Solicitation

        The Company agrees that neither it nor any of its subsidiaries nor any of their respective representatives will, and that it will cause each of its subsidiaries and each of its and its subsidiaries' representatives not to, directly or indirectly:

  •
  solicit, initiate or induce the making, submission or announcement of, or encourage, facilitate or assist, an Acquisition Proposal (as defined below),

  •
  furnish to any person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its subsidiaries, or afford to any person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal,

  •
  participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal,

  •
  approve, endorse or recommend an Acquisition Proposal, or

  •
  enter into any contract contemplating or otherwise relating to an Acquisition Transaction (as defined below).

        Notwithstanding anything to the contrary set forth in the immediately preceding paragraph, the board of directors of the Company (acting through the special committee of the Company, if in existence), may, directly or indirectly through the Company's representatives, (i) contact any person that has made an Acquisition Proposal to clarify and understand the terms and conditions thereof in order to assess whether such Acquisition Proposal is reasonably expected to lead to a Superior Proposal (as defined below), (ii) participate or engage in discussions or negotiations with any person that has made a bona fide written Acquisition Proposal and that the board of directors of the Company (acting through the special committee of the Company, if in existence) determines in good faith, after consultation with its financial advisor and outside legal counsel, either constitutes or is reasonably expected to lead to a Superior Proposal, and/or (iii) furnish to any person that has made a bona fide written Acquisition Proposal any non-public information relating to the Company or any of its subsidiaries and/or afford to any person that has made a bona fide, written Acquisition Proposal access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries, in each case under this clause (iii) pursuant to a confidentiality agreement on terms no less favorable to the Company than those entered into with the Buyer Group; provided that in the case of any action taken pursuant to the preceding clauses (ii) or (iii), the board of directors of the Company (acting through the special committee of the Company, if in existence) determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

        The Company shall notify Parent promptly (and in any event within forty-eight hours), of any Acquisition Proposal, specifying (x) the material terms and conditions thereof (including material amendments or proposed material amendments), and (y) the identity of the party making such proposal. The Company shall keep Parent informed, on a reasonably current basis (and in any event within forty-eight hours), of the status and terms of any such proposal and of any material changes in the status and terms of any such proposal (including the material terms and conditions thereof). Without limiting the foregoing, the Company shall (A) promptly notify Parent orally and in writing if it determines to initiate actions concerning such proposal as permitted by the No Solicitation provisions in the merger agreement, and (B) provide Parent with twenty-four (24) hours prior notice (or such lesser prior notice as is provided to the members of the board of directors or members of the special committee of the Company) of any meeting of the board of directors or the special committee of the Company at which the Company board of directors or special committee, as applicable, is reasonably expected to consider such proposal.

        "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction.

        "Acquisition Transaction" shall mean any transaction (other than the transactions contemplated by the merger agreement) involving: (i) the purchase or other acquisition by any Person or "group" (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than twenty percent of the Shares (including Shares represented by ADSs) outstanding as of the consummation of such purchase or other acquisition, or any tender offer or exchange offer by any Person or "group" (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such Person or "group" beneficially owning more than twenty percent of the Shares (including Shares represented by ADSs) outstanding as of the consummation of such tender or exchange offer; or (ii) a sale, transfer, acquisition or disposition of more than twenty percent of the consolidated assets of the Company and its subsidiaries taken as a whole (measured by the fair market value thereof).

        "Superior Proposal" shall mean any bona fide written Acquisition Proposal for an Acquisition Transaction not resulting from a breach of the no solicitation provisions in the merger agreement (with all percentages included in the definition of Acquisition Transaction increased to fifty percent) on terms that the board of directors of the Company (acting through the special committee of the Company, if in existence) shall have determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into account relevant legal, financial and regulatory aspects of such Acquisition Proposal, compared with the merger agreement (taking into account any revisions to the merger agreement pursuant to Parent's right to match the terms and conditions of the Superior Proposal), would be more favorable to the shareholders of the Company (other than the Rollover Securityholders) than the merger, provided, however, that such Acquisition Proposal shall not be deemed to be a "Superior Proposal" if (A) the consummation of the transaction contemplated by such Acquisition Proposal is conditional upon any due diligence review or investigation of the Company or any of the subsidiaries by the third party or (B) the consummation of the transaction contemplated by such Acquisition Proposal is conditional upon the obtaining and/or funding of such financing.

No Company Board Recommendation Change

        Except as permitted by the terms of the merger agreement described below, neither the board of director of the Company nor any committee thereof (including the special committee) shall (i) withhold, withdraw, not continue to make, qualify or modify, or publicly propose or resolve to withhold, withdraw, not continue to make, qualify or modify, in a manner adverse to Parent, the board of director of the Company's recommendation that the Company's shareholders authorize and approve the merger agreement, the plan of merger and the merger (the "Company Board Recommendation"); (ii) take any action or make any other public statement in connection with the shareholders' meeting inconsistent with the Company Board Recommendation; or (iii) if a tender offer or exchange offer subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 that constitutes an Acquisition Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by its shareholders within ten business days after commencement; (any action described in (i), (ii) and (iii) above, a "Company Board Recommendation Change"), provided that a "stop, look and listen" communication by the board of directors of the Company (or the special committee) pursuant to Rule 14d-9(f) of the Exchange Act, or a statement that the board of directors of the Company has received and is currently evaluating an Acquisition Proposal will not be deemed to be a Company Board Recommendation Change.

        Notwithstanding the foregoing, prior to the time the Company's shareholders approve the merger agreement and the transactions contemplated thereby, board of directors of the Company (upon unanimous recommendation of the special committee of the Company) or the special committee of the Company may determine, in its good faith judgment and upon advice by outside legal counsel, a bona fide written Acquisition Proposal constitutes a Superior Proposal and may effect a Company Board Recommendation Change with respect to such Superior Proposal, but only if: (i) the Company shall have complied with the requirements of the No Solicitation provision in the merger agreement with respect to such Acquisition Proposal; (ii) the Company has provided Parent at least five (5) business days' written notice that it intends to effect a Company Board Recommendation Change with respect to such Superior Proposal, describing in reasonable detail the material terms and conditions of such Superior Proposal and the reasons for such Company Board Recommendation Change; (iii) if requested by Parent, the Company shall make its representatives available to discuss with Parent's representatives any proposed modifications to the terms and conditions of the merger agreement during the period beginning at 5:00 p.m. Hong Kong Time on the day of delivery by the Company to Parent of such notice that it intends to effect a Company Board Recommendation Change with respect to such Superior Proposal and ending five (5) business days later at 5:00 p.m. Hong Kong Time; provided that any material modifications to such Acquisition Proposal that the Company board of directors or the special committee has determined to be a Superior Proposal shall be deemed a new Superior Proposal and the Company shall be required to again comply with the requirements of this No Company Board Recommendation Change provision in the merger agreement (provided that any additional notice period shall be reduced to three (3) business days); and (iv) following the end of such notice period(s) (and any renewed period thereof), the board of directors of the Company (upon the unanimous recommendation of the special committee) or the special committee determines, in its good faith judgment, after consultation with a financial advisor of internationally recognized reputation and outside legal counsel, and after considering the terms of any proposed modification or amendment to the merger agreement by Parent, that (x) the Acquisition Proposal continues to constitute a Superior Proposal and (y) with respect to a Company Board Recommendation Change, failure to effect Company Board Recommendation Change would reasonably be expected to be inconsistent with the directors' fiduciary duties under applicable law.

Indemnification; Directors' and Officers' Insurance

        Pursuant to the merger agreement, Parent and Merger Sub have agreed that:

  •
  The indemnification, advancement and exculpation provisions of the indemnification agreements by and among the Company and its directors and certain executive officers as in effect at the effective time of the merger shall survive the merger and shall not be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner.

  •
  The memorandum and articles of association of the surviving company shall contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the memorandum and articles of association of the Company in effect as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the effective time of the merger, were directors or officers of the Company, unless such modification shall be required by law.

  •
  The surviving company shall maintain in effect for six years from the effective time of the merger, the current directors' and officers' liability insurance policies maintained by the Company as of the date hereof with respect to matters occurring prior to the effective time of the merger, including acts or omissions occurring in connection with the merger agreement and the consummation of the transactions (the parties covered thereby, the "Indemnified Parties"); provided, however, that the surviving company may substitute therefor policies of substantially equivalent coverage, and provided, further, that in no event shall the surviving company be required to expend more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance. In addition, the Company may purchase a six year "tail" prepaid policy prior to the effective time on terms and conditions no less advantageous to the Indemnified Parties than the existing directors' and officers' liability insurance maintained by the Company. If such "tail" prepaid policies have been obtained by the Company prior to the effective time of the merger, the surviving company shall, and Parent shall cause the surviving company to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations of Parent or surviving company under this sub-section shall terminate.

  •
  From and after the effective time of the merger, the surviving company shall comply with all of the Company's obligations, and shall cause its subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) the present and former officers and directors thereof against any and all costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with (i) any action or omission or alleged action or omission in such party's capacity as a director, officer, employee or agent of the Company or any of its subsidiaries or other affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the effective time of the merger), or (ii) any of the transactions contemplated by the merger agreement.

  •
  In the event Parent or the surviving company or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the surviving company, shall assume the obligations set forth under the provisions related to the directors' and officers' indemnification and insurance.

  •
  The provisions related to the directors' and officers' indemnification and insurance shall survive the consummation of the merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of such provisions. The obligations set forth thereunder shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Party without the prior written consent of such affected Indemnified Party or other person who is a beneficiary under the directors' and officers' insurance or the "tail" policy.

  •
  Nothing in the merger agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in the provisions related to the directors' and officers' indemnification and insurance is not prior to or in substitution for any such claims under any such policies.

  •
  The obligations and liability of Parent, the surviving company and their respective subsidiaries shall be joint and several.

Financing

        Each of Parent and Merger Sub will use their reasonable best efforts to arrange (or cause to be arranged) the financing on the terms and conditions described in the Rollover and Support Agreement, the Equity Commitment Letters and Debt Commitment Letter (collectively, "Financing Commitments") in a timely manner including using reasonable best efforts to (i) maintaining in effect the Financing Commitments, (ii) satisfy (or cause to be satisfied) on a timely basis all conditions applicable to Parent, Merger Sub or the Rollover Securityholders in the Financing Commitments that are within their control, (iii) consummate (or cause to consummated) the financing contemplated by the Financing Commitments at or prior to the closing of the merger, and (iv) fully enforce the parties' obligations under the Financing Commitments. Panji and Industrial Bank will negotiate in good faith, use best efforts and allocate sufficient resources and personnel to ensure that they shall enter into the facility agreement and other definitive finance documents, on terms consistent with the term sheet in the Debt Commitment Letter.

        If any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter or the definitive agreements with respect thereto, Parent and Merger Sub will use their reasonable best efforts (and shall cause the Rollover Securityholders to) to arrange and obtain alternative financing, including from alternate sources, as promptly as practicable, on terms and conditions not less favorable, from the standpoint of the Company, than those contained in the Debt Commitment Letter.

        Subject to certain exceptions permitted under the merger agreement, neither Parent nor Merger Sub shall (and each of them shall cause the Rollover Securityholders not to) amend, alter or waive, or agree to amend, alter or waive (in any case whether by action or inaction), any term of the Financing Commitments without the prior written consent of the Company (or, if in existence, the special committee).

        The Company will use its reasonable best efforts prior to the closing of the merger to cause its representatives to provide such cooperation as may be reasonably requested by Parent and Merger Sub under the Debt Commitment Letters in connection with the arrangement of the Financing Commitments, including by entering into one or more credit or other agreements on terms reasonably satisfactory to Parent and Merger Sub in connection with the debt financing and/or any alternative debt financing immediately prior to the closing of the merger.

Agreement to Use Reasonable Best Efforts

        The parties to the merger agreement will use their reasonable best efforts to:

  •
  cause all conditions to closing to be satisfied;

  •
  obtain all necessary actions or non-actions, waivers and consents by, of, to or in respect of governmental authorities and make all necessary registrations, declarations and filings with governmental authorities, that are necessary to consummate the merger and the other transactions contemplated by the merger agreement; and

  •
  in the case of Parent and Merger Sub, settle, as soon as practicable, proceeds from the Financing Commitments in U.S. dollars (including by converting such proceeds into U.S. dollars) in such amount as is sufficient (assuming full performance of the Rollover and Support Agreement at or prior to the closing of the merger) to (and cause such amount to be available for and utilized in full to) (i) consummate the transactions contemplated by the merger agreement, including the merger, on the terms contemplated by the merger agreement, and (ii) pay the aggregate Per Share Merger Consideration, Per ADS Merger Consideration, consideration for Company Share Awards and consideration for Company Convertible Notes pursuant hereto and any other amounts required to be paid in connection with the consummation of the transactions contemplated by the merger agreement, including the merger, upon the terms and conditions contemplated by the merger agreement and all related fees and expenses associated therewith (such settlement, the "Currency Settlement").

Shareholders' Meeting

        Unless the board of directors or the special committee of the Company has effected a Company Board Recommendation Change, the Company shall, subject to certain exceptions, take all action necessary to duly call, give notice of, set a record date for and hold an extraordinary general meeting of its shareholders (the "Company Shareholders Meeting") as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 filed in connection with the transactions contemplated by the merger agreement and the plan of merger, for the purpose of obtaining shareholder authorization and approval of the merger agreement, the plan of merger, and the transactions contemplated thereby, including the merger.

        The Company may recommend to its shareholders the adjournment of the Company Shareholders Meeting as and to the extent (a) required by applicable law; (b) if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the proxy statement) there are insufficient Shares (including Shares represented by ADSs) represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting; or (3) if in the good faith judgment of the board of directors of the Company or, if in existence, the special committee, the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

        Unless the board of directors or the special committee of the Company has effected a Company Board Recommendation Change, which change was made in accordance with the merger agreement, the board of directors of the Company will make the recommendation that the shareholders of the Company approve and adopt the merger agreement and will take all lawful actions to solicit shareholder authorization and approval of the merger agreement, the plan of merger, and the transactions contemplated thereby, including the merger.

Conditions to the Merger

        The obligations of each party to the merger agreement to effect the merger and the other transactions contemplated thereby are subject to the satisfaction or waiver of the following conditions:

  •
  the shareholders of the Company shall have approved the merger agreement and the transactions contemplated thereby;

  •
  all Parent Required Approvals in relation to the transaction contemplated by the merger agreement shall have been obtained; and

  •
  no law shall have been enacted, entered, promulgated or enforced and no order shall have been issued by any governmental entity which is in effect and enjoins, restrains, prohibits or otherwise makes illegal the consummation of the merger.

        The obligations of the Parent and Merger Sub to effect the merger and the other transactions contemplated thereby are also subject to the satisfaction or waiver of the following conditions:

  •
  (i) other than representations and warranties of the Company regarding corporate power, enforceability, board actions and shareholder approval, the representations and warranties of the Company contained in the merger agreement shall be true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger (or, to the extent such representations and warranties speak as of a specified date, as of such specified date) without regard to any materiality or similar qualifications, except where the failure to be so true and correct, in the aggregate, does not constitute a Company Material Adverse Effect, and (ii) the representations and warranties of the Company regarding capitalization shall be true and correct in all respects (except for de minimus inaccuracies) as of the date of the merger agreement and as of the closing date of the merger;

  •
  the Company shall have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the closing date of the merger;

  •
  since the date of the merger agreement, there shall not have occurred a Company Material Adverse Effect which is continuing; and

  •
  the Company shall have delivered to Parent a certificate, dated the closing date of the merger, signed by an executive officer of the Company, confirming the satisfaction of the above conditions.

        The obligation of the Company to effect the merger and the other transactions contemplated thereby are also subject to the satisfaction or waiver of the following conditions:

  •
  the representations and warranties of the Parent and Merger Sub set forth in the merger agreement shall be true and correct (without regard to any materiality qualification) as of the date of the merger agreement and as of the closing date of the merger as if made at and as of such closing date (except to the extent that any such representation or warranty expressly speaks as of a specified date, as of such specified date), except for such failures to be true and correct which, individually or in the aggregate, have not and would not prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under the merger agreement;

  •
  each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by Parent and Merger Sub on or prior to the closing date of the merger; and

  •
  Parent shall have delivered to the Company a certificate, dated the closing date of the merger, signed by an executive officer of Parent, confirming the satisfaction of the above conditions.

Termination of the Merger Agreement

        The merger agreement may be terminated at any time prior to the effective time of the merger (if by the Company, acting only upon the recommendation of the special committee):

  •
  by mutual written consent of Parent and the Company; or

  •
  by either Parent or the Company:

  •
  if the merger shall not have been consummated by August 1, 2017 (the "Outside Date"); provided that this right to terminate the merger agreement shall not be available to the Parent or Merger Sub if all conditions to the obligations of Parent and Merger Sub have been satisfied (excluding any condition related to the Currency Settlement or any Parent Required Approval with respect thereto and conditions that by their terms are to be satisfied on the closing date of the merger), and shall not be available to any party hereto (i) whose actions or omissions have been a principal cause of, or primarily resulted in, the failure of the merger to occur on or before such date and such action or failure to act constitutes a breach of the merger agreement or (ii) that is in material breach of the merger agreement;

  •
  if (i) any order of any governmental entity having competent jurisdiction is entered enjoining the Company, Parent or Merger Sub from consummating the merger and such order has become final and non-appealable or (ii) there is any law that makes consummation of the merger illegal or otherwise prohibited; provided that this right to terminate the merger agreement shall not be available to any party if the circumstances described in this termination right were primarily caused by such party's failure to comply with its obligations under the merger agreement; or

  •
  if the Company's shareholders do not approve the merger agreement and the transactions contemplated thereby at the Company Shareholders Meeting;

  •
  by the Company:

  •
  prior to obtaining the approval by the Company's shareholders of the merger agreement and the transactions contemplated thereby, in order to enter into an agreement or other contract with respect to a Superior Proposal in accordance with the no solicitation provisions described above; provided that immediately prior to or concurrently with such termination, the Company pays to Parent the termination fee as described below under "The Merger Agreement and Plan of Merger—Termination Fee";

  •
  prior to obtaining the approval by the Company's shareholders of the merger agreement and the transactions contemplated thereby, in connection with making a Company Board Recommendation Change; provided that immediately prior to or concurrently with such termination, the Company pays to Parent the termination fee as described below under "The Merger Agreement and Plan of Merger—Termination Fee";

  •
  if (i) Parent or Merger Sub shall have breached any of the covenants or agreements contained in the merger agreement such that the corresponding closing condition would not be satisfied or (ii) there exists a breach of any representation or warranty of Parent or Merger Sub contained in the merger agreement such that the corresponding closing condition would not be satisfied, and, in either case, such breach is incapable of being cured by the Outside Date or is not cured by Parent and/or Merger Sub within 30 business days after receiving written notice from the Company; provided that the Company shall not have this right to terminate at any time during such 30 business day period or after such 30 business day period if Parent and Merger Sub shall have cured such breach during such 30 business day period;

  •
  all of the conditions to the obligations of Parent and Merger Sub (other than those conditions that by their nature are only to be satisfied by actions taken at the closing and any condition related to the Currency Settlement or any Parent Required Approval with respect thereto) have been satisfied, (ii) the Company has delivered to Parent an irrevocable confirmation in writing that all of the closing conditions solely for the benefit of the Company (other than those conditions that by their nature are only to be satisfied by actions taken at the closing) have been satisfied (or that the Company is willing to waive any unsatisfied conditions) and that the

    Company is ready, willing and able to consummate the merger and (iii) Parent and Merger Sub fail to complete the merger within three months; or

    •
    all of the conditions to the obligations of Parent and Merger Sub (other than those conditions that by their nature are only to be satisfied by actions taken at the closing) have been satisfied, (ii) the Company has delivered to Parent an irrevocable confirmation in writing that all of the closing conditions solely for the benefit of the Company (other than those conditions that by their nature are only to be satisfied by actions taken at the closing) have been satisfied (or that the Company is willing to waive any unsatisfied conditions) and that the Company is ready, willing and able to consummate the merger and (iii) Parent and Merger Sub fail to complete the merger within three business days.

  •
  by Parent:

  •
  if (i) the Company shall have breached any of the covenants or agreements contained in the merger agreement such that the corresponding closing condition would not be satisfied or (ii) there exists a breach of any representation or warranty of the Company contained in the merger agreement such that the corresponding closing condition would not be satisfied, and, in either case, such breach is incapable of being cured by the Outside Date or is not cured by the Company within thirty business days after receiving the written notice from Parent; provided that Parent shall not have this right to terminate if, at the time of such termination, there exists a breach by Parent or Merger Sub of the merger agreement that would result in the corresponding conditions to the obligations of the Company not being satisfied; or

  •
  if (i) the board of directors or the special committee of the Company shall have effected a Company Board Recommendation Change, or (ii) the board of directors of the Company has approved or recommended, or entered into or allowed the Company or any of its subsidiaries to enter into an agreement or other contract with respect to an Acquisition Proposal.

Termination Fee

        The Company is required to pay Parent a termination fee of approximately $21.9 million (the "Company Termination Fee") if the merger agreement is validly terminated in accordance with the termination provisions:

  •
  by Parent due to (a) a breach by the Company of any representation, warranty, covenant or agreement in the merger agreement, or (b) the board of directors of the Company or the special committee effecting and not having withdrawn a Company Board Recommendation Change;

  •
  by the Company in connection with (a) in order to enter into an agreement or other contract with respect to a Superior Proposal or (b) prior to obtaining the shareholder approval making a Company Board Recommendation Change pursuant to the occurrence of an Intervening Event (as defined below); or

  •
  by either Parent or the Company, in the event that the Company has failed to obtain the shareholder approval and at or prior to such termination, a third party has delivered to the board of directors of the Company a bona fide Acquisition Proposal (provided that, all references to "20%" in the definition of "Acquisition Proposal" will be deemed to be references to "50%"), such Acquisition Proposal is not withdrawn prior to such termination, and within twelve (12) months after such termination, the transactions contemplated by the acquisition proposal are consummated.

        "Intervening Event" shall mean a material event, occurrence, change or development affecting or related to the Company, its subsidiaries or their respective business, assets or operations that (i) occurs or arises after the date of the merger agreement and (ii) becomes known to the special committee of the

Company before receipt of the shareholder authorization and approval of the merger agreement, the plan of merger, and the transactions contemplated thereby, including the merger; provided that in no event shall the receipt of an Acquisition Proposal or a Superior Proposal constitute or be taken into consideration when determining an Intervening Event.

        Parent is required to pay TCZ a termination fee of approximately $43.8 million (or an equivalent amount in RMB, at TCZ's election and at the then-prevailing exchange rate as reasonably determined by the Company) (the "Parent Termination Fee") if the merger agreement is validly terminated in accordance with the termination provisions:

  •
  by the Company due to: (a) a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement of the merger agreement; or (b) if (i) all of the mutual closing conditions and the conditions to the obligations of Parent and Merger Sub (excluding conditions that by their nature are only to be satisfied by actions taken at the closing) have been satisfied, (ii) the Company has delivered to Parent an irrevocable confirmation in writing that all of the closing conditions solely for the benefit of the Company (other than those conditions that by their nature are only to be satisfied by actions taken at the closing) have been satisfied (or that the Company is willing to waive any unsatisfied conditions) and that the Company is ready, willing and able to consummate the merger and (iii) Parent and Merger Sub fail to complete the merger within three business days.

  •
  by either the Company or Parent if (i) the merger shall not have been consummated by the Outside Date; (ii) any order of any governmental entity having competent jurisdiction is entered enjoining the Company, Parent or Merger Sub from consummating the merger and such order has become final and non-appealable or (iii) there is any law that makes consummation of the merger illegal or otherwise prohibited; and, in each case, at the time of such termination, any Parent Required Approvals by, of, to or in respect of the NDRC or the MOFCOM has not been obtained;

  •
  provided, however, that Parent shall pay TCZ $5 million (or an equivalent amount in RMB, at TCZ's election and at the then-prevailing exchange rate as reasonably determined by the Company) if the merger agreement is terminated (i) by the Company or by Parent if any order of any governmental entity having competent jurisdiction is entered enjoining the Company, Parent or Merger Sub from consummating the merger and such order has become final and non-appealable or there is any law that makes consummation of the merger illegal or otherwise prohibited, and all Parent Required Approvals by, of, to or in respect of the NDRC or the MOFCOM has been obtained, or (ii) by the Company if (A) all of the mutual closing conditions and the closing conditions to the obligations of Parent and Merger Sub (other than those conditions that by their nature are only to be satisfied by actions taken at the closing) and any condition related to the Currency Settlement or any Parent Required Approval with respect thereto) have been satisfied, (B) the Company has delivered to Parent an irrevocable confirmation in writing that all of the closing conditions solely for the benefit of the Company (other than those conditions that by their nature are only to be satisfied by actions taken at the closing) have been satisfied (or that the Company is willing to waive any unsatisfied conditions) and that the Company is ready, willing and able to consummate the merger; and (C) Parent and Merger Sub fail to complete the merger within three months, and, in the case of each of (i) and (ii), Parent and Merger Sub have duly carried out its obligations under and have not breached any of their respective representations, warranties or covenants under the merger agreement in any material respect (including the obligation of Parent and Merger Sub to use its reasonable best effort to effect the Currency Settlement.)

Remedies and Limitations on Liability

        The Company, Parent and Merger Sub are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement, the Financing Commitments and the Limited Guarantee and to enforce specifically the terms and provisions thereof, which remedies are in addition to any other remedy to which they are entitled at law or in equity; provided that the right of the Company, Parent or Merger Sub to obtain an injunction, specific performance and other equitable relief to cause the equity financing to be funded is subject to the following conditions: (i) Parent and Merger Sub are required to consummate the closing pursuant to the terms of the merger agreement, (ii) the debt financing (and any alternate debt financing, if applicable) has been funded or the lender parties to the Debt Commitment Letter have irrevocably confirmed in writing that all conditions to funding of the debt financing (other than funding of the equity financing) have been or will be satisfied or waived and the debt financing (and any alternative financing, if applicable) will be funded at the effective time of the merger if the equity financing is funded, (iii) the Company has irrevocably confirmed in writing that if the equity and debt financing are funded, then it would be ready to consummate the transactions contemplated by the merger agreement, and (iv) the equity financing has not been funded and Parent and Merger Sub have not completed the closing by the date on which the closing is required to have occurred pursuant to the terms of the merger agreement.

        In the event that Parent or Merger Sub fail to effect the closing when required to under the merger agreement for any reason or no reason or they otherwise breach the merger agreement or otherwise fail to perform under the merger agreement, then, except for an order of specific performance as and only to the extent expressly permitted by the merger agreement, the Company's termination of the merger agreement and TCZ's receipt of the Parent Termination Fee and the guarantee of such obligations pursuant to the Limited Guarantee (subject to their terms, conditions and limitations), will be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company and its subsidiaries against Parent, Merger Sub, or any of their respective affiliates and representatives, for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform under the merger agreement or other failure of the merger to be consummated.

        If the Company pays the Company Termination Fee pursuant to the terms of the merger agreement, then any such payment shall be the sole and exclusive remedy of Parent, Merger Sub, or any of their respective affiliates and representatives against the Company and its subsidiaries and none of the Company or its subsidiaries shall have any further liability or obligation relating to or arising out of the merger agreement, the transactions contemplated hereby or the failure of the merger to be consummated.

Amendment

        The merger agreement may be amended by the parties thereto by action taken by or on behalf of their respective boards of directors at any time prior to the effective time of the merger; provided that the Company may only take such action with the approval of the special committee of the Company; provided, further that after the shareholders of the Company approve the merger agreement and the transactions contemplated thereby, no amendment that, by law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company's shareholders may be made without such further approval having been obtained.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

        No provision has been made to (a) grant the Company's shareholders or ADS holders access to corporate files of the Company and other parties to the merger or any of their respective affiliates or (b) to obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

DISSENTERS' RIGHTS

        The following is a brief summary of the rights of holders of the Shares to dissent from the merger and receive payment of the fair value of their Shares ("Dissenters' Rights"). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Islands Companies Law, a copy of which is attached as Annex C to this proxy statement. If you are contemplating the possibility of dissenting from the merger, you should carefully review the text of Annex C, particularly the procedural steps required to exercise Dissenters' Rights. These procedures are complex and you should consult your Cayman Islands legal counsel if you are considering exercising such rights. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, you will lose your Dissenters' Rights.

Requirements for Exercising Dissenters' Rights

        A dissenting registered shareholder of the Company is entitled to payment of the fair value of his or her Shares upon dissenting from the merger.

        The exercise of your Dissenters' Rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the merger, other than the right to seek relief on the grounds that the merger is void or unlawful. To exercise your Dissenters' Rights, the following procedures must be followed:

  •
  you must give written notice of objection ("Notice of Objection") to the Company prior to the vote to approve the merger. The Notice of Objection must include a statement that you propose to demand payment for your Shares if the merger is authorized by the vote at the extraordinary general meeting;

  •
  within 20 days immediately following the date on which the vote approving the merger is made, the Company must give written notice of the authorization ("Approval Notice") to all dissenting shareholders who have served a Notice of Objection ("Dissenting Shareholders");

  •
  within 20 days immediately following the date on which the Approval Notice is given (the "Dissent Period"), the Dissenting Shareholder must give a written notice of his or her decision to dissent (a "Notice of Dissent") to the Company stating his or her name and address, the number and class of the Shares with respect to which he or she dissents and demanding payment of the fair value of his Shares. A Dissenting Shareholder must dissent in respect of all the Shares which he holds;

  •
  within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the plan of merger is filed with the Registrar of Companies of the Cayman Islands, whichever is later, the Company, as the surviving company, must make a written offer (a "Fair Value Offer") to each Dissenting Shareholder to purchase their Shares at a price determined by the Company to be the fair value of such Shares;

  •
  if, within 30 days immediately following the date of the Fair Value Offer, the Company and the Dissenting Shareholder fail to agree on a price at which the Company will acquire the Dissenting Shareholder's Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the Dissenting Shareholder may, file a petition with the Grand Court of the Cayman Islands (the "Grand Court") for a determination of the fair value of the Shares held by all Dissenting Shareholders who have served a Notice of Dissent and who have not agreed the fair value of their Shares with the Company. The petition by the Company must be accompanied by a verified list containing the names and addresses of all shareholders who have filled a Notice of Dissent and who have not agreed the fair value of their Shares with the Company; and

  •
  if a petition is timely filed and served, the Grand Court will determine at a hearing at which Dissenting Shareholders are entitled to participate in (a) the fair value of the Shares held by those

    Dissenting Shareholders together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value and (b) the costs of the proceeding and the allocation of such costs upon the parties.

        All notices and petitions must be executed by the registered shareholder or a person duly authorized by the registered shareholder, fully and correctly, as such shareholder's name appears on the register of members of the Company. If the Shares are held by a fiduciary, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If the Shares are held by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a registered shareholder; however, the agent must identify the registered holder and expressly disclose the fact that, in executing the notice, he is acting as agent for the registered holder. A person having a beneficial interest in Shares registered in the name of another person, such as a broker or nominee, must act promptly to cause the registered holder to follow the steps summarized above and in a timely manner to exercise whatever Dissenters' Rights attached to the Shares.

        You must be a registered holder of Shares in order to exercise your Dissenters' Rights. A holder of ADSs who wishes to dissent must surrender his or her ADSs to the ADS depositary and pay the fee of ADS depositary to withdraw his or her Shares and then become a registered holder of such Shares and comply with the procedures described above in order to exercise the Dissenters' Rights with respect to the Shares prior to the extraordinary general meeting. The ADS depositary will not exercise Dissenters' Rights on behalf of a holder of ADSs, and any Notice of Dissent delivered to the ADS depositary will not be effective under the Cayman Islands Companies Law. If you wish to cancel your ADSs, please contact the ADS depositary's office at The Bank of New York Mellon, 101 Barclay Street, New York, NY 10286. If the merger is not completed, the Company would continue to be a public company in the U.S. and the ADSs would continue to be listed on the NYSE. The Company's Shares are not listed and cannot be traded on any stock exchange. As a result, if you have cancelled your ADSs to exercise your Dissenters' Rights and the merger is not completed and you wish to be able sell your Shares on a stock exchange, you would need to deposit your Shares into the American depositary shares program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the deposit agreement, including, among other things, payment of relevant fees of the ADS depositary for the issuance of ADSs (up to $0.05 per ADS issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the deposit agreement.

        If you do not satisfy each of these requirements, you cannot exercise your Dissenters' Rights and will be bound by the terms of the merger agreement and the plan of merger. Submitting a signed proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, will not alone preserve your Dissenters' Rights. You must send all notices to the Company to Attention: Board of Directors, Trina Solar Limited, No. 2 Tian He Road, Electronics Park, New District, Changzhou, Jiangsu 213031, the People's Republic of China.

        If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 238 of the Cayman Islands Companies Law could be more than, the same as, or less than the $0.232 in cash without interest for each Share of the Company that you would otherwise receive as consideration in the merger. You may also be responsible for the cost of any such proceedings.

        The provisions of Section 238 of the Cayman Islands Companies Law are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your Dissenters' Rights. You should consult your Cayman Islands legal counsel if you wish to exercise Dissenters' Rights.

FINANCIAL INFORMATION

        The following sets forth certain selected historical consolidated financial information of the Company. The financial data for the years ended December 31, 2014 and 2015 has been derived from the audited financial statements filed as part of the Company's Annual Report on Form 20-F for the year ended December 31, 2015. The financial data for the six months ended June 30, 2015 and 2016 has been derived from the unaudited financial statements included as part of the Company's current report on Form 6-K dated August 23, 2016. As a result, the financial data for the six months ended June 30, 2015 and 2016, respectively, is not presented herein on the same basis as those for the years ended December 31, 2014 and 2015. The information set forth below is not necessarily indicative of future results and should be read in conjunction with (a) "Item 5. Operating and Financial Review and Prospects" and the consolidated financial statements, related notes and other financial information included in the Company's annual report on Form 20-F for the year ended December 31, 2015, and (b) the unaudited consolidated financial statements, related notes and other financial information for the six months ended June 30, 2015 and 2016 included in the Company's current report on Form 6-K dated August 23, 2016, which are incorporated into this proxy statement by reference. Please see "Where You Can Find More Information" for a description of how to obtain a copy of such reports.

	For the years ended December 31,		Six months ended June 30,
Selected Consolidated Statements of Operations	2014	2015	2015	2016
			(Unaudited)	(Unaudited)
	($ in thousands, except ADS data)
Net revenues	2,286,119	3,035,512	1,281,031	1,778,524
Cost of revenues	1,900,548	2,468,879	1,035,850	1,462,501
Gross profit	385,572	566,633	245,181	316,023
Operating expenses
Selling expenses	135,061	178,119	79,495	87,208
General and administrative expenses	108,150	132,439	60,158	89,590
Research and development expenses	22,258	34,099	15,691	21,110
Other operating income	—	—	—	(10,409)
Provision for settlement of lawsuit with Solyndra	—	45,000	—	—
Total operating expenses	265,469	389,657	155,344	187,499
Operating income	120,103	176,976	89,837	128,524
Foreign exchange gain (loss)	(21,934)	(25,139)	(961)	2,177
Interest expenses	(34,886)	(52,252)	(24,399)	(41,505)
Interest income	2,793	2,862	1,310	925
Gain (loss) on change in fair value of derivative	3,422	4,065	4,325	(4,210)
Equity in income (loss) of equity method investees	(198)	1,741	—	—
Other income, net	7,448	7,539	3,582	6,136
Income before income taxes	76,748	115,792	73,694	92,047
Income tax expense	(15,488)	(29,445)	(14,977)	(20,174)
Net income	61,260	86,347	58,717	71,873
Income attributable to the noncontrolling interests	(1,922)	(9,832)	(3,893)	(4,982)
Net income attributable to Trina Solar Limited	59,338	76,515	54,824	66,891
Earnings per ADS
Basic	0.76	0.91	0.65	0.79
Diluted	0.74	0.86	0.59	0.71
Weighted average ADS outstanding
Basic	77,630,080	84,539,014	84,378,352	84,854,138
Diluted	85,493,897	105,558,867	105,036,322	105,250,749

Selected Consolidated Balance Sheet Data	As of December 31, 2014	As of December 31, 2015	As of June 30, 2016
	($ in thousands)
Cash and cash equivalents	392,892	465,393	648,113
Total current assets	1,773,346	2,582,523	2,999,627
Total assets	3,199,566	4,684,806	5,093,211
Total current liabilities	1,749,803	2,602,559	2,973,669
Total liabilities	2,198,487	3,594,243	3,935,797
Total Trina Solar Limited shareholders' equity	972,844	1,050,736	1,113,794
Non-controlling interests	28,235	39,827	43,620
Total equity	1,001,079	1,090,563	1,157,414
Total liabilities and equity	3,199,566	4,684,806	5,093,211

Net Book Value per Share of Our Shares

        The net book value per Share as of June 30, 2016 was $0.26 based on the number of issued and outstanding Shares as of June 30, 2016.

TRANSACTIONS IN THE SHARES AND ADSs

Purchases by the Buyer Group

        None of the members of the Buyer Group or any of their respective affiliates have purchased any Shares or ADSs at any time within the past two years.

Purchases by the Company

        We have not purchased any Shares or ADSs at any time within the past two years.

Prior Public Offerings

        Our ADSs, each representing 50 of our Shares, have been listed on the NYSE since December 19, 2006 under the symbol "TSL." We completed our initial public offering of ADSs on December 22, 2006. On November 22, 2010, our ADRs started trading on the Singapore Exchange GlobalQuote Board under the symbol "K3KD." In August 2009, we completed a follow-on public offering of 5,175,000 ADSs. In March 2010, we completed another follow-on public offering of 9,085,000 ADSs. In June 2014, we completed a private placement of $172.5 million aggregate principal amount of 3.5% convertible senior notes due 2019, and a concurrent follow-on public offering of 10,120,000 ADSs. In October 2014, we completed a private placement of $115 million aggregate principal amount of 4.0% convertible senior notes due 2019, and a concurrent follow-on public offering of 10,333,785 ADSs, 2,504,000 ADSs of which were sold by us and 7,829,785 ADSs of which were loaned pursuant to an ADS borrowing facility related to the concurrent private placement of senior notes.

Transactions in Prior 60 Days

        Other than the merger agreement and agreements entered into in connection therewith including the Rollover and Support Agreement, the Limited Guarantee and the Debt Commitment Letter, and as disclosed above, there have been no transactions in the Company's Shares or ADSs during the past 60 days by us, any of our officers or directors (including the Rollover Securityholders), Parent, Merger Sub, or any person with respect to which disclosure is provided in Annex D or any associate or majority-owned subsidiary of the foregoing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OF THE COMPANY

        The following table sets forth information with respect to the beneficial ownership of our Shares as of the date of this proxy statement by:

  •
  each of our directors and executive officers;

  •
  our directors and executive officers as a group; and

  •
  each person known to us to own more than 5.0% of our Shares.

Shares Beneficially Owned(1)(2)
	Number		%
Directors and Executive Officers:
Jifan Gao(3)	[271,023,936	]	[5.8]
Zhiguo Zhu	*		*
Liping Qiu	*		*
Qian Zhao	*		*
Yeung Kwok On	*		*
Sean Shao	*		*
Xu Ying (Merry Xu)	*		*
Yang Shao	*		*
Jiqing Gao	*		*
Jeff Dorety	*		*
Rongfang Yin	*		*
Rafael Esteban	*		*
Chan Shui On	*		*
All directors and executive officers as a Group(4)	[306,858,195	]	[6.6	]
Principal Shareholders:
Wonder World Limited(5)	[242,587,083	]	[5.2	]
Platinum Investment Management Limited(6)	594,233,850		12.9
Franklin Resources, Inc.(7)	685,885,750		14.8
Oaktree Funds(8)	266,992,450		5.8

*
Aggregate beneficial ownership of our company by such director or officer is less than 1% of our total outstanding Shares.

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 of the General Rules and Regulations under the Exchange Act and includes voting or investment power with respect to the securities.

(2)
The percentage of beneficial ownership is calculated by dividing the number of shares beneficially owned by such person or group by [4,639,270,424] Shares, being the number of Shares outstanding as of the date of this proxy statement.

(3)
Includes (i) 7,696,393 Shares held by Mr. Gao, (ii) 13,939,450 Shares issuable upon the exercise of options held by Mr. Gao within 60 days from the date of the proxy statement, (iii) 1,744,150 Shares issuable upon vesting of restricted shares held by Mr. Gao, (iv) 242,587,083 Shares held by Wonder World Limited, a Cayman Islands company wholly owned by Rising Star Worldwide Limited, which is managed by Rising Star Trust, a British Virgin Islands trust, of which Managecorp Limited is acting as the trustee. Mr. Gao is the sole director of Wonder World Limited and Rising Star Worldwide Limited, and the settlor of Rising Star Trust, (v) 4,840,360 Shares held by Ms. Chunyan Wu, Mr. Gao's wife, and (vi) 216,500 Shares issuable upon the exercise of options held by Ms. Wu within 60 days from the date of the proxy statement. Mr. Gao's business address is No. 2 Tian He Road, Electronics Park, New District, Changzhou, Jiangsu 213031, People's Republic of China.

(4)
The business address of directors and officers is No. 2, Tian He Road, Electronics Park, New District, Changzhou Jiangsu 213031, People's Republic of China.

(5)
Wonder World Limited is a company incorporated in the Cayman Islands and wholly owned by Rising Star Worldwide Limited, which is managed by Rising Star Trust, a British Virgin Islands trust, of which Managecorp Limited is acting as the trustee. Mr. Gao is the sole director of Wonder World Limited and Rising Star Worldwide Limited, and the settlor of Rising Star Trust. The principal business address of Wonder World Limited and Rising Star Worldwide Limited is No. 2 Tian He Road, Electronics Park, New District, Changzhou, Jiangsu 213031, People's Republic of China.

(6)
Represents 11,884,677 ADSs beneficially held by Platinum Investment Management Limited, as reported on Schedule 13G filed by Platinum Investment Management Limited on February 11, 2016. The percentage of beneficial ownership was calculated based on the total number of our Shares outstanding as of the date of this proxy statement. The principal business address of Platinum Investment Management Limited is Level 8, 7 Macquarie Place, Sydney NSW 2000, Australia.

(7)
As reported on Schedule 13G/A filed jointly by Franklin Resources, Inc., or FRI, Charles B. Johnson, Rupert H. Johnson, Jr, Templeton Global Advisors Limited and Templeton Foreign Fund on February 10, 2016. Such shares are beneficially owned by one or more open-or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of FRI. The percentage of beneficial ownership was calculated based on the total number of our Shares outstanding as of the date of this proxy statement. Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI. Among these 685,885,750 Shares, Templeton Global Advisors Limited may be deemed beneficially own 572,575,550 shares, Templeton Investment Counsel, LLC may be deemed to own 113,310,200 shares and Templeton Foreign Fund, a series of Templeton Funds, has an interest in 437,855,950 shares. The principal business address of FRI, Charles B. Johnson, and Rupert H. Johnson, Jr is One Franklin Parkway, San Mateo, CA94403-1906. The principal business address of Templeton Global Advisors Limited is Templeton Building, Lyford Cay, Nassau, Bahamas.

(8)
As reported on Schedule 13G/A filed on February 16, 2016 jointly by (i) Oaktree Emerging Markets Absolute Return Fund, L.P., a Delaware limited partnership, or EMAR, in its capacity as the direct owner of 229,100 ADSs, representing a total of 11,455,000 Shares underlying the ADSs; (ii) Oaktree Emerging Markets Equity Fund Holdings, L.P., a Delaware limited partnership, or EMEF Holdings, in its capacity as the direct owner of 1,667,300 ADSs, representing a total of 83,365,000 Shares underlying the ADSs; (iii) Oaktree Emerging Markets Equity Fund GP, L.P., a Cayman Islands limited partnership, or EMEF GP, in its capacity as the general partner of EMEF Holdings; (iv) Oaktree Emerging Markets Equity Fund GP Ltd., a Cayman Islands exempted company, or EMEF GP Ltd., in its capacity as the general partner of EMEF GP; (v) Oaktree Fund GP I, L.P., a Delaware limited partnership, or GP I, in its capacity as the general partner of EMAR and as the sole shareholder of EMEF GP Ltd.; (vi) Oaktree Capital I, L.P., a Delaware limited partnership, or Capital I, in its capacity as the general partner of GP I; (vii) OCM Holdings I, LLC, a Delaware limited liability company, or Holdings I, in its capacity as the general partner of Capital I; (viii) Oaktree Holdings, LLC, a Delaware limited liability company, or Holdings, in its capacity as the managing member of Holdings I; (ix) Oaktree Capital Management, L.P., a Delaware limited partnership, or Management, in its capacity as the duly appointed investment manager of EMAR, EMEF Holdings and certain separate accounts, or the Separate Accounts, that are the direct owners of an aggregate of 3,443,449 ADSs, representing a total of 172,172,450 Shares underlying the ADSs, and as the sole director of EMEF GP Ltd.; (x) Oaktree Holdings, Inc., a Delaware corporation, or Holdings, Inc., in its capacity as the general partner of Management; (xi) Oaktree Capital Group, LLC, a Delaware limited liability company, or OCG, in its capacity as the managing member of Holdings and as the sole shareholder of Holdings, Inc.; and (xii) Oaktree Capital Group Holdings GP, LLC, a Delaware limited liability company, or OCGH GP, in its capacity as the duly elected manager of OCG. The percentage of beneficial ownership was calculated based on the total number of our Shares outstanding as of the date of this proxy statement. The principal business address of each of the joint filers is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

FUTURE SHAREHOLDER PROPOSALS

        Whether the merger is completed or not, an annual general meeting is expected to be held in September 2016.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference in this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as "believes," "anticipates," "expects," "estimates," "intends," "may," "plans," "predicts," "projects," "will," "would" and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

        The following factors, among others, could cause actual results or matters related to the merger to differ materially from what is expressed or forecasted in the forward-looking statements:

  •
  the satisfaction of the conditions to completion of the merger, including the authorization and approval of the merger agreement by our shareholders;

  •
  the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

  •
  the cash position of the Company and its subsidiaries at the effective time;

  •
  debt financing may not be funded at the effective time of the merger because of the failure of Parent to meet the closing conditions or for other reasons, which may result in the merger not being completed promptly or at all;

  •
  the effect of the announcement or pendency of the merger on our business relationships, operating results and business generally;

  •
  the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the prices of our Shares and ADSs;

  •
  the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

  •
  diversion of our management's attention from our ongoing business operations;

  •
  the amount of the costs, fees, expenses and charges related to the merger and the actual terms of the financings that will be obtained for the merger;

  •
  the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the merger or any other matters, including the SEC's investigation into whether there have been any past violations of the federal securities laws related to the Company; and

  •
  other risks detailed in our filings with the SEC, including the information set forth under the caption "Item 3D. Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2015. Please see "Where You Can Find More Information" beginning on page 116 for additional information.

        Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, many of the factors that will determine our future results are beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC's Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC's website at http://www.sec.gov.

        You also may obtain free copies of the documents the Company files with the SEC by going to the "Investor Relations" section of our website at http://www.trinasolar.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

        Because the merger is a going private transaction, the Company and the Buyer Group have filed with the SEC a transaction statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

        Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to "incorporate by reference" information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company's Annual Report on Form 20-F for the year ended December 31, 2015 filed with the SEC on April 19, 2016 is incorporated herein by reference. The Company's reports on Form 6-K furnished to the SEC since April 19, 2016, including the reports on Form 6-K filed with the SEC on May 26, 2016, June 16, 2016, August 1, 2016 and August 23, 2016 are incorporated herein by reference. To the extent that any of the periodic reports incorporated by reference in this proxy statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going private transaction described in this proxy statement.

        We undertake to provide you without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

        Requests for copies of our filings should be directed to Trina Solar Limited at the address and phone numbers provided in this proxy statement. The opinion and presentation materials prepared by Citi for the special committee referenced in this proxy statement will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested holder of the Shares or his, her or its representative who has been so designated in writing.

        THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT

TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

        THIS PROXY STATEMENT IS DATED                    , 2016. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

Fortune Solar Holdings Limited

Red Viburnum Company Limited

and

Trina Solar Limited

Dated as of August 1, 2016

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of August 1, 2016 by and among Fortune Solar Holdings Limited  an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Parent"), Red Viburnum Company Limited  an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent ("Merger Sub"), and Trina Solar Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the "Company").

W I T N E S S E T H:

        WHEREAS, it is proposed that Merger Sub will merge with and into the Company in accordance with the Cayman Islands Companies Law (as amended) (the "Cayman Companies Law") and the terms and conditions of this Agreement (the "Merger") with the Company surviving the Merger and becoming a wholly-owned, direct subsidiary of Parent;

        WHEREAS, the board of directors of the Company (the "Company Board") has established a special committee of the Company Board (the "Special Committee") to, among other things, review, evaluate, negotiate, recommend or not recommend any offer by Parent and Merger Sub to acquire securities of the Company;

        WHEREAS, the Special Committee has unanimously recommended that the Company Board approve this Agreement, the Plan of Merger related to this Agreement substantially in the form attached hereto as Exhibit A (the "Plan of Merger"), the Merger and the other transactions contemplated hereby;

        WHEREAS, the Company Board (acting upon the unanimous recommendation of the Special Committee) has (i) approved this Agreement and the Plan of Merger and approved the execution and delivery by the Company of this Agreement and (in the case of Merger Sub) the Plan of Merger, the performance by the Company of its covenants and agreements contained herein and therein and the consummation of the transactions contemplated hereby and thereby (including the Merger) in accordance with the Cayman Companies Law upon the terms and subject to the conditions contained herein and therein (ii) resolved to recommend that the Company Shareholders authorize and approve this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby (including the Merger) in accordance with the Cayman Companies Law;

        WHEREAS, the board of directors of Parent and the board of directors of Merger Sub have (i) approved this Agreement and the Plan of Merger and approved the execution and delivery by Parent and Merger Sub, respectively, of this Agreement and (in the case of Merger Sub) the Plan of Merger, the performance by Parent and Merger Sub, respectively, of their respective covenants and agreements contained herein and the consummation of the transactions contemplated hereby and thereby (including the Merger) in accordance with the Cayman Companies Law upon the terms and subject to the conditions contained herein and therein (ii) resolved to recommend that the holders of their shares authorize and approve this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby (including the Merger) in accordance with the Cayman Companies Law;

        WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company's willingness to enter into this Agreement, (i) the Guarantors has entered into a limited guarantee, dated as of the date hereof (the "Limited Guarantee"), in favor of the Designated Company Recipient (as defined below) with respect to the payment obligations of Parent arising under, or in connection with, this Agreement and (ii) the Rollover Securityholder has entered into a support agreement, dated as of the date hereof, among such Rollover Securityholder, Parent and the Company (the "Support Agreement"), pursuant to which the Rollover Securityholder agrees, among other things and subject to the terms and conditions set forth therein, to (i) cancel the Company Securities as set forth in the Support Agreement owned by the Rollover Securityholder (the "Rollover Securities") and subscribe for newly issued shares in Parent prior to the Effective Time and (ii) vote the Rollover Securities to the extent they are entitled to be voted in favor of this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby (including the Merger); and

        WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

        NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
DEFINITIONS & INTERPRETATIONS

        Section 1.1    Certain Definitions.    For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

        "3.5% Notes" shall mean the Company's 3.5% Convertible Senior Notes due June 15, 2019 that were issued pursuant to the 3.5% Notes Indenture.

        "3.5% Notes Indenture" shall mean that certain indenture, dated June 11, 2014, by and between the Company and Wilmington Trust, National Association, as trustee.

        "3.5% Fundamental Change Repurchase Date" shall mean the Fundamental Change Repurchase Date as defined in the 3.5% Notes Indenture.

        "4.0% Notes" shall mean the Company's 4.0% Convertible Senior Notes due October 15, 2019 that were issued pursuant to the 4.0% Notes Indenture.

        "4.0% Notes Indenture" shall mean that certain indenture, dated October 6, 2014, by and between the Company and Wilmington Trust, National Association, as trustee.

        "4.0% Fundamental Change Repurchase Date" shall mean the Fundamental Change Repurchase Date as defined in the 4.0% Notes Indenture.

        "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction.

        "Acquisition Transaction" shall mean any transaction (other than the transactions contemplated by this Agreement) involving: (i) the purchase or other acquisition by any Person or "group" (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than twenty percent (20%) of the Company Shares (including Company Shares represented by ADSs) outstanding as of the consummation of such purchase or other acquisition, or any tender offer or exchange offer by any Person or "group" (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such Person or "group" beneficially owning more than twenty percent (20%) of the Company Shares (including Company Shares represented by ADSs) outstanding as of the consummation of such tender or exchange offer; or (ii) a sale, transfer, acquisition or disposition of more than twenty percent (20%) of the consolidated assets of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof).

        "ADSs" shall mean the Company's American depositary shares, each of which represents fifty (50) Company Shares.

        "Affiliate" shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

        "Applicable Anti-bribery Law" means Laws relating to anti-bribery or anticorruption (governmental or commercial), which apply to the business and dealings of the Company or any of its Subsidiaries, including the United States Foreign Corrupt Practices Act of 1977 and the PRC Law on Anti-Unfair Competition adopted on September 2, 1993, the Interim Rules on Prevention of Commercial Bribery issued by the PRC State Administration of Industry and Commerce on November 15, 1996, jurisdiction, in each case as amended from time to time.

        "Business Day" shall mean any day, other than a: (i) day which is a Saturday or Sunday; (ii) day which is a legal holiday under the Laws of the State of New York, the Cayman Islands, Hong Kong or the PRC; or (iii) day on which banking institutions located in the State of New York, the Cayman Islands, Hong Kong or the PRC are authorized or required by Law or Order to close.

        "Buyer Group Contracts" shall mean (i) the consortium agreement, dated on or about the date hereof, by and among Jifan Gao, Great Zhongou Asset Management (Shanghai) Co., Ltd., Shanghai Xingsheng Equity Investment & Management Co., Ltd., Shanghai Xingjing Investment Management Co., Ltd. and Liuan Xinshi Asset Management Co., Ltd., (ii) the Support Agreement and (iii) a certain shareholders agreement to be entered into by and among Jifan Gao, Great Zhongou Asset Management (Shanghai) Co., Ltd., Shanghai Xingsheng Equity Investment & Management Co., Ltd, Shanghai Xingjing Investment Management Co., Ltd., Liuan Xinshi Asset Management Co., Ltd. and other members of the buyer group (if any).

        "Company Balance Sheet" shall mean the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2015.

        "Company Balance Sheet Date" shall mean December 31, 2015.

        "Company Convertible Notes" shall mean the 3.5% Notes and the 4.0% Notes.

        "Company Material Adverse Effect" shall mean any change, effect, event or development (each a "Change", and collectively, "Changes") that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or would prevent or materially delay consummation of the Transactions by the Company; provided that no Change (by itself or when aggregated or taken together with any and all other Changes) directly or indirectly resulting from, relating to or arising out of any of the following shall be deemed to be or constitute a "Company Material Adverse Effect," or be taken into account when determining whether a "Company Material Adverse Effect" has occurred or may, would or could occur:

            (i)  general economic conditions (or changes in such conditions) in the United States, the PRC or any other country or region in the world in which the Company or any of its Subsidiaries operates or conducts business, or conditions in the global economy generally;

           (ii)  conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States, the PRC or any other country or region in the world in which the Company or any of its Subsidiaries operates or conducts business, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

          (iii)  conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business;

          (iv)  political conditions (or changes in such conditions) in the United States, the PRC or any other country or region in the world in which the Company or any of its Subsidiaries operates or conducts business or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States, the PRC or any other country or region in the world in which the Company or any of its Subsidiaries operates or conducts business;

           (v)  earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States, the PRC or any other country or region in the world in which the Company or any of its Subsidiaries operates or conducts business;

          (vi)  changes in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof) used by the Company or any of its Subsidiaries;

         (vii)  the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including (A) the identity of, or any facts or circumstances relating to, Parent or the Guarantors, (B) the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries, including with employees, customers, suppliers, distributors or partners;

        (viii)  any actions taken or failure to take action, in each case, by Parent or any of its Affiliates, or to which Parent has approved, consented to or requested; or the taking of any action required or contemplated by, this Agreement; or the failure to take any action prohibited by this Agreement;

          (ix)  changes in the Company's stock price or the trading volume of the Company's stock, or any failure by the Company to meet any public estimates or expectations of the Company's revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet any internal budgets, plans or forecast of its revenues, earnings or other financial performance or results of operations;

           (x)  any Legal Proceedings made or brought by any of the current or former shareholders of the Company (on their own behalf or on behalf of the Company) against the Company or any other legal proceedings arising out of the Merger or in connection with any other transactions contemplated by this Agreement; and

          (xi)  any matters set forth in the Company Disclosure Letter;

        except to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in clauses (i) through (vi) above materially and disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared to other companies that conduct business in the countries and regions in the world and in the industries in which the Company and its Subsidiaries operate or conduct business (in which case, such effects may be taken into account when determining whether a "Company Material Adverse Effect" has occurred, but only to the extent of such disproportionate effects (if any)).

        "Company Option" shall mean each outstanding option award, whether vested or unvested, issued by the Company pursuant to the Company Share Plan that entitles the holder thereof to purchase Company Shares upon the vesting of such award.

        "Company Restricted Share" shall mean each outstanding and unvested restricted share award issued by the Company pursuant to the Company Share Plan that entitles the holder thereof to receive Company Shares upon the vesting of such award.

        "Company Share" shall mean a share, par value $0.00001 per share, in the share capital of the Company.

        "Company Share Awards" shall mean Company Options and Company Restricted Shares.

        "Company Share Plan" shall mean the Company's Amended and Restated Share Incentive Plan, effective as of August 28, 2014, as amended from time to time.

        "Company Shareholders" shall mean holders of Company Shares (including Company Shares represented by ADSs) in their capacities as such.

        "Company Termination Fee" shall mean an amount equal to $21,900,000.

        "Contract" shall mean any written contract, subcontract, agreement, commitment, note, bond, mortgage, indenture or lease.

        "Deposit Agreement" shall mean the deposit agreement, dated December 18, 2006, by and among the Company, the Depositary and owners and beneficial owners of ADSs, as amended from time to time.

        "Depositary" shall mean The Bank of New York Mellon.

        "Exchange Act" shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

        "Excluded Shares" shall mean (i) Company Shares (including Company Shares represented by ADSs) owned by Parent, Merger Sub or the Company (as treasury shares, if any), or by any direct or indirect wholly-owned Subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time, (ii) Company Shares (including Company Shares represented by ADSs) reserved (but not yet allocated) by the Company for settlement upon exercise or vesting of any Company Share Awards, (iii) Company Shares (including Company Share represented by ADSs) constituting Rollover Securities and (iv) Dissenting Shares.

        "Exercise Price" means, with respect to any Company Option, the applicable exercise price per Company Share underlying such Company Option.

        "GAAP" shall mean generally accepted accounting principles, as applied in the United States.

        "Governmental Authority" shall mean any government, any governmental or regulatory entity or body (including a securities exchange), department, commission, board, agency or instrumentality, and any court, tribunal or judicial body of competent jurisdiction.

        "Guarantors" shall mean Jiangsu Panji Investment Co., Ltd., Industrial Bank Co., Ltd., Shanghai Xingsheng Equity Investment & Management Co., Ltd, Shanghai Xingjing Investment Management Co., Ltd., Great Zhongou Asset Management (Shanghai) Co., Ltd., Tibet Great Zhongou New Energy Investment Co., Ltd. and Liuan Xinshi Asset Management Co., Ltd.

        "Hazardous Substances" means any chemical, pollutant, waste or substance that is (i) listed, classified or regulated under any Environmental Law as a hazardous substance, toxic substance, pollutant, contaminant or oil or (ii) any petroleum product or by-product, asbestos containing material, polychlorinated biphenyls or radioactive material.

        "Indenture Agreement" shall mean each of the 3.5% Notes Indenture and the 4.0% Notes Indenture.

        "Intellectual Property" means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (i) patents and patent applications, (ii) trademarks, service marks, trade dress, trade names, logos, trademark registrations and applications, and Internet domain names, together with the goodwill associated with the foregoing, (iii) copyrights, and copyright registrations and applications, and (iv) trade secrets and other confidential information protected by applicable Laws, including know-how, research and development information, manufacturing methods and processes, specifications, software, data, databases, and customer lists.

        "Intervening Event" shall mean a material event, occurrence, change or development affecting or related to the Company, its Subsidiaries or their respective business, assets or operations that (i) occurs or arises after the date of this Agreement and (ii) becomes known to the Special Committee before receipt of the Shareholder Approval; provided that in no event shall the receipt of an Acquisition Proposal or a Superior Proposal constitute or be taken into consideration when determining an Intervening Event.

        "Knowledge" of the Company, with respect to any matter in question, shall mean the actual knowledge or constructive knowledge after due inquiry and investigation, of the individuals identified in Section 1.1 of the Company Disclosure Letter, as of the date of this Agreement.

        "Law" shall mean any and all applicable law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

        "Legal Proceeding" shall mean any lawsuit, litigation or other similarly formal legal proceeding brought by or pending before any Governmental Authority.

        "Lien" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, or community property interest.

        "MOFCOM" shall mean the Ministry of Commerce of the PRC or its competent local counterparts.

        "NDRC" shall mean the National Development and Reform Commission of the PRC or its competent local counterparts.

        "NYSE" shall mean the New York Stock Exchange, Inc.

        "Order" shall mean any order, judgment, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

        "Parent Required Approvals" shall mean all necessary actions or non-actions, waivers or Consents by, of, to or in respect of, NDRC, MOFCOM and/or SAFE or its designated banks to the extent required with respect to the overseas investment by the Sponsors, Parent, Merger Sub or their respective Affiliates in connection with the consummation of the transactions contemplated hereby and the other transactions contemplated by the Equity Commitment Letters, the Limited Guarantee and the Support Agreement.

        "Parent Termination Fee" shall mean an amount equal to $43,800,000.

        "Permitted Liens" shall mean any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP as adjusted in the ordinary course of business through the Effective Time; (ii) mechanics, carriers', workmen's, warehouseman's, repairmen's, materialmen's or other similar Liens; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) Liens imposed by applicable Law; (v) pledges or deposits to secure obligations under workers' compensation Laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business consistent with past practice; (vii) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (viii) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company's Annual Report on Form 20-F for the fiscal year ended December 31, 2015; (ix) Liens granted by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice; (x) Liens arising in connection with the VIE Agreements; and (xi) Liens described in Section 1.1 of the Company Disclosure Letter.

        "Person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

        "PRC" shall mean the People's Republic of China excluding, for the purposes of this Agreement only, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

        "Rights Agreement" shall mean that certain rights agreement dated as of November 21, 2008 between the Company and The Bank of New York Mellon, as Rights Agent.

        "Representatives" shall mean, with respect to any Person, such Person's Affiliates and such Person and its Affiliates' respective directors, officers or other employees, or investment bankers, attorneys or other authorized advisors, agents or representatives.

        "RMB" shall mean renminbi, the legal currency of the PRC.

        "Rollover Securityholder" shall mean Mr. Gao Jifan.

        "SAFE" shall mean the State Administration of Foreign Exchange of the PRC or its competent local counterparts.

        "SEC" shall mean the United States Securities and Exchange Commission or any successor thereto.

        "Securities Act" shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

        "Share Award Consideration" shall mean the aggregate consideration payable to the holders of the Company Share Awards pursuant to Section 2.7(d).

        "Sponsors" shall mean Jiangsu Panji Investment Co., Ltd., Shanghai Xingsheng Equity Investment & Management Co., Ltd, Shanghai Xingjing Investment Management Co., Ltd., Great Zhongou Asset Management (Shanghai) Co., Ltd., Tibet Zhongou Shengshi New Energy Investment Co., Ltd. and Liuan Xinshi Asset Management Co., Ltd.

        "Subsidiary" of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person and/or by one of more other Subsidiaries of such Person, (ii) a partnership of which such Person, and/or one or more other Subsidiaries of such Person, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person and/or one or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company, (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, and/or one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof, or (v) any other Person such Person controls through VIE Agreements.

        "Superior Proposal" shall mean any bona fide written Acquisition Proposal for an Acquisition Transaction not resulting from a breach of Section 5.2 (with all percentages included in the definition of Acquisition Transaction increased to fifty percent (50%)) on terms that the Company Board (acting through the Special Committee, if in existence) shall have determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into account relevant legal, financial and regulatory aspects of such Acquisition Proposal, compared with this Agreement (taking into account any revisions to this Agreement pursuant to Section 5.3(b)), would be more favorable to the Company Shareholders (other than the Rollover Securityholder) than the Merger, provided, however, that such Acquisition Proposal shall not be deemed to be a "Superior Proposal" if (A) the consummation of the transaction contemplated by such Acquisition Proposal is conditional upon any due diligence review or investigation of the Company or any of the Subsidiaries by the third party or (B) the consummation of the transaction contemplated by such Acquisition Proposal is conditional upon the obtaining and/or funding of such financing.

        "Takeover Statute" shall mean any "business combination", "fair price", "moratorium", "control share acquisition" or other similar anti-takeover statute or regulation save for the Cayman Companies Law or any similar anti-takeover provision in the Company's memorandum and articles of association.

        "Tax" shall mean any and all PRC and non-PRC taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

        "Unvested Company Option" means any Company Option that is not a Vested Company Option.

        "Vested Company Option" means any Company Option that shall have become vested on or prior to the Closing Date in accordance with the terms of such Company Option.

        "VIE Agreements" shall mean any Contract which (i) provides the Company with effective control over any of its Subsidiaries in respect of which it does not, directly or indirectly, own a majority of the equity interests, (ii) provides the Company or any of its Subsidiaries the right or option to purchase the equity interests in any such Subsidiary, or (iii) transfers economic benefits from any such Subsidiary to any other Subsidiary of the Company.

        Section 1.2    Additional Definitions.    The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Action	Section 10.9
Agreement	Preamble
Alternative Debt Financing	Section 6.3(a)
Capitalization Date	Section 3.7(a)
Cayman Companies Law	Recitals
Certificates	Section 2.8(c)(i)
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 5.3(a)
Company Board Recommendation Change	Section 5.3(b)
Company Disclosure Letter	Article III
Company SEC Reports	Section 3.9
Company Securities	Section 3.7(c)
Company Shareholders Meeting	Section 7.3(d)
Confidentiality Agreements	Section 7.7
Consent	Section 3.6
Currency Settlement	Section 7.1
D&O Insurance	Section 6.1(c)
Debt Commitment Letter	Section 4.10(a)
Debt Financing	Section 4.10(a)
Dissenting Shareholder	Section 2.7(c)
Dissenting Shares	Section 2.7(c)
Designated Company Recipient	Section 4.10(b)

Term	Section Reference
Effective Time	Section 2.3
Environmental Law	Section 3.20
Environmental Permits	Section 3.20
Equity Commitment Letter	Section 4.10(a)
Equity Financing	Section 4.10(a)
Exchange Fund	Section 2.8(b)
Fee Letter	Section 4.10(a)
Financing	Section 4.10(a)
Financing Commitments	Section 4.10(a)
Governmental Clearance	Section 7.1
Indemnified Persons	Section 6.1(a)
Limited Guarantee	Recitals
Material Contract	Section 3.12
Maximum Annual Premium	Section 6.1(c)
Merger	Recitals
Merger Sub	Preamble
Note Consideration	Section 2.13(c)
Notice Period	Section 5.3(b)
Outside Date	Section 9.1(b)
Outstanding Proposal	Section 9.3(b)
Parent	Preamble
Paying Agent	Section 2.8(a)
Per ADS Merger Consideration	Section 2.7(a)(ii)
Per Share Merger Consideration	Section 2.7(a)(ii)
Permits	Section 3.17
Plan of Merger	Recitals
Preliminary Proxy Statement	Section 7.3(a)
Proxy Statement	Section 7.3(a)
RCA	Section 2.7(d)(iii)
Recommendation Change Notice	Section 5.3(b)
Registrar of Companies	Section 2.3
Rollover Securities	Recitals
Schedule 13E-3	Section 3.6
Shareholder Approval	Section 3.4
Special Committee	Recitals
Subsidiary Securities	Section 3.8(c)
Support Agreement	Recitals
Surviving Corporation	Section 2.1
Tax Returns	Section 3.16(a)
Uncertificated Shares	Section 2.8(c)(i)

        Section 1.3    Certain Interpretations.

          (a)   Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

          (b)   Unless otherwise indicated, the words "include," "includes" and "including," when used herein, shall be deemed in each case to be followed by the words "without limitation."

          (c)   The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

          (d)   Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

          (e)   Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

          (f)    Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not "material" or a "Company Material Adverse Effect" under this Agreement.

          (g)   References to "$" refer to U.S. dollars.

          (h)   When used herein, the word "extent" and the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean "if."

          (i)    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II
THE MERGER

        Section 2.1    The Merger.    Upon the terms and subject to the satisfaction of the conditions set forth in this Agreement or waiver by the Party having the benefit of such condition, and in accordance with the Cayman Companies Law, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving company of the Merger. The Company, as the surviving company of the Merger, is sometimes referred to herein as the "Surviving Corporation."

        Section 2.2    The Closing.    Unless this Agreement shall have been terminated in accordance with Article IX, the closing of the Merger (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 30th Floor, China World Office 2, 1 Jianguomenwai Avenue, Beijing 100004, PRC, on a date and at a time to be agreed upon by Parent, Merger Sub and the Company, which date shall be no later than the third (3rd) Business Day after (a) the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VIII (excluding conditions that by their terms are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions at the Closing) and (b) the completion of Currency Settlement solely with respect to an amount of U.S. dollars sufficient to pay the aggregate Per Share Merger Consideration and Per ADS Merger Consideration that is required to be paid at or prior to the Closing, or at such other location, date and time as Parent, Merger Sub and the Company shall mutually agree upon in writing. The date upon which the Closing actually occurs is referred to herein as the "Closing Date."

        Section 2.3    The Effective Time.    Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under the Cayman Companies Law by executing and filing the Plan of Merger with the Registrar of Companies of the Cayman Islands (the "Registrar of Companies"), together with such other appropriate documents, in such forms as are required by, and executed in accordance with, the applicable provisions of the Cayman Companies Law (the time of registration of the Plan of Merger by the Registrar of Companies, or such later time of effectiveness of the Merger as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Plan of Merger, being referred to herein as the "Effective Time").

        Section 2.4    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in this Agreement and in the applicable provisions of the Cayman Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        Section 2.5    Memorandum and Articles of Association.

          (a)    Memorandum of Association.    At the Effective Time, subject to the provisions of Section 6.1(a), the memorandum of association of Merger Sub, as in effect immediately prior to the Effective Time, shall become the memorandum of association of the Surviving Corporation (save and except that references therein to the name and the authorized share capital of the Merger Sub shall be amended to describe correctly the name and authorized share capital of the Surviving Corporation, as provided in the Plan of Merger) until thereafter amended in accordance with the applicable provisions of the Cayman Companies Law and such memorandum of association.

          (b)    Articles of Association.    At the Effective Time, subject to the provisions of Section 6.1(a), the articles of association of Merger Sub, as in effect immediately prior to the Effective Time, shall become the articles of association of the Surviving Corporation (save and except that references therein to the name and the authorized share capital of the Merger Sub shall be amended to describe correctly the name and authorized share capital of the Surviving Corporation, as provided in the Plan of Merger) until thereafter amended in accordance with the applicable provisions of the Cayman Companies Law, the memorandum of association of the Surviving Corporation and such articles of association.

        Section 2.6    Directors and Officers.

          (a)    Directors.    At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the memorandum of association and articles of association of the Surviving Corporation.

          (b)    Officers.    At the Effective Time, the initial officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time, each to hold office until their respective successors are duly appointed or until their earlier death, resignation or removal in accordance with the memorandum of association and articles of association of the Surviving Corporation.

        Section 2.7    Effect on Share Capital of the Company.

          (a)    Share Capital.    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

              (i)  Share Capital of Merger Sub.    Each ordinary share, par value $1 per share, in the share capital of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable ordinary share, par value $0.00001 per share, of the Surviving Corporation. Immediately following the Closing, such ordinary shares shall be the only issued and outstanding share capital of the Surviving Corporation, which shall be reflected in the register of members of the Surviving Corporation.

             (ii)  Company Shares and ADSs.    Each Company Share (including Company Shares represented by ADSs) that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall be canceled and cease to exist and automatically converted, subject to Section 2.7(b), into the right to receive $0.232 in cash without interest (the "Per Share Merger Consideration") payable in the manner provided in Section 2.8(c) (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit in the manner provided in Section 2.11) and the register of members of the Company shall be amended accordingly. For the avoidance of doubt, because each ADS represents fifty (50) Company Shares, each ADS (other than ADSs representing Excluded Shares) that is issued and outstanding immediately prior to the Effective Time shall represent the right to receive $11.60 in cash without interest (the "Per ADS Merger Consideration") subject to the terms and conditions set forth in this Agreement and in the Deposit Agreement.

            (iii)  Excluded Shares.    Each Excluded Share (including Excluded Shares represented by ADSs) that is issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be cancelled and cease to exist without any conversion thereof or consideration paid therefor and the register of members of the Company shall be amended accordingly.

            (iv)  Dissenting Shares.    Each Dissenting Share that is issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist, in consideration for the right to receive the fair value of such Dissenting Share as provided in Section 2.7(c), and the register of members of the Company shall be amended accordingly.

          (b)    Certain Adjustments.    Notwithstanding anything in this Agreement to the contrary, the Per Share Merger Consideration and/or the Per ADS Merger Consideration, as applicable, shall be adjusted appropriately to reflect the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Company Shares), reclassification, combination, exchange of shares, change or readjustment in the ratio of Company Shares represented by each ADS or other like change with respect to Company Shares and ADSs occurring, or with a record date, on or after the date hereof and prior to the Effective Time, and such adjustment to the Per Share Merger Consideration and/or the Per ADS Merger Consideration, as applicable, shall provide to the holders of Company Shares and ADSs the same economic effect as contemplated by this Agreement prior to such action.

          (c)    Statutory Dissenters Rights.    Notwithstanding anything in this Agreement to the contrary, any Company Shares that are issued and outstanding immediately prior to the Effective Time and are held by a Company Shareholder (each, a "Dissenting Shareholder") who has validly exercised and not lost its rights to dissent from the merger pursuant to Section 238 of the Cayman Companies Law (collectively, the "Dissenting Shares") shall not be converted into or exchangeable for or represent the right to receive the Per Share Merger Consideration (except as provided in this Section 2.7(c)), and shall entitle such Dissenting Shareholder only to payment of the fair value of such Dissenting Shares as determined in accordance with Section 238 of the Cayman Companies Law. If any Dissenting Shareholder shall have effectively withdrawn (in accordance with the Cayman Companies Law) or lost the right to dissent, upon the occurrence of such event, the Company Shares held by such Dissenting Shareholder shall cease to be Dissenting Shares, and shall be cancelled and converted into and represent the right to receive the Per Share Merger Consideration at the Effective Time pursuant to Section 2.7(a)(ii). The Company shall give Parent (i) prompt notice of any notices of objection, notices of dissent or demands for appraisal received by the Company, attempted withdrawals of such notices or demands, and any other instruments served pursuant to applicable Law and received by the Company relating to its shareholders' rights to dissent from the Merger and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Cayman Companies Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any exercise by a shareholder of its rights to dissent from the Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such demands. In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to Section 238(2) of the Cayman Companies Law, the Company shall serve written notice of the authorization of the Merger on such shareholders pursuant to Section 238(4) of the Cayman Companies Law within twenty (20) days of the Shareholder Approval at the Company Shareholders Meeting.

          (d)    Company Share Plan and Outstanding Company Share Awards.

              (i)  Company Share Plan.    At the Effective Time, the Company shall use its reasonable best efforts to (i) terminate the Company Share Plan, and any relevant award agreements applicable to the Company Share Plan, and (ii) cancel each Company Share Award that is then outstanding and unexercised, whether or not vested or exercisable.

             (ii)  Vested Company Option.    Each former holder of a Vested Company Option that is cancelled at the Effective Time shall, in exchange therefor, be paid by or on behalf of the Surviving Corporation or one of its Subsidiaries, as soon as practicable (and in any event no more than five (5) Business Days) after the Effective Time (without interest), a cash amount equal to the product obtained by multiplying (i) the excess, if any, of the Per Share Merger Consideration over the Exercise Price of such Vested Company Option and (ii) the number of Company Shares underlying such Vested Company Option (it being understood and agreed that such Exercise Price shall not actually be paid to the Company by the holder of such Vested Company Option), net of any applicable withholding taxes; provided that if the Exercise Price of any such Vested Company Option is equal to or greater than the Per Share Merger Consideration, such Vested Company Option shall be cancelled without any payment therefor.

            (iii)  Unvested Company Option and Company Restricted Share.    Each former holder of an Unvested Company Option and/or Company Restricted Share that is cancelled at the Effective Time shall, in exchange therefor, be paid by or on behalf of the Surviving Corporation or one of its Subsidiaries and at such times as specified in the last sentence of this Section 2.7(d)(iii), a restricted cash award ("RCA") in an amount in cash that is the equivalent of, (i) in the case of an Unvested Company Option, the product of (A) the excess, if any, of the Per Share Merger Consideration over the Exercise Price of such Unvested Company Option and (B) the number of Company Shares underlying such Unvested Company Option (it being understood and agreed that such Exercise Price shall not actually be paid to the Company by the holder of such Unvested Company Option), and (ii) in the case of a Company Restricted Share, the product of (A) the Per Share Merger Consideration and (B) the number of Company Shares underlying such Company Restricted Share; provided that, if the Exercise Price of any such Unvested Company Option is equal to or greater than the Per Share Merger Consideration, such Unvested Company Option shall be cancelled without any payment therefor. Any RCA issued by the Surviving Corporation or its Subsidiaries in respect of any Unvested Company Option or Company Restricted Share shall be subject to the same vesting conditions and schedules applicable to such Unvested Company Option or Company Restricted Share without giving effect to the Transactions, and on the date, and to the extent, that any Unvested Company Option or Company Restricted Share would have become vested without giving effect to the Transactions, such corresponding portion of the RCA shall be delivered and paid in cash to the holder of such RCA, net of any applicable withholding taxes, as soon as practicable thereafter.

        Section 2.8    Exchange of Certificates; Payments.

          (a)    Paying Agent.    Prior to the Closing, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the paying agent for the Merger (the "Paying Agent") and, in connection therewith, shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company.

          (b)    Exchange Fund.    Prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent, for payment to the holders of Company Shares (including Company Shares represented by ADSs but not including Excluded Shares) pursuant to the provisions of this Article II, an amount of cash equal to the aggregate consideration to which holders of Company Shares (including Company Shares represented by ADSs but not including Excluded Shares) become entitled under this Article II (the "Exchange Fund"). To the extent that the Exchange Fund diminishes for any reason below the level required for the Paying Agent to promptly pay the cash amounts contemplated by this Article II, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments contemplated by this Article II.

          (c)    Payment Procedures.

              (i)  Promptly following the Effective Time (and in any event within three (3) Business Days), Parent and the Surviving Corporation shall cause the Paying Agent to mail or otherwise disseminate to each holder of record (other than holders of Excluded Shares), as of immediately prior to the Effective Time, of (A) a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding Company Shares and (B) uncertificated Company Shares (the "Uncertificated Shares"), in each case, whose Company Shares were converted into the right to receive the Per Share Merger Consideration pursuant to Section 2.7 (x) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent), and/or (y) instructions for use in effecting the surrender of the Certificates (or affidavits and indemnities of loss (if required by the Paying Agent) in lieu of the Certificates as provided in Section 2.11) and Uncertificated Shares in exchange for the Per Share Merger Consideration payable in respect thereof pursuant to the provisions of this Article II. Upon surrender of Certificates for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor a check in an amount equal to (x) the number of Company Shares represented by such Share Certificate (or affidavit and indemnity of loss (if required by the Paying Agent) in lieu of the Share Certificate as provided in Section 2.11) multiplied by (y) the Per Share Merger Consideration to which the holder thereof is entitled pursuant to Section 2.7(a)(ii), and the Certificates so surrendered shall forthwith be canceled. Upon receipt by the Paying Agent of confirmation by the Company that the Uncertificated Shares have been canceled, the holders of such Uncertificated Shares shall be entitled to receive in exchange for the cancellation of such Uncertificated Shares a check in an amount equal to (x) the number of such Uncertificated Shares multiplied by (y) the Per Share Merger Consideration to which the holder thereof is entitled pursuant to Section 2.7(a)(ii), and the Uncertificated Shares shall forthwith be canceled. The Paying Agent shall accept such Certificates and such confirmation by the Company with respect to the Uncertificated Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Until so surrendered, outstanding Certificates and Uncertificated Shares shall be deemed from and after the Effective Time, to evidence only the right to receive the Per Share Merger Consideration, without interest thereon, payable in respect thereof pursuant to the provisions of this Article II.

             (ii)  Prior to the Effective Time, Parent and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (A) the Paying Agent will transmit to the Depositary at the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares) and (y) the Per ADS Merger Consideration; and (B) the Depositary will distribute the Per ADS Merger Consideration to ADS holders pro rata to their holdings of ADSs (other than ADSs representing Excluded Shares) upon surrender by them of the ADSs. The Surviving Corporation will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding Taxes if any) due to or incurred by the Depositary in connection with distribution of the Per ADS Merger Consideration to ADS holders (other than the ADS cancellation fee, which shall be paid pursuant to the Deposit Agreement). No interest shall be paid or accrued for the benefit of holders of the Certificates, Uncertificated Shares or ADSs on the Per Share Merger Consideration or the Per ADS Merger Consideration, as applicable, payable in respect thereof pursuant to this Section 2.8.

          (d)    Transfers of Ownership.    In the event that a transfer of ownership of Company Shares is not registered in the share transfer books or register of members of the Company, or if the Per Share Merger Consideration is to be paid in a name other than that in which the Company Shares (whether represented by Certificates or Uncertificated Shares) are registered in the share transfer books or register of members of the Company, the Per Share Merger Consideration may be paid to a Person other than the Person in whose name the Company Share (whether represented by a Certificate or an Uncertificated Share) so cancelled is registered in the share transfer books or register of members of the Company only if such Certificate or Uncertificated Share is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Per Share Merger Consideration to a Person other than the registered holder of such Certificate or Uncertificated Shares, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable.

          (e)    Required Withholding.    Unless otherwise required by applicable Law or Governmental Authority, none of the Paying Agent, Parent or the Surviving Corporation shall be entitled to make any deduction or withholding or cause to be deducted and withheld from any cash amounts payable pursuant to this Agreement, other than with respect to the Per Share Merger Consideration or the Per ADS Merger Consideration, as applicable, payable with respect to the Company Share Awards.

          (f)    No Liability.    Notwithstanding anything to the contrary set forth in this Agreement, none of the Paying Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of Company Shares (including Company Shares represented by ADSs) or Company Share Awards for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (g)    Distribution of Exchange Fund to Parent.    Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates, Uncertificated Shares or ADSs on the date that is six (6) months after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Shares or ADSs (in each case, other than Excluded Shares) that were issued and outstanding immediately prior to the Effective Time who have not theretofore surrendered their Certificates, Uncertificated Shares or ADSs representing such Company Shares for exchange, pursuant to the provisions of this Section 2.8 shall thereafter look for payment of the Per Share Merger Consideration or the Per ADS Merger Consideration, as applicable, payable in respect of the Company Shares represented by such Certificates, Uncertificated Shares or ADSs solely to Parent, as general creditors thereof, for any claim to the applicable Per Share Merger Consideration or Per ADS Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article II.

        Section 2.9    No Further Ownership Rights.    From and after the Effective Time, all Company Shares (including Company Shares represented by ADSs) and ADSs shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of any Certificates, Uncertificated Shares or ADSs theretofore representing any Company Shares shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration or the Per ADS Merger Consideration, as applicable, payable therefor upon the surrender thereof in accordance with the provisions of Section 2.8. The Per Share Merger Consideration and the Per ADS Merger Consideration paid to holders of Company Shares (including Company Shares represented by ADSs) other than the Excluded Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of Company Shares (including Company Shares represented by ADSs) that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates, Uncertificated Shares or ADSs are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

        Section 2.10    Untraceable and Dissenting Shareholders.    Remittances for the Per Share Merger Consideration shall not be sent to Company Shareholders who are untraceable unless and until, except as provided below, they notify the Paying Agent of their current contact details. A Company Shareholder will be deemed to be untraceable if (a) he has no registered address in the register of members (or branch register) maintained by the Company; (b) on the last two consecutive occasions on which a dividend has been paid by the Company a check payable to such Company Shareholder either (i) has been sent to such Company Shareholder and has been returned undelivered or has not been cashed; or (ii) has not been sent to such shareholder because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case, no valid claim in respect thereof has been communicated in writing to the Company; or (c) notice of the Company Shareholders Meeting convened to vote on the Merger has been sent to such Company Shareholder and has been returned undelivered. Monies due to Dissenting Shareholders and Company Shareholders who are untraceable shall be returned to the Surviving Corporation. Monies unclaimed after a period of two years from the date of the notice of the Company Shareholders Meeting shall be forfeited and shall revert to the Surviving Corporation. Dissenting Shareholders and Company Shareholders who are untraceable who subsequently wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods should contact the Surviving Corporation.

        Section 2.11    Lost, Stolen or Destroyed Certificates.    In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Per Share Merger Consideration payable in respect thereof pursuant to Section 2.7.

        Section 2.12    Termination of Deposit Agreement.    As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall provide notice to the Depositary to terminate the Deposit Agreement in accordance with its terms.

        Section 2.13    Treatment of Convertible Notes.

          (a)    The 3.5% Notes.    Pursuant to Section 15.02 of the 3.5% Notes Indenture, the holders of the 3.5% Notes shall have the option to require the Surviving Corporation to repurchase all or any portion of their 3.5% Notes for a purchase price equal to one hundred percent (100%) of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, through but excluding, the 3.5% Fundamental Change Repurchase Date. Furthermore, after the Effective Time but prior to and including the second (2nd) Business Day prior to the 3.5% Fundamental Change Repurchase Date, each holder of 3.5% Notes will be entitled, subject to the terms and conditions of the 3.5% Notes Indenture, to convert such holder's 3.5% Notes into the right to receive an amount in cash for each one thousand dollars ($1,000) in principal amount of 3.5% Notes held by such holder equal to the product of (a) the Per ADS Merger Consideration and (b) the Conversion Rate (as defined in the 3.5% Notes Indenture) plus any increase in the conversion rate as determined pursuant to Section 14.03 of the 3.5% Notes Indenture to the extent such holder would be entitled to such increase. After the second (2nd) Business Day prior to the 3.5% Fundamental Change Repurchase Date, each holder of the 3.5% Notes will be entitled to convert such holder's 3.5% Notes into the right to receive an amount in cash for each one thousand dollars ($1,000) in principal amount of 3.5% Notes held by such holder equal to the product of (a) the Per ADS Merger Consideration and (b) the Conversion Rate (as defined in the 3.5% Notes Indenture) pursuant to Section 14.07 of the 3.5% Notes Indenture.

          (b)    The 4.0% Notes.    Pursuant to Section 15.02 of the 4.0% Notes Indenture, the holders of the 4.0% Notes shall have the option to require the Surviving Corporation to repurchase all or any portion of their 4.0% Notes for a purchase price equal to one hundred percent (100%) of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, through but excluding, the 4.0% Fundamental Change Repurchase Date. Furthermore, after the Effective Time but prior to and including the second (2nd) Business Day prior to the 4.0% Fundamental Change Repurchase Date, each holder of 4.0% Notes shall be entitled, subject to the terms and conditions of the 4.0% Notes Indenture, to convert such holder's 4.0% Notes into the right to receive an amount in cash for each one thousand dollars ($1,000) in principal amount of 4.0% Notes held by such holder equal to the product of (a) the Per ADS Merger Consideration and (b) the Conversion Rate (as defined in the 4.0% Notes Indenture) plus any increase in the conversion rate as determined pursuant to Section 14.03 of the 4.0% Notes Indenture to the extent such holder would be entitled to such increase. After the second (2nd) Business Day prior to the 4.0% Fundamental Change Repurchase Date, each holder of the 4.0% Notes will be entitled to convert such holder's 4.0% Notes into the right to receive an amount in cash for each one thousand dollars ($1,000) in principal amount of 4.0% Notes held by such holder equal to the product of (a) the Per ADS Merger Consideration and (b) the Conversion Rate (as defined in the 4.0% Notes Indenture) pursuant to Section 14.07 of the 4.0% Notes Indenture.

          (c)   As soon as practicable following the Effective Time, the Surviving Corporation shall pay to each holder of Company Convertible Notes that exercises its right to require the Surviving Corporation to repurchase such holder's Company Convertible Notes and each holder of Company Convertible Notes that converts instead of exercising its right to require the Surviving Corporation to repurchase such holder's Company Convertible Notes, the applicable consideration as described in this Section 2.13 in accordance with the terms of the applicable Indenture Agreement. The aggregate amount of consideration payable by the Surviving Corporation to holders of Company Convertible Notes pursuant to this Section 2.13 shall be referred to as "Note Consideration".

        Section 2.14    Necessary Further Actions.    If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Company and Merger Sub shall take any such lawful and necessary action.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except (i) as set forth in the disclosure schedule delivered by the Company to Parent on the date of this Agreement (the "Company Disclosure Letter") or (ii) as set forth in the Company SEC Reports filed by the Company with the SEC (other than any forward looking statements or other disclosures included in such documents that are generally cautionary, predicative or forward looking in nature), the Company hereby represents and warrants to Parent and Merger Sub as follows:

        Section 3.1    Organization and Qualification.    Each of the Company and its Subsidiaries (i) is an entity duly organized and validly existing under the Laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be so organized or existing or to have such power and authority does not have a Company Material Adverse Effect, and (ii) is duly qualified to do business and is in good standing (to the extent either such concept is recognized under applicable Law) in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing does not, and is not expected to, have a Company Material Adverse Effect.

        Section 3.2    Corporate Power; Enforceability.    The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Shareholder Approval, to perform its covenants and obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation of the transactions contemplated hereby, other than obtaining the Shareholder Approval and filing the Plan of Merger with the Registrar of Companies. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors' rights generally, and (b) is subject to general principles of equity.

        Section 3.3    Board Actions.    At a meeting duly called and held prior to the execution of this Agreement, the Company Board (acting upon the recommendation of the Special Committee) (a) determined that the terms of the Merger and the other transactions contemplated hereby are fair to, and in the best interests of, the Company and the Company Shareholders, (b) declared it advisable to enter into this Agreement, the Plan of Merger and consummate the transactions contemplated hereby and thereby, (c) approved this Agreement and the Plan of Merger and approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and therein and the consummation of the transactions contemplated hereby and thereby (including the Merger) in accordance with the Cayman Companies Law upon the terms and subject to the conditions contained herein and therein and (d) resolved to recommend that the Company Shareholders authorize and approve this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby (including the Merger) in accordance with the Cayman Companies Law.

        Section 3.4    Shareholder Approval.    A special resolution, as defined in the Cayman Companies Law and the Company's articles of association (the "Shareholder Approval"), being the affirmative vote of Company Shareholders representing two-thirds (2/3) or more of the Company Shares (including Company Shares represented by ADSs) present and voting in person or by proxy as a single class at the Company Shareholders Meeting, is the only vote of the holders of any class or series of share capital of the Company that is necessary under the Cayman Companies Law and the Company's articles of association to authorize and approve this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby (including the Merger) and consummate the Merger.

        Section 3.5    Non-Contravention.    The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby, subject to obtaining the Shareholder Approval and the Consents described in Section 3.6, do not (a) violate or conflict with any provision of the memorandum of association or articles of association of the Company, (b) subject to obtaining such Consents set forth in Section 3.5 of the Company Disclosure Letter, violate, conflict with or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Material Contract, (c) assuming the Consents referred to in Section 3.5 of the Company Disclosure Letter are obtained or made and subject to obtaining the Shareholder Approval, violate or conflict with any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, breaches, defaults, terminations, accelerations, rights or Liens which would not have a Company Material Adverse Effect.

        Section 3.6    Required Governmental Approvals.    No material consent, approval, Order or authorization of, or filing or registration with, or notification to (any of the foregoing being referred to herein as a "Consent"), any Governmental Authority is required on the part of the Company in connection with the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby, except (a) the filing and registration of the Plan of Merger with the Registrar of Companies, and the publication of notice of the Merger in the Cayman Islands Government Gazette (b) such filings and approvals as may be required by any United States federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, the joining of the Company in the filing of a Rule 13e-3 Transaction Statement on Schedule 13E-3 (including any amendments or supplements thereto, the "Schedule 13E-3"), (c) such filings as may be required for compliance with the rules and regulations of the NYSE, (d) consents required under, and compliance with, the Anti-Monopoly Law of the PRC and (e) the Parent Required Approvals.

        Section 3.7    Company Capitalization.

          (a)   The authorized share capital of the Company consists of 73,000,000,000 Company Shares (including Company Shares represented by ADSs). As of the close of business in New York City on July 29, 2016 (the "Capitalization Date"): (i) 4,678,265,355 Company Shares (including Company Shares represented by ADSs) were issued and outstanding; (ii) no Company Shares were held by the Company as treasury shares; and (iii) 13,751,150 Company Shares were issued to the Depositary pending allocation upon exercise of any Company Share Awards granted pursuant to the Company Share Plan (and for the avoidance of doubt were not included in the number of issued and outstanding Company Shares set forth in clause (i)). All outstanding Company Shares (including Company Shares represented by ADSs) are validly issued, fully paid, non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof) and free of any preemptive rights. Since the Capitalization Date, the Company has not issued any Company Shares (including Company Shares represented by ADSs) other than pursuant to the exercise and settlement of Company Share Awards.

          (b)   As of the close of business on the Capitalization Date, there were outstanding Company Options to purchase 100,328,500 Company Shares (including Company Shares represented by ADSs) and 39,962,665 outstanding Company Restricted Shares. Since the Capitalization Date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Share Awards, other than as permitted by Section 5.1(b).

          (c)   Except as set forth in this Section 3.7 and the Company Convertible Notes, there are (i) no outstanding shares of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of, or other equity or voting interest in, the Company, and (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any shares of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of, or other equity or voting interest in, the Company (the items in clauses (i), (ii) and (iii), together with the shares of the Company, being referred to collectively as "Company Securities") and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. Neither the Company nor any of its Subsidiaries is a party to any Contract which affects the voting rights of any Company Securities or obligates the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, except in connection with the repurchase or acquisition of Company Shares (including Company Shares represented by ADSs) pursuant to (A) the terms of the Company Share Plans or (B) in the ordinary course of business consistent with past practice.

        Section 3.8    Subsidiaries.

          (a)   Section 3.8 of the Company Disclosure Letter contains a complete and accurate list of the name, jurisdiction of organization, capitalization and schedule of shareholders of each Subsidiary of the Company.

          (b)   All of the outstanding capital stock or registered capital of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and non-assessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary's business as presently conducted, except as otherwise provided in the VIE Agreements.

          (c)   There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, and (ii) options, warrants, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company (the items in clauses (i) and (ii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as "Subsidiary Securities"), or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any shares of any Subsidiary of the Company. Neither the Company nor any of its Subsidiaries is a party to any Contract which affects the voting rights of any Subsidiary Securities or obligates the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities, except in connection with the VIE Agreements.

        Section 3.9    Company SEC Reports.    Since January 1, 2013, the Company has filed all material forms, reports and documents with the SEC that have been required to be filed by it under applicable Laws prior to the date hereof (all such forms, reports and documents, together with all exhibits and schedules thereto, the "Company SEC Reports"). Since January 1, 2013, as of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), (a) each Company SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Company SEC Report was filed, and (b) each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. True and correct copies of all Company SEC Reports filed after January 1, 2013 and prior to the date hereof have been furnished to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC.

        Section 3.10    Company Financial Statements.

          (a)   The consolidated financial statements of the Company and its Subsidiaries filed with the Company SEC Reports since January 1, 2013 have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or as otherwise permitted by the Exchange Act), and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments), in each case in accordance with Regulation S-X of the SEC and the rules and standards of the Public Company Accounting Oversight Board, except as may be noted therein.

          (b)   The Company maintains a process of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of the financial reporting and the preparation of financial statements of the Company and its Subsidiaries for external purposes in accordance with GAAP. The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) designed to ensure that material information relating to the Company, including its Subsidiaries, required to be included in reports filed under the Exchange Act is made known to the Company's principal executive officer and its principal financial officer.

          (c)   The Company has made available to Parent true, correct and complete copies of (i) all material correspondences between the Company or any of its Subsidiaries, on the one hand, and the SEC, on the other hand, since January 1, 2013 and (ii) all material amendments and modifications that have not been filed by the Company to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports. To the Knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comments.

        Section 3.11    Absence of Certain Changes.

          (a)   Since the Company Balance Sheet Date through the date hereof, except for actions taken or not taken in connection with the transactions contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred, and there does not exist any Company Material Adverse Effect that is continuing.

          (b)   Since the Company Balance Sheet Date through the date hereof, neither the Company nor any of its Subsidiaries has taken any action that would be prohibited by Section 5.1(b) if such section had been in effect since the Company Balance Sheet Date.

        Section 3.12    Material Contracts.

          (a)   Except for (A) this Agreement, (B) any Contract filed as an exhibit to the Company SEC Reports and (C) as set forth in Section 3.12(a) of the Company Disclosure Letter, as of the date hereof, none of the Company or any of its Subsidiaries is a party to or bound by any Contract (each a "Material Contract"):

              (i)  which would be required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act or would be required to be disclosed pursuant to Item 7B of Form 20-F under the Exchange Act;

             (ii)  which constitutes a joint venture, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any joint venture, partnership, limited liability company or other entity that is material to the business of the Company and its Subsidiaries, taken as a whole;

            (iii)  which constitutes any indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract relating to Indebtedness (in any case, whether incurred, assumed, guaranteed or secured by any asset of the Company or any of its Subsidiaries) in excess of $10,000,000 (or an equivalent amount in RMB);

            (iv)  which relates to any acquisition by the Company or any of its Subsidiaries of assets or equity interests of another entity for an aggregate consideration under such Contract (or series of related Contracts) in excess of $30,000,000 (other than acquisitions or dispositions of inventory, properties and other assets in the ordinary course of business, which, for the avoidance of doubt, shall include acquisition from or disposition to any Persons of the right, interest, benefit or ownership in any tangible or intangible assets or entities related to the development, construction and operation of solar plant used for electricity generation) for which a binding agreement has been entered into but the transactions contemplated thereby have not been consummated;

             (v)  which materially limits or restrains the Company or any of its Subsidiaries from engaging or competing in any lines of business with any Person (other than Contracts entered into in the ordinary course of business that do not, and would not reasonably be expected to, materially impair the operation of the Company's business as currently operated and currently contemplated to be operated, and other than distribution or sales representative arrangements for specific geographic areas that the Company enters into the ordinary course of business);

            (vi)  pursuant to which the Company or any of its Subsidiaries is a party that creates or grants a material Lien on any material properties or other material assets of the Company or any of its Subsidiaries, other than any Permitted Liens; and

           (vii)  under which the Company or any of its Subsidiaries is granted or has granted any license, option, ownership interest or other right (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property of a third party or of the Company or any of its Subsidiaries, as applicable, that is material to the business of the Company and its Subsidiaries, taken as a whole;

          (b)   (A) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, enforceable against the Company or each such Subsidiary of the Company party thereto, as the case may be, in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors' rights generally, and (ii) is subject to general principles of equity; and, neither the Company nor any of its Subsidiaries that is a party to a Material Contract, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except in the case of each of clauses (A) and (B), for such failures to be valid, bind and in full force and effect and/or such breaches and defaults that have not had a Company Material Adverse Effect.

        Section 3.13    Intellectual Property.

          (a)   Section 3.13(a) of the Company Disclosure Letter includes a list of (i) issued patents and pending patent applications, (ii) trademark registrations and pending trademark applications, (iii) Internet domain names, and (iv) copyright registrations and pending copyright applications, in each case, that are owned by the Company and its Subsidiaries free and clear of all material Liens (other than Permitted Liens), and material to the operation of the business of Company and its Subsidiaries, as presently conducted. Except as would not have a Company Material Adverse Effect, the Intellectual Property set forth on Section 3.13(a) of the Company Disclosure Letter is valid, subsisting and enforceable. To the Knowledge of the Company: (i) neither the Company nor any of its Subsidiaries is infringing or misappropriating any Intellectual Property owned by a third party, (ii) neither the Company nor any of its Subsidiaries has received any written notice of a pending claim asserted by a third party against the Company, alleging that the Company or any of its Subsidiaries is infringing or misappropriating any Intellectual Property owned by such third party, (iii) no third party is infringing or misappropriating any Intellectual Property owned by the Company or any of its Subsidiaries, (iv) the Company has taken commercially reasonable actions in accordance with normal industry practice to create, protect, maintain and preserve any Intellectual Property owned by the Company or any of its Subsidiaries, and (v) no party to any material license of Intellectual Property to or by the Company or any of its Subsidiaries is in breach thereof or default thereunder. This Section 3.13 sets forth the only representations and warranties of the Company with respect to Intellectual Property matters.

          (b)   There are no pending or, to the Knowledge of the Company, threatened Actions by any person alleging the validity, enforceability, ownership of or the right to use any material Intellectual Property owned by the Company and its Subsidiaries.

          (c)   Except as would not have a Company Material Adverse Effect, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby by the Company will (i) violate or result in the breach, material modification, cancellation, termination or suspension of, or acceleration of any payments, under any material license of Intellectual Property to or by the Company or any of its Subsidiaries or (ii) contravene, conflict with or adversely affect the Company's or any of its Subsidiaries' right, title or interest in or to any Intellectual Property owned by the Company or any of its Subsidiaries.

        Section 3.14    Employee Benefits and Labor.

          (a)   Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with applicable Law with respect to any material employee benefit plan or compensation plan, program, policy, arrangement or agreement maintained or contributed to by the Company and its Subsidiaries and under which current or former employees of the Company or its Subsidiaries participate.

          (b)   (i) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with applicable labor and employment Law, (ii) neither the Company nor its Subsidiaries is a party to any collective bargaining or other similar agreement with respect to its employees with any labor union, nor, to the Knowledge of the Company, have there been any recent attempts by a labor union to organize the employees of the Company or any of its Subsidiaries, and (iii) except as would not have a Company Material Adverse Effect, as of the date of this Agreement, no material labor strike, labor disturbance or work stoppage has occurred or, to the Knowledge of the Company, been threatened or is anticipated with respect to the Company or any of its Subsidiaries.

        Section 3.15    Real Property; Title to Assets.

          (a)   The Company or its Subsidiary holds good and valid title to, or valid land use rights with respect to, each parcel of real property that are material to the business of the Company and its

  Subsidiaries as currently conducted, taken as a whole, free and clear of any Liens other than Permitted Liens, except as would not have a Company Material Adverse Effect.

          (b)   Except as would not have a Company Material Adverse Effect, (i) all current leases and subleases of real property entered into by the Company or a Subsidiary that are material to the business of the Company and its Subsidiaries taken as a whole are in full force and effect, are valid and effective in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of generally applicability relating to or affecting creditors' rights and to general principles of equity, and (ii) there is not, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Subsidiary or, to the Knowledge of the Company, by the other party to such lease or sublease, or person in the chain of title to such leased premises.

        Section 3.16    Tax Matters.    Except as has not had a Company Material Adverse Effect:

          (a)   The Company and each of its Subsidiaries (i) have timely filed (taking into account any extensions of time in which to file) all returns, estimates, claims for refund, information statements and reports or other similar documents with respect to Taxes (including amendments, schedules, or attachments thereto) relating to any and all Taxes ("Tax Returns") required to be filed with any Governmental Authority by any of them and all such filed Tax Returns are true, correct and complete and were prepared in compliance with all applicable Laws, (ii) have paid, or have adequately reserved (in accordance with GAAP) on the most recent financial statements contained in the Company SEC Reports for the payment of, all Taxes required to be paid through the Company Balance Sheet Date, and (iii) have not incurred any liability for Taxes since the Company Balance Sheet Date other than in the ordinary course of business consistent with past practice. No deficiencies for any Taxes have been asserted in writing or assessed in writing, or to the Knowledge of the Company, proposed, against the Company or any of its Subsidiaries that are not subject to adequate reserves on the consolidated financial statements of the Company and its Subsidiaries (in accordance with GAAP) as adjusted in the ordinary course of business through the Effective Time, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. There are no Liens (other than Permitted Liens) on any of the assets of the Company or its Subsidiaries for Taxes.

          (b)   Except as would not have a Company Material Adverse Effect, each Subsidiary of the Company located in the PRC has, in accordance with applicable PRC Law, duly registered with the relevant PRC Governmental Authorities, obtained and maintained the validity of all national and local Tax registration certificates and complied with all requirements in all material respects imposed by such Governmental Authorities.

          (c)   The representations and warranties contained in this Section 3.16 are the only representations and warranties of the Company and its Subsidiaries with respect to Taxes, and no other representation or warranty contained in any other section of this Agreement shall apply to any such Tax matters.

        Section 3.17    Permits.    Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have, and are in compliance with the terms of, all permits, licenses, authorizations, consents, approvals and franchises from Governmental Authorities required to conduct their businesses as currently conducted ("Permits"), and no suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened.

        Section 3.18    Compliance with Laws.

          (a)   The Company and each of its Subsidiaries is in compliance in all material respects with all Law and Orders applicable to the Company and its Subsidiaries. No representation or warranty is made in this Section 3.18 with respect to (a) compliance with the Exchange Act, to the extent such compliance is covered in Section 3.6 and Section 3.9 or (b) applicable laws with respect to Taxes, which are covered solely in Section 3.15(a).

          (b)   Except as would not have a Company Material Adverse Effect, none of the Company, any of its Subsidiaries nor any director or officer, nor, to the Knowledge of the Company, any employee or agent acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, any of them offered, paid, promised to pay or authorized the payment of any money or anything else of value to any officer, director, employee or official of any other Person acting in an official capacity for any Governmental Authority that would violate Applicable Anti-bribery Law. Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any written communication related to alleged violations of Applicable Anti-bribery Law by the Company or any of its Subsidiaries, or any representative thereof which has not been resolved.

          (c)   Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, representative, or agent of the Company or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

          (d)   The Company is in compliance with the applicable listing and corporate governance rules and regulations of the NYSE, except for any non-compliance that would not have a Company Material Adverse Effect.

        Section 3.19    Litigation.    As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company, any of its Subsidiaries or any of the respective properties of the Company or any of its Subsidiaries that has had a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order that has had a Company Material Adverse Effect.

        Section 3.20    Environmental Matters.    Except as would not have a Company Material Adverse Effect, (a) none of the Company or any of its Subsidiaries has violated or is in violation of any Environmental Law; (b) none of the Company or any of its current or former Subsidiaries or any of their assets is or has been subject to any Order with respect to any remediation or other action pursuant to any Environmental Law; (c) each of the Company and its Subsidiaries has all Environmental Permits required for their establishment and operation; and (d) neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law or Environmental Permit. As used herein, (x) the term "Environmental Permits" means all material permits, licenses and other authorizations currently required under any Environmental Law for the operation of the business of the Company and its Subsidiaries as currently conducted and (y) the term "Environmental Law" means any applicable Law relating to: (i) the protection of the environment or (ii) the handling, use, transportation, disposal, release or threatened release of any Hazardous Substance.

        Section 3.21    Interested Party Transactions.    None of the directors or executive officers of the Company or, to the Knowledge of the Company, individuals owning, directly or indirectly, an interest in the voting power of the Company that gives them significant influence over the Company and its Subsidiaries taken as a whole, since the Company Balance Sheet Date, has had any transaction with the Company or any of its Subsidiaries which is material to the Company and its Subsidiaries taken as a whole (other than employment relationship or serving as a director). The Company and its Subsidiaries have not, since the Company Balance Sheet Date, extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer of the Company.

        Section 3.22    Opinion of Financial Advisor.    The Special Committee has received the written opinion of Citigroup Global Markets Inc., financial advisor to the Special Committee, dated as of the date hereof, to the effect that, as of the date of such opinion and subject to and based upon the various limitations, qualifications and assumptions set forth therein, the Per Share Merger Consideration to be received by the holders of Company Shares (other than Excluded Shares and Company Restricted Shares) is fair, from a financial point of view, to such holders and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing Excluded Shares) is fair, from a financial point of view, to such holders.

        Section 3.23    Brokers.    Except for Citigroup Global Markets Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

        Section 3.24    Anti-Takeover Provisions.    The Company has taken all necessary actions necessary to exempt this Agreement, the Merger and the other transactions contemplated hereby from any Takeover Statute or the Rights Agreement.

        Section 3.25    No Other Company Representations or Warranties.    Except for the representations and warranties set forth in this Article III, neither the Company nor any of its Subsidiaries, nor any of their respective Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations (including with respect to any information provided or made available to Parent, Merger Sub, their Affiliates or any of their respective shareholders, directors, officers, employees, agents, representatives or advisors, or any other Person), and the Company hereby disclaims any such representation or warranty, whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Parent or Merger Sub, or any of their Representatives or Affiliates of any documentation or other information by the Company or any of its Representatives or Affiliates with respect to any one or more of the foregoing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub hereby represent and warrant to the Company as follows:

        Section 4.1    Organization; Good Standing.    Parent is exempted company with limited liability incorporated under the laws of the Cayman Islands and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Merger Sub is an exempted company with limited liability duly organized and validly existing under the Laws of the Cayman Islands and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Each of Parent and Merger Sub is duly qualified to do business and is in good standing (to the extent either such concept is recognized under applicable Law) in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, prevent or materially delay the consummation by Parent and Merger Sub of the transactions contemplated hereby or the performance by Parent and Merger Sub of their respective covenants and obligations hereunder. Parent has delivered or made available to the Company complete and correct copies of the memorandum and articles of association and/or other constituent documents, as amended to date, of Parent and Merger Sub.

        Section 4.2    Corporate Power; Enforceability.    Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform their respective covenants and obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation by Parent and

Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of Parent and Merger Sub, and no other corporate or other proceeding on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder or the consummation by Parent and Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors' rights generally, and (b) is subject to general principles of equity.

        Section 4.3    Non-Contravention.    The execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (a) violate or conflict with any provision of the memorandum and articles of association of Parent or Merger Sub, (b) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound, (c) assuming the Consents referred to in Section 3.5 are obtained or made, violate or conflict with any Law or Order applicable to Parent or Merger Sub or by which any of their properties or assets are bound or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, prevent or materially delay the consummation by Parent and Merger Sub of the transactions contemplated hereby or the performance by Parent and Merger Sub of their respective covenants and obligations hereunder.

        Section 4.4    Required Governmental Approvals.    No Consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates in connection with the execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby, except (a) the filing and registration of the Plan of Merger with the Registrar of Companies and the publication of notice of the Merger in the Cayman Islands Government Gazette, and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company and its Subsidiaries are qualified to do business, (b) such filings and approvals as may be required by any United States federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, and the filing of the Proxy Statement and the Schedule 13E-3, (c) the Parent Required Approvals and (d) such other Consents, the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation by Parent and Merger Sub of the transactions contemplated hereby or the performance by Parent and Merger Sub of their respective covenants and obligations hereunder.

        Section 4.5    Litigation.

        As of the date hereof, there is no Legal Proceeding pending or, to the knowledge of Parent or any of its Affiliates, threatened in writing against or affecting Parent or Merger Sub or any of their Affiliates or any of their respective properties that would, individually or in the aggregate, prevent or materially delay the consummation by Parent and Merger Sub of the transactions contemplated hereby or the performance by Parent and Merger Sub of their respective covenants and obligations hereunder. Neither Parent nor Merger Sub is subject to any outstanding Order that would, individually or in the aggregate, prevent or materially delay the consummation by Parent and Merger Sub of the transactions contemplated hereby or the performance by Parent and Merger Sub of their respective covenants and obligations hereunder.

        Section 4.6    Ownership of Company Share Capital.    As of the date hereof, other than the Rollover Securities owned by the Rollover Securityholder, neither Parent nor any of its Subsidiaries owns (beneficially (as such term is used in Rule 13d-3 promulgated under the Exchange Act), of record or otherwise) any Company Shares (including Company Shares represented by ADSs) or Company Securities or Subsidiary Securities (or any other economic interest through derivative securities or otherwise in the Company or any Subsidiary of the Company).

        Section 4.7    Brokers.    Except for Duff & Phelps, LLC and China International Capital Corporation, no agent, broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub or any of their respective Affiliates.

        Section 4.8    Operations of Parent and Merger Sub.    Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, neither Parent nor Merger Sub will have engaged in any other business activities or have any assets, liabilities or obligations other than as contemplated by this Agreement.

        Section 4.9    Capitalization of Merger Sub.    The authorized share capital of Merger Sub consists of 50,000 shares, par value $1.00 per share, one (1) of which are validly issued and outstanding as of the date hereof and as of immediately prior to the Effective Time. Parent owns one hundred percent (100%) of the issued and outstanding share capital of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization and pursuant to this Agreement and the transactions contemplated hereby.

        Section 4.10    Financing.

          (a)   Parent has delivered to the Company true, complete and correct copies of (i) an executed commitment letter, dated July 31, 2016, from the financial institution named therein (as the same may be amended or modified pursuant to Section 6.3, the "Debt Commitment Letter") confirming its commitment, subject to the terms and conditions therein, to provide or cause to be provided the aggregate debt amounts set forth therein for the purpose of financing the transactions contemplated by this Agreement, including the Merger (the "Debt Financing"), (ii) executed equity commitment letters, dated August 1, 2016, between Parent and each of the Sponsors (each an "Equity Commitment Letter"), pursuant to which such Sponsor has committed to purchase, or cause the purchase of, for cash, subject to the terms and conditions therein, equity securities of Parent up to the aggregate amount set forth therein (collectively, the "Equity Financing"), and (iii) the Support Agreement (together with the Debt Commitment Letter and the Equity Commitment Letters, the "Financing Commitments"), pursuant to which, subject to the terms and conditions therein, the Rollover Securityholder have committed to transfer to Parent, immediately prior to the Effective Time, the Company Securities (including Company Shares represented by ADSs) set forth therein and to consummate the transactions contemplated by this Agreement, including the Merger (together with the Debt Financing and the Equity Financing, the "Financing"). Parent has also delivered to the Company a true, complete and correct copy of any fee letter in connection with the Debt Financing (it being understood that any such fee letter provided to the Company may be redacted to omit the numerical fee amounts provided therein) (any such fee letter, a "Fee Letter").

          (b)   As of the date hereof, (i) the Financing Commitments, in the form so delivered to the Company, are in full force and effect and are the legal, valid and binding obligations of Parent,

  Merger Sub and other parties thereto, (ii) none of the Financing Commitments have been amended or modified and no such amendment or modification is contemplated, (iii) the respective commitments contained in the Financing Commitments have not been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or rescission is contemplated and (iv) no breach or default under the Financing Commitment has occurred and no event has occurred that (with or without notice, lapse of time, or both) would constitute a breach or default under the Financing Commitments by Parent, Merger Sub or any other party thereto. Assuming the Financing occurs in accordance with the Financing Commitments, the proceeds contemplated by the Financing Commitments will be sufficient for Parent, Merger Sub and their Affiliates to (1) consummate the transactions contemplated by this Agreement, including the Merger, on the terms contemplated by this Agreement, and (2) pay any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and conditions contemplated hereby and all related fees and expenses associated therewith. The Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent or Merger Sub on the terms and conditions therein. Parent and Merger Sub do not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent and Merger Sub at the time required to consummate the transactions contemplated by this Agreement, including the Merger. Each of the Support Agreement and Equity Commitment Letters provides that the Company and Changzhou Trina Solar Energy Co., Ltd.  a wholly-owned subsidiary of the Company established in the PRC (the "Designated Company Recipient") is a third party beneficiary thereto with respect to the provisions therein, and the Company and the Designated Company Recipient are entitled to specific performance of the terms and conditions thereof, in addition to any other remedy at law or equity. Parent and Merger Sub have fully paid or caused to be paid any and all commitment fees or other fees that have been incurred and are due and payable in connection with the Financing Commitments prior to or in connection with the execution of this Agreement, and Parent and Merger Sub will pay when due all other commitment fees and other fees arising under the Financing Commitments as and when they become due and payable thereunder. There are no side letters or other oral or written Contracts to which Parent, the Rollover Securityholder, the Sponsors, the Guarantors or any of its or their respective Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Financing other than (i) as expressly set forth in the Financing Commitments, (ii) the Fee Letters, and (iii) any customary engagement letter(s) and non-disclosure agreement(s) (complete copies of which have been provided to the Company) that do not impact the conditionality or amount of the Financing. The parties hereto agree that it shall not be a condition to Closing for Parent or Merger Sub to obtain the Financing or the Alternative Debt Financing.

        Section 4.11    Limited Guarantees.    Concurrently with the execution of this Agreement, Parent has caused the Guarantors to deliver to the Company a duly executed Limited Guarantee. The Limited Guarantee is in full force and effect and constitutes a legal, valid, binding and specifically enforceable obligation of the Guarantors, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of any Guarantor under the Limited Guarantee.

        Section 4.12    Shareholder and Management Arrangements.    Other than the Buyer Group Contracts, neither Parent or Merger Sub, or any of their respective Affiliates, is a party to any Contracts, or has made or entered into any formal or informal arrangements or other understandings (whether or not binding), with any shareholder, director, officer, employee or other Affiliate of the Company or any of its Subsidiaries relating to this Agreement, the Merger or any other transactions contemplated by this Agreement, or the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment). Parent and Merger Sub have delivered to the Company a complete and correct copy of each of the Buyer Group Contracts.

        Section 4.13    No Other Company Representations or Warranties.    Except for the representations and warranties set forth in Article III, Parent and Merger Sub hereby acknowledge and agree that (a) neither the Company nor any of its Subsidiaries, nor any of their respective Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Parent, Merger Sub, their Affiliates or any of their respective shareholders, directors, officers, employees, agents, representatives or advisors, or any other Person, and (b) neither the Company nor any of its Subsidiaries, nor or any of their respective Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to Parent, Merger Sub or any of their respective Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, or any other Person, resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or any of their respective Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, or any other Person, or the use by Parent, Merger Sub or any of their respective Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, or any other Person, of any such information provided or made available to any of them by the Company or any of its Subsidiaries, or any of their respective Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, Merger Sub or any of their respective Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, or any other Person, in "data rooms," confidential information memoranda, management presentations or otherwise in anticipation or contemplation of the Merger or any other transactions contemplated by this Agreement.

        Section 4.14    Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans.    In connection with the due diligence investigation of the Company by Parent, Merger Sub, their Affiliates and their respective shareholders, directors, officers, employees, agents, representatives or advisors, Parent, Merger Sub, their Affiliates and their respective shareholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof from the Company and its Affiliates, and their respective shareholders, directors, officers, employees, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company, its Subsidiaries and their respective business and operations. Parent and Merger Sub hereby acknowledge and agree (a) that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, (b) that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and (c) that Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, or any other Person, with respect thereto. Accordingly, Parent and Merger Sub hereby acknowledge and agree that none of the Company or any of its Subsidiaries, nor any of their respective Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

        Section 4.15    Solvency.    Neither Parent nor Merger Sub is entering into the transactions contemplated hereby with the intent to hinder, delay or defraud any present or future creditors. As of the Effective Time and immediately after giving effect to all of the transactions contemplated by this Agreement, including the Merger and the payment of the aggregate Per Share Merger Consideration and Per ADS Merger Consideration, Share Award Consideration and Note Consideration pursuant hereto, and payment of all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith, (a) the amount of the "fair saleable value" of the assets of each of the Surviving Corporation and its Subsidiaries will exceed (i) the value of all liabilities of the Surviving Corporation and such Subsidiaries, including contingent and other liabilities, and (ii) the amount that will be required to pay the probable liabilities of the Surviving Corporation and such Subsidiaries on their existing debts (including contingent liabilities) as such debts become absolute and matured, (b) neither the Surviving Corporation nor any of its Subsidiaries will have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged, and (c) each of the Surviving Corporation and its Subsidiaries will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, "not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged" and "able to pay its liabilities, including contingent and other liabilities, as they mature" means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

        Section 4.16    Independent Investigation.    Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, which investigation, review and analysis was performed by Parent, Merger Sub, their respective Affiliates and Representatives. Each of Parent and Merger Sub acknowledges that it, its Affiliates and their respective Representatives have been provided adequate access to the personnel, properties, facilities and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except the representations and warranties of the Company set forth in Article III and in any certificate delivered pursuant to this Agreement).

ARTICLE V
COVENANTS OF THE COMPANY

        Section 5.1    Interim Conduct of Business.

          (a)   Except as (i) contemplated, required or permitted by this Agreement, (ii) required by applicable Law, (iii) set forth in Section 5.1(a) of the Company Disclosure Letter, or (iv) approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company and each of its Subsidiaries shall use commercially reasonable efforts to (A) carry on its business in the ordinary course in substantially the same manner as heretofore conducted in all material respects, and (B) preserve substantially intact its business organization and preserve the current relationships of the Company and each of its Subsidiaries with material customers, suppliers and other Persons with whom the Company or any of its Subsidiaries has significant business relations as is reasonably necessary.

          (b)   Except as (i) contemplated, required or permitted by this Agreement, (ii) required by applicable Law, (iii) set forth in Section 5.1(b) of the Company Disclosure Letter, or (iv) approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall not do any of the following and shall not permit any of its Subsidiaries to do any of the following (it being understood and hereby agreed that if any action is expressly permitted by any of the following subsections, such action shall be expressly permitted under Section 5.1(a)):

              (i)  amend its memorandum of association, articles of association or comparable organizational documents;

             (ii)  issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for (A) the issuance and sale of Company Shares (including Company Shares represented by ADSs) pursuant to Company Share Awards, (B) grants to employees or directors of Company Share Awards issued in the ordinary course of business consistent with past practice;

            (iii)  directly or indirectly acquire, repurchase or redeem any Company Securities, except in connection with Tax withholdings and settlements upon the exercise or vesting of Company Share Awards;

            (iv)  (A) split, combine, subdivide or reclassify any shares, or (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares, or make any other actual, constructive or deemed distribution in respect of shares, except for cash dividends made by any direct or indirect Subsidiary of the Company to the Company or one of its Subsidiaries;

             (v)  propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, except for (A) the transactions contemplated by this Agreement or (B) the dissolution or reorganization of a wholly-owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

            (vi)  (A) incur or assume any long-term or short-term debt for borrowed monies or issue any debt securities, except for (1) debt incurred in the ordinary course of business under letters of credit, lines of credit or other credit facilities or arrangements in effect on the date hereof or issuances or repayment of commercial paper in the ordinary course of business consistent with past practice, (2) loans or advances between the Company and any direct or indirect Subsidiaries, or between any direct or indirect Subsidiaries, and (3) debt or debt securities that individually does not exceed $10,000,000 (or an equivalent amount in RMB), (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person in excess of $10,000,000 (or an equivalent amount in RMB) individually or $10,000,000 (or an equivalent amount in RMB) in the aggregate, except with respect to obligations of direct or indirect Subsidiaries of the Company, or (C) make any loans, advances or capital contributions to or investments in any other Person (other than the Company or any direct or indirect Subsidiaries), except for business expense advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries;

           (vii)  except as may be required by applicable Law, the terms of any Contract or employee benefit plan as in effect on the date hereof or annual grants of cash or equity-based awards consistent with past practice, (A) enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, incentive, compensation, severance, retention, termination, option, appreciation right, performance unit, share equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any officer or employee in any manner, except in any such case (1) in connection with the hiring of new officers or employees in the ordinary course of business consistent with past practice, and (2) in connection with the promotion of officers or employees in the ordinary course of business consistent with past practice, or (B) increase the compensation payable or to become payable to any officer or employee, pay or agree to pay any special bonus or special remuneration to any officer or employee, or pay or agree to pay any benefit not required by any plan or arrangement as in effect as of the date hereof, except in the ordinary course of business consistent with past practice;

          (viii)  except as may be required as a result of a change in applicable Law or in GAAP or any interpretation thereof, make any material change in any of the accounting principles or practices used by it;

            (ix)  (A) make or change any material Tax election, other than in the ordinary course of business and consistent with past practice, (B) settle or compromise any material income Tax liability, or (C) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes, in each case to the extent such election, settlement, compromise, extension, waiver or other action would have the effect of materially increasing the Tax liability of the Company or any of its Subsidiaries for any period ending after the Closing Date or materially decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date;

             (x)  other than in the ordinary course of business consistent with past practice, (A) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest therein with a value in excess of $30,000,000 (or an equivalent amount in RMB) individually or $30,000,000 (or an equivalent amount in RMB) in the aggregate or (B) dispose of any properties or assets of the Company or its Subsidiaries, which are material to the Company and its Subsidiaries, taken as a whole;

            (xi)  adopt, propose, effect or implement any "shareholder rights plan," "poison pill" or similar arrangement; or

           (xii)  enter into a Contract, or otherwise resolve or agree in any legally binding manner, to take any of the actions prohibited by this Section 5.1(b).

          (c)   Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

        Section 5.2    No Solicitation.

          (a)   Subject to Section 5.2(b), the Company and its Subsidiaries shall not, nor shall they authorize or permit any of their respective Representatives to (i) solicit, initiate or induce the making, submission or announcement of, or encourage, facilitate or assist, an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an

  Acquisition Proposal, (iv) approve, endorse or recommend an Acquisition Proposal, or (v) enter into any Contract contemplating or otherwise relating to an Acquisition Transaction.

          (b)   Notwithstanding anything to the contrary set forth in Section 5.2(a), the Company Board (acting through the Special Committee, if in existence), may, directly or indirectly through the Company's Representatives, (i) contact any Person that has made an Acquisition Proposal to clarify and understand the terms and conditions thereof in order to assess whether such Acquisition Proposal is reasonably expected to lead to a Superior Proposal, (ii) participate or engage in discussions or negotiations with any Person that has made a bona fide, written Acquisition Proposal and that the Company Board (acting through the Special Committee, if in existence) determines in good faith, after consultation with its financial advisor and outside legal counsel, either constitutes or is reasonably expected to lead to a Superior Proposal, and/or (iii) furnish to any Person that has made a bona fide, written Acquisition Proposal any non-public information relating to the Company or any of its Subsidiaries and/or afford to any Person that has made a bona fide, written Acquisition Proposal access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in each case under this clause (iii) pursuant to a confidentiality agreement on terms no less favorable, in the aggregate, to the Company than those contained in the Confidentiality Agreements; provided that in the case of any action taken pursuant to the preceding clauses (ii) or (iii), the Company Board (acting through the Special Committee, if in existence) determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

          (c)   The Company shall notify Parent as promptly as practicable (and in any event within forty-eight (48) hours after the Company has Knowledge thereof), orally and in writing, of any Acquisition Proposal, specifying (x) the material terms and conditions thereof (including material amendments or proposed material amendments), and (y) the identity of the party making such proposal. The Company shall keep Parent informed, on a reasonably current basis (and in any event within forty-eight (48) hours of the occurrence of any material changes, developments, discussions or negotiations), of the status and terms of any such proposal and of any material changes in the status and terms of any such proposal (including the material terms and conditions thereof). Without limiting the foregoing, the Company shall (A) promptly notify Parent orally and in writing if it determines to initiate actions concerning such proposal as permitted by this Section 5.2, and (B) provide Parent with twenty-four (24) hours prior notice (or such lesser prior notice as is provided to the members of the Company Board or members of the Special Committee) of any meeting of the Company Board or Special Committee at which the Company Board or Special Committee, as applicable, is reasonably expected to consider such proposal.

        Section 5.3    Company Board Recommendation.

          (a)   Subject to the terms of Section 5.3(b) and this Section 5.3(c), the Company Board shall recommend that the Company Shareholders authorize and approve this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby (including the Merger) (the "Company Board Recommendation").

          (b)   Neither the Company Board nor any committee thereof (including the Special Committee) shall (A) withhold, withdraw, amend or modify in a manner adverse to Parent in any material respect, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Parent in any material respect, the Company Board Recommendation (B) take any action or make any other public statement in connection with the Shareholders' Meeting inconsistent with the Company Board Recommendation, or (C) if a tender offer or exchange offer subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 that constitutes an Acquisition Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by its shareholders within ten (10) Business Days after commencement (any of such actions described in the foregoing clauses (A), (B) or (C), a "Company Board Recommendation Change"); provided that a "stop, look and listen" communication by the Company Board or the Special Committee, if in existence, to the Company Shareholders pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication, shall not be deemed to be a Company Board Recommendation Change. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to obtaining the Shareholder Approval, the Company Board (upon the unanimous recommendation of the Special Committee) or the Special Committee may determine, in its good faith judgment and upon advice by outside legal counsel, a bona fide written Acquisition Proposal constitutes a Superior Proposal and may effect a Company Board Recommendation Change with respect to such Superior Proposal, but only if: (i) the Company shall have complied with the requirements of Section 5.2 with respect to such Acquisition Proposal; (ii) the Company has provided Parent at least five (5) Business Days' written notice (the "Notice Period") that it intends to effect a Company Board Recommendation Change with respect to such Superior Proposal, describing in reasonable detail the material terms and conditions of such Superior Proposal and the reasons for such Company Board Recommendation Change (a "Recommendation Change Notice") (it being agreed that the Recommendation Change Notice and any amendment or update to such notice and the determination to so deliver such notice, or update or amend public disclosures with respect thereto shall not constitute a Company Board Recommendation Change for purposes of this Agreement); (iii) if requested by Parent, the Company shall make its Representatives available to discuss with Parent's Representatives any proposed modifications to the terms and conditions of this Agreement during the period beginning at 5:00 p.m. Hong Kong Time on the day of delivery by the Company to Parent of such Recommendation Change Notice and ending five (5) Business Days later at 5:00 p.m. Hong Kong Time; provided that any material modifications to such Acquisition Proposal that the Company Board or the Special Committee has determined to be a Superior Proposal shall be deemed a new Superior Proposal and the Company shall be required to again comply with the requirements of this Section 5.3 (provided that any additional Notice Period shall be reduced to three (3) Business Days); and (iv) following the end of such Notice Period(s) (and any renewed period thereof), the Company Board (upon the unanimous recommendation of the Special Committee) or the Special Committee determines, in its good faith judgment, after consultation with a financial advisor of internationally recognized reputation and outside legal counsel, and after considering the terms of any proposed modification or amendment to this Agreement by Parent, that (x) the Acquisition Proposal continues to constitute a Superior Proposal and (y) with respect to a Company Board Recommendation Change, failure to effect Company Board Recommendation Change would reasonably be expected to be inconsistent with the directors' fiduciary duties under applicable Law.

          (c)   Notwithstanding anything in this Section 5.3 to the contrary, at any time prior to the time the Shareholder Approval is obtained, if an Intervening Event has occurred and the Company Board (upon the recommendation of the Special Committee) or the Special Committee determines, after having received the advice of a financial advisor of internationally recognized reputation and outside legal counsel, in its good faith judgment that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, the Company Board or the Special Committee may effect a Company Board Recommendation Change; provided that neither the Company Board nor the Special Committee shall effect such Company Board Recommendation Change unless (i) the Company has provided to Parent at least five (5) Business Days' prior written notice that it intends to take such action and specifying in reasonable detail the facts underlying the decision by the Company Board to take such action, (ii) during such five (5)-Business-Day period, if requested by Parent, the Company has engaged with, and has directed its Representatives to engage with, Parent and its Representatives in good faith negotiations to make such adjustments in the terms and conditions of this Agreement and/or the terms of the Financing Commitments in such a manner that obviates the need for such Company Board Recommendation Change and (iii) following the end of such five (5)-Business-Day period, the Company Board (upon the recommendation of the Special Committee) or the Special Committee determines, in its good faith judgment after having received the advice of a financial advisor of internationally recognized reputation and outside legal counsel, that failure to effect a Company Board Recommendation Change would still reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

          (d)   Nothing in this Agreement shall prohibit the Company Board or the Special Committee, if in existence, from (i) complying with its disclosure obligations under applicable Law with regard to an Acquisition Proposal, including taking and disclosing to the Company Shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act (or any similar communication to the Company Shareholders), and (ii) making any disclosure to the Company Shareholders that the Company Board or the Special Committee, if in existence, determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be expected to be inconsistent with its fiduciary duties to the Company Shareholders under applicable Law; provided that if such disclosure includes a Company Board Recommendation Change or has the substantive effect of withdrawing or adversely modifying the Company Board Recommendation, such disclosure shall be deemed to be a Company Board Recommendation Change.

        Section 5.4    Access.    At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall afford Parent and its Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company; provided that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information, (b) such documents or information are subject to any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information, or (c) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default under, or give a third party the right to terminate or accelerate the rights under, such Contract; provided further that no information or knowledge obtained by Parent in any investigation conducted pursuant to the access contemplated by this Section 5.4 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise affect the rights and remedies available to Parent and Merger Sub hereunder. Any investigation conducted pursuant to the access contemplated by this Section 5.4 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. Any access to the Company's properties shall be subject to the Company's reasonable security measures and insurance requirements and shall not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 5.4.

        Section 5.5    Certain Litigation.    Each party hereto shall promptly advise the other parties hereto of any litigation commenced after the date hereof against such party or any of its directors (in their capacity as such) by any Company Shareholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby, and shall keep the other parties hereto reasonably informed regarding any such litigation. Each party hereto shall give the other parties hereto the opportunity to consult with such party regarding the defense or settlement of any such shareholder litigation and shall consider such other parties' views with respect to such shareholder litigation.

ARTICLE VI
COVENANTS OF PARENT AND MERGER SUB

        Section 6.1    Directors' and Officers' Indemnification and Insurance.

          (a)   The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the "Indemnified Persons") as in effect at the Effective Time. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the articles of association (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable to the Indemnified Person as the indemnification, exculpation and advancement of expenses provisions contained in the articles of association (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six (6)-year period, such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

          (b)   Without limiting the generality of the provisions of Section 6.1(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, its memorandum and articles of association and any applicable Contracts in effect on the date hereof, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Legal Proceeding, to the extent such Legal Proceeding arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person's capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time), or (ii) any of the transactions contemplated by this Agreement; provided that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification under this Section 6.1(b), then the claim asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) advance, prior to the final disposition of any Legal Proceeding for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Person therefor, all costs, fees and expenses (including reasonable attorneys' fees and investigation expenses) incurred by such Indemnified Person in connection with any such Legal Proceeding upon receipt of an undertaking by such Indemnified Person to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification. Each of Parent, the Surviving Corporation and the Indemnified Persons shall cooperate in the defense of any Legal Proceeding and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

          (c)   During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company's current directors' and officers' liability insurance ("D&O Insurance") in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance, on terms with respect to the coverage and amounts that are substantially equivalent to those of the D&O Insurance; provided that in satisfying its obligations under this Section 6.1(c), Parent and the Surviving Corporation shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the amount paid by the Company for coverage for its last full fiscal year (such three hundred percent (300%) amount, the "Maximum Annual Premium"); provided further that, if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six (6)-year "tail" prepaid policy on the D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company's existing policy on the D&O Insurance as of the date hereof; provided that the annual premiums of such "tail" policy shall not exceed the Maximum Annual Premium. In the event that the Company elects to purchase such a "tail" policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such "tail" policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 6.1(c) for so long as such "tail" policy shall be maintained in full force and effect.

          (d)   If Parent or the Surviving Corporation or any of their successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation, or its properties or assets, as the case may be, shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.1.

          (e)   The obligations set forth in this Section 6.1 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the "tail" policy referred to in Section 6.1(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the "tail" policy referred to in Section 6.1(c) (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the "tail" policy referred to in Section 6.1(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.1, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the "tail" policy referred to in Section 6.1(c) (and their heirs and representatives)) under this Section 6.1 shall be in addition to, and not in substitution for, any other rights that such persons may have under the memorandum and articles of association or other equivalent organizational documents of the Company or any of its Subsidiaries, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

          (f)    The obligations and liability of Parent, the Surviving Corporation and their respective Subsidiaries under this Section 6.1 shall be joint and several.

          (g)   Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.1 is not prior to or in substitution for any such claims under such policies.

        Section 6.2    Obligations of Merger Sub; Authorization by Parent.    Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement. Promptly (and in any event within two (2) Business Days) following the execution of this Agreement, Parent shall take all requisite action in accordance with the Cayman Companies Law and the articles of association of Merger Sub to authorize and approve this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby (including the Merger) in its capacity as the sole shareholder of Merger Sub.

        Section 6.3    Financing.

          (a)   Each of Parent and Merger Sub shall (and shall cause the Rollover Securityholder to) take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in the Financing Commitments, including by (i) maintaining in effect the Financing Commitments, (ii) satisfying on a timely basis all conditions applicable to Parent, Merger Sub or the Rollover Securityholder in the Financing Commitments that are within their control, including paying when due all commitment fees and other fees arising under the Financing Commitments as and when they become due and payable thereunder, (iii) consummating the financing and other transactions contemplated by the Financing Commitments at or prior to the Closing (and in any event prior to the Outside Date), and (iv) fully enforcing the parties' obligations (and the rights of Parent and Merger Sub) under the Financing Commitments. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter, (x) Parent and Merger Sub shall (and shall cause the Rollover Securityholder to) promptly notify the Company and (y) Parent and Merger Sub shall (and shall cause the Rollover Securityholder to) use their reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement, including the Merger, with terms and conditions that are no less favorable from the standpoint of the Company than the terms and conditions set forth in the Debt Commitment Letter as promptly as practicable following the occurrence of such event (the "Alternative Debt Financing"). If Parent, the Rollover Securityholder or any of their respective Affiliates becomes aware of the existence of any fact or event that would reasonably be expected to cause the Debt Financing to become unavailable on the terms and conditions contemplated by the Debt Commitment Letter, Parent and Merger Sub shall (and shall cause the Rollover Securityholder to) use their reasonable best efforts to either cure or eliminate such fact or event, or to arrange and obtain the Alternative Debt Financing. Parent shall promptly provide a true, correct and complete copy of each alternative financing agreement (together with a redacted copy of any related fee letter) to the Company. In the event Alternative Debt Financing is obtained, any reference in this Agreement to "Debt Financing" shall include Alternative Debt Financing.

          (b)   Neither Parent nor Merger Sub shall (and each of them shall cause the Rollover Securityholder not to) amend, alter or waive, or agree to amend, alter or waive (in any case whether by action or inaction), any term of the Financing Commitments without the prior written consent of the Company (or, if in existence, the Special Committee). Parent shall promptly (and in any event within one (1) Business Day) notify the Company of (i) the expiration or termination (or attempted or purported termination, whether or not valid) of any Financing Commitment, (ii) any breach of any material provisions of any of the Financing Commitments by any party thereto or (iii) any refusal by the parties to the Financing Commitments to provide, any stated intent by the parties to the Financing Commitments to refuse to provide, or any expression of concern or reservation by the parties to the Financing Commitments regarding their obligation and/or ability to provide, the full financing contemplated by the Financing Commitments.

          (c)   Prior to the Closing, the Company shall use its reasonable best efforts to cause its Representatives to provide to Parent and Merger Sub any cooperation reasonably requested by Parent and Merger Sub in connection with the arrangement of the Debt Financing, including by entering into one or more credit or other agreements on terms reasonably satisfactory to Parent and Merger Sub in connection with the Debt Financing and/or any Alternative Debt Financing immediately prior to the Closing; provided that (i) no obligation of the Company or any of its Subsidiaries under such credit or other agreement shall be effective until Closing, (ii) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries and (iii) neither the Company nor any of the Company's Subsidiaries shall be required to pay any commitment fee or similar fee or incur any liability with respect to the Debt Financing and/or any Alternative Debt Financing prior to the Closing. Each of Parent and Merger Sub shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of the Company's Subsidiaries in connection with the foregoing cooperation and shall indemnify and hold harmless the Company, the Company's Subsidiaries and their respective directors, officers, employees, agents and other representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Debt Financing and/or any Alternative Debt Financing and any information utilized in connection therewith (other than information provided by the Company or any of the Company's Subsidiaries).

        Section 6.4    Stock Exchange De-Listing.    Parent shall cause the ADSs to be de-listed from the NYSE and the Company de-registered under the Exchange Act as soon as practicable following the Effective Time.

        Section 6.5    Treatment of Convertible Notes.    Prior to the Effective Time, the Company shall use its commercially reasonable efforts to take all necessary actions required by the terms of the Indenture Agreements, including the giving of any notices required by the Indenture Agreements. The Company shall use its commercially reasonable efforts to take all reasonably necessary actions permitted to be taken prior to the Effective Time and that are within its control such that, in accordance with Sections 14.03 and 14.07 of each of the Indenture Agreements, each outstanding Company Convertible Note shall no longer be convertible into ADSs as of the Effective Time and shall instead be convertible thereafter solely into the right to receive certain cash payments as set forth in Section 2.13 of this Agreement. Except as may be required in connection with the foregoing, between the date hereof and the earlier of the Effective Time and the Outside Date, neither the Company nor any of its Subsidiaries shall, without the prior written consent of Parent, amend, modify or waive any provisions of the Company Convertible Notes or the Indenture Agreements or otherwise take any action which would have the effect, whether alone or in combination with any other action, of changing the conversion rate of the Company Convertible Notes (except any change in the conversion rate in connection with the Merger or the other transactions contemplated hereby), if applicable.

ARTICLE VII
ADDITIONAL COVENANTS OF ALL PARTIES

        Section 7.1    Reasonable Best Efforts to Complete.    Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to: (a) cause the conditions set forth in Article VIII to be satisfied; (b) obtain all necessary actions or non-actions, waivers and Consents by, of, to or in respect of Governmental Authorities (each, a "Governmental Clearance") and make all necessary registrations, declarations and filings with

Governmental Authorities, that are necessary to consummate the Merger and the other transactions contemplated hereby; and (c) in the case of Parent and Merger Sub, settle, as soon as practicable, proceeds from the Financing Commitments in U.S. dollars (including by converting such proceeds into U.S. dollars) in such amount as is sufficient (assuming full performance of the Support Agreement at or prior to the Closing) to (and cause such amount to be available for and utilized in full to) (i) consummate the transactions contemplated by this Agreement, including the Merger, on the terms contemplated by this Agreement, and (ii) pay the aggregate Per Share Merger Consideration, Per ADS Merger Consideration, Share Award Consideration and Note Consideration pursuant hereto and any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and conditions contemplated hereby and all related fees and expenses associated therewith (such settlement, the "Currency Settlement"). Without limiting the generality of the foregoing, each of Parent and Merger Sub shall use reasonable best efforts to cause the Sponsors to obtain the Parent Required Approvals. In addition to the foregoing, neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, shall take any action that, or fail to take any action if such failure, is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, delaying or otherwise adversely affecting the consummation of the Merger or the ability of such party to fully perform its obligations under this Agreement. Notwithstanding anything to the contrary herein, the Company shall not be required prior to the Effective Time to pay any consent or other similar fee, "profit sharing" or other similar payment or other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract, or the provision of additional security (including a guaranty) to obtain the consent, waiver or approval of any Person under any Contract.

        Section 7.2    Regulatory Filings.

          (a)   Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, and shall cause their respective Representatives to, promptly inform the other of any communication with any Governmental Authority regarding any of the transactions contemplated by this Agreement or in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the parties hereto agree to (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to the Merger, (ii) give each other an opportunity to participate in each of such meetings, (iii) give each other reasonable advance notice of and give each other an opportunity to participate in any oral communications with any Governmental Authority regarding the transactions contemplated hereby, and keep the other party reasonably apprised with respect to all such communications, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other with reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the transactions contemplated hereby, (vi) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the transactions contemplated hereby, and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the conditions set forth in Section 8.1(b). Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable Law or as appropriate to protect Confidential Information.

          (b)   Each of Parent, Merger Sub and the Company shall cooperate with one another in good faith to (i) promptly determine whether any registrations, declarations or filings not expressly contemplated by this Agreement are required to be or should be made, and whether any other consents, waivers, order, approvals, permits or authorizations not expressly contemplated by this Agreement are required to be or should be obtained, from any Governmental Authority under any other applicable Law in connection with the transactions contemplated hereby, and (ii) promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such consents, permits, authorizations, approvals or waivers that the parties determine are required to be or should be made or obtained in connection with the transactions contemplated hereby.

          (c)   Parent and the Company agree to avoid or eliminate each and every impediment under any antitrust or competition law that may be asserted by any Governmental Authority or any other party so as to enable the parties to consummate the transactions contemplated hereby as promptly as practicable and in any event prior to the Outside Date.

        Section 7.3    Company Shareholders Meeting.

          (a)   As promptly as practicable following the date hereof, in cooperation with and subject to the approval of the Special Committee, the Company shall, in accordance with applicable Law (in the case of each of clauses (i) to (iv), unless the Company Board or the Special Committee has effected a Company Board Recommendation Change): (i) prepare and cause to be filed with the SEC as an exhibit to the Schedule 13E-3 a preliminary proxy statement (the "Preliminary Proxy Statement") relating to this Agreement and the Plan of Merger and the transactions contemplated by this Agreement; (ii) after consultation with Parent respond as promptly as reasonably practicable to any comments made by the SEC with respect to the Preliminary Proxy Statement (including filing as promptly as reasonably practicable any amendments or supplements thereto necessary to be filed in response to any such comments or as required by Law); (iii) use reasonable best efforts to have the SEC confirm that it has no further comments thereto; and (iv) cause a definitive proxy statement, letter to shareholders, notice of meeting and form of proxy accompanying the proxy statement that will be provided to the Company Shareholders in connection with the solicitation of proxies for use at the Company Shareholders Meeting (collectively, as amended or supplemented, the "Proxy Statement"), to be mailed to the Company Shareholders at the earliest practicable date after the date that the SEC confirms it has no further comments. Parent and Merger Sub shall as promptly as practicable furnish all information as the Company may reasonably request and otherwise cooperate with and assist the Company, at the Company's reasonable request, in connection with the preparation of the Preliminary Proxy Statement, the Proxy Statement and the other actions to be taken by the Company under this Section 7.3(a).

          (b)   Unless the Company Board or the Special Committee has effected a Company Board Recommendation Change, the Company, in cooperation with and subject to the approval of the Special Committee, and Parent shall cooperate to: (i) concurrently with the preparation of the Preliminary Proxy Statement and the Proxy Statement (including any amendments or supplements thereto), jointly prepare and file with the SEC the Schedule 13E-3 relating to the transactions contemplated hereby and furnish to each other all information concerning such party as may be reasonably requested by the other party in connection with the preparation of the Schedule 13E-3; (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and consult with each other prior to providing such response; (iii) as promptly as reasonably practicable after consulting with each other, prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law; (iv) have cleared by the SEC the Schedule 13E-3; and (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company Shareholders any supplement or amendment to the Schedule 13E-3 if any event shall occur which requires such action at any time prior to the Company Shareholders Meeting.

          (c)   Unless the Company Board or the Special Committee shall have effected a Company Board Recommendation Change, the Company shall, in accordance with applicable Law, notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Schedule 13E-3, the Preliminary Proxy Statement or the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Schedule 13E-3, the Preliminary Proxy Statement or the Proxy Statement. The Company shall give Parent a reasonable opportunity to comment on any correspondence with the SEC or its staff or any proposed material to be included in the Schedule 13E-3, the Preliminary Proxy Statement or the Proxy Statement prior to transmission to the SEC or its staff and shall not, unless required by Law, transmit any such material to which Parent reasonably objects. If the Company discovers at any time prior to the Company Shareholders Meeting any information that, pursuant to the Exchange Act, is required to be set forth in an amendment or supplement to the Proxy Statement, then the Company, in cooperation with and subject to the approval of the Special Committee, shall promptly transmit such amendment or supplement to the Company Shareholders.

          (d)   Unless the Company Board or the Special Committee has effected a Company Board Recommendation Change, the Company, in cooperation with and subject to the approval of the Special Committee, shall (i) in accordance with applicable Law, establish a record date for and duly call an extraordinary general meeting of the Company Shareholders (the "Company Shareholders Meeting") as promptly as reasonably practicable following the date hereof for the purposes of considering and, if thought fit by the Company Shareholders, passing resolutions to authorize and approve this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby (including the Merger), (ii) use reasonable best efforts to solicit the authorization and approval of this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby (including the Merger) by the Company Shareholders and (iii) include in the Proxy Statement the Company Board Recommendation. Notwithstanding the foregoing, the Company may adjourn or postpone the Company Shareholders Meeting as and to the extent: (1) required by applicable Law; or (2) if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Company Shares (including Company Shares represented by ADSs) represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting; or (3) if in the good faith judgment of the Company Board or, if in existence, the Special Committee, the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

          (e)   Notwithstanding the foregoing or anything else herein to the contrary, and subject to compliance with the terms of Section 5.3, in connection with any disclosure regarding a Company Board Recommendation Change, the Company shall not be required to provide Parent or Merger Sub the opportunity to review or comment on (or include comments proposed by Parent or Merger Sub in) or permit Parent or Merger Sub to participate in any discussions with the SEC regarding the Proxy Statement, or any amendment or supplement thereto, or any comments thereon or any other filing by the Company with the SEC, with respect to such disclosure.

        Section 7.4    Anti-Takeover Laws.    In the event that any Takeover Statute is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, the Company, Parent and Merger Sub shall use their respective reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Law on this Agreement and the transactions contemplated hereby.

        Section 7.5    Public Statements and Disclosure.    None of the Company, on the one hand, or Parent and Merger Sub, on the other hand, shall issue any public release or make any public announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party); provided that the restrictions set forth in this Section 7.5 shall not apply to any release or announcement made or proposed to be made by the Company pursuant to Section 5.3 or following a Company Board Recommendation Change.

        Section 7.6    Actions Taken at Direction of Parent; Knowledge of Parent.    Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder, including, without limitation, Article VI and Article VII hereof, if the alleged breach is the proximate result of action or inaction taken by the Company or any of its Subsidiaries at the direction of Parent or any of its Affiliates, or any officer or director of any of the foregoing without the approval or direction of the Company Board (acting with the concurrence of the Special Committee) or the Special Committee. Neither Parent nor Merger Sub shall have any right to (a) terminate this Agreement under Section 9.1(j), (b) claim that the condition to the obligations of Parent and Merger Sub set forth in Section 8.2(a) has failed to be satisfied or (c) claim any damage or seek any other remedy at law or in equity, in each case for any breach or inaccuracy in the representations and warranties made by the Company in Article III to the extent the Rollover Securityholder has actual knowledge of such breach or inaccuracy as of the date of this Agreement.

        Section 7.7    Confidentiality.    Each party hereto hereby acknowledges that (i) each of Mr. Jifan Gao, Great Zhongou Asset Management (Shanghai) Co., Ltd. and Milestone Capital Management Limited Beijing has respectively executed a confidentiality agreement, dated as of January 21, 2016, with the Company and (ii) Shanghai Xingsheng Equity Investment & Management Co., Ltd. has executed a confidentiality agreement, dated as of January 22, 2016, with the Company, each of which will continue in full force and effect in accordance with its terms (collectively, the "Confidentiality Agreements").

ARTICLE VIII
CONDITIONS TO THE MERGER

        Section 8.1    Conditions to the Obligations of Each Party.    The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (except with respect to the condition set forth in Section 8.1(a), which cannot be waived) by mutual written agreement of Parent and the Company (subject to the approval of the Special Committee), at or prior to the Effective Time, of each of the following conditions:

          (a)    Shareholder Approval.    The Company shall have received the Shareholder Approval.

          (b)    Parent Required Approvals.    All the Parent Required Approvals have been received.

          (c)    No Legal Prohibition.    No Governmental Authority of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the Merger illegal in any jurisdiction in which the Company has material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in any jurisdiction in which the Company has material business or operations, or (ii) issued or granted any Order that has the effect of making the Merger illegal in any jurisdiction in which the Company has material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in any jurisdiction in which the Company has material business or operations.

        Section 8.2    Conditions to the Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

          (a)    Representations and Warranties.    (i) The representations and warranties of the Company set forth in Section 3.2, Section 3.3 and Section 3.4 shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date), (ii) the representations and warranties of the Company set forth in Section 3.7 shall be true and correct in all respects (except for de minimus inaccuracies) as of the date hereof and as of the Closing Date with the same force and effect as if made on and as of such date (except for such representation and warranty that addresses matters only as of a particular date, which representation and warranty shall have been true and correct as of such particular date), and (iii) each of the other representations and warranties of the Company set forth in Article III (disregarding for this purpose any limitation or qualification by "materiality" or "Company Material Adverse Effect" or any words of similar import set forth therein) shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date), except where the failure of such representations and warranties to be so true and correct, in the aggregate, does not constitute a Company Material Adverse Effect.

          (b)    Performance of Obligations of the Company.    The Company shall have performed or complied with in all material respects the obligations that are to be performed or complied with by it under this Agreement at or prior to the Effective Time.

          (c)    No Material Adverse Effect.    No Company Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

          (d)    Officer's Certificate.    Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized officer thereof, certifying that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

        Section 8.3    Conditions to the Company's Obligations to Effect the Merger.    The obligations of the Company to consummate the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company, subject to the approval of the Special Committee:

          (a)    Representations and Warranties.    The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date), except (i) for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement and (ii) for changes contemplated by this Agreement.

          (b)    Performance of Obligations of Parent and Merger Sub.    Each of Parent and Merger Sub shall have performed or complied with in all material respects the obligations that are to be performed or complied with by Parent and Merger Sub under this Agreement at or prior to the Effective Time.

          (c)    Officer's Certificate.    The Company shall have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by duly authorized officers thereof, certifying that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

        Section 9.1    Termination.    This Agreement may be validly terminated only as follows (it being understood and hereby agreed that this Agreement may not be terminated for any other reason or on any other basis):

          (a)   at any time prior to the Effective Time (notwithstanding the prior receipt of the Shareholder Approval), by mutual written agreement of Parent and the Company (acting through the Special Committee, if in existence);

          (b)   by either the Company (acting through the Special Committee, if in existence) or Parent, at any time prior to the Effective Time (notwithstanding the prior receipt of the Shareholder Approval), in the event that the Effective Time shall not have occurred on or before August 1, 2017 (such date referred to herein as the "Outside Date"); provided that the right to terminate this Agreement pursuant to this Section 9.1(b) (i) shall not be available to the Parent or Merger Sub if the conditions set forth in Section 8.1 and Section 8.2 have been satisfied (excluding any condition related to the Currency Settlement or any Parent Required Approval with respect thereto and conditions that by their terms are to be satisfied on the Closing Date), and (ii) shall not be available to any party hereto (A) whose actions or omissions have been a principal cause of, or primarily resulted in, the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement or (B) that is in material breach of this Agreement;

          (c)   by either the Company (acting through the Special Committee, if in existence) or Parent, at any time prior to the Effective Time, in the event that the Company shall have failed to obtain the Shareholder Approval at the Company Shareholders Meeting or at any adjournment thereof at which a vote is taken on this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby (including the Merger);

          (d)   by either the Company (acting through the Special Committee, if in existence) or Parent, if any Law or Order having the effect set forth in Section 8.1(c) hereof shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 9.1(d) shall not be available to any party whose actions or omissions have been a principal cause of, or primarily resulted in, the issuance of such final, non-appealable Law or Order; provided, further, that prior to termination pursuant to this Section 9.1(d), each of Parent and Merger Sub shall have used its reasonable best efforts to resist, appeal, obtain Consent under, resolve or lift, as applicable, such Law or Order and shall have complied in all material respects with its obligations under Section 7.1;

          (e)   by the Company (acting through the Special Committee, if in existence), prior to obtaining the Shareholder Approval, in order to enter into a letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement, option agreement or other contract, commitment or agreement relating to a Superior Proposal in accordance with Section 5.3(b); provided that the Company shall have paid any amounts due pursuant to Section 9.3(b) in accordance with the terms, and at the times, specified therein;

          (f)    by the Company (acting through the Special Committee, if in existence), prior to obtaining the Shareholder Approval, in connection with making a Company Board Recommendation Change in accordance with Section 5.3(c); provided that the Company shall have paid any amounts due pursuant to Section 9.3(b) in accordance with the terms, and at the times, specified therein;

          (g)   by the Company (acting through the Special Committee, if in existence), at any time prior to the Effective Time (notwithstanding the prior receipt of the Shareholder Approval), in the event that (i) the Company has not breached any of its representations, warranties or covenants under this Agreement in any material respect and (ii) Parent or Merger Sub shall have breached any of its representations, warranties or covenants under this Agreement such that the conditions set forth in Section 8.1 or Section 8.3 would not be satisfied and shall have failed to cure such breach within thirty (30) Business Days after Parent has received written notice of such breach from the Company (it being understood that the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.1(g) in respect of the breach set forth in any such written notice (A) at any time during such thirty (30) Business Day period, and (B) at any time after such thirty (30) Business Day period if Parent and Merger Sub shall have cured such breach during such thirty (30) Business Day period);

          (h)   by the Company (acting through the Special Committee, if in existence), in the event that (i) the conditions set forth in Section 8.1 and Section 8.2 have been satisfied (excluding any condition related to the Currency Settlement or any Parent Required Approval with respect thereto and conditions that by their terms are to be satisfied on the Closing Date), (ii) the Company has irrevocably confirmed by notice to Parent that all of the conditions set forth in Section 8.3 have been satisfied or that the Company is willing to waive any unsatisfied conditions in Section 8.3 and that the Company is ready, willing and able to consummate the Closing and (iii) Parent and Merger Sub fail to complete the Closing within three (3) months after the satisfaction of the last to be satisfied or waived of the conditions set forth in Section 8.1 and Section 8.2 (excluding any condition related to the Currency Settlement or any Parent Required Approval with respect thereto and conditions that by their terms are to be satisfied on the Closing Date);

          (i)    by the Company (acting through the Special Committee, if in existence), in the event that (i) the conditions set forth in Section 8.1 and Section 8.2 have been satisfied (excluding conditions that by their terms are to be satisfied on the Closing Date), (ii) the Company has irrevocably confirmed by notice to Parent that all of the conditions set forth in Section 8.3 have been satisfied or that the Company is willing to waive any unsatisfied conditions in Section 8.3 and that the Company is ready, willing and able to consummate the Closing and (iii) Parent and Merger Sub fail to complete the Closing within three (3) Business Days following the date the Closing should have occurred pursuant to Section 2.2;

          (j)    subject to Section 7.6, by Parent, at any time prior to the Effective Time (notwithstanding the prior receipt of the Shareholder Approval), in the event that (i) Parent and Merger Sub have not breached any of their respective representations, warranties or covenants under this Agreement in any material respect, and (ii) the Company shall have breached any of its representations, warranties or covenants under this Agreement such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied and shall have failed to cure such breach within thirty (30) Business Days after the Company has received written notice of such breach from Parent (it being understood that Parent shall not be permitted to terminate this Agreement pursuant to this Section 9.1(j) in respect of the breach set forth in any such written notice (A) at any time during such thirty (30) Business Day period, and (B) at any time after such thirty (30) Business Day period if the Company shall have cured such breach during such thirty (30) Business Day period); or

          (k)   by Parent, in the event that the Company Board or the Special Committee shall have effected and not withdrawn a Company Board Recommendation Change.

        Section 9.2    Notice of Termination; Effect of Termination.    Any proper and valid termination of this Agreement pursuant to Section 9.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any director, officer, employee, Affiliate, agent or other Representative of such party or parties) to the other party or parties hereto, as applicable, except for the terms of Article I, Section 7.5, Section 7.6, Section 7.7, this Section 9.2, Section 9.3 and Article X, each of which shall survive the termination of this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

        Section 9.3    Fees and Expenses.

          (a)    General.    Except as otherwise set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Merger is consummated.

          (b)    Company Payments.    In the event that this Agreement is terminated (i) by the Company pursuant to Section 9.1(e) or Section 9.1(f); (ii) by Parent pursuant to Section 9.1(j) or Section 9.1(k); or (iii) by either Parent or the Company pursuant to Section 9.1(c), if (A) at or prior to the termination of this Agreement, a third party shall have delivered to the Company Board a bona fide Acquisition Proposal (provided that for purposes of this Section 9.3(b), all references to "20%" in the definition of "Acquisition Proposal" shall be deemed to references to "50%") and such Acquisition Proposal shall not have been withdrawn prior to the termination of this Agreement (such Acquisition Proposal, the "Outstanding Proposal"), and (B) within twelve (12) months after the termination of this Agreement, the transactions contemplated by the Outstanding Proposal are consummated, the Company shall pay to Parent the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after such termination. The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

          (c)    Parent Payments.    In the event that this Agreement is terminated (i) by the Company pursuant to Section 9.1(g), Section 9.1(h) or Section 9.1(i) or (ii) by either the Company or Parent pursuant to Section 9.1(b) or Section 9.1(d) and at the time of such termination, any Parent Required Approvals by, of, to or in respect of NDRC or MOFCOM has not been obtained, then in each case, Parent shall pay to the Designated Company Recipient the Parent Termination Fee (or the RMB equivalent, at the election of the Designated Company Recipient and at the then-prevailing exchange rate as reasonably determined by the Company), by wire transfer of immediately available funds to an account or accounts designated in writing by the Company, within two (2) Business Days after such termination; provided, however, in the event that this Agreement is terminated (A) by either the Company or Parent pursuant to Section 9.1(d) and Section 9.3(c)(ii) does not apply, or (B) by the Company pursuant to Section 9.1(h), Parent and Merger Sub have duly carried out its obligations under and have not breached any of their respective representations, warranties or covenants under this Agreement in any material respect (including Section 7.1), Parent shall pay to the Designated Company Recipient an amount equal to $5,000,000 (or the RMB equivalent, at the election of the Designated Company Recipient and at the then-prevailing exchange rate as reasonably determined by the Company), by wire transfer of immediately available funds to an account or accounts designated in writing by the Company, within two (2) Business Days after such termination. The parties hereto acknowledge and hereby agree that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion, whether or not the Parent Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

          (d)    Late Payment.    The Company, Parent and Merger Sub acknowledge that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated hereby and without the agreements contained in this Section 9.3, the parties would not have entered into this Agreement. Accordingly, in the event that the Company or Parent shall fail to pay the Company Termination Fee or the Parent Termination Fee, as applicable, when due, and, in order to obtain the payment, Parent or the Company, as the case may be, commences a Legal Proceeding which results in a judgment against the other party for such payment (or any portion thereof), such paying party shall pay the other party such other party's actually incurred and reasonably documented expenses (including reasonable attorneys' fees and expenses) in connection with such Legal Proceeding, together with interest on such unpaid Company Termination Fee or the Parent Termination Fee, as applicable, at the annual rate of one percent (1%) plus the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment is actually received.

          (e)    Limitation.    Notwithstanding anything to the contrary in this Agreement, (i) the Designated Company Recipient's receipt of the Parent Termination Fee from Parent pursuant to Section 9.3(c) or the guarantee thereof pursuant to the Limited Guarantee shall, subject to Section 10.7(b), be the sole and exclusive remedy of the Company and its Subsidiaries against Parent, Merger Sub, or any of their respective Affiliates and Representatives for any loss suffered as a result of any breach of any representation and warranty, covenant or agreement or the failure of the Merger to be consummated, and upon payment of such amount, none of Parent, Merger Sub or any of their respective Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement and (ii) Parent's receipt of the Company Termination Fee from the Company pursuant to Section 9.3(b) shall, subject to Section 10.7(b), be the sole and exclusive remedy of Parent, Merger Sub, the Guarantors and their respective Affiliates against the Company, its Subsidiaries and any of their respective Representatives for any loss suffered as a result of any breach of any representation and warranty, covenant or agreement or the failure of the Merger to be consummated, and upon payment of such amount, none of the Company, its Subsidiaries or any of their respective Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement. For the avoidance of doubt, subject to Section 10.7(b), (A) under no circumstances will the Company be entitled to monetary damages in excess of the amount of the Parent Termination Fee, (B) under no circumstances will Parent be entitled to monetary damages in excess of the amount of the Company Termination Fee, (D) while the Company may pursue both a grant of specific performance and the payment of the Parent Termination Fee under Section 9.3(c), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance and any money damages, including all or any portion of the Parent Termination Fee and (E) while Parent may pursue both a grant of specific performance and the payment of the Company Termination Fee under Section 9.3(b), under no circumstances shall Parent be permitted or entitled to receive both a grant of specific performance and any money damages, including all or any portion of the Company Termination Fee.

        Section 9.4    Amendment.    Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided that (a) any such amendment by the Company shall require the approval of the Special Committee and (b) in the event that the Company has received the Shareholder Approval, no amendment shall be made to this Agreement that requires the approval of the Company Shareholders under the Cayman Companies Law without obtaining such approval.

        Section 9.5    Extension; Waiver.    At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE X
GENERAL PROVISIONS

        Section 10.1    Survival of Representations, Warranties and Covenants.    The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time in accordance with their respective terms.

        Section 10.2    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by email, by hand or by facsimile (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

(a)	if to Parent or Merger Sub to:

Fortune Solar Holdings Limited
Portcullis TrustNet (Cayman) Ltd.
The Grand Pavilion Commercial Centre
Oleander Way, 802 West Bay Road, P. O. Box 32052
Grand Cayman, KY1-1208, Cayman Islands
Attention: Gao Jifan
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP 30th Floor, China World Office 2 1 Jianguomenwai Avenue Beijing 100004, PRC
	Attention:	Peter X. Huang (peter.huang@skadden.com)
	Facsimile:	+86 (10) 6535 5577

(b)	if to the Company, to:
Special Committee of Board of Directors No. 2 Tian He Road Trina PV Industrial Park New District, Changzhou Jiangsu, People's Republic of China Attention: Sean Shao Email: seanxshao@yahoo.com with a copy (which shall not constitute notice) to:
Kirkland & Ellis 26th Floor, Gloucester Tower, The Landmark 15 Queen's Road Central Hong Kong
	Attention:	David Zhang (david.zhang@kirkland.com)
Jesse Sheley (jesse.sheley@kirkland.com)
	Facsimile No.:	+852-3761-3301

        Section 10.3    Assignment.    No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall (a) be binding upon the parties hereto and their respective successors and permitted assigns and (b) inure to the benefit of the parties hereto and their respective successors and permitted assigns and the Special Committee.

        Section 10.4    Entire Agreement.    This Agreement, the Limited Guarantee, the Financing Commitments and the other documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein and therein, including the Company Disclosure Letter and the Annexes hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided that the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT, MERGER SUB OR ANY OF THEIR AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR REPRESENTATIVES, ON THE ONE HAND, NOR THE COMPANY OR ANY OF ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR REPRESENTATIVES, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE BY) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

        Section 10.5    Third Party Beneficiaries.    Except as provided in the Equity Commitment Letters, Section 6.1 and Section 10.3, Parent, Merger Sub and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.1 shall not arise unless and until the Effective Time occurs. Subject to Section 10.3, the representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.5 without notice or liability to any other Person. Subject to Section 7.6, in some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

        Section 10.6    Severability.    In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        Section 10.7    Remedies.

          (a)   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

          (b)   The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent, Merger Sub, the Rollover Securityholder, the Sponsors and/or the Guarantors, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Financing Commitments or the Limited Guarantee, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, the Financing Commitments and the Limited Guarantee, and to specifically enforce the terms and provisions of this Agreement, the Support Agreement, the Equity Commitment Letters and the Limited Guarantee to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, the Financing Commitments and the Limited Guarantee, and this right shall include the right of the Company to cause Parent and Merger Sub to fully enforce the terms of the Support Agreement against the Rollover Securityholder and the Equity Commitment Letters against the Sponsors to the fullest extent permissible pursuant to the Support Agreement or the Equity Commitment Letters, as applicable, and applicable laws and to thereafter cause the transactions contemplated by this Agreement, including the Merger, to be consummated. Parent and Merger Sub hereby agree not to (and agree to cause the Rollover Securityholder not to) raise any objections to the availability of the equitable remedy of specific performance as described above in this Section 10.7(b). If, prior to the Outside Date, any party brings any Legal Proceeding to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date shall automatically be extended by (x) the amount of time during which such Legal Proceeding is pending, plus twenty (20) Business Days or (y) such other time period established by the court of competent jurisdiction presiding over such Legal Proceeding.

          (c)   Notwithstanding anything herein to the contrary, the parties hereto further acknowledge and agree that the right of the Company, Parent or Merger Sub, to obtain an injunction, specific performance or other equitable relief to cause the Equity Financing to be funded, shall be subject to the satisfaction of each of the following conditions: (A) Parent and Merger Sub are required to consummate the Closing pursuant to Section 2.2, (B) the Debt Financing (and any Alternate Debt Financing, if applicable) has been funded or the lenders party to the Debt Commitment Letter have irrevocably confirmed in writing that all conditions to funding of the Debt Financing (other than funding of the Equity Financing) have been or will be satisfied or waived and the Debt Financing (and any Alternative Financing, if applicable) will be funded at the Effective Time if the Equity Financing is funded at the Effective Time, (C) the Company has irrevocably confirmed in writing that if the Financing is funded, then it would be ready, willing and able to consummate the transactions contemplated hereby, and (D) the Equity Financing has not been funded and Parent and Merger Sub have not completed the Closing by the date the Closing is required to have occurred pursuant to Section 2.2. For the avoidance of doubt, in no circumstance other than as expressly contemplated by this Section 10.7(c) shall the Company be entitled under this Agreement to enforce or seek to enforce specifically any right of Parent or Merger Sub to cause the Equity Financing to be funded if the Debt Financing (or, if applicable, any Alternate Debt Financing) will not be funded at the Effective Time even if the Equity Financing is funded at the Effective Time.

        Section 10.8    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state, except that the following matters arising out of or relating to this Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the Cayman Islands: the Merger, the vesting of the undertaking, property and liabilities of Merger Sub in the Surviving Corporation, the cancellation of the Company Shares, the rights provided for in Section 238 of the Cayman Companies Law with respect to any Dissenting Shares, the fiduciary or other duties of the Company Board and the directors of Merger Sub and the internal corporate affairs of the Company and Merger Sub.

        Section 10.9    Consent to Jurisdiction.    All litigations, suits, claims, actions, and all judicial, criminal, administrative or regulatory proceedings, hearings, investigations, or formal or informal regulatory document production request proceedings (each, an "Action") arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York, provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising under the laws of the State of New York out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

        Section 10.10    WAIVER OF JURY TRIAL.    EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF

PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

        Section 10.11    Company Disclosure Letter References.    The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (ii) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure. The parties hereto further agree that the disclosure of any matter or item in the Company Disclosure Letter shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms "material," "materially," "Company Material Adverse Effect" or any word or phrase of similar import and does not mean that such matter or item would, alone or together with any other matter or item, have a Company Material Adverse Effect.

        Section 10.12    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

Fortune Solar Holdings Limited
By:	/s/ Jifan Gao
	Name:	Jifan Gao
	Title:	Director
Red Viburnum Company Limited
By:	/s/ Jifan Gao
	Name:	Jifan Gao
	Title:	Director
Trina Solar Limited
By:	/s/ Sean Shao
	Name:	Sean Shao
	Title:	Member of Special Committee of Board of Directors

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

PLAN OF MERGER

THIS PLAN OF MERGER is made on [    •    ].

BETWEEN

(1)	Red Viburnum Company Limited an exempted company incorporated under the laws of the Cayman Islands, with its registered office situate at Portcullis TrustNet (Cayman) Ltd., the Grand Pavilion Commercial Centre, Oleander Way, 802 West Bay Road, P. O. Box 32052, Grand Cayman, KY1-1208, Cayman Islands ("Mergersub"); and
(2)

Trina Solar Limited, an exempted company incorporated under the laws of the Cayman Islands, with its registered office situate at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands ("Company" or "Surviving Company" and together with Mergersub, the "Constituent Companies").

WHEREAS

(a)	Mergersub and Company have agreed to merge (the "Merger") on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the "Agreement") dated as of [•] made among Fortune Solar Holdings Limited an exempted company with limited liability incorporated under the laws of Cayman Islands, Mergersub and Company, a copy of which is attached as Annex A to this Plan of Merger and under the provisions of Part XVI of the Companies Law (as amended) of the Cayman Islands (the "Companies Law"). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.
(b)	This Plan of Merger is made in accordance with section 233 of the Companies Law.

W I T N E S S E T H:

CONSTITUENT COMPANIES

1.
The constituent companies (as defined in the Companies Law) to this Plan of Merger are the Company and Mergersub.

NAME OF THE SURVIVING COMPANY

2.
The surviving company (as defined in the Companies Law) is the Surviving Company.

REGISTERED OFFICE

3.
The registered office of Mergersub is Portcullis TrustNet (Cayman) Ltd., the Grand Pavilion Commercial Centre, Oleander Way, 802 West Bay Road, P. O. Box 32052, Grand Cayman, KY1-1208, Cayman Islands and the registered office of the Surviving Company shall be at [    •    ] after the Effective Date (as defined below).

AUTHORISED AND ISSUED SHARE CAPITAL

4.
Immediately prior to the Effective Date the authorized share capital of Mergersub was $[    •    ] divided into [    •    ] ordinary shares of $[    •    ] par value per share of which [    •    ] had been issued and fully paid.

5.
Immediately prior to the Effective Date the authorized share capital of [Company] was $730,000 divided into 73,000,000,000 shares of $0.00001 par value per share (the "Company Shares") of which [    •    ] shares had been issued and fully paid.

A-Exhibit A-i

6.
The authorized share capital of the Surviving Company shall be $[    •    ] divided into [    •    ] ordinary shares of $[    •    ] par value per share.

TERMS AND CONDITIONS; SHARE RIGHTS

7.
On the Effective Date, each share of a par value of $[    •    ] in the share capital of Mergersub issued and outstanding immediately prior to the Effective Date shall be converted into one validly issued, fully paid and non-assessable share of par value of $[    •    ] in the share capital of the Surviving Company in accordance with the Agreement.

8.
On the Effective Date:

          (a)   each Company Share (other than Excluded Shares) shall be canceled and cease to exist and exchanged for, subject to section 2.7(b) of the Agreement, the right to receive $0.232 in cash without interest;

          (b)   each Excluded Share (other than Dissenting Shares) shall be cancelled and cease to exist without any conversion thereof or consideration paid or delivered in exchange therefor; and

          (c)   each Dissenting Share shall be cancelled and cease to exist, in exchange for the right to receive the fair value of such Dissenting Share in accordance with Section 238 of the Companies Law.

9.
On the Effective Date (as defined below), the rights and restrictions attaching to the shares of the Surviving Company shall be as set out in the M&A (as defined below).

EFFECTIVE DATE

10.
In accordance with section 233(13) of the Companies Law, the Merger shall take effect on [DATE] (the "Effective Date").

PROPERTY

11.
On the Effective Date the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject to, in the same manner as the Constituent Companies, all mortgages, charges, security interests, contracts, obligations, claims, debts and liabilities of each of the Constituent Companies, in accordance with section 236 of the Companies Laws.

MEMORANDUM AND ARTICLES OF ASSOCIATION

12.
From the Effective Date, the Memorandum of Association and Articles of Association of the Surviving Company shall be amended and restated in the form annexed at Annex B hereto (the "M&A").

DIRECTORS BENEFITS

13.
[There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.]

A-Exhibit A-ii

DIRECTORS OF THE SURVIVING COMPANY

14.
The names and addresses of the directors of the Surviving Company are as follows:

NAME	ADDRESS
[•]	[•]
[•]	[•]
[•]	[•]

SECURED CREDITORS

15.
(a)    The Surviving Company has no secured creditor and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

  (b)    [The Mergersub has no secured creditor and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.]

CONSTITUENT COMPANY APPROVALS

16.
This Plan of Merger has been approved by the board of directors of each Constituent Company pursuant to section 233(3) of the Companies Law.

17.
This Plan of Merger has been authorised by the shareholder[s] of each Constituent Company pursuant to section 233(6) of the Companies Law.

TERMINATION

18.
This Plan of Merger may be terminated in accordance with the terms and conditions of the Agreement.

GOVERNING LAW

19.
This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

        Each of the undersigned, being a Director of each of the Constituent Companies, has executed this Plan of Merger, which may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument, on the date indicated alongside the name below.

For and on behalf of Red Viburnum Company Limited

[Name]                        Date
Director

For and on behalf of Trina Solar Limited:

[Name]                        Date
Director

A-Exhibit A-iii

ANNEX A
Agreement and Plan of Merger

ANNEX B
Memorandum and Articles of Association of the Surviving Company

ANNEX B

Opinion of Citigroup Global Markets Inc. as Financial Advisor

Confidential

August 1, 2016

Special Committee of the Board of Directors
Trina Solar Limited
No. 2 Tian He Road
Electronics Park, New District
Changzhou, Jiangsu 213031
People's Republic of China

Members of the Special Committee of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of ordinary shares, par value $0.00001 per share ("Shares"), of Trina Solar Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Trina Solar" or the "Company"), of the Per Share Merger Consideration (defined below) and to the holders of American Depository Shares of Trina Solar, each representing fifty (50) Shares ("ADSs"), of the Per ADS Merger Consideration (defined below), to be received by such holders pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the "Merger Agreement") proposed to be entered into by and among Fortune Solar Holdings Limited  an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Parent"), Red Viburnum Company Limited  an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent ("Merger Sub"), and Trina Solar. As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into Trina Solar (the "Merger") with Trina Solar surviving and becoming a wholly-owned subsidiary of Parent, (ii) each outstanding Share (other than Excluded Shares) will be cancelled and cease to exist and automatically converted into the right to receive $0.232 in cash without interest (the "Per Share Merger Consideration") and, because each ADS represents fifty (50) Shares, each outstanding ADS (other than ADSs representing Excluded Shares) will represent the right to receive $11.60 in cash without interest (the "Per ADS Merger Consideration"), (iii) each outstanding Excluded Share (including Excluded Shares represented by ADSs), other than Dissenting Shares, will be cancelled and cease to exist without any conversion or consideration paid, and (iv) each Company Restricted Share will be cancelled and will represent the right to receive the product of (A) the Per Share Merger Consideration and (B) the number of Shares underlying such Company Restricted Share, subject to the same vesting conditions and schedules applicable to such Company Restricted Share pursuant to the terms of the Merger Agreement. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Merger Agreement.

In arriving at our opinion, we reviewed (i) a final draft of the Merger Agreement, (ii) a final draft of the equity commitment letters from (a) Jiangsu Panji Investment Co., Ltd. ("Panji"), (b) Industrial Bank Co., Ltd. ("Industrial Bank") and Shanghai Xingjing Investment Management Co., Ltd., (c) Industrial Bank and Shanghai Xingsheng Equity Investment & Management Co., Ltd., (d) Great Zhongou Asset Management (Shanghai) Co., Ltd. and Tibet Great Zhongou New Energy Investment Co., Ltd., and (e) Liuan Xinshi Asset Management Co., Ltd. (the "Equity Commitment Letters"), (iii) a final draft of the debt commitment letter from Industrial Bank to Panji which sets out the terms and conditions pursuant to which Industrial Bank will provide to Panji and/or a person or persons designated by Panji and agreed to by Industrial Bank the RMB equivalent of $665,000,000 to fund the transactions contemplated by the Merger Agreement (the "Debt Commitment Letter" and, together with the Equity Commitment Letters, the "Commitment Letters") and (iv) a final draft of the Rollover and Support Agreement between Parent and certain shareholders of the Company named therein (the "Rollover Shareholders") with respect to the rollover of 256,867,986 Shares (including Shares represented by ADSs) to Parent (the "Rollover Agreement"), and held discussions with certain senior officers, directors and other representatives and advisors of Trina Solar concerning the business, operations and prospects of Trina Solar. We reviewed certain publicly available business and financial information relating to Trina Solar as well as certain financial forecasts and other information and data relating to Trina Solar which were provided to or discussed with us by the management of Trina Solar. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the ADSs; the historical and projected earnings and other operating data of Trina Solar; and the capitalization and financial condition of Trina Solar. We analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Trina Solar and considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger. In connection with our engagement and at the direction of the Special Committee of the Board of Directors of Trina Solar, we were requested to approach, and we held discussions with, selected third parties to solicit indications of interest in the possible acquisition of all or a part of Trina Solar. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of Trina Solar that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to Trina Solar provided to or otherwise reviewed by or discussed with us, we have been advised by the management of Trina Solar, and we have assumed, with your consent, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Trina Solar as to the future financial performance of Trina Solar and the other matters covered thereby. We express no view as to any projected financial data relating to Trina Solar or the assumptions on which they were based.

We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Trina Solar nor have we made any physical inspection of the properties or assets of Trina Solar. We have not evaluated the solvency of the Company or any other person under any applicable laws relating to bankruptcy, insolvency or similar matters. We have assumed, with your consent, that (i) the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Trina Solar or the Merger, (iii) Parent will obtain financing in accordance with the terms set forth in the Equity Commitment Letters and Panji will obtain financing for the transactions contemplated by the Merger Agreement in accordance with the terms set forth in the Debt Commitment Letter and (iv) the Rollover Shareholders will contribute 256,867,986 Shares (including Shares represented by ADSs) to Parent in accordance with the terms set forth in the Rollover Agreement. Representatives of Trina Solar have advised us, and we also have assumed, that the final terms of the Merger Agreement, the Commitment Letters and the Rollover Agreement will not vary materially from those set forth in the drafts reviewed by us. We have also assumed that the representations and warranties made by Trina Solar, Parent and Merger Sub in the Merger Agreement are and will be true and correct in all respects material to our analysis. We are not expressing any opinion with respect to accounting, tax, regulatory, legal or similar matters and we have relied, with your consent, upon the assessments of representatives of Trina Solar as to such matters.

Our opinion does not address any terms (other than with respect to the Per Share Merger Consideration and the Per ADS Merger Consideration to the extent expressly specified herein) or other aspects or implications of the Merger. We express no view as to, and our opinion does not address, the underlying business decision of Trina Solar to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Trina Solar or the effect of any other transaction in which Trina Solar might engage. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other payments to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Per Share Merger Consideration and the Per ADS Merger Consideration or otherwise. Our opinion is limited to the fairness, from a financial point of view, of the Per Share Merger Consideration and the Per ADS Merger Consideration in the Merger, and we express no opinion as to the fairness of the Merger to, or any consideration paid in connection with the Merger to, the holders of any other class of securities, creditors or other constituencies of Trina Solar. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. As you are aware, the credit, financial and stock markets have experienced, and the industries in which Trina Solar operates continue to experience, volatility and we express no opinion or view as to any potential effects of such volatility on Trina Solar or the Merger after the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to the Special Committee of the Board of Directors of Trina Solar in connection with the proposed Merger and will receive a fee for such services, a substantial portion of which is payable upon the rendering of this opinion and another portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. We and certain of our affiliates may have provided, are currently providing or in the future may provide commercial banking, investment banking and other advisory services to Trina Solar, Parent and/or certain of their respective affiliates and subsidiaries unrelated to the proposed Merger from time to time for which we and such affiliates have received or will receive customary compensation, including, without limitation, during the two-year period prior to the date hereof, having provided a $10 million uncommitted short-term standby letter of credit line to Trina Solar. In the ordinary course of business, we and our affiliates may actively trade or hold the securities of Trina Solar, Parent and/or their respective affiliates and subsidiaries for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Trina Solar, Parent and/or their respective affiliates and subsidiaries.

Our advisory services and the opinion expressed herein are provided for the information of the Special Committee of the Board of Directors of Trina Solar (in its capacity as such) in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the proposed Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Shares (other than Excluded Shares and Company Restricted Shares) and the Per ADS Merger Consideration is fair, from a financial point of view, to the holders of ADSs (other than ADSs representing Excluded Shares).

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

ANNEX C

Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) of the
Cayman Islands—Section 238

238. RIGHTS OF DISSENTERS

(1)
A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.

(2)
A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3)
An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorized by the vote.

(4)
Within twenty days immediately following the date on which the vote of members giving authorization for the merger or consolidation is made, the constituent company shall give written notice of the authorization to each member who made a written objection.

(5)
A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating-

(a)
his name and address;

(b)
the number and classes of shares in respect of which he dissents; and

(c)
a demand for payment of the fair value of his shares.

(6)
A member who dissents shall do so in respect of all shares that he holds in the constituent company.

(7)
Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).

(8)
Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.

(9)
If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

(a)
the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)
the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

C-1

(10)
A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

(11)
At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12)
Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)
The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14)
The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15)
Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16)
The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

C-2

ANNEX D

Directors and Executive Officers of Each Filing Person

I.     Directors and Executive Officers of the Company

        The name, business address, present principal employment and citizenship of each director and executive officer of the Company are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Jifan Gao	No. 2 Tian He Road, Electronics Park, New District, Changzhou, Jiangsu 213031, People's Republic of China	Chairman and Chief Executive Officer	People's Republic of China
Zhiguo Zhu	No. 2 Tian He Road, Electronics Park, New District, Changzhou, Jiangsu 213031, People's Republic of China	Director, Chief Operating Officer, President and President of Module Business Unit, or MBU	People's Republic of China
Liping Qiu	No. 2 Tian He Road, Electronics Park, New District, Changzhou, Jiangsu 213031, People's Republic of China	Independent Director	People's Republic of China
Qian Zhao	No. 2 Tian He Road, Electronics Park, New District, Changzhou, Jiangsu 213031, People's Republic of China	Independent Director	People's Republic of China
Yeung Kwok On	No. 2 Tian He Road, Electronics Park, New District, Changzhou, Jiangsu 213031, People's Republic of China	Independent Director	Hong Kong
Sean Shao	No. 2 Tian He Road, Electronics Park, New District, Changzhou, Jiangsu 213031, People's Republic of China	Independent Director	Australia
Ying Xu (Merry Xu)	No. 2 Tian He Road, Electronics Park, New District, Changzhou, Jiangsu 213031, People's Republic of China	Interim Chief Financial Officer	People's Republic of China
Yang Shao	No. 2 Tian He Road, Electronics Park, New District, Changzhou, Jiangsu 213031, People's Republic of China	Chief Human Resources Officer	U.S.
Jiqing Gao	No. 2 Tian He Road, Electronics Park, New District, Changzhou, Jiangsu 213031, People's Republic of China	Vice President and Head of solar power project business unit, or SBU, in China	People's Republic of China

Name	Business Address	Present Principal Employment	Citizenship
Jeff Dorety	No. 2 Tian He Road, Electronics Park, New District, Changzhou, Jiangsu 213031, People's Republic of China	President of Americas Region	U.S.
Rongfang Yin	No. 2 Tian He Road, Electronics Park, New District, Changzhou, Jiangsu 213031, People's Republic of China	Regional Head of MBU in Europe and Africa	People's Republic of China
Rafael Esteban	No. 2 Tian He Road, Electronics Park, New District, Changzhou, Jiangsu 213031, People's Republic of China	Regional Head of SBU in Europe, the Middle East and Africa, or EMEA, and Latin America	Spain
Chan Shui On	No. 2 Tian He Road, Electronics Park, New District, Changzhou, Jiangsu 213031, People's Republic of China	Vice President of Legal Affairs and Board Secretary	Hong Kong

II.    Directors and Executive Officers of Parent

        The name, business address, present principal employment and citizenship of each director and executive officer of Parent are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Jifan Gao	No. 2 Tian He Road, Electronics Park, New District, Changzhou, Jiangsu 213031 People's Republic of China	Chairman and Chief Executive Officer of the Company	People's Republic of China

III.  Directors and Executive Officers of Merger Sub

        The name, business address, present principal employment and citizenship of each director and executive officer of Merger Sub are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Jifan Gao	No. 2 Tian He Road, Electronics Park, New District, Changzhou, Jiangsu 213031 People's Republic of China	Chairman and Chief Executive Officer of the Company	People's Republic of China

IV.    Directors and Executive Officers of Wonder World Limited

        The name, business address, present principal employment and citizenship of each director and executive officer of Wonder World Limited are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Jifan Gao	No. 2 Tian He Road, Electronics Park, New District, Changzhou, Jiangsu 213031 People's Republic of China	Chairman and Chief Executive Officer of the Company	People's Republic of China

V.     Directors and Executive Officers of Jiangsu Panji Investment Co., Ltd.

        The name, business address, present principal employment and citizenship of each director and executive officer of Jiangsu Panji Investment Co., Ltd. are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Jifan Gao	No. 2 Tian He Road, Electronics Park, New District, Changzhou, Jiangsu 213031 People's Republic of China	Chairman and Chief Executive Officer of the Company	People's Republic of China

VI.
Directors and Executive Officers of Shanghai Xingsheng Equity Investment & Management Co., Ltd.

        The name, business address, present principal employment and citizenship of each director and executive officer of Shanghai Xingsheng Equity Investment & Management Co., Ltd. are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Xiaoqiang Zhuang	Building 7, Fortune Plaza, 198 Puming Road, Pudong, Shanghai 200120 People's Republic of China	Executive Director	People's Republic of China

VII. Directors and Executive Officers of Shanghai Xingjing Investment Management Co., Ltd.

        The name, business address, present principal employment and citizenship of each director and executive officer of Shanghai Xingjing Investment Management Co., Ltd. are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Bin Xie	Floor 29, China Merchant Bank Shanghai Plaza, 1088 Lujiazui Ring Road Pudong, Shanghai 200122 People's Republic of China	Executive Director	People's Republic of China

VIII.  Directors and Executive Officers of Great Zhongou Asset Management (Shanghai) Co., Ltd.

        The name, business address, present principal employment and citizenship of each director and executive officer of Great Zhongou Asset Management (Shanghai) Co., Ltd. are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Bu Tang	8th Floor, Bank of East Asia Finance Tower 66 Hua Yuan Shi Qiao Road Shanghai 200120 People's Republic of China	Chairman	People's Republic of China
Xin Xu	5th Floor, Oriental Finance Center, 333 Lujiazui Ring Road, Pudong, Shanghai, People's Republic of China	Deputy General Manager	People's Republic of China

Name	Business Address	Present Principal Employment	Citizenship
Xing Xing	5th Floor, Oriental Finance Center, 333 Lujiazui Ring Road, Pudong, Shanghai, People's Republic of China	Chief Investment Officer	People's Republic of China
Guodong Su	8th Floor, Guohua Investment Building, No.3 Dongzhimen South Street, Dongcheng District, Beijing, People's Republic of China	Deputy General Manager	People's Republic of China
Ran Xu	8th Floor, Bank of East Asia Finance Tower 66 Hua Yuan Shi Qiao Road Shanghai 200120 People's Republic of China	General Manager Executive Director	People's Republic of China

IX.   Directors and Executive Officers of Tibet Great Zhongou New Energy Investment Co., Ltd.

        The name, business address, present principal employment and citizenship of each director and executive officer of Tibet Great Zhongou New Energy Investment Co., Ltd. are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Ran Xu	8th Floor, Bank of East Asia Finance Tower 66 Hua Yuan Shi Qiao Road Shanghai 200120 People's Republic of China	General Manager Executive Director	People's Republic of China

X.    Directors and Executive Officers of Liuan Xinshi Asset Management Co., Ltd.

        The name, business address, present principal employment and citizenship of each director and executive officer of Liuan Xinshi Asset Management Co., Ltd. are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Weimin Dai	Floor 16, Golden Bell Plaza, No. 98, Huai Hai Road(Middle), Shanghai People's Republic of China	Director	People's Republic of China
Zhizhong Cheng	Floor 25 Shanghai International Shipping & Finance Center, 720 Pudong Avenue, Shanghai People's Republic of China	General Manager	People's Republic of China
Pengzhan Tang	Floor 6, Agriculture Science Building, South Meishan Road, Liuan, Anhui People's Republic of China	Chief Investment Officer	People's Republic of China

ANNEX E

ROLLOVER AND SUPPORT AGREEMENT

August 1, 2016

        This ROLLOVER AND SUPPORT AGREEMENT (this "Agreement") is entered into as of the date set forth above by and between Fortune Solar Holdings Limited  an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Parent"), and the shareholders of Trina Solar Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the "Company"), named on the signature page hereto (collectively, the "Shareholder"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

        WHEREAS, Parent, Red Viburnum Company Limited  a Cayman Islands exempted company and a direct wholly-owned subsidiary of Parent ("Merger Sub"), and the Company have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the "Merger Agreement"), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement;

        WHEREAS, as of the date hereof, the Shareholder is the beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of certain ordinary shares, par value US$0.00001 per share, of the Company (the "Shares") (including Shares represented by American Depositary Shares of the Company, each representing fifty Shares (the "ADSs")) as set forth in the column titled "Owned Shares" opposite the Shareholder's name on Schedule A hereto (such Shares, together with any other Shares acquired (whether beneficially or of record) by the Shareholder after the date hereof and prior to the earlier of the Effective Time and the termination of all of the Shareholder's obligations under this Agreement, including any Shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any Company Options or warrants or the conversion of any convertible securities or otherwise, being collectively referred to herein as the "Securities");

        WHEREAS, in connection with the consummation of the Merger, the Shareholder agrees to (a) have a certain number of Shares (including Shares represented by ADSs) as set forth in the column titled "Rollover Shares", opposite the Shareholder's name on Schedule A hereto (the "Rollover Shares") cancelled for no consideration in the Merger, (b) subscribe for newly issued ordinary shares of Parent (the "Parent Shares") immediately prior to Closing, and (c) vote the Securities at the Company Shareholders Meeting in favor of the Merger, in each case, upon the terms and conditions set forth herein;

        WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Shareholder is entering into this Agreement;

        WHEREAS, the Shareholder acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Shareholder set forth in this Agreement; and

        NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
VOTING; GRANT AND APPOINTMENT OF PROXY

        Section 1.1    Voting.    From and after the date hereof until the earlier of the Closing and the termination of the Merger Agreement pursuant to and in compliance with the terms therein (such earlier time, the "Expiration Time"), the Shareholder irrevocably and unconditionally hereby agrees that at the Company Shareholders Meeting or other annual or extraordinary meeting of the shareholder of the Company, however called, at which any of the matters described in paragraphs (a) - (f) hereof is to be considered (and any adjournment thereof), or in connection with any written resolution of the Company's shareholders, the Shareholder shall (i) in case of a meeting, appear or cause its representative(s) to appear at such meeting or otherwise cause its Securities to be counted as present thereat for purposes of determining whether a quorum is present and (ii) vote or cause to be voted (including by proxy or written resolution, if applicable) all of the Shareholder's Securities,

          (a)   for authorization and approval of the Merger Agreement, the Plan of Merger and the other transactions contemplated thereby, including the Merger (the "Transactions"),

          (b)   against any Acquisition Transaction or any other transaction, proposal, agreement or action made in opposition to the authorization or the approval of the Merger Agreement or the Plan of Merger or in competition or inconsistent with the Merger and the other Transactions,

          (c)   against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other Transactions, the Plan of Merger or this Agreement or the performance by the Shareholder of its obligations under this Agreement, including, without limitation: (i) any extraordinary corporate transaction, such as a scheme of arrangement, merger, consolidation or other business combination involving the Company or any of its Subsidiaries (other than the Merger); (ii) a sale, lease or transfer of a material amount of assets of the Company and its Subsidiaries, taken as a whole, or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiary; (iii) an election of new members to the board of directors of the Company, other than nominees to the board of directors of the Company who are serving as directors of the Company on the date of this Agreement or as otherwise provided in the Merger Agreement; (iv) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company's memorandum or articles of association, except if approved in writing by Parent; or (v) any other action that would require the consent of Parent pursuant to the Merger Agreement, except if approved in writing by Parent,

          (d)   against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Shareholder contained in this Agreement,

          (e)   in favor of any adjournment or postponement of the Company Shareholders Meeting as may be reasonably requested by Parent, and

          (f)    in favor of any other matter necessary to effect the Transactions.

        Section 1.2    Grant of Irrevocable Proxy; Appointment of Proxy.

          (a)   Effective immediately upon the execution of the Merger Agreement and until the Expiration Time, the Shareholder hereby irrevocably appoints Parent and any designee thereof as its proxy and attorney-in-fact (with full power of substitution), to vote or cause to be voted (including by proxy or written resolution, if applicable) the Securities in accordance with Section 1.1 hereof at the Company Shareholders Meeting or other annual or extraordinary meeting of the shareholders of the Company, however called, including any adjournment thereof, at which any of the matters described in Section 1.1 hereof above is to be considered. The Shareholder represents that all proxies, powers of attorney, instructions or other requests given by the Shareholder prior to the execution of this Agreement in respect of the voting of the Shareholder's Securities, if any, are not irrevocable and the Shareholder hereby revokes (or causes to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to the Shareholder's Securities. The Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

          (b)   The Shareholder affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Shareholder under this Agreement. The Shareholder further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable prior to the Expiration Time. If for any reason the proxy granted herein is not irrevocable, then the Shareholder agrees to vote the Shareholder's Securities in accordance with Section 1.1 hereof prior to the Expiration Time. The parties hereto agree that the foregoing is a voting agreement.

        Section 1.3    Restrictions on Transfers.    Except as provided for in Article III below or pursuant to the Merger Agreement, the Shareholder hereby agrees that, from the date hereof until the Expiration Time, the Shareholder shall not, without the prior written consent of Parent and the Company Board (at the direction of the Special Committee), directly or indirectly, (a) offer for sale, sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of Law or otherwise) (collectively, "Transfer"), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any Securities or any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Securities and (i) has, or would reasonably be expected to have, the effect of reducing or limiting the Shareholder's economic interest in such Securities and/or (ii) grants a third party the right to vote or direct the voting of such Securities (any such transaction, a "Derivative Transaction"), (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) convert or exchange, or take any action which would result in the conversion or exchange, of any Securities, (d) knowingly take any action that would make any representation or warranty of the Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or materially delaying the Shareholder from performing any of its obligations under this Agreement, or (e) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b) (c) or (d). Any purported Transfer in violation of this Section 1.3 shall be null and void.

ARTICLE II

[RESERVED]

ARTICLE III

ROLLOVER SHARES

        Section 3.1    Cancellation of Rollover Shares.    Subject to the terms and conditions set forth herein, (a) the Shareholder agrees that its Rollover Shares shall be cancelled at the Closing for no consideration, and (b) other than its Rollover Shares, all equity securities of the Company held by the Shareholder, if any, shall be treated as set forth in the Merger Agreement and not be affected by the provisions of this Agreement. The Shareholder will take all actions necessary or appropriate to cause the number of Rollover Shares opposite its name on Schedule A hereto to be treated as set forth herein.

        Section 3.2    Subscription of Parent Shares.    Immediately prior to the Closing, in consideration for the cancellation of the Rollover Shares held by the Shareholder in accordance with Section 3.1 hereof, Parent shall issue to the Shareholder (or, if designated by the Shareholder in writing, an Affiliate of the Shareholder), and the Shareholder or its Affiliate (as applicable) shall subscribe for, the number of Parent Shares, at par value per share, equal to the number of Rollover Shares held by the Shareholder and cancelled pursuant to Section 3.1 hereof. The Shareholder hereby acknowledges and agrees that (a) delivery of such Parent Shares shall constitute complete satisfaction of all obligations towards or sums due the Shareholder by Parent and Merger Sub in respect of the Rollover Shares held by the Shareholder and cancelled pursuant to Section 3.1 hereof, and (b) the Shareholder shall have no right to any Merger Consideration in respect of the Rollover Shares held by the Shareholder.

        Section 3.3    Rollover Closing.    Subject to the satisfaction in full (or waiver, if permissible) of all of the conditions set forth in Section 8.1 and Section 8.2 of the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of the subscription and issuance of Parent Shares contemplated hereby (the "Rollover Closing") shall take place immediately prior to the Closing.

        Section 3.4    Deposit of Rollover Shares.    No later than five (5) Business Days prior to the Closing, the Shareholder and any of its agent holding certificates evidencing any of the Rollover Shares shall deliver or cause to be delivered to Parent all certificates representing the Rollover Shares in such Person's possession, for disposition in accordance with the terms of this Agreement; such certificates and documents shall be held by Parent or any agent authorized by Parent until the Closing.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS
OF THE SHAREHOLDER

        Section 4.1    Representations and Warranties.    The Shareholder represents and warrants to Parent as of the date hereof and as of the Closing:

          (a)   the Shareholder has full legal right, power, capacity and authority to execute and deliver this Agreement, to perform the Shareholder's obligations hereunder and to consummate the transactions contemplated hereby;

          (b)   this Agreement has been duly executed and delivered by the Shareholder and the execution, delivery and performance of this Agreement by the Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Shareholder and no other actions or proceedings on the part of the Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

          (c)   assuming due authorization, execution and delivery by Parent, this Agreement constitutes a legal, valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

          (d)   (i) the Shareholder (A) is and, immediately prior to the Closing, will be the beneficial owner of, and has and will have good and valid title to, the Securities, free and clear of Liens other than as created by this Agreement, and (B) has and will have sole or shared (together with Affiliates controlled by the Shareholder) voting power, power of disposition, and power to demand dissenter's rights, in each case with respect to all of the Securities, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities Laws, Laws of the Cayman Islands, Laws of the People's Republic of China and the terms of this Agreement; (ii) its Securities are not subject to any voting trust agreement or other Contract to which the Shareholder is a party restricting or otherwise relating to the voting or Transfer of the Securities other than this Agreement; (iii) the Shareholder has not Transferred any interest in any of its Securities pursuant to any Derivative Transaction; (iv) as of the date hereof, other than the its Owned Shares, the Shareholder does not own, beneficially or of record, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities); and (v) the Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any of its Owned Shares, except as contemplated by this Agreement;

          (e)   except for the applicable requirements of the Exchange Act, neither the execution, delivery or performance of this Agreement by the Shareholder nor the consummation by the Shareholder of the transactions contemplated hereby, nor compliance by the Shareholder with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of the Shareholder which is an entity, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on property or assets of the Shareholder pursuant to any Contract to which the Shareholder is a party or by which the Shareholder or any property or asset of the Shareholder is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Shareholder or any of the Shareholder's properties or assets;

          (f)    there is no Action pending against the Shareholder or, to the knowledge of the Shareholder, any other Person or, to the knowledge of the Shareholder, threatened against the Shareholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by the Shareholder of its obligations under this Agreement;

          (g)   the Shareholder has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Parent concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning Parent Shares and the Shareholder acknowledges that it has been advised to discuss with its own counsel the meaning and legal consequences of the Shareholder's representations and warranties in this Agreement and the transactions contemplated hereby; and

          (h)   the Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Shareholder's execution, delivery and performance of this Agreement.

        Section 4.2    Covenants.    The Shareholder hereby:

          (a)   agrees, prior to the Expiration Time, not to knowingly take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by the Shareholder of its obligations under this Agreement;

          (b)   irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that the Shareholder may have with respect to the Shareholder's Securities (including without limitation any rights under Section 238 of the Cayman Companies Law) prior to the Expiration Time;

          (c)   agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in accordance therewith), the Shareholder's identity and beneficial ownership of Shares or other equity securities of the Company and the nature of the Shareholder's commitments, arrangements and understandings under this Agreement;

          (d)   agrees and covenants, that the Shareholder shall promptly (and in any event within twenty-four (24) hours) notify Parent of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by the Shareholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company after the date hereof;

          (e)   agrees and covenants that it shall (i) pay any Taxes arising from or attributable to the receipt of (A) Merger Consideration by the Shareholder or its Affiliates pursuant to the Merger Agreement and/or (B) Parent Shares by the Shareholder or its Affiliates pursuant to this Agreement (collectively, the "Tax Liabilities") upon the earlier of the due date for such Taxes or thirty (30) days after receiving notice of such Taxes, and (ii) bear and pay, reimburse, indemnify and hold harmless Parent, Merger Sub, the Company and any Affiliate thereof (other than the Shareholder) (collectively, the "Indemnified Parties") for, from and against (A) any and all liabilities for Taxes imposed upon, incurred by or asserted against any of the Indemnified Parties, arising from or attributable to the Tax Liabilities (for the avoidance of doubt, the term "Tax Liabilities" shall include, without limitation, any and all liability for Taxes arising from or attributable to the receipt of Merger Consideration and/or Parent Shares as described in Section 4.2(e)(i) above and any liability for withholding Taxes; (B) any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, interests, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of the Tax Liabilities), and (iii) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the Shareholder has adequate capital resources available to satisfy its indemnification obligations in accordance with this Section 4.2(e);

          (f)    agrees and covenants that, if it or its ultimate shareholder is or is deemed to be a resident of the PRC under the Laws of the PRC, it shall, as soon as practicable after the date hereof, use its reasonable best efforts to (i) submit an application to the State Administration of Foreign Exchange ("SAFE") for the registration of its holding of Shares (whether directly or indirectly) in the Company in accordance with the requirements of SAFE Circular 75 (or any successor Law, rule or regulation), and (ii) complete such registration prior to the Closing; and

          (g)   agrees further that, upon request of Parent, the Shareholder shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions of this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT

        Parent represents and warrants to the Shareholder that as of the date hereof and as of the Closing:

          (a)   Parent is duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Shareholder, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

          (b)   except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Parent, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which Parent or any of its property or asset is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of their properties or assets;

          (c)   at and immediately prior to the Rollover Closing, the authorized capital stock of Parent shall consist of 50,000 ordinary shares, of which one (1) shares shall be issued and outstanding and owned by the Shareholder; and

          (d)   at the Rollover Closing, the Parent Shares to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable ordinary shares of Parent, free and clear of all claims, liens and encumbrances, other than restrictions arising under applicable securities Laws.

ARTICLE VI
TERMINATION

        This Agreement, and the obligations of the Shareholder hereunder (including, without limitation, Section 1.2 hereof), shall terminate and be of no further force or effect immediately upon the earlier to occur of (a) the Closing and (b) the date of termination of the Merger Agreement in accordance with its terms. Notwithstanding the preceding sentence, Section 4.2(e), this Article VI and Article VII hereof shall survive any termination of this Agreement. Nothing in this Article VI shall relieve or otherwise limit any party's liability for any breach of this Agreement prior to the termination of this Agreement. If for any reason the Merger fails to occur but the Rollover Closing contemplated by Section 3.3 hereof has already taken place, then Parent shall promptly take all such actions as are necessary to restore the Shareholder to the position it was in with respect to ownership of the Rollover Shares prior to such Rollover Closing.

ARTICLE VII
MISCELLANEOUS

        Section 7.1    Notices.    All notices and other communications hereunder shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt after transmittal by facsimile (to such number specified below or another number or numbers as such Person may subsequently specify by proper notice under this Agreement), with a confirmatory copy to be sent by overnight courier, and (c) on the next Business Day when sent by international overnight courier, in each case to the respective parties and accompanied by a copy sent by email (which copy shall not constitute notice). All notices hereunder shall be delivered to the addresses set forth below (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 7.1):

          (a)   If to the Shareholder, to the address set forth next to the Shareholder's name on Schedule A hereto.

          (b)   If to Parent:

      Fortune Solar Holdings Limited
      Portcullis TrustNet (Cayman) Ltd.
      The Grand Pavilion Commercial Centre
      Oleander Way, 802 West Bay Road, P. O. Box 32052
      Grand Cayman, KY1-1208, Cayman Islands
      Attention: Jifan Gao

      with a copy (which shall not constitute notice) to:

      Skadden, Arps, Slate, Meagher & Flom LLP
      30th Floor, China World Office 2
      1 Jianguomenwai Avenue
      Beijing 100004, PRC
      Attention:           Peter X. Huang (peter.huang@skadden.com)
      Facsimile:            +86 (10) 6535 5577

        Section 7.2    Capacity.    Notwithstanding anything to the contrary in this Agreement, (i) the Shareholder is entering into this Agreement, and agreeing to become bound hereby, solely in its capacity as a beneficial owner of the Securities owned by it and not in any other capacity (including without limitation any capacity as a director, member of any board committee or officer of the Company) and (ii) nothing in this Agreement shall obligate the Shareholder or its Representatives to take, or forbear from taking, as a director, member of any board committee or officer of the Company, any action which is inconsistent with its or his fiduciary duties under the applicable Laws.

        Section 7.3    Severability.    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

        Section 7.4    Entire Agreement.    This Agreement and the Merger Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

        Section 7.5    Specific Performance.    The Shareholder acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement of the Shareholder in this Agreement is not performed in accordance with its terms, and therefore agrees that, in addition to and without limiting any other remedy or right available to Parent and Merger Sub, Parent and Merger Sub will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. The Shareholder agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any such right, power or remedy by Parent or Merger Sub shall not preclude the simultaneous or later exercise of any other such right, power or remedy by Parent or Merger Sub.

        Section 7.6    Amendments; Waivers.    At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Shareholder and Parent, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

        Section 7.7    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of Law or conflict of Law rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of New York.

        Section 7.8    Dispute Resolution.

          (a)   Any disputes, actions and proceedings against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre ("HKIAC") and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 7.8 (the "Rules"). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an "Arbitrator"). The claimant(s), irrespective of number, shall nominate jointly one (1) Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one (1) Arbitrator; and a third (3rd) Arbitrator will be nominated jointly by the first two (2) Arbitrators and shall serve as chairman of the tribunal. In the event the claimant(s) or respondent(s) or the first two (2) Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third (3rd) Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

          (b)   Notwithstanding the foregoing, the parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 7.8, any party may, to the extent permitted under the Laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the Laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural Law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 7.8(b) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 7.8(a) hereof in any way.

        Section 7.9    No Third Party Beneficiaries.    Other than the Shareholders of Parent (each of which is a third-party beneficiary of this Agreement), there are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities, except as specifically set forth in this Agreement; provided, however, that each of the Company and Changzhou Trina Solar Energy Co., Ltd.  is an express third-party beneficiary of this Agreement and shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement by the parties thereto, in addition to any other remedy at law or equity.

        Section 7.10    Assignment; Binding Effect.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Parent, as applicable. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of the Shareholder, his, her or its estate, heirs, beneficiaries, personal representatives and executors.

        Section 7.11    No Presumption Against Drafting Party.    Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

        Section 7.12    Counterparts.    This Agreement may be executed in two or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, email pdf format or otherwise) to the other parties; provided, however, that if any of the Shareholder fails for any reason to execute, or perform their obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

FORTUNE SOLAR HOLDINGS LIMITED
By:	/s/ Jifan Gao
	Name:	Jifan Gao
	Title:	Director

[SIGNATURE PAGE TO ROLLOVER AND SUPPORT AGREEMENT]

SHAREHOLDER
Mr. Jifan Gao
By:	/s/ Jifan Gao
Ms. Chunyan Wu
By:	/s/ Chunyan Wu
Wonder World Limited
By:	/s/ Jifan Gao
	Name:	Jifan Gao
	Title:	Authorized Signatory

[SIGNATURE PAGE TO ROLLOVER AND SUPPORT AGREEMENT]

Schedule A

Rollover Shareholder	Address	Owned Shares	Rollover Shares	Non- Rollover Shares	Parent Shares
Jifan Gao	No. 2 Tian He Road, Trina PV Industrial Park, New District, Changzhou, Jiangsu, People's Republic of China	9,440,543	9,440,543	0	9,440,543
Wonder World Limited	No. 2 Tian He Road, Trina PV Industrial Park, New District, Changzhou, Jiangsu, People's Republic of China	242,587,083	242,587,083	0	242,587,083
Chunyan Wu	No. 2 Tian He Road, Trina PV Industrial Park, New District, Changzhou, Jiangsu, People's Republic of China	4,840,360	4,840,360	0	4,840,360
Total		256,867,986	256,867,986	0	256,867,986

E-Schedule A

ANNEX F

LIMITED GUARANTEE

        LIMITED GUARANTEE, dated as of August 1, 2016 (this "Limited Guarantee"), by the Persons listed on Schedule A hereto (each a "Guarantor", and collectively, the "Guarantors") in favor of Changzhou Trina Solar Energy Co., Ltd.  (the "Guaranteed Party"), a limited liability company incorporated under the laws of the People's Republic of China and a wholly-owned subsidiary of Trina Solar Limited (the "Target"), an exempted company with limited liability incorporated under the laws of the Cayman Islands. Capitalized terms used but not defined in this Limited Guarantee shall have the meanings assigned to such terms in the Merger Agreement (as defined below).

        1.    GUARANTEE.

          (a)   To induce the Target to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the "Merger Agreement"), by and among the Target, Fortune Solar Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Parent"), Red Viburnum Company Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Merger Sub") and the Guaranteed Party as a third party beneficiary solely with respect to Sections 6.3 and 9.3 of the Merger Agreement, pursuant to which Merger Sub will merge with and into the Target with the Target continuing as the surviving company and a wholly-owned subsidiary of Parent, each Guarantor hereby absolutely, unconditionally and irrevocably guarantees, to the Guaranteed Party, severally but not jointly, as a primary obligor and not merely as a surety, the due and punctual performance and discharge of all of the payment obligations of Parent, to the extent such obligations exist, with respect to (i) the payment of the Parent Termination Fee or any other amounts pursuant to Section 9.3(c) of the Merger Agreement and (ii) the payment of the expenses incurred by the Guaranteed Party in connection with a Legal Proceeding for any due but unpaid Parent Termination Fee and the interest on such Parent Termination Fee pursuant to Section 9.3(d) of the Merger Agreement and (iii) the indemnification obligations of Parent in connection with the arrangement of the Debt Financing and/or any Alternative Debt Financing pursuant to Section 6.3(c) of the Merger Agreement (collectively, the "Obligations"); provided that, notwithstanding anything to the contrary contained in this Limited Guarantee, in no event shall a Guarantor's aggregate liability under this Limited Guarantee exceed such Guarantor's respective percentage, as set forth opposite its name on Schedule A hereto, of RMB291,580,125, plus any amount payable pursuant to Section 1(c) (such sum, the "Maximum Amount"). No Guarantor shall have any obligations or liability to any Person relating to, arising out of or in connection with this Limited Guarantee other than as expressly set forth herein.

          (b)   Subject to the terms and conditions of this Limited Guarantee, if Parent fails to pay the Obligations when due, then all of the Guarantor's liabilities to the Guaranteed Party hereunder in respect of such Obligations shall become immediately due and payable and the Guaranteed Party may, at the Guaranteed Party's option, and so long as Parent or Merger Sub remain in breach of its Obligation, take any and all actions available hereunder or under applicable Law to collect such Obligations from the Guarantors (subject to each Guarantor's Maximum Amount). All payments hereunder shall be made in RMB in immediately available funds (calculated, if necessary, at the then-prevailing exchange rate as reasonably determined by the Guaranteed Party). Each Guarantor promises and undertakes to make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind. Each Guarantor acknowledges that the Target and the Guaranteed Party entered into the transactions contemplated by the Merger Agreement in reliance on, among other things, this Limited Guarantee.

          (c)   Each Guarantors agrees to pay on demand all reasonable and documented out-of-pocket expenses (including reasonable attorneys' fees) incurred by the Guaranteed Party in connection with the enforcement of its rights hereunder against such Guarantor, which amounts, if paid, will be in addition to the Obligations, if (i) such Guarantor asserts in any arbitration, litigation or other proceeding that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms and the Guaranteed Party prevails in such arbitration, litigation or other proceeding or (ii) such Guarantor fails or refuses to make any payment to the Guaranteed Party hereunder when due and payable and it is determined judicially or by arbitration that such Guarantor is required to make such payment hereunder.

          (d)   The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Limited Guarantee were not performed in accordance with its specific terms or were otherwise breached and further agree that the Guaranteed Party shall be entitled to an injunction, specific performance and other equitable relief against any Guarantor to prevent breaches of this Limited Guarantee and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it is entitled at law or in equity, and shall not be required to provide any bond or other security in connection with any such order or injunction. Each Guarantor further agrees not to oppose the granting of any such injunction, specific performance and other equitable relief on the basis that (i) the Guaranteed Party has an adequate remedy at law or (ii) an award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or in equity (collectively, the "Prohibited Defenses").

        2.    NATURE OF GUARANTEE.    The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantors' obligations hereunder. Subject to the terms hereof, each Guarantor's liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Parent or Merger Sub. In the event that any payment to the Guaranteed Party in respect of any Obligations is rescinded or must otherwise be returned for any reason whatsoever, the relevant Guarantor shall remain liable hereunder with respect to such Obligations (subject to such Guarantor's Maximum Amount) as if such payment had not been made. This is an unconditional guarantee of payment and not of collectability.

        3.    CERTAIN WAIVERS.

          (a)   Each Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of such Guarantor, extend the time of performance of any of the Obligations, and may also make any agreement with Parent, Merger Sub or with any other Person interested in the transactions contemplated by the Merger Agreement, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Parent, Merger Sub or such other Person without in any way impairing or affecting such Guarantor's obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee. Each Guarantor further agrees that the obligations of such Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub, or any other Person interested in the transactions contemplated by the Merger Agreement (including any other Guarantor); (ii) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms of the Merger Agreement or any other agreement evidencing, securing or otherwise executed by Parent, Merger Sub and the Guaranteed Party in connection with any of the Obligations; (iii) the addition, substitution, any legal or equitable discharge or release of such Guarantor with respect to the Obligations (other than a discharge or release of such Guarantor with respect to its Obligations as a result of payment in full of the Obligations in accordance with the terms hereunder) or any Person now or hereafter liable with respect to any of the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement (including any other Guarantor); (iv) any change in the corporate existence, structure or ownership of Parent, Merger Sub, or any other Person interested in the transactions contemplated by the Merger Agreement (including any other Guarantor); (v) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement (including any other Guarantor) or affecting any of their respect assets; (vi) the existence of any claim, set-off or other right which such Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party, whether in connection with the Obligations or otherwise; or (vii) the adequacy of any other means the Guaranteed Party may have of obtaining repayment of any of the Obligations. To the fullest extent permitted by Law, each Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party. Each Guarantor further waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Obligations and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshaling of assets of any Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than defenses to the payment of the Obligations that are available to Parent or Merger Sub under the Merger Agreement. Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits. Each Guarantor covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Affiliates not to institute, directly or indirectly, any proceeding asserting (i) the Prohibited Defenses or (ii) that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms.

          (b)   The Guaranteed Party hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause all of its Subsidiaries not to institute, any proceeding or bring any other claim (whether in tort, contract or otherwise) arising under, or in connection with, the Merger Agreement, the Equity Financing or the transactions contemplated thereby against the Guarantors or any Non-Recourse Party (as defined below), except for (i) claims against the Guarantors under this Limited Guarantee (subject to the limitations contained herein), (ii) claims against Parent or Merger Sub under and in accordance with the Merger Agreement and (iii) exercise of the Guaranteed Party's third party beneficiary rights under and in accordance with those certain equity commitment letters, each dated as of the date hereof, by and between Parent and each Sponsor respectively (collectively, the "Equity Commitment Letters"). The Guaranteed Party hereby agrees that to the extent Parent or Merger Sub is relieved of all or any portion of its payment obligations under the Merger Agreement, each Guarantor shall be similarly relieved of a corresponding portion of its obligations under this Limited Guarantee.

          (c)   For the avoidance of doubt, nothing in this Limited Guarantee shall restrict, impair or modify the right of each Guarantor to assert any claims or defenses against another Guarantor under the Consortium Agreement in connection with any of the Guaranteed Obligations; provided that, notwithstanding anything herein to the contrary, no such claim or defense shall in any way restrict, impact, modify or otherwise affect the obligations of any Guarantor hereunder.

        4.    NO WAIVER; CUMULATIVE RIGHTS.    No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder or under the Merger Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time subject to the terms and provisions hereof. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party's rights against Parent or Merger Sub or any other Person now or hereafter liable for any Obligations or interested in the transactions contemplated by the Merger Agreement (including any other Guarantor) prior to proceeding against any Guarantor hereunder, and the failure by the Guaranteed Party to pursue rights or remedies against Parent or Merger Sub shall not relieve any Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Guaranteed Party.

        5.    NO SUBROGATION.    Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent or Merger Sub with respect to any of the Obligations that arise from the existence, payment, performance or enforcement of such Guarantor's Obligations under or in respect of this Limited Guarantee, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Obligations shall have been paid in full. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the satisfaction in full of the Obligations, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied against all amounts payable by such Guarantor under this Limited Guarantee.

        6.    REPRESENTATIONS AND WARRANTIES.    Each Guarantor (other than, in the case of the representation and warranties contained in Sections 6(a) and 6(b)(i), each Guarantor that is an individual) hereby represents and warrants to the Guaranteed Party that:

          (a)   such Guarantor is a legal entity duly organized and validly existing under the Laws of its jurisdiction of organization;

          (b)   such Guarantor has all corporate power and authority to execute, deliver and perform this Limited Guarantee;

          (c)   the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary actions and do not contravene (i) any provision of such Guarantor's charter documents, partnership agreement, operating agreement or similar organizational documents or (ii) any Law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;

          (d)   all consents, approvals, authorizations and permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Limited Guarantee by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required from such Guarantor in connection with the execution, delivery or performance of this Limited Guarantee;

          (e)   this Limited Guarantee constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors' rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at Law); and

          (f)    (i) each Guarantor is solvent and shall not be rendered insolvent as a result of its execution and delivery of this Limited Guarantee or the performance of its obligations hereunder, (ii) each Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and (iii) all funds necessary for each Guarantor to fulfill its obligations under this Limited Guarantee shall be available to such Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 9 hereof.

        7.    NO ASSIGNMENT.    Neither the Guarantors nor the Guaranteed Party may assign its rights, interests or obligations hereunder to any other Person (except by operation of Law) without the prior written consent of the Guaranteed Party (in the case of an assignment by any Guarantor) or the Guarantors (in the case of an assignment by the Guaranteed Party); provided, that no assignment by either party shall relieve the assigning party of any of its obligations hereunder. Any purported assignment in violation of this Limited Guarantee will be null and void.

        8.    NOTICES.    All notices, requests and other communications to any party hereunder shall be given in the manner specified in the Merger Agreement (and shall be deemed given as specified therein) to the address set forth next to such Guarantor's name on Schedule A, or to such other address as such Guarantor shall have notified the Guaranteed Party in a written notice delivered to the Guaranteed Party in accordance with the Merger Agreement. All notices to the Guaranteed Party hereunder shall be given as set forth in the Merger Agreement.

        9.    CONTINUING GUARANTEE.    This Limited Guarantee will terminate, and be of no further force or effect, upon the earliest of (i) the Effective Time, (ii) in the case of a termination of the Merger Agreement in accordance with its terms by mutual consent of the parties thereto or in circumstances where Parent would not have any Obligations, immediately upon such termination, and (iii) in the case of a termination of the Merger Agreement under circumstances in which Parent would have any Obligations, the date that is six (6) months following the date of the termination of the Merger Agreement in accordance with its terms (provided, that if the Guaranteed Party has made a claim under this Limited Guarantee prior to such date of termination, this Limited Guarantee shall terminate upon the date that such claim is finally satisfied or otherwise resolved by agreement of the parties hereto or pursuant to Section 14 hereof). If any payment or payments made by Parent or Merger Sub or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver or any other Person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or payments, the Obligations or part thereof with respect to any Guarantor hereunder intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made. Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its controlled Affiliates asserts in any litigation or other proceeding that any provision of this Limited Guarantee limiting each Guarantor's liability to the Maximum Amount are illegal, invalid or unenforceable in whole or in part or that the Guarantors are liable in excess of or to a greater extent than the Maximum Amount, or asserts any theory of liability against any Non-Recourse Party or, other than its rights to recover from the Guarantors with respect to the Obligations or pursuant to Section 1(c), the Guarantors, Parent or Merger Sub with respect to the transactions contemplated by the Merger Agreement, then the obligations of the Guarantors under this Limited Guarantee shall immediately terminate.

        10.    NO RECOURSE.

          (a)   The Guaranteed Party acknowledges and agrees that the sole asset of Parent is cash in de minis amount and that no funds are expected to be contributed to Parent unless the Financing Commitments are funded. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party covenants, agrees and acknowledges that no Person (other than the Guarantors and any successors or permitted assignees thereof) has any obligations under this Limited Guarantee and that, notwithstanding that the Guarantors may be partnerships or limited liability companies, the Guaranteed Party has no right of recovery under this Limited Guarantee against, or any claim based on such obligations against, and no personal liability shall attach under this Limited Guarantee to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, members, or Affiliates of the Guarantors, Parent, Merger Sub, or any former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, members, or Affiliates of any of the foregoing, excluding however any such Persons that constitute a Guarantor hereunder or a successor or permitted assignee thereof (each of excluded parties, a "Non-Recourse Party" and collectively, the "Non-Recourse Parties"), through Parent or Merger Sub or otherwise, whether by or through attempted piercing of the corporate (or limited partnership or limited liability company) veil, by or through a claim by or on behalf of Parent or Merger Sub against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except in each case for its right to recover from the Guarantors and any permitted assignees under and to the extent provided in this Limited Guarantee and subject to the limitations set forth herein.

          (b)   The Guaranteed Party's remedies under this Limited Guarantee, the Target's and the Guaranteed Party's rights under the Equity Commitment Letters and the Target's and the Guaranteed Party's rights against Parent, Merger Sub and the Sponsors (as defined in the Equity Commitment Letters) and/or Guarantors pursuant to Sections 10.5 and 10.7(b) of the Merger Agreement shall be, and are intended to be, the sole and exclusive direct or indirect remedies of (i) the Guaranteed Party and (ii) all of the Guaranteed Party and its Related Persons (other than Parent, Merger Sub and their respective successors and assigns) in respect of any liabilities or obligations arising under, or in connection with, this Limited Guarantee, the Merger Agreement, the Equity Commitment Letters or the transactions contemplated hereby or thereby. Nothing set forth in this Limited Guarantee shall be construed to confer or give to any Person other than the Guaranteed Party any rights or remedies against any Person, except as expressly set forth in this Limited Guarantee.

          (c)   For the purposes of this Limited Guarantee, pursuit of a claim against a person by the Guaranteed Party or any other Subsidiary of the Guaranteed Party shall be deemed to be pursuit of a claim by the Guaranteed Party. A person shall be deemed to have pursued a claim against another person if such first person brings a legal action against such second person, adds such second person to an existing legal proceeding as a defendant or otherwise asserts a legal claim of any nature in writing against such second person.

          (d)   For the purposes of this Limited Guarantee, the term "Related Person" shall mean any former, current or future director, officer, agent, employee, general or limited partner, manager, member, stockholder or Affiliate of a Person or any former, current or future director, officer, agent, employee, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, but shall not include Parent, Merger Sub or any of their controlled Affiliates.

        11.    RELEASE.    By its execution of this Limited Guarantee, the Guaranteed Party hereby covenants and agrees that neither the Guaranteed Party nor, to the maximum extent permitted by Law, any of its Related Persons, has or shall have any right of recovery against any Guarantor or any Non-Recourse Party under the Merger Agreement, or the transactions contemplated thereby or otherwise relating thereto, and to the extent that it has or obtains any such right it, to the maximum extent permitted by Law, hereby waives (on its own behalf and on behalf of each of the aforementioned persons) each and every such right against, and hereby releases, each Guarantor and each Non-Recourse Party from and with respect to any claim, known or unknown, now existing or hereafter arising, in connection with any transaction contemplated by or otherwise relating to the Merger Agreement or the transactions contemplated thereby or hereby, whether by or through attempted piercing of the corporate (limited partnership or limited liability company) veil, by or through a claim by or on behalf of Parent, Merger Sub or any other person against any Non-Recourse Party, or otherwise under any theory of Law or equity (the "Released Claims"), in each case other than (i) rights under and claims against the Guarantors under this Limited Guarantee (subject to the limitations contained herein), (ii) rights under and claims against Parent or Merger Sub under and in accordance with the Merger Agreement and (iii) the Target's and the Guaranteed Party's rights (including third party beneficiary rights) under and in accordance with the Equity Commitment Letters.

        12.    AMENDMENTS AND WAIVERS.    No amendment or waiver of any provision of this Limited Guarantee will be valid and binding unless it is in writing and signed, in the case of an amendment, by each Guarantor and the Guaranteed Party, or in the case of waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation of, or default under, this Limited Guarantee, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

        13.    ENTIRE AGREEMENT.    This Limited Guarantee, together with the Merger Agreement, the Equity Commitment Letters, the Support Agreement and any other documents referenced hereby or thereby, constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among Parent, Merger Sub and the Guarantors or any of their respective Affiliates on the one hand, and the Guaranteed Party or any of its Affiliates on the other hand.

        14.    GOVERNING LAW, DISPUTE RESOLUTION.

          (a)   This Limited Guarantee and all disputes or controversies arising out of or relating to this Limited Guarantee or the transaction contemplated hereby shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof that would subject such matters to the Laws of another jurisdiction.

          (b)   Any disputes, actions and proceedings against any party or arising out of or in any way relating to this Limited Guarantee shall be submitted to the Hong Kong International Arbitration Centre ("HKIAC") and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 14(b)(the "HKIAC Rules"). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three (3) arbitrators (each, an "Arbitrator"). The claimant(s), irrespective of number, shall nominate jointly one (1) Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one (1) Arbitrator; and a third (3rd) Arbitrator will be nominated jointly by the first two (2) Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the HKIAC Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

          (c)   Notwithstanding the foregoing, the parties hereto consent to and agree that in addition to any recourse to arbitration as set out in this Section 14, any party may, to the extent permitted under the Laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Limited Guarantee is governed by the Laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural Law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 14(c) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 14(b) in any way.

        15.    WAIVER OF JURY TRIAL.    EACH PARTY TO THIS LIMITED GUARANTEE HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED BY THIS LIMITED GUARANTEE.

        16.    NO THIRD PARTY BENEFICIARIES.    Except for the rights of Non-Recourse Parties provided hereunder, the parties hereto hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Limited Guarantee and the Merger Agreement, and this Limited Guarantee is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

        17.    COUNTERPARTS.    This Limited Guarantee may be signed in any number of counterparts and may be executed and delivered by facsimile or in .pdf form, and each counterpart shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

        18.    SEVERABILITY.    If any term or other provision of this Limited Guarantee is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Limited Guarantee shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party; provided, however, that this Limited Guarantee may not be enforced against any Guarantor without giving effect to the Maximum Amount of such Guarantor or the provisions set forth in Sections 3 and 10. No party hereto shall assert, and each party shall cause its respective Related Persons not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable. Upon a determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Limited Guarantee so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

        19.    HEADINGS.    Headings are used for reference purposes only and do not affect the meaning or interpretation of this Limited Guarantee.

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the Guarantors and the Guaranteed Party have caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

Guarantor A
Jiangsu Panji Investment Co., Ltd.
[Company chop is affixed]
By:	/s/ Jifan Gao
	Name:	Jifan Gao
	Title:	Director

[Signature Page to Limited Guarantee]

Guarantor B
Industrial Bank Co., Ltd.
[Company chop is affixed]
By:	/s/ Weiping Gu
	Name:	Weiping Gu
	Title:	Authorized Signatory
Shanghai Xingsheng Equity Investment & Management Co., Ltd
[Company chop is affixed]
By:	/s/ Xiaoqiang Zhuang
	Name:	Xiaoqiang Zhuang
	Title:	Executive Director

[Signature Page to Limited Guarantee]

Guarantor C
Industrial Bank Co., Ltd.
[Company chop is affixed]
By:	/s/ Weiping Gu
	Name:	Weiping Gu
	Title:	Authorized Signatory
Shanghai Xingjing Investment Management Co., Ltd.
[Company chop is affixed]
By:	/s/ Bin Xie
	Name:	Bin Xie
	Title:	Executive Director

[Signature Page to Limited Guarantee]

Guarantor D
Great Zhongou Asset Management (Shanghai) Co., Ltd.

[Company chop is affixed]
By:	/s/ Bu Tang
	Name:	Bu Tang
	Title:	Chairman
Tibet Great Zhongou New Energy Investment Co., Ltd.

[Company chop is affixed]
By:	/s/ Ran Xu
	Name:	Ran Xu
	Title:	General Manager

[Signature Page to Limited Guarantee]

Guarantor E
Liuan Xinshi Asset Management Co., Ltd.

[Company chop is affixed]
By:	/s/ Zhizhong Cheng
	Name:	Zhizhong Cheng
	Title:	General Manager

[Signature Page to Limited Guarantee]

Accepted and Agreed to:
Changzhou Trina Solar Energy Co., Ltd.

As the Guaranteed Party
By:	/s/ Ying Xu
	Name:	Ying Xu
	Title:	Director

[Signature Page to Limited Guarantee]

Schedule A

Guarantors	Percentage of Obligations	Pro rata Obligations (RMB)
Guarantor A	45.0%	131,211,056
Guarantor B	15.0%	43,737,019
Guarantor C	20.0%	58,316,025
Guarantor D	15.0%	43,737,019
Guarantor E	5.0%	14,579,006

Total	100%	291,580,125

F-Schedule A

Annex G
English translation

CONSORTIUM AGREEMENT

        THIS CONSORTIUM AGREEMENT, dated as of July 31, 2016 (this "Agreement"), is made by and among the consortium members (each a "Consortium Member", and collectively, the "Consortium Members") set forth in Annex A hereto. Each of the Consortium Members is referred to herein as a "Party", and collectively, the "Parties".

Recitals

        WHEREAS, the Parties propose to undertake an acquisition transaction (the "Transaction") with respect to Trina Solar Limited, a limited liability company incorporated under the laws of the Cayman Islands (the "Company"), pursuant to which the Company would be acquired by Fortune Solar Holdings Limited, a limited liability company incorporated under the laws of the Cayman Islands ("Parent");

        WHEREAS, at the closing of the Transaction (the "Closing"), the Parties intend that Red Viburnum Company Limited, a limited liability company incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent ("Merger Sub") will be merged with and into the Company (the "Merger"), with the Company being the surviving company and becoming a direct wholly owned subsidiary of Parent (the "Surviving Company");

        WHEREAS, on December 12, 2015, Mr. Gao Jifan ("Mr. Gao") and Shanghai Xingsheng Equity Investment & Management Co., Ltd. submitted a joint, non-binding proposal (the "Proposal") to the board of directors of the Company (the "Company Board") in connection with the Transaction;

        WHEREAS, in accordance with the terms of this Agreement, the Parties will cooperate and complete the Merger, including participating in (a) the evaluation of the Company, including conducting due diligence of the Company and its business, (b) discussions with the other potential investors regarding the Transaction, (c) the negotiation of the terms of definitive documentation with the Company in connection with the Transaction, including an agreement and plan of merger among Parent, Merger Sub and the Company in form and substance to be agreed by the Parties (the "Merger Agreement"), which shall be subject to the approval of the shareholders of the Company, (d) the agreement of the Consortium Members to subscribe for Parent Shares and to pay the subscription price, the proceeds of which will be used by Parent to fund the Merger, and (e) the undertaking by the Consortium Members to cause Parent to comply with and perform its obligations under the Merger Agreement.

NOW, THEREFORE:

1.     Definitions

        1.1    Definitions

        "Representative" means, with respect to a person, its employee, director, executive officer, partner, member, affiliate, agent, advisors (including but not limited to attorneys, accountants, consultants and financial advisors), and each of their respective representatives. Representative includes Advisors as defined in Section 2.5.

2.     Participation in Transaction

        2.1    Consortium Representative.    The Parties hereby (i) authorize Mr. Gao as the representative of the consortium (the "Consortium Representative"), to negotiate and agree the terms of the Merger Agreement with the special committee of the Company (the "Special Committee"), and (ii) authorize Parent to execute and deliver the Merger Agreement (including any amendment thereof) if the Merger Consideration (as defined below) is within a reasonable range of the price as indicated in the Proposal, and the Consortium Representative and the Special Committee have reached agreement with respect to the terms of the Merger Agreement; provided, however, that the Consortium Representative shall promptly inform other Parties of the status of discussions and negotiations with the Special Committee, provide the Consortium Members a reasonable opportunity to review and comment the terms of the Merger Agreement, consider in good faith and take into account comments reasonably proposed by the Parties, and (iii) undertake not to agree to terms that is disproportionately burdensome to any specific Consortium Member.

        2.2    Information Sharing and Obligations.    With respect to the Transaction, each Party shall friendly cooperate, including to (a) comply with any information delivery or other requirements entered into by the Company, a Party or an affiliate of a Party, (b) participate in negotiation with potential debt financing sources, if any, (c) share with all other Parties all information reasonably necessary to evaluate the Company, including technical, operational, legal, accounting and financial materials and relevant consulting reports and studies, (d) share with all other Parties or the Company all information related to the Transaction as is reasonably requested and any information related to the other Parties and their affiliates reasonably requested by one Party to add to the documents, (e) provide timely responses to requests by other Parties for information , (f) apply the level of resources and expertise that such Party reasonably considers to be necessary and appropriate to meet its obligations under this Agreement, and (g) comment and agree on any public announcements issued by any Party with respect to the Company, any issuance of which shall be subject to Section 2.6. Unless the Parties otherwise agree, none of the Parties shall commission a report, opinion or appraisal (within the meaning of Item 1015 of Regulation M-A of the Exchange Act). Notwithstanding the foregoing, each Party hereby agrees that no Party shall breach its obligation towards the Company.

        2.3    Additional Consortium Members.    The Consortium Representative is authorized by the Parties to accept one or more members to the Consortium (the "Additional Consortium Members") for the purposes of providing equity financing for the Transaction; provided that the Consortium Representative shall promptly inform the Parties and consider in good faith and take into account comments reasonably proposed by the Parties. Any Additional Consortium Members being accepted shall execute the adherence agreement which form is substantially set forth in Annex B hereto ("Adherence Agreement"). Additional Consortium Members shall be considered as a Consortium Member after its execution and delivery to the Consortium Representative an Adherence Agreement.

        2.4    Removal.    If (i) by August 1, 2016, any Party has not received all internal approval necessary for its participation in the Transaction or is unable to provide an equity commitment letter and/or creditworthiness material to the satisfaction of the Special Committee, (ii) by August 20, 2016, any Party has not executed and delivered the Advisor Engagement Letters pursuant to Section 4.3(h) hereto, or (iii) by September 15, 2016, any Party has not paid the Advisor Fee that it is responsible for pursuant to Section 4.3(h) hereto, then the Consortium Representative is authorized to unilaterally remove such Party from the Consortium (such Party, the "Removed Party"). Other than Section 4.2, this Agreement shall be deemed to have terminated for the Removed Party. The Removed Party shall still be liable for fees and expenses under Section 4.3(e).

        2.5    Appointment of Advisors.    The Parties agree that the Consortium shall engage the following Advisors: (i) China International Capital Corporation Limited as Chinese financial advisor, (ii) Skadden, Arps, Slate, Meagher & Flom LLP as international legal counsel, (iii) Fangda Partners as Chinese legal counsel, (iv) Duff & Phelps LLC as U.S. financial advisor, and (v) KPMG as tax advisor (advisors referred to in sub-sections (i) to (v) herein, collectively, the "Advisors"). If a Party requires separate representation in connection with specific issues arising out of the Transaction, such Party may independently retain other Advisors, provided that such Party shall (i) provide prior notice to other Parties of such retention and (ii) be solely responsible for the fees and expenses of such separate Advisors.

        2.6    Confidentiality.    In addition to the obligations under this Agreement, each Party shall, and shall direct its affiliates and Representatives, to keep this Agreement and the Merger confidential and not to, issue any announcement regarding any terms and conditions and the subject matter of this Agreement to the public or disclose to other third party any discussions or negotiated facts (including the status of the development) except having obtained the prior written consent of each of the Parties or to the extent required by laws, rules and regulations. Any announcement to be made by the Parties or their Affiliates in connection with the Transaction shall be jointly coordinated and agreed by the Parties. The Parties shall coordinate and promptly file with the SEC all necessary filings, including Form 13-D, if required, to disclose the signing of this Agreement, and to amend Form 13-D if required by applicable law.

3.     Subscription of Parent Shares

        3.1    Subscription of Parent Shares.

  (a)
  On the Subscription Date (as defined below), the Consortium Member shall pay Parent the aggregate amount of per share consideration payable by Parent to the unaffiliated shareholders of the Company in accordance with the Merger Agreement (the "Merger Consideration"), and amounts necessary for (i) the repurchase of Company's outstanding convertible notes, (ii) any prepayments of indebtedness triggered by the Transaction, and (iii) any fees and expenses incurred by the Company for any restructuring related to the Transactions, including tax expenses (if any), to subscribe for Shares issued by Parent (the "Subscription"). The amount payable by and percentage of Parent shares allotted to each Consortium Member in connection with the Subscription (the "Subscription Price") shall be as set forth in Annex A hereto.

  (b)
  On the Subscription Date, each Consortium Member shall pay its Subscription Price to Parent in U.S. dollars.

        3.2    Closing of the Subscription and Closing Deliverables.    The Subscription shall close within the term of the Merger Agreement (the "Subscription Date"). The following matters shall be completed on the Subscription Date.

  (a)
  Each Consortium Member shall pay its Subscription Price in accordance with Section 3.1(b) to Parent in immediately available funds in U.S. dollars to an account designated by Parent and provide Parent evidence of such payment;

  (b)
  Parent shall deliver to each Consortium Member true and correct copies of its register of members, reflecting the ownership by each Consortium Member of the number of Parent shares as set forth in Annex A hereto.

        3.3    Representations and Warranties of the Consortium Members.    Each Party hereby, severally and not jointly, represents and warrants, on behalf of such Party only, to the other Parties that on the Subscription Date:

  (a)
  it is validly incorporated and in good standing in its jurisdiction of incorporation;

  (b)
  it has the requisite power under its constitutional documents and the relevant laws and unconditionally obtained all the authority, approvals, consents and permits in full force and effect to execute, deliver and perform its obligations under this Agreement;

  (c)
  its execution, delivery and performance of this Agreement and the consummation of the Subscription hereunder will not conflict with (i) its constitutional documents; (ii) any material contract or agreement to which such Party is a party or by which such Party is bound (or result in the creation of security or encumbrance on any assets of any Party), (iii) any order, writ, injunction, decree or statute, or any rule or regulation, applicable to such Party;

  (d)
  it has taken all necessary actions to legitimately authority it to execute, deliver and perform this agreement and consummate the Transaction hereunder. Its execution, delivery and performance of this Agreement will not require any approval, waiver, consent or filing with any applicable governmental authority; this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of such Party enforceable against it in accordance with the terms hereof; and

  (e)
  it has sufficient amount of cash in RMB to pay its Subscription Price in accordance with Section 3.1(b).

        3.4    Representations and Warranties of the Consortium Representative.    The Consortium Representative hereby represents and warrants to the other Parties that:

  (a)
  As of the date of this Agreement, to its knowledge, the Company is not in breach of its representations and warranties and covenants under the Merger Agreement, other than to the extent that such breach will not result in Section 4.3(g) being applicable.

        3.5    Closing Conditions.    The obligations of each to consummate the Subscription pursuant to Section 3.2 shall be subject to the satisfaction or waiver of the following conditions, (i) with respect to Parent, the representations and warranties of the Consortium Members under Section 3.3 shall be true and correct in all respects as of the date hereof; (ii) the Merger Agreement shall have been executed and delivered by parties thereto and all conditions to the obligations of Parent to consummate the Merger have been satisfied or waived (excluding any conditions that by their terms are to be satisfied on the date of closing), and (iii) all third party consents, approvals or notices with respect to the Transaction and the Transaction documents have been obtained and such consent does not require any material amendment of the transaction documents or impose any onerous conditions unacceptable to any Party.

        3.6    Rollover.    As of the date of the Merger Agreement, the Consortium Representative and any other Consortium Member that hold any shares of the Company on such date shall have executed an rollover and support agreement with Parent (the "Rollover and Support Agreement"), pursuant to which the Consortium Representative and any other Consortium Member that holds any shares of the Company on such date agree to vote for the approval of the Transaction at any shareholder meeting of the Company, and shall cancel the Shares of the Company for no consideration, in exchange for the right to receive a corresponding amount of Parent shares (the "Rollover Shares").

        3.7    Shareholders Agreement.    The Consortium Members shall negotiate in good faith and enter into a shareholders agreement governing their respective rights and obligations in the Parent after the Transaction, which shall contain terms customary for a transaction of this type.

4.     Additional Agreements

        4.1    Termination.

  (a)
  If after reasonable best efforts and in accordance with the terms and conditions of this Agreement, the Consortium Representative shall have failed to reach agreement with the Special Committee on the material terms of the Merger Agreement and the Merger Consideration in accordance with Section 2.1 before October 15, 2016, then (A) any Party may cease its participation in the Transaction by delivering written notice to all other Parties; and (B) this Agreement shall be deemed to have terminated with respect to such withdrawing Party, and Section 4.2 hereof shall apply;

  (b)
  This Agreement may be terminated by mutual written consent of the Parties; or

  (c)
  after the execution of the Merger Agreement, this Agreement shall be terminated automatically without any further action of any Party, on the earlier of: (i) the closing of the Transaction, or (ii) the termination of the Merger Agreement in accordance with its terms.

        4.2    Effect of Termination.    Section 2.6, Section 4.3 and Section 4.12 shall continue to bind the Parties upon the termination of this Agreement.

        4.3    Expenses and Fee Sharing.

  (a)
  Upon consummation of the Merger, the Surviving Company shall reimburse the Parties for, or pay on behalf of the Parties, as the case may be, all of their out-of-pocket costs and expenses incurred in connection with the Merger ("Consortium Transaction Expenses").

  (b)
  If the Mergeris not consummated and none of the Parties is in breach of this Agreement, the Parties agree to be responsible for its separate expenses and share all the out-of-pocket costs and expenses incurred by the Parties and the Parent in connection with the Merger among the Parties in proportion to their then respective contributed or committed equity interest in Parent as set forth in Annex A, including (i) Advisor Fees, service fees and miscellaneous fees incurred by the Parties, and (ii) any fees payable by Parent in accordance with the terms of the Merger Agreement, including termination fees and expenses reimbursements (if any).

  (c)
  If the Transaction is not consummated due to the unilateral breach of this Agreement by one or more Parties, then the breaching Party or Parties shall reimburse any non-breaching Party for all the out-of-pocket costs and expenses incurred by and the losses suffered by the Parties, non-breaching Parties and the Parent in connection with this Transaction, including (i) any fees payable by Parent in accordance with the terms of the Merger Agreement, including termination fees, break-up fees and expenses reimbursements (if any), (ii) Advisor Fees, service fees and miscellaneous fees included by the Parties and other non-breaching Parties, and (iii) deposit made by the non-breaching Parties to the Parent and the interest thereon calculated based on the interest rate of 5% per annum.

  (d)
  If one or more Parties breaches this Agreement and the Merger is consummated by the non-breaching Parties, then the breaching Party or Parties shall reimburse any non-breaching Party for all of its out-of-pocket costs and expenses incurred by non-breaching Parties in connection with this Merger and losses caused by such breach.

  (e)
  If a Party withdraws prior to the consummation of the Merger and the Merger is consummated, then the withdrawing Party shall pay its pro rata portion of the Consortium Transaction Expenses incurred or accrued as of the date of its withdrawal, which shall be calculated in proportion to its then contributed or committed equity interest in Parent as set forth in Annex A. Such Party shall not be entitled to receive any reimbursement of Consortium Transaction Expenses from the Surviving Company pursuant to Section 4.3(a) of this Agreement.

  (f)
  The Parties shall be entitled to receive any termination, break-up or other fees or amounts payable to Parent or Merger Sub by the Company pursuant to the Merger Agreement, to be allocated pro rata among the Parties in proportion to their committed equity interests in Parent as set forth in Annex A. If any Party shall have withdrawn or been in breach of this Agreement, then its pro rata portion of the fees or amounts shall be allocated pro rata among the remaining Parties, calculated based on the following formula: (i) their committed equity interests in Parent as set forth in Annex A, divided by (ii) (1—the breaching Party's committed equity interests in Parent as set forth in Annex A).

  (g)
  If as a result of a breach by the Consortium Representative of its representation and warranty under Section 3.4(a), neither Parent nor Merger Sub has any right to (a) terminate this Agreement under Section 9.1(j) of the Merger Agreement, (b) claim that the condition to the obligations of Parent and Merger Sub set forth in Section 8.2(a) of the Merger Agreement has failed to be satisfied or (c) claim any damage or seek any other remedy at law or in equity, the Consortium Representative shall reimburse the other Parties all of their losses and costs so incurred (including not but limited to any termination, break-up or other fees or amounts payable); provided, however, if any Party is in breach of this Agreement when this Section 4.3(g) applies, the Consortium Representative shall have the right to require such breaching Party to reimburse any non-breaching Party for all costs incurred and losses suffered by non-breaching Parties in connection with this Transaction; provided further that the Consortium Representative's obligation hereunder shall not be so relieved.

  (h)
  Notwithstanding the foregoing, the Parties hereby authorize the Consortium Representative to negotiate and finalize engagement agreements with the Advisors (the "Advisor Engagement Letters") and each Party shall have the obligation to pay the fees of the Advisors in accordance with the terms of the Advisor Engagement Letters (the "Advisor Fees"). On or before August 15, 2016, the Parties may separately enter into supplemental engagement agreements with the Advisors if necessary for their internal control purpose. The Parties agree to contribute to an account designated by the Consortium Representative in the amount of RMB5,900,000 within 45 days of the date of the Merger Agreement in proportion to their then respective contributed or committed equity interest in Parent as set forth in Annex A, for the purposes of Advisor Fees incurred up to the date of the execution of the Merger Agreement. Each Party shall timely contribute the remaining amount of the Advisor Fees according to the schedule set forth in the Advisor Engagement Letters. The Consortium Representative shall use its best reasonable effort to keep the Advisors Fees under RMB15,000,000.

        4.4    Limitation on Liability.    The liability of each Party under this Agreement shall be several and not joint. The liability of each Party under Section 4.3 shall be limited an amount in proportion to its contributed or committed equity interest in Parent as set forth in Annex A, provided, however, the liability of any Party in breach of this Agreement shall not be so limited.

        4.5    Remedies.    The Parties hereby acknowledge and agree that money damages or other legal remedies would not be an adequate remedy for any damages caused by the breach of a Party. Accordingly, the Parties hereby acknowledge and agree that in the event of any breach, any Party shall be entitled to equitable reliefs to prevent the breach of or to enforce performance of this Agreement (including the Subscription), including injunctions or specific performance. The Parties further acknowledge and agree that Parent and the non-breaching Parties shall have the right to seek specific performance of this Agreement. Any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Each Party further agrees that, upon the request or grant of the above remedies, it will not raise any defenses or objections on the ground that the breach can be remedied monetarily, and each Party agrees to waive the claim or payment of any security deposit.

        4.6    Governing Law; Jurisdiction.    This Agreement shall be governed by, and construed in accordance with, the laws of the People's Republic of China (excluding Hong Kong, Macau and Taiwan), without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the People's Republic of China. Any disputes, actions and proceedings against any Party, including the validity, illegality, breach or termination of this Agreement, shall be resolved in accordance with the Rules (the "Rules") of China International Economic Trade Arbitration Commission in force at the date of serving the notice for arbitration. The place of the arbitration shall be Beijing and the language of the arbitration shall be Chinese. There shall be three arbitrators selected in accordance with the Rules.

        4.7    No Amendment.    Neither this Agreement nor any term hereof may be excluded, amended or otherwise modified other than by an instrument in writing signed by each of the Parties specifying in details the exclusions, amendments and modifications.

        4.8    No Waiver.    No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

        4.9    Counterparts; Entire Agreement.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes any previous oral or written agreements or arrangements among them or between any of them relating to its subject matter. No Party shall be liable for any indirect, consequential, incidental or punitive damages.

        4.10    Severability.    Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable because of any laws, regulation, rules or order of any governmental authority, tribunal, organization or stock exchanges shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any assignment shall not relief assignors from any obligations hereunder.

        4.11    Successors.    This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. No Party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Parties.

        4.12    Assignment; No Third Party Beneficiaries.    The rights and obligations of any Party shall not be assigned without the prior consent of the Consortium Members; provided that each of the Parties may assign its rights and obligations (for the avoidance of doubt, including any Party's rights under any equity commitments made jointly with its affiliates) under this Agreement to any of its affiliates. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the Parties. Unless as provided herein, nothing in this Agreement, express or implied, shall be construed as giving any person, other than the Parties and their heirs, successors, legal representatives and permitted assigns any right, remedy or claim under or in respect of this Agreement or any provision hereof.

[Signatures page follows.]

Jifan Gao
By:	/s/ Jifan Gao

Shanghai Xingsheng Equity Investment & Management Co., Ltd.
[Company chop is affixed]
By:	/s/ Xiaoqiang Zhuang
	Name:	Xiaoqiang Zhuang
	Title:	Executive Director
Shanghai Xingjing Investment Management Co., Ltd.
[Company chop is affixed]
By:	/s/ Bin Xie
	Name:	Bin Xie
	Title:	Executive Director
Great Zhongou Asset Management (Shanghai) Co., Ltd.
[Company chop is affixed]
By:	/s/ Bu Tang
	Name:	Bu Tang
	Title:	Chairman
Liuan Xinshi Asset Management Co., Ltd.
[Company chop is affixed]
By:	/s/ Zhizhong Cheng
	Name:	Zhizhong Cheng
	Title:	General Manager

Annex A

						Post- closing Equity Investment Percentage at Parent
	Subscription Price (US$)
Parties	Merger Consideration	Convertible Notes	Indebtedness	Parent Shares Subscribed	Rollover Shares
Jifan Gao	432,226,417	144,000,000	45,000,000	1,848,351,423	2,105,219,409	45%
Shanghai Xingsheng Equity Investment & Management Co., Ltd.	163,939,930	48,000,000	15,000,000	701,739,804	0	15%
Shanghai Xingjing Investment Management Co., Ltd.	218,586,573	64,000,000	20,000,000	935,653,071	0	20%
Great Zhongou Asset Management (Shanghai) Co., Ltd.	163,939,930	48,000,000	15,000,000	701,739,804	0	15%
Liuan Xinshi Asset Management Co., Ltd.	54,646,643	16,000,000	5,000,000	233,913,268	0	5%

G-Annex A-1

SCHEDULE B

ADHERENCE AGREEMENT

        This Adherence Agreement (this "Agreement") is entered into on [                        , 2016]

BY:

[New Member], a [limited liability company] organized and existing under the laws of [    •    ] with its registered address at [    •    ] (the "New Member").

RECITALS:

        (A)  On [    •    ], 2016, the parties listed on Annex A to this Agreement (the "Existing Members") entered into a consortium agreement (the "Consortium Agreement") and proposed to undertake an acquisition transaction (the "Transaction") with respect to Trina Solar Limited, an exempted company incorporated under the laws of the Cayman Islands (the "Company"), pursuant to which the Company would be delisted from New York Stock Exchange and deregistered under the United States Securities Exchange Act of 1934, as amended.

        (B)  Additional members may be admitted to the Consortium pursuant to Section 2.3 of the Consortium Agreement.

        (C)  The New Member now wishes to participate in the Transaction contemplated under the Consortium Agreement, to sign this Agreement, and to be bound by the terms of the Consortium Agreement as a Party thereto.

THIS AGREEMENT WITNESSES as follows:

1.     Defined Terms and Construction

  (a)
  Capitalized terms used but not defined herein shall have the meaning set forth in the Consortium Agreement.

  (b)
  This Agreement shall be incorporated into the Consortium Agreement as if expressly incorporated into the Consortium Agreement.

2.     Undertakings

  (a)
  Assumption of obligations

        The New Member undertakes to each other Party to this Agreement that it will, with effect from the date hereof, perform and comply with each of the obligations of a Party as if it had been a Party to the Consortium Agreement at the date of execution thereof and the Existing Members agree that where there is a reference to a "Party" it shall be deemed to include a reference to the New Member and with effect from the date hereof, all the rights of a Party provided under the Consortium Agreement will be accorded to the New Member as if the New Member had been a Party under the Consortium Agreement at the date of execution thereof.

3.     Representations And Warranties

  (a)
  The New Member represents and warrants to each of the other Parties as follows:

  (1)
  Status

        It is a company duly organized, established and validly existing under the laws of the jurisdiction stated in preamble of this Agreement and has all requisite power and authority to own, lease and operate its assets and to conduct the business which it conducts.

G-Schedule B-1

    (2)
    Due Authorization

        It has full power and authority to execute and deliver this Agreement and the execution, delivery and performance of this Agreement by the New Member has been duly authorized by all necessary action on behalf of the New Member.

    (3)
    Legal, Valid and Binding Obligation

        This Agreement has been duly executed and delivered by the New Member and constitutes the legal, valid and binding obligation of the New Member, enforceable against it in accordance with the terms hereof.

4.     Ownership

        As of the date of this Agreement, (i) the New Member holds of record [    ] of Company Shares, free and clear of any encumbrances or restrictions, and (ii) the New Member has the sole right to control the voting and disposition of such Company Shares (if any) and any other Securities (if any) held by it; and (iii) none of the New Member and its Affiliates owns, directly or indirectly, any Company Shares or other Securities, other than as set forth in sub-clauses (i) and (ii) above.

5.     Reliance

        Each Party acknowledges that the other Parties have entered into this Agreement on the basis of and reliance upon (among other things) the representations and warranties in Sections 3(a)(1) to 3(a)(4) and have been induced by them to enter into this Agreement.

6.     Notice

        Any notice, request, instruction or other document to be provided hereunder by any Party to another Party shall be in writing and delivered personally or sent by facsimile, overnight courier or e-mail, to the address, facsimile number or e-mail address provided under the Consortium Agreement and this Agreement, or to any other address, facsimile number or electronic mail address as a Party may hereafter specify for the purpose by notice to the other Parties hereto. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving Party upon actual receipt, if delivered personally; upon confirmation or proof of successful transmission if sent by facsimile or e-mail (provided that if given by facsimile or e-mail, such notice, request, instruction or other document shall be followed up within one Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

7.     Governing Law

        This Agreement shall be governed by, and construed in accordance with, the laws of the PRC, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the PRC.

8.     Dispute Resolution

        Any disputes arising out of or in any way relating to this Agreement shall be submitted to the China International Economic Trade Arbitration Commission and resolved in accordance with the Arbitration Rules in force at the time of applying for arbitration.

9.     Specific Performance

        Each Party acknowledges and agrees that the other Parties would be irreparably injured by a breach of this Agreement by it and that money damages alone are an inadequate remedy for actual or threatened breach of this Agreement. To the extent permitted by applicable law, each Party shall be entitled to request specific performance in respect of breach of this Agreement.

[Signature page follows.]

G-Schedule B-2

        IN WITNESS WHEREOF, the New Member has caused this Agreement to be duly executed by its respective authorized officers as of the day and year first above written.

[NEW MEMBER'S NAME]
By:
	Name:	[•]
	Title:	[•]

Notice details:
Address:	[•]
Attention:	[•]
Facsimile:	[•]
E-mail:	[•]

with a copy to (which alone shall not constitute notice):
[•]
Address:	[•]
Attention:	[•]
Facsimile:	[•]
E-mail:	[•]

[Adherence Agreement Signature Page]

G-Schedule B-3

ANNEX A (ADHERENCE AGREEMENT)

EXISTING MEMBERS

Jifan Gao

Shanghai Xingsheng Equity Investment & Management Co., Ltd.

Shanghai Xingjing Investment Management Co., Ltd.

Great Zhongou Asset Management (Shanghai) Co., Ltd.

Liuan Xinshi Asset Management Co., Ltd.

G-Schedule B-Annex A

ANNEX H

FORM OF PROXY CARD

TRINA SOLAR LIMITED
(Incorporated in the Cayman Islands with limited liability)

(NYSE Ticker: TSL)

FORM OF PROXY FOR EXTRAORDINARY GENERAL MEETING (OR ANY ADJOURNMENT THEREOF) TO BE HELD ON                              AT                              (                TIME)

I/we,                                                                                                                of                                                                                                               , being the registered holder(s) of                      ordinary shares(Note 1), par value $0.00001 per share, of Trina Solar Limited (the "Company"), hereby (a) acknowledge the receipt of the notice of the extraordinary general meeting of the shareholders of the Company to be held on                              at                              (                                 time) ("Extraordinary General Meeting") and the proxy statement, each dated                                         , and (b) appoint the Chairman of the Extraordinary General Meeting or(Note 2)                                             of                                                                       as my/our proxy to attend and act on my/our behalf at the Extraordinary General Meeting or at any adjournment(s) thereof, and to vote on the resolutions in respect of the matters specified in the notice of the Extraordinary General Meeting as indicated below (or if no such indication is given, as my/our proxy thinks fit) and on any other resolutions which may come properly before the Extraordinary General Meeting as my/our proxy thinks fit.

	PROPOSALS	FOR(Note 3)	AGAINST(Note 3)	ABSTAlN(Note 3)

1.	As a special resolution:	☐	☐	☐

THAT the agreement and plan of merger dated August 1, 2016, (the "merger agreement"), among the Company, Fortune Solar Holdings Limited ("Parent") and Red Viburnum Company Limited ("Merger Sub") (such merger agreement being in the form attached to the proxy statement

1
Please insert the number of shares registered in your name(s) to which this proxy relates. If no number is inserted, this form of proxy will be deemed to relate to all the shares in the Company registered in your name(s).

2
If any proxy other than the Chairman is preferred, strike out the words "THE CHAIRMAN OF THE EXTRAORDINARY GENERAL MEETING OR" and insert the name and address of the proxy desired in the space provided. A member may appoint one or more proxies to attend and vote in his or her stead. If you have appointed more than one proxy, please specify in the voting boxes above the number and class of shares in respect of which each proxy is entitled to exercise the related votes. If you do not complete this information, the first person listed above shall be entitled to exercise all the votes in relation to the relevant resolution. ANY ALTERATION MADE TO THIS FORM OF PROXY MUST BE INITIALED BY THE PERSON(S) WHO SIGN(S) THIS FORM OF PROXY.

3
IMPORTANT: IF YOU WISH TO VOTE FOR THE RESOLUTION, TICK THE APPROPRIATE BOX MARKED "FOR." IF YOU WISH TO VOTE AGAINST THE RESOLUTION, TICK THE APPROPRIATE BOX MARKED "AGAINST." IF YOU DO NOT WISH TO VOTE ON THE RESOLUTION, TICK THE APPROPRIATE BOX MARKED "ABSTAIN". Failure to complete any or all the boxes will entitle your proxy to cast his or her votes at his or her discretion.

H-1

accompanying the notice of Extraordinary General Meeting and which will be produced and made available for inspection at the Extraordinary General Meeting), the plan of merger (the "plan of merger") among Merger Sub and the Company required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the merger (such plan of merger being substantially in the form attached to the merger agreement and which will be produced and made available for inspection at the Extraordinary General Meeting) and any and all transactions contemplated thereby, including the merger (the "merger") and the amendment and restatement of the memorandum and articles of association of the Company in the form attached as Annex B to the plan of merger pursuant to the merger, be and are hereby authorized and approved.

2.	If necessary, as an ordinary resolution:	☐	☐	☐

THAT the chairman of the Extraordinary General Meeting be instructed to adjourn the Extraordinary General Meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the Extraordinary General Meeting to pass the special resolution to be proposed at the Extraordinary General Meeting.

Dated: , 201	Signature(s)(Note 4) :

In order to be valid, this form of proxy must be completed, properly signed and duly returned to the Company's offices at No. 2 Tian He Road, Electronics Park, New District, Changzhou, Jiangsu 213031, People's Republic of China, attention: Corporate Secretary, no later than                                  at                                  (                         time).

4
This form of proxy is for use by registered shareholders only. This form of proxy shall be signed by the appointor or by the appointor's attorney duly authorized in writing. If the appointor is a corporate entity, this form of proxy must either be under its seal or under the hand of an officer, attorney or other person duly authorized for that purpose.

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ANNEX I

Form of ADS Voting Instructions Card

Extraordinary General Meeting of Trina Solar Limited

Date: ________, 201_

See Voting Instruction On Reverse Side.

Please make your marks like this: X Use pen only

Authorized Signatures - This section must be completed for your instructions to be executed.

______________________ ______________________

Please Sign Here Please Date Above

______________________ ______________________

Please Sign Here Please Date Above

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

Extraordinary General Meeting of Trina Solar Limited
to be held ________, 201_
For Holders as of ________, 201_

MAIL

- Mark, sign and date your Voting Instruction Form.
- Detach your Voting Instruction Form.
- Return your Voting Instruction Form in the postage-paid envelope provided.

All votes must be received by 5:00 pm, New York City time ________, 201_.

PROXY TABULATOR FOR

TRINA SOLAR LIMITED
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

Copyright © 2016 Mediant Communications Inc. All Rights Reserved

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TRINA SOLAR LIMITED

(Must be received prior to 5:00 PM New York City time on ________, 201_)

The undersigned registered holder of American Depositary Receipts hereby requests and instructs The Bank of New York Mellon, as Depositary, to endeavor, in so far as practicable, to vote or cause to be voted the amount of shares or other Deposited Securities represented by such Receipt of TRINA SOLAR LIMITED registered in the name of the undersigned on the books of the Depositary as of the close of business ______, 201_ at the Extraordinary General Meeting of the Shareholders of TRINA SOLAR LIMITED to be held on _______, 201_ at _________ (________ time) at ___________________.

NOTE:

1. **Please direct the Depositary how it is to vote by marking X in the appropriate box opposite the resolution. It is understood that, if this form is signed and returned but no instructions are indicated in the boxes, then a discretionary proxy will be given to a person designated by Trina Solar Limited under the terms of the Deposit Agreement, as amended.**
2. **It is understood that, if this form is not signed and returned, the Depositary will deem such holder to have instructed the Depositary to give a discretionary proxy to a person designated by Trina Solar Limited under the terms of the Deposit Agreement, as amended.**

(Continued and to be marked, dated and signed, on the other side)

PROXY TABULATOR FOR
TRINA SOLAR LIMITED
P.O. Box 8016
CARY, NC 27512-9903

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